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INDEX TO FINANCIAL STATEMENTS

As filed with the Securities and Exchange Commission on November 3, 2010

Registration No. 333-169890

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 4 to

Form F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SinoTech Energy Limited
(Exact name of Registrant as Specified in its Charter)

Cayman Islands	1311	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

3/F, No. 19 Ronghua South Road
Beijing Economic-Technological Development Area
Beijing 100176
People's Republic of China
Telephone: +86-10-8712-5555
(Address and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)

Law Debenture Corporate Services Inc.
400 Madison Avenue, 4th Floor
New York, New York 10017, United States
(212) 750-6474

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Leiming Chen, Esq. Simpson Thacher & Bartlett LLP 35th Floor, ICBC Tower 3 Garden Road Central, Hong Kong +852-2514-7600	Huanting Timothy Li, Esq. Sidley Austin LLP Level 39, Two International Finance Centre 8 Finance Street Central, Hong Kong +852-2509-7888

        Approximate date of commencement of proposed sale to the public:    As soon as practicable after the effective date of this registration statement.

          If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered(1)	Amount to be Registered(2)(3)	Proposed Maximum Offering Price per Ordinary Share(3)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee

Ordinary shares, par value $0.0001 per share	45,394,736	$4.75	$215,624,996	$15,374(4)

(1)
American depositary shares, or ADSs, which may be evidenced by American depositary receipts, issuable upon deposit of the ordinary shares registered hereby will be registered under a separate registration statement on Form F-6. Each ADS represents two (2) ordinary shares.

(2)
Includes (a) 5,921,052 ordinary shares represented by 2,960,526 ADSs that may be purchased by the underwriters pursuant to their over-allotment option and (b) all ordinary shares represented by ADSs initially offered and sold outside the United States that may be resold from time to time in the United States either as part of the distribution or within 40 days after the later of the effective date of this registration statement and the date the securities are first bona fide offered to the public.

(3)
Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(a) under the Securities Act of 1933, as amended.

(4)
Previously paid.

          The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. Neither we nor the selling shareholders may sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting any offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION
PRELIMINARY PROSPECTUS DATED NOVEMBER 3, 2010

19,736,842 American Depositary Shares

SinoTech Energy Limited

Representing 39,473,684 Ordinary Shares

         This is our initial public offering. We are offering 15,789,474 American depositary shares, or ADSs and the selling shareholders identified in this prospectus are offering an aggregate of 3,947,368 ADSs. Each ADS represents two ordinary shares, par value $0.0001 per share. We expect the initial public offering price of the ADSs to be between $7.50 and $9.50 per ADS. We will not receive any proceeds from the sale of the ADSs by the selling shareholders.

         We and the selling shareholders have granted the underwriters an option to purchase up to an aggregate of 2,960,526 additional ADSs, including 888,158 ADSs from us and 2,072,368 ADSs from the selling shareholders, at the initial public offering price, less underwriting discounts and commissions, within 30 days from the date of this prospectus to cover over-allotments, if any.

         Prior to this offering, there has been no public market for our ordinary shares. We have applied for listing of our ADSs on the Nasdaq Global Select Market under the symbol "CTE."

         Investing in our ADSs involves a high degree of risk. See "Risk Factors" beginning on page 12 of this prospectus.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

	Per ADS	Total
Initial public offering price	$	$
Underwriting discounts and commissions	$	$
Proceeds to SinoTech Energy Limited (before expenses)	$	$
Proceeds to the selling shareholders (before expenses)	$	$

         The underwriters expect to deliver the ADSs to purchasers on or about                        , 2010.

UBS Investment Bank
Citi	Lazard Capital Markets

The date of this prospectus is                        , 2010

        You should rely only on the information contained in this prospectus or in any free writing prospectus we may authorize to be delivered or made available to you in connection with this offering. We, the selling shareholders and the underwriters have not authorized anyone to provide you with information that is different from that contained in this prospectus or any filed free writing prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. We, the selling shareholders and the underwriters are offering to sell, and seeking offers to buy, the ADSs only in jurisdictions where offers and sales are permitted. The information contained in this prospectus or any filed free writing prospectus is accurate only as of its date, regardless of the time of its delivery or of any sale of the ADSs. Our business financial condition, results of operations and prospects may have changed since that date. Except as otherwise indicated, all information in this prospectus assumes no exercise of the underwriters' over-allotment option.

        We, the selling shareholders and the underwriters have not taken any action to permit a public offering of the ADSs outside of the United States or to permit the possession or distribution of this prospectus or any filed free writing prospectus outside the United States. Persons outside of the United States who come into possession of this prospectus or any filed free writing prospectus must inform themselves about and observe any restrictions relating to the offering of the ADSs and the distribution of this prospectus or any filed free writing prospectus outside of the United States.

        Until                        , 2010 (the 25th day after the date of this prospectus), all dealers that buy, sell, or trade ADSs, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

i

PROSPECTUS SUMMARY

        The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements appearing elsewhere in this prospectus or in any free writing prospectus we may authorize to be delivered or made available to you. In addition to this summary, we urge you to read the entire prospectus carefully, especially the risks of investing in the ADSs discussed under "Risk Factors," before deciding whether to buy our ADSs.

 Overview

        We are a fast-growing and profitable provider of enhanced oil recovery, or EOR, services in China. We believe we are a leading domestic non-state-owned player in China's EOR sector. We provide innovative EOR services to major oil companies in China using leading edge technologies, which include certain patented lateral hydraulic drilling, or LHD, technologies, which we have an exclusive right to use in China, and a molecular deposition film, or MDF, technology for which we hold a PRC patent. We also provide technical services to coalbed methane, or CBM, customers using the LHD technology.

        Our LHD services increase crude oil or methane gas output by using a high-pressure water jet to drill horizontal holes in multiple directions from an existing vertical well to the surrounding reservoirs, thereby increasing the quantity of the flow of oil and methane gas. Based on pilot tests conducted over a period of three months at our customer sites, the 18 oil wells across five major oil fields in China where we tested the LHD technology showed on average an increase in daily production volumes of approximately 230% and the seven coalbed methane wells where we tested the LHD technology showed on average an increase in daily production volumes of approximately 976%.

        Our MDF technology increases oil recovery from mature wells by displacing the residual oil that adheres to sedimentary rock or sand in the oil reservoir. When the MDF chemical solution is injected into the reservoir and encounters the oily sand, it creates an ultra thin film that separates crude oil from sand content, thereby enabling the oil to flow more freely and to be efficiently extracted by the oil pump. The utilization of our MDF solution has resulted in oil production rate increases of approximately 17% and approximately 36% at trial wells at the Dagang and Liaohe oilfields, respectively, over the course of three months, according to a report prepared by Beijing Ji'ao in 2008 and commissioned by us.

        With our expertise and experience in such technologies, we believe that we have positioned ourselves well within the growing PRC oilfield services market to provide EOR services to large PRC oil and gas companies. We have captured service contracts with large PRC oil companies that are affiliates of China National Petroleum Corporation, or CNPC, and believe we are well positioned to capture additional contracts with CNPC affiliates and other major PRC oil companies going forward.

        Our sales have grown at a compound annual growth rate, or CAGR, of 41.2% from $9.6 million in the period from October 13, 2004 (the inception of Tianjin New Highland Science and Technology Development Co., Ltd., or TNH) to September 30, 2005 to $38.2 million in the fiscal year ended September 30, 2009. Our net income increased at a CAGR of 45.9% from $3.2 million in the period from October 13, 2004 (inception of TNH) to September 30, 2005 to $14.5 million in the fiscal year ended September 30, 2009. In the nine fiscal months ended September 30, 2010, we had sales of $25.5 million and a net loss of $7.2 million. Our sales are diversified across our two sections contributing 37.5% and 62.5% of our total sales in the fiscal year ended September 30, 2009, and 42.9% and 57.1% of our total sales in the nine fiscal months ended September 30, 2010, from our LHD and MDF businesses, respectively.

 Industry Background

        Global energy demand has been growing rapidly in recent years, while the growth of oil and gas production has been slowing. China in particular has been a key driver of the growth in global energy demand. At the same time, China is experiencing a steadily increasing shortfall in domestic supply of oil and gas. As this shortfall increases, the pressure to stem the decline in domestic productivity, and thereby decrease reliance on foreign imports, will increase. In order to maintain or increase production at oil and gas fields experiencing production declines, CNPC and Sinopec, the oil majors operating the majority of China's oil and gas fields, will require new EOR technologies to meet their domestic development and production goals. As older EOR technologies reach the limits of their usefulness, newer, more advanced technologies will be required. In addition, China has begun development and production of CBM to meet domestic energy needs. Independent oil field service providers that can provide leading-edge EOR technologies and CBM recovery capabilities to the Chinese oil majors will benefit from these long-term trends in the Chinese oil and gas industry.

        According to an analysis by Douglas-Westwood, an independent provider of business research and analysis on the global energy services sector commissioned by us, of the public filings of CNPC and Sinopec, which dominate the domestic oil and gas market, onshore EOR production has increased from 0.67 million bpd in 2004 to an estimated 0.78 million bpd in 2009, for a CAGR of 2.9%. This is projected to increase to 0.82 million bpd by 2014, for a CAGR of 1.1% over the period beginning in 2009. Douglas-Westwood estimates that for CNPC and Sinopec, EOR-aided production accounted for about one quarter of their total onshore oil production in 2009. According to Douglas-Westwood, this increase in EOR output has been driven by an accompanying growth in EOR expenditures by CNPC and Sinopec, from $1.5 billion in 2004 to an estimated $3.5 billion in 2009, for a CAGR of 19.1%.

        Of the total estimated EOR expenditures by CNPC and Sinopec, approximately 70% represents steam EOR and the remainder consists of other EOR technologies. As a result, Douglas-Westwood estimates the EOR spending for polymer and other innovative EOR technologies, including MDF and LHD, at $1.1 billion per year in 2010, which will grow to $1.8 billion in 2014.

Our Strengths, Strategies and Challenges

        We believe that our success and future prospects are bolstered by a combination of our strengths, including the following:

  •
  well positioned to capitalize on large and growing demand for EOR services in China;

  •
  strong ability to expand based on our strategic foothold in China's EOR market;

  •
  cost effective, high performance EOR services with environmental and safety advantages;

  •
  strong relationships with key upstream players in China; and

  •
  experienced workforce and management team.

        Our principal objective is to maximize value to our shareholders by pursuing the following strategies:

  •
  expand our business scale and strengthen our position as a leading professional EOR solutions provider in the markets we currently serve;

  •
  leverage our experience as a leading EOR solutions provider to capture new areas in which our existing technologies have not yet been applied;

  •
  maintain our leading position in technology;

  •
  professional team development; and

  •
  prudently pursue strategic partnerships and acquisitions in the EOR sector.

        The successful execution of our strategies is subject to risks and uncertainties, including:

  •
  the cyclical nature of the oil and gas industry, including a prolonged decline in, and the volatility of, oil and gas prices, could adversely affect the demand for our services and impact our business;

  •
  increasing competitiveness of alternative energy sources may lead to less demand for oil and gas in the medium- to long-term, and in turn, our services;

  •
  historically, we have been largely dependent on customers who are affiliates of a PRC state-owned oil and gas company; we have limited bargaining power with these customers and, as a result, we may have entered into and may continue to agree to contractual provisions that are disadvantageous to us; furthermore, the loss of one or more of these customers could adversely affect our financial condition and results of operations;

  •
  certain of our material agreements will expire soon and if such agreements are not renewed or extended upon expiration, our business and results of operations may be materially adversely affected;

  •
  we rely on an exclusive license to use our LHD equipment and the patent for our MDF technology. If a third party infringes our intellectual property rights, claims that we have infringed such third party's rights or uses our licensed technology in the PRC, we may not be able to enforce our rights or enforcement may be costly and lengthy;

  •
  if we are unable to fund capital expenditures or obtain additional sources of liquidity when we need it, our business may be adversely affected. In addition, if we obtain equity financing, the issuance of our equity securities could cause dilution for our shareholders. To the extent we obtain the financing through the issuance of debt securities, our debt service obligations could increase and we may become subject to restrictive operating and finance covenants; and

  •
  if our technologies or equipment become obsolete and if we are unable to develop or acquire new technologies, methods or applications, our potential for growth may be limited.

        See "Risk Factors" for a discussion of these and other risks and uncertainties associated with our business and investing in our ADSs.

 Our Corporate Structure

        We began operations in October 2004 as TNH, an EOR services company headquartered in Beijing, China. We incorporated SinoTech Energy Limited, or SinoTech, in the Cayman Islands on June 9, 2010 as our listing vehicle. SinoTech became our ultimate holding company on October 12, 2010 when it issued shares to the existing shareholders of Superport Limited, or Superport, in exchange for all of the outstanding shares of Superport. See "Our History and Corporate Structure—Our History."

        The following diagram illustrates our corporate structure and the place of organization of each of our subsidiaries as of the date of this prospectus:

Note:

(1)
Assuming all outstanding warrants issued by Premium Sino Finance Limited, or Premium Sino Finance, are fully exercised by the beneficial owners of warrants, or the warrant holders, to purchase ordinary shares in our company held by Premium Sino Finance, and there are no adjustments to the warrant holders' entitlement to the number of such shares based on the warrant holders' profit guarantee right as set forth in the warrant instruments, or the profit guarantee. Warrant holders are Deutsche Bank AG, Hong Kong Branch, CCB International Asset Management Limited, Sequoia Capital China Growth Fund I, L.P., Sequoia Capital China Growth Partners Fund I, L.P. and Sequoia Capital China GF Principals Fund I, L.P., collectively Sequoia Capital China Funds, Ample Fame Limited, Good Merit International Limited, Action Century Limited and Target Millions Limited. They are the holders of the 1,230,769 Tranche A Warrants to Purchase Shares in SinoTech, the 538,462 Tranche B Warrants to Purchase Shares in SinoTech, the 384,615 Tranche C Warrants to Purchase Shares in SinoTech and the 100,000 Tranche D Warrants to Purchase Shares in SinoTech. Each warrant holder has given notice to fully exercise all of its rights to purchase ordinary shares in our company held by Premium Sino Finance effective on the date of the commencement of the trading of our ADSs on the Nasdaq Global Select Market. See "Our History and Corporate Structure—Warrants."

        The following diagram illustrates our expected shareholding and corporate structure immediately after the closing of this offering by us and the selling shareholders, assuming the underwriters do not exercise their option to purchase additional ADSs:

Note:

(1)
Represents the warrant holders who will have exercised all warrants issued by Premium Sino Finance to purchase the shares in our company held by Premium Sino Finance as of the commencement of the trading of our ADSs on the Nasdaq Global Select Market, including Deutsche Bank AG, Hong Kong Branch, CCB International Asset Management Limited, Sequoia Capital China Funds, Ample Fame Limited, Good Merit International Limited, Action Century Limited and Target Millions Limited.

(2)
If the underwriters exercise their option to purchase additional ADSs in full, the expected shareholding immediately after the over-allotment closing is expected to be 50.59% for Premium Sino Finance, 11.91% for former warrant holders, 1.56% for Wise Worldwide Limited, 1.38% for Prosperia International Limited, 0.52% for King Da Investment Fund Limited and 34.04% for public shareholders.

Corporate Information

        Our principal offices are located at 3/F, No. 19 Ronghua South Road, Beijing Economic-Technological Development Area, Beijing 100176, People's Republic of China. Our telephone number at this address is +86-10-8712-5555 and our fax number is +86-10-8712-5500. Our registered office in the Cayman Islands is at PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

        Investor inquiries should be directed to us at the address and telephone number of our principal offices set forth above. Our agent for service of process in the United States is Law Debenture Corporate Services Inc.

 Conventions That Apply to This Prospectus

        Unless we indicate otherwise, references in this prospectus to:

  •
  "$", "US$" and "U.S. dollars" are to the legal currency of the United States;

  •
  "ADSs" are to our American depositary shares, each of which represents two ordinary shares of our company;

  •
  "ADRs" are to American depositary receipts, which, if issued, evidence our ADSs;

  •
  "China" and the "PRC" are to the People's Republic of China, excluding, for the purposes of this prospectus only, Taiwan and the special administrative regions of Hong Kong and Macau;

  •
  "shares" and "ordinary shares" are to our ordinary shares, par value $0.0001 per share, of our company;

  •
  "RMB" and "Renminbi" are to the legal currency of China; and

  •
  "we," "us," "our company" and "our" refer to SinoTech Energy Limited and its subsidiaries and affiliated PRC entity, as the context requires.

        This prospectus contains translations of certain Renminbi amounts into U.S. dollars at specified rates. For all dates through December 31, 2008, all translations from Renminbi to U.S. dollars were made at the noon buying rate in the City of New York for cable transfers in Renminbi per U.S. dollar as certified for customs purposes by the Federal Reserve Bank of New York, or the noon buying rate. For January 1, 2009 and all later dates and periods, the exchange rate refers to the noon buying rate as set forth in the H.10 statistical release of the Federal Reserve Board. Unless otherwise stated, the translation of Renminbi into U.S. dollars has been made at the noon buying rate in effect on June 30, 2010, which was RMB6.7815 to $1.00. We make no representation that the Renminbi or U.S. dollar amounts referred to in this prospectus could have been or could be converted into U.S. dollars or Renminibi, as the case may be, at any particular rate or at all. On October 29, 2010, the noon buying rate was RMB6.6705 to $1.00.

THE OFFERING

Price per ADS	We estimate that the initial public offering price will be between $7.50 and $9.50 per ADS.
ADSs Offered by Us	15,789,474 ADSs
ADSs Offered by the Selling Shareholders	3,947,368 ADSs
ADSs Outstanding Immediately After This Offering	19,736,842 ADSs (or 22,697,368 ADSs if the underwriters exercise in full the over-allotment option to purchase additional ADSs).
Ordinary Shares Outstanding Immediately After This Offering	131,578,948 ordinary shares (or 133,355,264 ordinary shares if the underwriters exercise in full their over-allotment option to purchase additional ADSs)
The ADSs	Each ADS represents two ordinary shares par value $0.0001 per share. The offered ADSs initially will be evidenced by ADRs.
The depositary will be the registered holder of the ordinary shares underlying the ADSs and you will have the rights of an ADS holder as provided in the deposit agreement dated , 2010 among us, the depositary and all holders and beneficial owners of ADSs issued thereunder.
You may surrender your ADSs to the depositary to cancel your ADSs and withdraw the ordinary shares underlying your ADSs. The depositary will charge you a fee for such a cancellation.
We may amend or terminate the deposit agreement for any reason without your consent. Any amendment that imposes or increases fees or charges or which materially prejudices any substantial existing right you have as an ADS holder will not become effective as to outstanding ADSs until 30 days after notice of the amendment is given to ADS holders. If an amendment becomes effective, you will be bound by the deposit agreement as amended if you continue to hold your ADSs.
To better understand the terms of the ADSs, you should carefully read the section in this prospectus entitled "Description of American Depositary Shares." We also encourage you to read the deposit agreement, which is an exhibit to the registration statement that includes this prospectus.
Timing and Settlement for ADSs	The ADSs are expected to be delivered against payment on or about , 2010. They will be deposited with a custodian for, and registered in the name of a nominee of, The Depository Trust Company, or DTC, in New York, New York. In general, beneficial interests in the ADSs will be shown on, and transfers of these beneficial interests will be effected through, records maintained by DTC and its direct and indirect participants.
Over-Allotment Option	We and the selling shareholders have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to an aggregate of 2,960,526 additional ADSs, including 888,158 ADSs from us and 2,072,368 ADSs from the selling shareholders, at the initial public offering price, less underwriting discounts and commissions, solely to cover over-allotments.

Use of Proceeds	We expect to receive net proceeds from this offering of approximately $120.7 million, based upon an assumed initial offering price of $8.50 per ADS, (the mid-point of the estimated public offering price range shown on the front cover of this prospectus, and after deducting underwriting discounts and the estimated offering expenses payable by us). We anticipate using the net proceeds of this offering for the following purposes:
• approximately $69.7 million for LHD equipment-related capital expenditures; and
• approximately $51.0 million to repay the principal amount plus all accrued and unpaid interest of our outstanding loan under our facility agreement with Deutsche Bank AG, Hong Kong Branch in full.
Assuming the underwriters exercise in full their over-allotment option to purchase additional ADSs, we will use any remaining portion of the net proceeds we receive from this offering for working capital and general corporate purposes, including potential acquisitions of, or investments in, other businesses or technologies that we believe will complement our current operations and expansion strategies. See "Use of Proceeds."
We will not receive any of the proceeds from the sale of the ADSs by the selling shareholders.
Risk Factors	See "Risk Factors" and other information included in this prospectus for a discussion of the risks relating to investing in our ADSs. You should carefully consider these risks before deciding to invest in our ADSs.
Listing	We have applied to list our ADSs on the Nasdaq Global Select Market. Our ordinary shares will not be listed on any exchange or quoted for trading on any over-the-counter trading system.
Nasdaq Global Select Market Symbol	CTE
Depositary	The Bank of New York Mellon
Lock-up	We, the selling shareholders, our directors, executive officers and certain employees and all of our existing shareholders and warrant holders have agreed with the underwriters not to sell, transfer or dispose of any ADSs, ordinary shares or warrants to purchase our shares for a period of 180 days or more after the date of this prospectus. See "Underwriting."

SUMMARY CONSOLIDATED FINANCIAL DATA

        SinoTech was incorporated in June 2010 and currently conducts its operations principally through Superport, which became its wholly-owned subsidiary on October 12, 2010 as part of a corporate reorganization. As such, SinoTech does not have financial statements for the three fiscal years ended September 30, 2009 and the nine fiscal months ended June 30, 2010. SinoTech was incorporated as a holding company and there has been no change on the ultimate ownership of Superport.

        The corporate reorganization is accounted for as a recapitalization under U.S. GAAP, with Superport deemed to be our predecessor. For reporting periods subsequent to the corporate reorganization, our financial statements will be presented on a consolidated basis to include the results of Superport determined using historical amounts. In financial statements that include any period subsequent to the corporate reorganization, the financial statements for periods prior to the corporate reorganization will then be presented to include the accounts of Superport in a manner similar to a pooling-of-interests. SinoTech's consolidated financial position and results of operations for the three fiscal years ended September 30, 2009 and the nine fiscal months ended June 30, 2010 will be substantially identical to those of Superport presented in this prospectus. SinoTech became our holding company, holding 100% of the equity interest in Superport as a result of the transfer of equity interests in Superport to SinoTech effective as of October 12, 2010. As of June 30, 2010, SinoTech had not yet become our holding company. As such, the historical financial statements of Superport for the three fiscal years ended September 30, 2009 and the nine fiscal months ended June 30, 2010 have been included in this prospectus. Financial statements of SinoTech for the period from June 9, 2010 (date of incorporation of SinoTech) to June 30, 2010 have also been included in this prospectus. SinoTech did not have any operations during the period from June 9, 2010 to June 30, 2010.

        The following summary consolidated statements of income and comprehensive income data for the year ended September 30, 2007, the period from October 1, 2007 to October 12, 2007, the period from September 10, 2007 (date of incorporation of International Petroleum) to September 30, 2007, the fiscal year ended September 30, 2008, the period from October 1, 2008 through May 5, 2009, the period from May 6, 2009 through September 30, 2009, the period from May 6, 2009 to June 30, 2009 and the nine fiscal months ended June 30, 2010 and the summary consolidated balance sheet data as of September 30, 2008, September 30, 2009 and June 30, 2010 have been derived from our audited consolidated financial statements contained elsewhere in this prospectus. The statements of income and comprehensive income data of SinoTech for the period from June 9, 2010 (date of incorporation of SinoTech) to June 30, 2010 and the balance sheet data as of June 30, 2010 have also been included in this prospectus. Our audited consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States, or U.S. GAAP, and have been audited by Grant Thornton, an independent registered public accounting firm. The report of Grant Thornton on those consolidated financial statements is also included elsewhere in this prospectus. The summary consolidated statements of income and comprehensive income data for the fiscal years ended September 30, 2005 and 2006 and summary consolidated balance sheet data as of September 30, 2005 and 2006 have been derived from our unaudited consolidated financial statements not included in this prospectus. The selected consolidated balance sheet data as of September 30, 2007 have been derived from the audited financial statements not included in this prospectus.

        The following summary consolidated financial data for the periods indicated and as of the dates indicated are qualified by reference to, and should be read in conjunction with our consolidated financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations," both of which are included elsewhere in this prospectus.

        Our historical results for any prior period do not necessarily indicate our results to be expected for any future period.

	Superport Predecessor							Superport Successor
											SinoTech
	Period from Inception (October 13, 2004) to September 30, 2005
		Fiscal Year Ended September 30, 2006	Fiscal Year Ended September 30, 2007	Period from October 1, 2007 to October 12, 2007	Period from September 10, 2007 to September 30, 2007	Fiscal Year Ended September 30, 2008	Period from October 1, 2008 to May 5, 2009	Period from May 6, 2009 to September 30, 2009	Period from May 6, 2009 to June 30, 2009	Nine Fiscal Months Ended June 30, 2010	Period from June 9, 2010 (Date of Incorporation of SinoTech) to June 30, 2010
	(unaudited)	(unaudited)	(audited)	(audited)	(audited)	(audited)	(audited)	(audited)	(audited)	(audited)	(audited)
Sales
LHD			$—	$84,402	$—	$11,343,635	$9,073,401	$5,270,010	$2,265,964	$10,937,163	$—
MDF			14,683,134	718,596	—	20,023,069	13,869,440	9,999,937	3,716,136	14,552,488	—
Traditional(1)			10,217,930	—	—	—	—	—	—	—	—

Sales	$9,601,763	$20,097,336	$24,901,064	$802,998	—	$31,366,704	$22,942,841	$15,269,947	$5,982,100	$25,489,651	—
Cost of sales	4,343,318	7,914,501	8,480,492	312,039	—	11,749,643	8,286,681	5,543,385	2,219,366	6,429,522	—

Gross profit	5,258,445	12,182,835	16,420,572	490,959	—	19,617,061	14,656,160	9,726,562	3,762,734	19,060,129	—

Expenses	363,324	580,272	3,248,089	354,006	—	5,172,972	2,815,196	3,034,852	1,194,537	8,009,215	—

Operating income	4,895,121	11,602,563	13,172,483	136,953	—	14,444,089	11,840,964	6,691,710	2,568,197	11,050,914	—
Other income and expenses											—
Gain on disposal of equipment	—	—	21,142	3,572	—	113,717	72,572	49,079	18,651	91,342	—
Interest income	13,061	167,156	68,260	—	—	81,726	33,403	88,544	31,509	176,845	—
Foreign exchange gain	—	—	—	—	—	—	—	—	—	186,533	—
Changes in fair value of warrant liabilities	—	—	—	—	—	—	—	—	—	(11,240,000)	—
Effective interest on bank loans (amortization of discount)	—	—	—	—	—	—	—	—	—	(3,883,408)	—
Bank loan interest	—	(443,609)	(298,743)	—	—	—	—	—	—	(1,257,639)	—

Other income and expenses	13,061	(276,453)	(209,341)	3,572	—	195,443	105,975	137,623	50,160	(15,926,327)	—

Net income (loss) from operations before provision for income taxes	4,908,182	11,326,110	12,963,142	140,525	—	14,639,532	11,946,939	6,829,333	2,618,357	(4,875,413)	—
Provisions for income taxes:
Current income tax expenses	1,661,748	3,421,152	4,849,977	38,591	—	4,135,236	3,122,780	2,144,083	833,859	3,664,068	—
Deferred income tax expenses (benefits)	—	—	—	12,289	—	(1,138,808)	(481,827)	(534,958)	(204,311)	(1,311,498)	—

Net income (loss) for the period	3,246,434	7,904,958	8,113,165	89,645	—	11,643,104	9,305,986	5,220,208	1,988,809	(7,227,983)	—
Translation adjustment	68,334	245,902	1,061,473	(2,365)	—	3,661,210	244,717	3,301,824	3,289,992	931,414	—

Comprehensive income (loss) for the period	$3,314,768	$8,150,860	$9,174,638	$87,280	$—	$15,304,314	$9,550,703	$8,522,032	$5,278,801	$(6,296,569)	$—

Earnings per share attributable to shareholders for the period presented
Basic	—	—	—	—	—	$116,431	$93,060	$52,202	$19,888	$(72,280)	—
Weighted average number of ordinary shares outstanding	—	—	—	—	—	100	100	100	100	100	—
Other Financial Data:
Adjusted EBITDA(2)	$4,895,121	$11,622,695	$17,149,847	$183,537	$—	$17,918,050	$14,060,613	$9,450,627	$3,616,628	$16,258,556	$—

(1)
Represents sales for services using traditional methods used by EOR services providers such as desanding and sand control, acidization, vis-breaking and profile controlling.

(2)
Adjusted EBITDA refers to earnings before current income tax expenses, deferred income tax expenses (benefits), interest income, effective interest on bank loans (amortization of discount), bank loan interest, depreciation of equipment, amortization of intangible assets and other adjustments. Other adjustments comprise of write down in value of equipment, gain on disposal of equipment, foreign exchange gain and changes in fair value of warrant liabilities. See "Non-U.S. GAAP Financial Measures" for a reconciliation of Adjusted EBITDA to net income (loss) for the period.

	Superport Predecessor				Superport Successor		SinoTech
	September 30, 2005	September 30, 2006	September 30, 2007	September 30, 2008	September 30, 2009	June 30, 2010	June 30, 2010
	(unaudited)	(unaudited)	(audited)	(audited)	(audited)	(audited)	(audited)
ASSETS
CURRENT
Cash and cash equivalents	$1,907,446	$2,889,364	$9,041,636	$9,188,455	$26,170,565	$47,627,511	$—
Accounts receivable	1,612,403	1,964,832	6,285,886	12,505,081	8,618,646	9,840,444	—
Other receivable	—	—	—	—	50,080	—	—
Inventories	426,539	1,376,439	14,385	13,145	—	—	—
Prepaid expenses and deposit	459,112	2,183,185	5,727	8,442,775	14,808,502	32,798,738	—

	4,405,500	8,413,820	15,347,634	30,149,456	49,647,793	90,266,693	—
Long term investment	—	2,844,450	—	—	—	—	—
Equipment, net	—	492,833	20,582,504	11,559,660	13,489,808	34,234,078	—
Advance for purchase of equipment	—	14,589,247	—	—	—	—	—
Due from related parties	—	662,343	—	—	—	—	1
Intangible assets, net	—	—	—	17,327,353	32,077,027	28,271,681	—

	$4,405,500	$27,002,693	$35,930,138	$59,036,469	$95,214,628	$152,772,452	$1

LIABILITIES
CURRENT
Bank Note	—	$5,878,530	—	—	—	—	—
Accounts payable	—	—	1,576,470	607,767	1,293,701	—	—
Other payables and accrued liabilities	452,739	4,350,642	1,051,933	1,414,379	1,758,320	1,986,031	—
Loan interest payable	—	—	—	—	—	1,257,639	—
Income taxes payable	603,032	928,507	1,429,300	1,302,539	1,427,734	1,639,674	—
Deferred gain on disposal of equipment—current portion	—	—	110,732	121,424	121,740	47,554	—
Obligation under capital lease—current portion	—	—	—	3,680	3,986	4,254	—
Due to related parties	22,875	—	149,838	5,255,884	5,170,947	8,150,184	—

	1,078,646	11,157,679	4,318,273	8,705,673	9,776,428	13,085,336	—
Bank loan	—	—	—	—	—	9,863,408	—
Deferred gain on disposal of equipment	—	—	236,734	138,167	16,787	—	—
Obligation under capital lease	—	—	—	14,129	10,179	7,030	—
Warrant liabilities	—	—	—	—	—	55,260,000	—
Deferred tax liability	—	—	—	2,103,235	6,485,378	5,210,817	—
SHAREHOLDERS' EQUITY
Common stock (2005, 2006, 2007: TNH—paid in capital 2008: International Petroleum—250,000 shares authorized, 5,000 shares each HK$1 issued and outstanding; 2009, 2010: Superport—50,000 shares authorized, 100 shares each $1 issued and outstanding; 2010: SinoTech—50,000 shares authorized, 1 share each $1 issued and outstanding)	12,086	4,379,386	4,379,386	643	100	100(1)	1	(1)
Additional paid in capital	—	—	6,355,479	32,770,308	70,403,724	67,120,298	—
Accumulated other comprehensive income	68,334	314,236	1,375,709	3,661,210	3,301,824	4,233,238	—
Retained earnings (Accumulated losses)	3,246,434	11,151,392	19,264,557	11,643,104	5,220,208	(2,007,775)	—

Total equity	3,326,854	15,845,014	31,375,131	48,075,265	78,925,856	69,345,861	1

Commitments and contingencies	—	—	—	—	—	—	—

Total liabilities and equity	$4,405,500	$27,002,693	35,930,138	$59,036,469	$95,214,628	$152,772,452	$1

(1)
On June 9, 2010, the shareholders of Superport incorporated SinoTech to hold 100% of the equity interest in Superport. As SinoTech was incorporated for the purpose of being an intermediate holding vehicle between Superport and the ultimate shareholders, the incorporation of SinoTech and the transfer of equity interests in Superport to SinoTech is treated as a pooling of interest as the ultimate shareholders before and after the acquisition of Superport by SinoTech is the same. On October 12, 2010, as part of a corporate reorganization, SinoTech issued 99,990,000 ordinary shares with par value of US$0.0001 each, to all the shareholders of Superport in exchange for all of their beneficial interests in Superport.

RISK FACTORS

        An investment in our ADSs involves significant risks. You should carefully consider all of the information in this prospectus, including the risk factors described below, before making an investment in our ADSs. The following risk factors describe events, uncertainties or circumstances that can materially and adversely affect our business, financial condition and results of operations or otherwise affect the value of your investment in our ADSs. Any of these risks could result in a decline in the market price of our ADSs, in which case you may lose all or part of your investment.

Risk Factors Relating to Our Industry

The cyclical nature of the oil and gas industry, including a prolonged decline in, and the volatility of, oil and gas prices, could adversely affect the demand for our services and impact our business.

        Demand for our EOR services is dependent on the level of expenditures by the oil and gas industry. Therefore, the willingness of our customers to make expenditures is critical to our operations. The industry's level of spending on oilfield services has traditionally been volatile as a result of sensitivities to oil and gas prices and generally dependent on the market's view of future oil and gas prices. In the event that oil and gas companies reduce their expenditures in EOR services, their purchases of our services may be significantly reduced. Oil and gas prices have recently been fluctuating and are affected by many factors that are beyond our control, including the following:

  •
  the level of worldwide oil and gas exploration and production;

  •
  the cost of exploring for, producing and delivering oil and gas;

  •
  demand for energy, which is affected by worldwide economic activity and population growth;

  •
  the ability of the Organization of Petroleum Exporting Countries, or OPEC, to set and maintain production levels for oil;

  •
  the discovery rate of new oil and gas reserves;

  •
  political and economic uncertainty, socio-political unrest and regional instability or hostilities;

  •
  technological advances affecting energy exploration, production and consumption;

  •
  changes in existing laws and regulations affecting the oil and gas industry; and

  •
  the availability of and cost in raising capital for exploration and production companies, as a reduction in these companies' capital budgets would reduce the demand for our services.

        The level of new exploration activity in the oil and gas industry is sensitive to the market's view of future oil and gas prices. New speculative exploration activities increase when oil and gas prices are high and halt when market sentiment wanes. Oil and gas production activity is less susceptible to the volatility in oil and gas prices as compared to exploration activity, and the demand from our customers, who are oil and gas producers, for our recovery services in mature oil and gas fields is correspondingly less affected by fluctuating oil and gas market prices. However, our customers generally react to declining oil and gas prices by reducing oil and gas production activity and expenditures. This has in the past adversely affected and may in the future adversely affect our business. As a result of market concerns about the deepening economic recession, oil prices decreased by 74.9% from $146.08 per barrel in July 2008 to $36.61 per barrel in December 2008. We are unable to predict future oil and gas prices or the level of oil and gas industry activity. A prolonged low level of activity in the oil and gas industry will adversely affect the demand for our services and our financial condition, results of operations and cash flows.

Increasing competitiveness of alternative energy sources may lead to less demand for oil and gas in the medium- to long- term, and in turn, our services.

        The increasing competitiveness of alternative energy sources, including solar and wind power, may lead to less demand for oil and gas in the medium- to long- term, and in turn, our services. Without the benefit of government subsidies or mandates, alternative energy sources have generally not been competitive with oil and gas. However, changes in technology and consumer preferences have begun to alter fuel choices, an example being the growing popularity of alternative fueled vehicles. Furthermore, alternative energy sources have been increasingly competitive due to governmental support in the forms of tax relief and subsidies for alternative energy providers, the adoption of cap and trade regimes, carbon taxes, increased efficiency standards and incentives or mandates for renewable energy. Governments are also promoting research into new technologies to reduce the cost and increase the scalability of alternative energy sources. These measures could reduce demand for oil and gas in the medium- to long-term, thereby reducing demand for our services.

Risk Factors Relating to Our Business

Historically, we have been largely dependent on customers who are affiliates of a PRC state-owned oil and gas company; we have limited bargaining power with these customers and, as a result, we may have entered into and may continue to agree to contractual provisions that are disadvantageous to us; furthermore, the loss of one or more of these customers could adversely affect our financial condition and results of operations.

        Our major customers are affiliates of China National Petroleum Corporation, or CNPC, China's largest state-owned oil and gas producer, and Liaoning Ouya Dongdi Coalbed Gas Technology Development Co., Ltd., or Liaoning Methane, a major non-state-owned gas company. As a result of intense competition to procure EOR contracts from these customers, we have limited bargaining power and may have entered into and may continue to enter into contractual provisions that are disadvantageous to us. For example, in our technical services agreement with an affiliate of CNPC with respect to the provision of our MDF services at the Huabei oilfield, we are required to deliver a target volume of crude oil annually to the customer. If we fail to meet the target production output in a given year, the service fee payable to us may be reduced by a set percentage for that year. If the target production output is not met within 30 days of our failing to meet the production target at year end, the customer has the right to terminate the agreement and is entitled to a refund of all service fees already paid. Historically, we have been dependent upon these customers for a significant portion of our revenues. In the fiscal year ended September 30, 2009 and the nine fiscal months ended June 30, 2010, CNPC's subsidiaries and affiliates, either directly or indirectly through our subcontractors, represented 82.1% and 57.1%, respectively, of our sales. In the fiscal year ended September 30, 2008, CNPC's subsidiaries and affiliates, either directly or ultimately through third party service providers, represented all of our sales. See Notes B.11 and L to our consolidated financial statements included elsewhere in the prospectus for further details. The revenues and earnings we derive from our contracts with these customers will be materially adversely affected if these agreements are terminated, unless we are able to enter into a satisfactory substitute arrangement.

Certain of our material agreements will expire soon and if such agreements are not renewed or extended upon expiration, our business and results of operations may be materially adversely affected.

        Our service agreements with our customers generally have fixed terms of two to five years, after which the agreements expire. Our agreements with respect to the Dagang oilfield and Liaohe oilfield expire on December 31, 2010. We cannot assure you that our major customers will choose to renew or extend the terms of their agreements with us. In addition, we may not be able to secure contracts with new customers on similar terms. If we are unable to renew or extend our current customer agreements or secure agreements with new customers on similar terms, our business and results of operations would be materially adversely affected.

We rely on an exclusive license to use our LHD equipment and the patent for our MDF technology. If a third party infringes our intellectual property rights, claims that we have infringed such third party's rights or uses our licensed technology in the PRC, we may not be able to enforce our rights or enforcement may be costly and lengthy.

        The two technologies that are central to our EOR services are, in the case of the LHD technology incorporated into our LHD equipment, subject to an exclusive license in the PRC and, in the case of our MDF technology, patent protected. We received an exclusive right to use the LHD equipment in the PRC from Jet Drill Well Services, LLC, or Jet Drill, which obtained the exclusive right to market the LHD technology in the PRC from the holders of the patents underlying the LHD technology. There can be no assurance that third parties that have the licenses to market the LHD technology outside the PRC, or purchasers of LHD equipment outside the PRC, will not import the LHD technology or equipment into the PRC and compete against us. Furthermore, because the patents underlying the LHD technology are not registered in the PRC, a third party that is able to independently develop, reverse-engineer or otherwise obtain the LHD technology may use the LHD technology in the PRC and compete with us. In addition, third parties may use similar technologies that do not infringe on the LHD technology. In such circumstances, it may be difficult to ensure our continued exclusive use of the LHD equipment in the PRC and our technological competitive advantage.

        In addition, third parties may infringe or misappropriate our proprietary technologies or other intellectual property rights and cause a material and adverse effect on our business, financial condition or operating results. It could be difficult and expensive to police unauthorized use of proprietary technology and to enforce our rights to our proprietary technology. Our ability to protect our intellectual property may be compromised in the event that any of our management members or employees in possession of our confidential proprietary information leaves the Company. Also, we may be required to litigate to enforce our rights to our proprietary information or determine the validity and scope of the proprietary rights of others. We cannot assure you that the outcome of such potential litigation will be in our favor. Litigation may be costly and may divert management attention and other resources away from our business. An adverse determination in any such litigation against us will impair our intellectual property rights and would harm our business, prospects and reputation. In addition, we would have to bear all costs arising from such litigation if we are unable to recover them from other parties. The occurrence of any of the foregoing could have a material adverse effect on our business, results of operations and financial condition.

        Although we have not been involved in any intellectual property rights disputes, we cannot assure you that such disputes, which may result in significant legal and other costs and may distract management from operating our business, will not arise.

If we are unable to fund capital expenditures or obtain additional sources of liquidity when we need it, our business may be adversely affected. In addition, if we obtain equity financing, the issuance of our equity securities could cause dilution for our shareholders. To the extent we obtain the financing through the issuance of debt securities, our debt service obligations could increase and we may become subject to restrictive operating and finance covenants.

        We anticipate that we will continue to make substantial capital investments to purchase additional lateral hydraulic drilling, or LHD, equipment to expand our services, hire additional personnel to operate our additional equipment, maintain LHD units and replace drilling equipment. For the fiscal years ended September 30, 2008 and 2009 and the nine fiscal months ended June 30, 2010, we invested approximately $57,523, $13,537 and $21.2 million, respectively, for capital expenditures. We estimate that our capital expenditures for the fiscal years ended September 30, 2010 and 2011 will be approximately $48 million, which includes the purchase of six new LHD units, and $80 million, which includes the purchase of 12 new LHD units, respectively.

        If we are unable to obtain adequate financing, we may be unable to successfully maintain our operations and accomplish our growth strategy. For example, in 2006, as a result of inadequate financing, we entered into a subcontract arrangement with a third party contractor to perform our obligations under of MDF services agreement for the Dagang oilfield.

        Historically, we have financed our capital expenditures through internally generated funds and through bank loans, the proceeds of which were used to purchase LHD units. These significant capital investments require cash that we could otherwise apply to other business needs. In addition, we may be unable to generate sufficient cash internally or obtain alternative sources of capital to fund our proposed capital expenditures, take advantage of business opportunities or respond to competitive pressures. If we ever determine that our cash requirements exceed our available cash on hand, we may seek to issue debt or equity securities or obtain credit facilities. Any issuance of equity securities could cause dilution for our shareholders. Any incurrence of indebtedness could increase our debt service obligations and cause us to be subject to restrictive operating and finance covenants. Our ability to obtain external financing in the future is also subject to a number of uncertainties, including:

  •
  our future financial condition, results of operations and cash flows;

  •
  general market conditions for financing activities by companies in our industry;

  •
  economic, political and other conditions in China and elsewhere; and

  •
  the uncertain economic prospect and tightened credit markets resulting from the recent global economic slowdown and financial market crisis.

        If we are unable to obtain funding in a timely manner or on commercially acceptable terms, or at all, our growth prospects and future profitability may be materially adversely affected. Adverse changes in the capital markets could make it difficult to obtain capital or obtain it at attractive rates.

If our technologies or equipment become obsolete and if we are unable to develop or acquire new technologies, methods or applications, our potential for growth may be limited.

        The market for our EOR services is characterized by changing specialized technology, methods and applications. As a result, our success is dependent upon our ability to develop or acquire new technologies, methods and applications of existing technologies on a cost effective basis and to introduce them into the marketplace in a timely manner. Our in-house research and development department seeks out new EOR technologies, methods and applications that would enable us to deliver increased oil production to our customers and researches ways to improve our existing technologies and methodologies. While we intend to continue committing substantial financial resources and effort to our research and development department, we may not be able to successfully acquire more advanced technologies, develop improvements to our existing technologies and methodologies, or otherwise differentiate our technologies and services from those of our competitors. Our clients may not consider our proposed technologies and services to be of value to them; or if the proposed technologies and services are of a competitive nature, our clients may not view them as superior to our competitors' technologies and services. If we are unable to adapt to evolving markets and technologies, develop new technologies and services, or acquire or maintain technological advantages, our business and operating results may be materially and adversely affected.

We face significant competition in the China oilfield services industry, and if we fail to compete effectively, we may lose customers and our profitability may be adversely affected.

        The China oilfield services industry is competitive and fragmented. It includes a few private enterprises capable of competing in our markets on a local basis and in-house EOR operations of subsidiaries of major state-owned oil and natural gas companies that possess substantially greater financial and other resources than we do for researching and developing EOR technologies. In addition, such in-house EOR operations may benefit from relationships with their state-owned parent that we do not have. We believe that our main competition comes from the development by our state-owned oil and gas company customers of in-house technology for drilling directional or horizontal wells and conducting EOR. For example, acid fracturing is conducted in-house by major oilfields, thermal recovery is utilized at Liaohe oilfield and polymer recovery is being tested at Daqing oilfield. Although our EOR services currently generally provide better results than in-house efforts of our customers, our operations may be adversely affected if our customers successfully develop and utilize their own cost effective EOR technologies such that they no longer require our services. Furthermore, although few private enterprises are active in the field of EOR services because of the high technological barrier to entry as they would have to provide advanced and unique technologies that major oilfields' in-house services are unable to provide, our current competitors or new market entrants may introduce new EOR services with better recovery enhancement results, cost effectiveness, service availability, technical proficiency, and price than our services. Finally, competition among oilfield services providers is also affected by each provider's reputation for safety and quality. If our safety record or the quality of our service declines, we may not be able to maintain our competitive position or profitability.

We are subject to significant operational risks and hazards that may not be fully covered by our insurance policies.

        Substantially all of our EOR operations are subject to hazards that are customary for oil and natural gas drilling operations, including blowouts, reservoir damage, loss of well control, cratering, oil and gas well fires and explosions, natural disasters, pollution and mechanical failure. We do not carry insurance covering these hazards. Any of these risks could result in damage to or destruction of drilling equipment, personal injury and property damage, suspension of operations or environmental damage. We only carry insurance coverage required by law, which may not be sufficient to cover all of our potential losses or liabilities. We maintain insurance over all our LHD equipment and we generally maintain employers' liability insurance covering death or work injury of employees, as well as public liability insurance covering injury to visitors. Moreover, our insurance coverage is based on PRC insurance standards, which provide significantly lower levels of compensation than international standards.

        The occurrence of an event not fully insured, or the failure of an insurer to meet its insurance obligations, could result in substantial losses. Because of our relatively small size, an uninsured loss could be far more detrimental to our operations and future prospects than it would be to one of our larger competitors. We cannot assure you that insurance will continue to be available to cover any or all of these risks, or, even if available, that insurance premiums or other costs will not rise significantly in the future, so as to make the cost of such insurance prohibitive.

Failure to comply with environmental regulations could harm our business.

        We are subject to various PRC national and local environmental laws and regulations in the areas where we operate, including those governing the use, storage, discharge and disposal of hazardous substances. Environmental authorities have inspected the operations of our customers, which included inspections of the services of our on-site personnel. As of the date of this prospectus, we had not received any regulatory notices or warnings in connection with, nor been the subject of any environmental investigations, orders or incidents arising out of, violations of environmental laws. We have policies in place to ensure compliance with environmental regulations. However, if more stringent compliance or clean-up standards under environmental laws or regulations are imposed, or the results of future testing and analyses of our operations indicate that we are responsible for the release of hazardous substances, we may be subject to remediation liability and increased environmental compliance costs.

We have subcontracted the performance of our MDF contracts to, and with respect to certain LHD agreements contracted directly with, third party oilfield services providers and should any of these providers default in the performance of the obligations under our MDF or LHD contracts or otherwise engage in misconduct, we may be liable for such default or misconduct and our reputation, business and results of operations could be adversely affected.

        We have subcontracted the performance of our MDF service agreements to two third party oilfield service providers, Hebei Daofu and Panjin Hanyu Oil Technology Development Co., Ltd., or Panjin

Hanyu. Pursuant to these subcontract arrangements, Hebei Daofu and Panjin Hanyu provide the MDF services we are obligated to provide under our MDF service agreements and we also provide certain technical support services to Hebei Daofu and Panjin Hanyu and assist them in procuring our MDF solution from our exclusive supplier. As these subcontract arrangements do not relieve us of liability for the performance of the underlying MDF service agreements, a failure by a subcontractor to perform its obligations under the subcontract arrangement would constitute a default by us under the relevant service agreement. In addition, a default by a subcontractor may harm our relationship with the MDF customer and may jeopardize our ability to renew or extend our current agreements, or procure new agreements with, these customers or their affiliates. Furthermore, we may not be able to ensure that our subcontractors refrain from misconduct or unlawful activities, including but not limited to, making improper payments to our customers, potential customers or governmental officials in violation of applicable laws and regulations. We also recently entered into agreements for our LHD services with Hebei Daofu and Panjin Hanyu, pursuant to which they contract directly with the oilfield operators. Similar to our subcontract arrangements for our MDF services, a default by Hebei Daofu or Panjin Hanyu under their agreements with the oilfield operators or misconduct or unlawful activities carried out by Hebei Daofu or Panjin Hanyu could harm our relationships with these customers or their affiliates. Also, our direct contractual relationship with Hebei Daofu and Panjin Hanyu under these agreements exposes us to additional credit and default risk that we would not otherwise face if we contracted directly with the oilfield operators that have substantially more financial resources. In such circumstances our business, prospects and the price of our ADSs could be adversely affected if we are implicated in a subcontractor's misconduct.

Our lenders may require us to alter the commercial terms of our customer or supplier agreements, which may disrupt or harm our relationships with our customers or suppliers.

        In April 2010, we entered a technical services contract with Daqing Huajian Petroleum Technology Service Co., Ltd., or Daqing Huajian, to provide LHD services at the Daqing oilfield in continuation of the LHD services contract we had previously entered with Daqing Huajian's affiliate, Daqing Rongshi. In May 2010, at the request of one of our lenders in connection with our $65.0 million loan facility, of which we have utilized $50.0 million, we entered into a second contract with Daqing Huajian containing substantively identical terms as the April 2010 contract except that the contract provided for a term of three years and specified the number of wells required to be serviced during the contract term. Our lenders may require us to alter the commercial terms of our contracts with our customers or suppliers, which may disrupt or harm our relationships them. As a result, our business and results of operations may be adversely affected. If Daqing Huajian decides to enforce the three year term provided for in the second technical services contract, we may be legally obligated to comply. The unexpected extension of the term of this contract may cause us to forego more valuable commercial opportunities or to cancel arrangements with other customers for the use of our LHD units. As a result, our reputation and commercial relationships may be harmed and our business and results of operations materially adversely affected.

Our MDF service fees are paid by our subcontractors and we are therefore exposed to the credit risk of our subcontractors.

        Fees for our MDF services are not paid to us directly by our customers. Instead, we rely on our subcontractors to collect the fees earned for our MDF services and to pay us either our contractual share of those fees or a pre-set monthly fee. Although our subcontractors have not previously failed to make timely payments to us, there can be no assurance that they will continue to make timely payments or be able to collect our MDF service fees in a timely manner from our oil company customers, if at all. Our ability to collect our MDF service fees from our subcontractors depends in part on the creditworthiness of our subcontractors and their diligence in collecting MDF service fees from our oil company customers. Furthermore, if our oil company customers make payment to our subcontractors for our MDF services but our subcontractors default in their obligation to pay us our fees, we may not have any recourse against our oil company customers to collect such fees. Accordingly, a default by our subcontractors to pay our MDF service fees may have an adverse effect on our financial condition, results of operations and liquidity.

We purchase all our LHD equipment from a sole manufacturer through an import agent and all our molecular deposition film solution from a single supplier. If we encounter difficulties procuring supplies in a timely manner or on commercially reasonable terms or if our supplier becomes insolvent, we could experience operational disruptions or loss of rights to intellectual property and fail to satisfy our contractual requirements, which may harm our business.

        We concentrate our purchases of equipment and molecular deposition film solution from a small group of suppliers who we consider to be reliable. We rely exclusively on Jet Drill to manufacture our LHD units and Dongying Luda Petrochemical Equipment Co., Ltd., or Dongying Luda, to import our LHD units and provide ancillary services. We purchase our LHD units from Jet Drill through Dongying Luda, which acts as our import agent for the purchase of these units. In addition to import-related services, Dongying Luda provides us with services related to the assembly, testing and fine-tuning of our LHD equipment and sells us ancillary tools and equipment. If Jet Drill fails to deliver LHD units on a timely basis, or ceases to manufacture LHD equipment, we could fail to satisfy our contractual requirements as we may have insufficient LHD units or no longer be able to acquire any additional LHD units. In addition, should Jet Drill or any of its affiliates, collectively the Jet Drill Companies become insolvent or enter bankruptcy proceedings, the patent holders from whom the Jet Drill Companies license the LHD technology may terminate their licenses to the Jet Drill Companies and thereby invalidate our exclusive license from Jet Drill. Furthermore, if Dongying Luda becomes unable to act as our import agent for the supply of LHD units, then we may be unable to readily locate a suitable substitute import agent with the experience and technical ability to provide the value-added ancillary services we currently receive from Dongying Luda. As a result, our business, results of operations and financial condition may be materially adversely affected.

        In addition, we purchase the MDF solution used in our MDF services from Tianjin Shanchuan Petroleum Chemicals Co., Ltd., or Tianjin Shanchuan, an independent third party, pursuant to an exclusive supply agreement with a term of five years, expiring in April 2013. If Tianjin Shanchuan, with whom we have a long-standing relationship, fails to perform its obligations under its contract with us, we may be unable to find a suitable chemical manufacturer on a timely basis to meet our obligations under our MDF contracts, which could harm our relationships with our MDF customers and result in an adverse effect on our results of operations.

        As a result of our reliance on Jet Drill, Dongying Luda and Tianjin Shanchuan, should there occur a disruption in supply by these suppliers, and if we cannot source products that meet our quality, quantity and cost requirements from other suppliers in a timely manner or on commercially reasonable terms, we could experience operational disruptions. Our ability to effectively provide services to our customers pursuant to our contractual obligations may be severely affected, which would harm our business.

Our controlling shareholder has substantial influence over our company and his interests may not be aligned with your interests.

        Mr. Qingzeng Liu, our chairman, beneficially owns approximately 67.46% and 50.6% of our outstanding shares as of the date of this prospectus and immediately after the completion of this offering, respectively, assuming no adjustments to entitlement under the warrants and the full exercise by all warrant holders of their right to purchase ordinary shares of SinoTech from Premium Sino Finance and the full exercise by the underwriters of their options to purchase additional ADSs in this offering. As such, Mr. Liu has substantial influence over our business, including decisions regarding mergers, consolidations and the sale of all or substantially all of our assets and other significant corporate actions. This concentration of ownership may discourage, delay or prevent a change in control of our company, which could deprive our shareholders of an opportunity to receive a premium for your ADSs as part of a sale of our company. These actions may be taken even if they are opposed by our other shareholders.

        In addition, Mr. Liu is the chief executive officer and executive director of Sky China Petroleum Services Ltd., or Sky China, a Singapore-listed company engaged in providing petro-engineering technical services for its customers in the oil and gas industry in China. Sky China provides services related to oil-well drilling, oil extraction engineering, leasing of drilling equipment and tertiary oil recovery. Sky China's business activities, which primarily focus on drilling and equipment leasing, currently do not compete with ours. Sky China's customers are primarily subsidiaries of CNPC. Mr. Liu owes fiduciary duties to Sky China and, as the chairman of our board of directors, to us. As a result, Mr. Liu may have conflicts of interest when faced with decisions that could have different implications for Sky China on the one hand and us on the other hand. If conflicts of interest occur with respect to decisions to be made by Mr. Liu, this could have a material adverse effect on us.

There are risks relating to our acquisition strategy. If we are unable to successfully integrate and manage businesses that we have acquired and any businesses acquired in the future, our results of operations and financial condition could be adversely affected.

        One of our key business strategies is to acquire technologies, operations and assets that are complementary to our existing business. There are financial, operational and legal risks inherent in any acquisition strategy, including increased financial leverage, ability to obtain additional financing, increased interest expense, and difficulties involved in combining disparate company cultures and facilities.

        The success of any completed acquisition will depend on our ability to integrate effectively the acquired business into our existing operations. The process of integrating acquired businesses may involve unforeseen difficulties and may require a disproportionate amount of our managerial and financial resources. In addition, possible future acquisitions may be larger and for purchase prices significantly higher than those paid for earlier acquisitions. We cannot assure you that we will be able to continue to identify suitable acquisition opportunities, negotiate acceptable terms, obtain financing for acquisitions on acceptable terms or successfully acquire identified targets. Our failure to achieve consolidation savings, to incorporate the acquired businesses and assets into our existing operations successfully or to minimize any unforeseen operational difficulties could have a material adverse effect on our financial condition and results of operation.

We may be unable to establish and maintain an effective system of internal control over financial reporting, and, as a result, we may be unable to accurately report our financial results or prevent fraud.

        Before this offering, we have been a private company not subject to Section 404 of the Sarbanes-Oxley Act, or Section 404, and our current internal control system may not be in compliance with the requirements of Section 404. Neither have we engaged any internal control adviser with the necessary expertise to perform an internal control audit pursuant to Section 404 in anticipation of this offering. Upon completion of this offering, we will become a public company in the United States that is, or will be subject to, Section 404, and we expect that we will be required to include a report from management on our internal control over financial reporting in our annual report on Form 20-F beginning with our annual report for the fiscal year ending September 30, 2011. In addition, our independent registered public accounting firm must independently report on the effectiveness of our internal control over financial reporting. Our management or our independent registered public accounting firm may conclude that our internal controls are not effective. Any of these possible outcomes could result in an adverse reaction in the financial marketplace due to a loss of investor confidence in the reliability of our reporting processes, which could materially and adversely affect the trading price of our ADSs. Moreover, effective internal control over financial reporting is necessary for us to produce reliable financial reports and is important to help prevent fraud. Our failure to establish and maintain an effective system of internal control over financial reporting could result in the loss of investor confidence in the reliability of our financial reporting processes, which in turn could harm our business and negatively impact the trading price of our ADSs.

We may be unable to attract and retain skilled and technically knowledgable employees, which could adversely affect our business.

        Our success depends upon attracting and retaining skilled and technically knowledgable employees. A number of our employees are geologists and highly trained technicians, and our failure to continue to attract and retain such individuals could adversely affect our ability to compete in the oilfield services industry. We may confront significant and potentially adverse competition for these skilled and technically knowledgeable personnel, particularly during periods of increased demand for oil and gas. Additionally, at times there may be a shortage of skilled and technical personnel available in the market, potentially compounding the difficulty of attracting and retaining these employees. As a result, our business, results of operations and financial condition may be materially adversely affected.

Our success depends on the services of key members of our management, the loss of any of whom could disrupt our business operations.

        We depend to a large extent on the services of our major shareholder, senior management team and directors. In particular, our controlling shareholder, Mr. Qingzeng Liu, and our chief executive officer, Mr. Guoqiang Xin, have in-depth knowledge of the operation, technology and management of companies in the oilfield services industry, having served at a CNPC subsidiary before joining us. With their knowledge and experience, the service of our major shareholder, senior management team and directors is important to our future prospects and development as we rely on their expertise in developing our business strategies and maintaining our operations. The loss of the service of members of this group of individuals and the failure to find replacements with comparable experience and expertise, could disrupt and adversely affect our operations.

We may be exposed to monetary fines by the local social insurance authority and housing authority and claims from our employees in connection with our non-compliance with regulations with respect to contribution of social insurance and housing provident funds for employees.

        As required by Chinese regulations, we participate in various statutory employee social insurance and other benefit plan that are organized by relevant governments authorities, including compulsory pension, unemployment, medical, work-related injury and maternity insurance, and housing provident funds. TNH must make monthly contributions at statutory rates of each employee's average monthly income in the preceding year, up to a maximum amount specified by the local authorities from time to time. TNH has not fully made contributions for all of its employees since its establishment. We may be required by the relevant authorities in Tianjin to pay the outstanding amount within a specified time limit and may also be subject to a late fee of 0.2% per day of the outstanding social insurance amount and a monetary fine of RMB10,000 ($1,465) to RMB50,000 ($7,325) for non-compliance in payment of housing provident funds. TNH employees are also entitled to claim payment of such funds individually. So far, we have not received any notice from the local authorities or any claim from our current and former employees regarding our non-compliance in this regard. We have made a provision of approximately $1.2 million and $1.5 million in our financial statements as of September 30, 2009 and June 30, 2010, respectively, for the outstanding obligations, the late fee and penalties which may apply to us. However, if any of the foregoing occurs, the provision made in our financial statements may not be sufficient to cover all related costs and expenses including legal costs, and our reputation, financial condition and results of operations could be materially and adversely affected.

The loss of our exclusive right to use LHD equipment in the PRC may materially adversely affect our business and results of operations.

        Our exclusive right to use Jet Drill's LHD equipment in the PRC relies in part on the validity and effectiveness of the underlying U.S. patents. Three of the patents underlying the LHD technology, or the Base Patents, expire on October 1, 2013 and a fourth underlying patent expires on March 1, 2019. The expiration of any of these patents, or the invalidation of Jet Drill's or its affiliates' rights to the LHD technology, may impair the validity or effectiveness of our exclusive right to use LHD equipment in the PRC. Particularly, the Jet Drill Companies obtained the exclusive right to market the technology as embodied in the Base Patents in the PRC from the holder, or the Holder, of the Base Patents in 2008. The Holder, who acquired such patents from their original owner in 2006, has subsequently transferred the patents to a third party. Neither the transfer of the patents from their original owner to the Holder, nor the subsequent transfer of the patents from the Holder to the third party, was recorded with the United States Patent and Trademark Office, or the USPTO, until October 6, 2010. As a result, there can be no assurance that the validity or the enforceability of Jet Drill's rights to the LHD technology will not be challenged by third parties who may have purchased such patents in good faith for value, prior to October 6, 2010. Accordingly, we cannot assure you that our exclusive right to use LHD equipment in the PRC will not be challenged by third parties in the future.

        Our near-term growth strategy and prospects depend on the competitive advantage afforded us by our exclusive right to use the LHD equipment in the PRC. Moreover, our ability to enforce our exclusive right may be impaired upon the expiration or invalidation of any of the underlying LHD patents or the disclosure or independent development by third parties of related LHD technology. Similarly, in the event of a default by any of the Jet Drill Companies in their obligations to maintain the exclusivity of our license, the extent to which we may recover damages in an action for breach will be limited by the financial resources of the Jet Drill Companies. As a result, the loss of our exclusive right to use LHD equipment in the PRC may materially affect our business and results of operations.

If we grant share options, restricted shares or other equity incentives in the future, our operating results could be materially adversely affected.

        We are authorized to issue share options, restricted shares or other equity incentives for up to 50,000,000 ordinary shares in the future to our management and other personnel under our 2010 equity incentive plan. We account for share-based compensation by recognizing, as an expense, the fair value of share options and other equity incentives based on the fair value of equity-classified awards on the date of the grant, with such compensation expense recognized generally over the period in which the recipient is required to provide service in exchange for the equity award. If we grant options, restricted shares and other equity incentives to our employees in the future, we could incur significant compensation expenses which could materially reduce our net income, and your investment in our ADSs could be significantly diluted.

The profit guarantee terms of the warrants issued by Premium Sino Finance may result in Mr. Qingzeng Liu ceasing to be our controlling shareholder.

        Mr. Qingzeng Liu, the sole shareholder of Premium Sino Finance, is our controlling shareholder. Mr Liu has in-depth knowledge of our business and the operations, technology and management of companies in the oilfield services industry. As our controlling shareholder, Mr. Liu has substantial influence over our business. Premium Sino Finance issued warrants entitling warrant holders to shares in our company held by Premium Sino Finance. The warrant holders are entitled to receive additional shares in our company from Premium Sino Finance under the warrant instruments if the profit guarantee for TNH of $23.1 million for the calendar year ending December 31, 2010 and $34.6 million for the calendar year ending December 31, 2011 is not met. Under the profit guarantee, the warrant holders' aggregate entitlement to the shares in our company will be adjusted by multiplying the ratio of the guarantee amount to the actual net income of TNH for the calendar years ending December 31, 2010 and 2011. For the calendar year ending December 31, 2011, the higher ratio of the two years would be used. This right of the warrant holders will survive both the exercise by the warrant holders and the completion of this offering.

        We are currently negotiating with the warrant holders for them to waive their profit guarantee right. However, we cannot assure you that our warrant holders will waive this right. Although we expect to meet the financial performance criteria for the profit guarantee, if future developments occur that materially and adversely affect our financial performance leading to our inability to meet the profit guarantee, the additional shares transferable to the warrant holders by Premium Sino Finance under the profit guarantee may result in Mr. Liu ceasing to be our controlling shareholder.

        If Mr. Liu ceases to be our controlling shareholder, we may lose the benefit of Mr. Liu's positive influence on our business through his in-depth knowledge of our business and our industry. As a result, a change in control from the profit guarantee trigger could materially and adversely affect our business and results of operations.

Failure to comply with PRC regulations regarding the registration requirements for employee equity incentive plans may subject our PRC citizen employees or us to fines and other legal or administrative sanctions.

        On March 28, 2007, the SAFE promulgated the Application Procedure of Foreign Exchange Administration for Domestic Individuals Participating in Employee Stock Holding Plan or Share Option Plan of Overseas-Listed Company, or the Share Option Rule. Under the Share Option Rule, PRC citizens who are granted share options or other employee equity incentive awards by an overseas publicly-listed company are required, through a PRC agent who may be a PRC subsidiary of such overseas publicly-listed company, to register with the SAFE and complete certain other procedures related to the share options or other employee equity incentive plans. We and our PRC citizen employees who are granted share options or other equity incentive awards under our 2010 equity incentive plan, or PRC optionees, will be subject to the Share Option Rule once we become an overseas publicly-listed company. If we or our PRC optionees fail to comply with these regulations, we or our PRC optionees may be subject to fines and legal or administrative sanctions.

Risk Factors Relating to China

Adverse changes in political, economic and other policies of the Chinese government could have a material adverse effect on the overall economic growth of China, which could materially and adversely affect the growth of our business and our competitive position.

        All of our business operations are conducted in China. Accordingly, our business, financial condition, results of operations and prospects are affected significantly by economic, political and legal developments in China. The Chinese economy differs from the economies of most developed countries in many respects, including:

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  the degree of government involvement;

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  the level of development;

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  the growth rate;

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  the control of foreign exchange;

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  the allocation of resources;

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  an evolving regulatory system; and

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  lack of sufficient transparency in the regulatory process.

        While the Chinese economy has experienced significant growth in the past 30 years, growth has been uneven, both geographically and among various sectors of the economy. The Chinese economy has also experienced certain adverse effects due to the recent global financial crisis. The Chinese government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures benefit the overall Chinese economy, but may also have a negative effect on us. For example, our financial condition and results of operations may be adversely affected by government control over capital investments or changes in tax regulations that are applicable to us.

        The Chinese economy has been transitioning from a planned economy to a more market-oriented economy. Although in recent years the Chinese government has implemented measures emphasizing the utilization of market forces for economic reform, the reduction of state ownership of productive assets and the establishment of sound corporate governance in business enterprises, a substantial portion of the productive assets in China is still owned by the Chinese government. The continued control of these assets and other aspects of the national economy by the Chinese government could materially and adversely affect our business. The Chinese government also exercises significant control over Chinese economic growth through the allocation of resources, controlling payment of foreign currency-denominated obligations, setting monetary policy and providing preferential treatment to particular industries or companies. Furthermore, since all oilfields in the PRC are owned by national oil and gas companies, the Chinese government can significantly influence the policies, strategies and priorities of these companies, and hence the demand for EOR services, including demand for our LHD and MDF services.

        Any adverse change in the economic conditions or government policies in China could have a material adverse effect on overall economic growth and the level of EOR expenditures by national oil companies, which in turn could lead to a reduction in demand for our services and consequently have a material adverse effect on our businesses.

Under the new EIT Law, we may be classified as a "resident enterprise" of China and be subject to PRC taxation on our worldwide income.

        The new Enterprise Income Tax Law, or EIT Law, provides that enterprises established outside of China whose "de facto management bodies" are located in China are considered "resident enterprises" and are generally subject to the uniform 25% enterprise income tax rate on their worldwide income. In addition, a recent circular issued by the State Administration of Taxation on April 22, 2009, regarding the standards used to classify certain Chinese-invested enterprises controlled by Chinese enterprises or Chinese group enterprises and established outside of China as "resident enterprises" clarified that dividends and other income paid by such offshore "resident enterprises" will be considered to be PRC source income, subject to PRC withholding tax, currently at a rate of 10%, when recognized by non-PRC enterprise shareholders. This recent circular also subjects such offshore "resident enterprises" to various reporting requirements with the PRC tax authorities. Under the implementation regulations to the new EIT Law, a "de facto management body" is defined as a body that has material and overall management and control over the manufacturing and business operations, personnel and human resources, finances and properties of an enterprise. In addition, the recent circular further provided that certain Chinese-invested enterprises controlled by Chinese enterprises or Chinese group enterprises will be classified as "resident enterprises" if all of the following are located or resident in China: senior management personnel and departments that are responsible for daily production, operation and management; financial and personnel decision making bodies; key properties, accounting books, company seal, and minutes of board meetings and shareholders' meetings; and half or more of the directors with voting rights or senior management. However, as this circular only applies to enterprises established outside of China that are controlled by PRC enterprises or groups of PRC enterprises, it remains unclear how the tax authorities will determine the location of "de facto management bodies"

for overseas incorporated enterprises that are controlled by individual PRC residents like us. Therefore, although substantially all of our management is currently located in the PRC and all of our revenues arise from our operations in the PRC, it remains unclear whether the PRC tax authorities would require or permit our overseas registered entities to be treated as PRC resident enterprises. If the PRC tax authorities determine that we are a "resident enterprise," we may be subject to enterprise income tax at a rate of 25% on our worldwide income, which may have a material and adverse impact on our financial condition and results of operations and the dividends paid by us to our investors may be subject to PRC withholding tax.

Dividends we receive from our operating subsidiary located in the PRC may be subject to PRC withholding tax.

        The EIT Law provides that a maximum income tax rate of 20% may be applicable to dividends payable to non-PRC investors that are "non-resident enterprises," to the extent such dividends are derived from sources within the PRC, and the State Council has reduced such rate to 10%, in the absence of any applicable tax treaties that may reduce such rate, through the implementation regulations. We are a Cayman Islands holding company and substantially all of our income may be derived from dividends we receive from our operating subsidiary, TNH, located in the PRC. If we are required under the EIT Law to pay income tax for any dividends we receive from TNH, the amount of dividends, if any, we may pay to our shareholders and ADS holders may be materially and adversely affected.

        According to the Double Taxation Arrangement (Hong Kong), Notice 112 and Notice 601, dividends paid to enterprises incorporated in Hong Kong are subject to a withholding tax of 5% provided that a Hong Kong resident enterprise owns over 25% of the PRC enterprise distributing the dividend and can be considered as a "beneficial owner" and entitled to treaty benefits under the Double Taxation Arrangement (Hong Kong). Thus, as International Petroleum Services Corporation Limited, or International Petroleum, is a Hong Kong company and owns 100% of TNH, under the aforementioned arrangement dividends paid to us through International Petroleum by TNH may be subject to the 5% income tax if we and International Petroleum are considered as "non-resident enterprises" under the EIT Law and International Petroleum is considered as a "beneficial owner" and entitled to treaty benefits under the Double Taxation Arrangement (Hong Kong). If International Petroleum is not regarded as the beneficial owner of any such dividends, it will not be entitled to the treaty benefits under the Double Taxation Arrangement (Hong Kong). As a result, such dividends would be subject to normal withholding income tax of 10% as provided by the PRC domestic law rather than the favorable rate of 5% applicable under the Double Taxation Arrangement (Hong Kong).

Dividends payable by us to our foreign investors and gains on the sale of our ADSs or ordinary shares may become subject to taxes under PRC tax laws.

        Under the EIT Law and implementation regulations issued by the State Council, a 10% PRC income tax is applicable to dividends payable to investors that are "non-resident enterprises," which do not have an establishment or place of business in the PRC or which have such establishment or place of business but have income not effectively connected with the establishment or place of business, to the extent such dividends are derived from sources within the PRC. Similarly, any gain realized on the transfer of ADSs or shares by such investors is also subject to a 10% PRC income tax if such gain is regarded as income derived from sources within the PRC. It is unclear whether dividends paid on our ordinary shares or ADSs, or any gain realized from the transfer of our ordinary shares or ADSs, would be treated as income derived from sources within the PRC and would as a result be subject to PRC tax. If we are considered a PRC "resident enterprise," then any dividends paid to our overseas shareholders or ADS holders that are "non-resident enterprises" may be regarded as being derived from PRC sources and, as a result, would be subject to PRC withholding tax at a rate of 10%. In addition, if we are considered a PRC "resident enterprise," non-resident enterprise shareholders of our ordinary shares or ADSs may be eligible for the benefits of income tax treaties entered into between China and other countries. If we are required under the EIT Law to withhold PRC income tax on dividends payable to our non-PRC investors that are "non-resident enterprises," or if you are required to pay PRC income tax on the transfer of our ordinary shares or ADSs, the value of your investment in our ordinary shares or ADSs may be materially and adversely affected.

The enforcement of the Labor Contract Law and other labor-related regulations in China may adversely affect our business and our results of operations.

        On June 29, 2007, the National People's Congress of China enacted the Labor Contract Law, which became effective on January 1, 2008. The Labor Contract Law establishes more restrictions and increases costs for employers to dismiss employees under certain circumstances, including specific provisions related to fixed-term employment contracts, non-fixed-term employment contracts, task-based employment, part-time employment, probation, consultation with the labor union and employee representative's council, employment without a contract, dismissal of employees, compensation upon termination and for overtime work, and collective bargaining. According to the Labor Contract Law, unless otherwise provided by law, an employer is obliged to sign a labor contract with an indefinite term with an employee if the employer continues to hire the employee after the expiration of two consecutive fixed-term labor contracts. Severance pay is required if a labor contract expires without renewal because the employer refuses to renew the labor contract or provides less favorable terms for renewal. In addition, under the Regulations on Paid Annual Leave for Employees, which became effective on January 1, 2008, employees who have served more than one year for an employer are entitled to a paid vacation ranging from 5 to 15 days, depending on the number of the employee's working years at the employer. Employees who waive such vacation time at the request of employers shall be compensated for three times their regular salaries for each waived vacation day. As a result of these new measures designed to enhance labor protection, our labor costs are expected to increase, which may adversely affect our business and our results of operations. In addition, the PRC government in the future may enact further labor-related legislation that increases our labor costs and restricts our operations.

The PRC legal system embodies uncertainties which could limit the legal protections available to you and us.

        As our main operating entities and a substantial majority of our assets are located in China, PRC laws and the PRC legal system in general may have a significant impact on our business operations. Although China's legal system has developed rapidly over the last several decades, PRC laws, regulations and legal requirements remain underdeveloped relative to the United States. Moreover, PRC laws and regulations change frequently and their interpretation and enforcement involve uncertainties. For example, the interpretation or enforcement of PRC laws and regulations may be subject to unpublished government rules or policies. In addition, the relative inexperience of China's judiciary in some cases may create uncertainty as to the outcome of litigation. These uncertainties could limit our ability to enforce our legal or contractual rights or otherwise adversely affect our business and operations. Furthermore, due to the existence of unpublished rules and policies, and since newly issued PRC laws and regulations may have a retroactive effect, we may not be aware of our violation of certain PRC laws, regulations, policies or rules until after the fact. Accordingly, we cannot predict the effect of future developments in the PRC legal system, particularly with respect to the oil and gas industry. These uncertainties could limit the legal protections available to you and us.

If the China Securities Regulatory Commission, or CSRC, or another PRC regulatory agency, determines that CSRC approval is required in connection with this offering, this offering may be delayed or cancelled, or we may become subject to penalties.

        On August 8, 2006, six PRC regulatory agencies, including the CSRC, promulgated the Regulations on Mergers and Acquisitions of Domestic Companies by Foreign Investors, or the M&A Regulations, which became effective on September 8, 2006. Under these regulations, the prior approval of the CSRC is required for the overseas listing of offshore special purpose vehicles that are directly or indirectly controlled by PRC companies or individuals and used for the purpose of listing PRC onshore interests on an overseas stock exchange. We believe, based on the opinion of our PRC legal counsel, Tian Yuan Law Firm, that we are not required to obtain CSRC approval for the listing and trading of our ADSs on the Nasdaq Global Select Market because we are not an offshore special purpose vehicle, as defined in the M&A Regulations, and the M&A Regulations do not apply to the acquisition of us by Premium Sino Finance, a company wholly owned by Mr. Qingzeng Liu.

        However, since the new regulations have only recently been adopted, there remains some uncertainty as to how these regulations will be interpreted or implemented. If the CSRC or another PRC regulatory agency subsequently determines that the CSRC's approval is required for this offering, we may face sanctions by the CSRC or another PRC regulatory agency. If this happens, these regulatory agencies may impose fines and penalties on our operations in China, limit our operating privileges in China, delay or restrict the repatriation of the proceeds from this offering into China, restrict or prohibit payment or remittance of dividends by our PRC subsidiary to us, or take other actions that could have a material adverse effect on our business, financial condition, results of operations, reputation and prospects, as well as the trading price of our ADSs. The CSRC or another PRC regulatory agency may also take actions requiring us, or making it advisable for us, to delay or cancel this offering before settlement and delivery of the ADSs being offered by us.

        Under the M&A Regulations, the acquisition of a domestic enterprise by a foreign investor must be approved by the Ministry of Commerce, or MOFCOM, or its authorized local branch, and an asset appraisal report issued by an independent asset appraiser must be presented to the approving authority as a basis for determination of the price for such acquisition. Our wholly owned subsidiary in Hong Kong, International Petroleum acquired 100% of the equity interest in TNH in 2007 without such an asset appraisal report. However, the acquisition has been approved by the provincial branch of MOFCOM in Tianjin in accordance with the M&A Regulations and International Petroleum has been duly registered as the legal owner of 100% of the equity interest in TNH since 2007. This acquisition by International Petroleum and the price of this acquisition have not been challenged by the approving authority since then. If MOFCOM, or its local counterpart, decides that the acquisition price is below the fair market value and is not valid, we may have to make up the difference between the above acquisition price and the fair market value. Our ultimate controlling shareholder, Mr. Qingzeng Liu, has undertaken to us in writing that in the event any competent PRC authority challenges the acquisition price of TNH and requires International Petroleum to make up the difference between the above acquisition price and the fair market value at any time in the future, Mr. Qingzeng Liu will indemnify and hold International Petroleum harmless from any losses arising from such requirement. The amount of Mr. Qingzeng Liu's liability under this indemnity will be deducted from the indemnity which Premium Sino Finance has undertaken to pay Mr. Guoqiang Xin under the Supplementary Agreement, dated November 30, 2009, among Premium Sino Finance, Mr. Guoqiang Xin and Mr. Ernest Cheung. See "Our History and Corporate Structure—Our History" for further information on the Supplementary Agreement.

The M&A Regulations establishes more complex procedures for some acquisitions of Chinese companies by foreign investors, which could make it more difficult for us to pursue growth through acquisitions in China.

        The M&A Regulations establishes additional procedures and requirements that could make some acquisitions of Chinese companies by foreign investors more time-consuming and complex, including requirements in some instances that MOFCOM be notified in advance of any change-of-control transaction in which a foreign investor takes control of a Chinese domestic enterprise. We may grow our business in part by acquiring complementary businesses. Complying with the requirements of the M&A Regulations to complete such transactions could be time-consuming, and any required approval processes, including obtaining approval from MOFCOM, may delay or inhibit our ability to complete such transactions, which could affect our ability to expand our business or maintain our market share.

A failure by our shareholders or beneficial owners who are PRC citizens or residents in China to comply with certain PRC foreign exchange regulations could restrict our ability to distribute profits, restrict our overseas and cross-border investment activities or subject us to liability under PRC laws, which could adversely affect our business and financial condition.

        In October 2005, China's State Administration of Foreign Exchange, or SAFE, issued the Notice on Relevant Issues Concerning Foreign Exchange Administration for PRC Residents Engaging in Financing and Roundtrip Investments via Overseas Special Purpose Vehicles, or SAFE Circular 75. SAFE Circular 75 states that PRC citizens or residents must register with the relevant local SAFE branch or central SAFE in connection with their establishment or control of an offshore entity established for the purpose of overseas equity financing involving a roundtrip investment whereby the offshore entity acquires or controls onshore assets or equity interests held by the PRC citizens or residents. In addition, such PRC citizens or residents must amend their SAFE registrations when the offshore special purpose company undergoes material events relating to increases or decreases in investment amount, transfers or exchanges of shares, mergers or divisions, long-term equity or debt investments, external guarantees, or other material events that do not involve roundtrip investments. In May 2007, SAFE issued guidance to its local branches regarding the operational procedures for such registration, which provides more specific and stringent requirements on the registration relating to SAFE Circular 75. The guidance imposes obligations on onshore subsidiaries of the offshore special purpose company to coordinate with and supervise the beneficial owners of the offshore entity who are PRC citizens or residents to complete the SAFE registration process.

        We are committed to complying, and to ensuring that our shareholders who are PRC citizens or residents comply, with the SAFE Circular 75 requirements. We understand that Mr. Qingzeng Liu, our ultimate individual controlling shareholder who is a PRC resident, has completed his registration with SAFE Tianjin branch in 2005 for his outbound investments in Premium Sino Finance and other SPVs under Premium Sino Finance. We have been informed by SAFE Tianjin branch that SAFE Circular 75 does not apply to the acquisition of the 90% equity interests in Superport Limited by Premium Sino Finance because no offshore financing activities have occurred in connection with the above acquisition by Premium Sino Finance, Superport Limited or any other offshore SPV in our Group. Accordingly, Mr. Qingzeng Liu intends to update his registration with SAFE for his equity interests in Premium Sino Finance upon the closing of this offering. However, we may not be fully informed of the identities of all our beneficial owners who are PRC citizens or residents, and we cannot compel our beneficial owners to comply with the SAFE Circular 75 requirements. As a result, we cannot assure you that all of our shareholders or beneficial owners who are PRC citizens or residents have complied with, and will in the future make or obtain any applicable registrations or approvals required by, SAFE Circular 75 or other related regulations. Failure by such shareholders or beneficial owners to comply with SAFE Circular 75 could subject us to fines or legal sanctions, restrict our overseas or cross-border investment activities, limit our subsidiaries' ability to make distributions or pay dividends or affect our ownership structure, which could adversely affect our business and prospects. See "—Restrictions under PRC law on our PRC subsidiary's ability to make dividends and other distributions could materially and adversely affect our ability to grow, make investments or acquisitions that could benefit our business, pay dividends to you, and otherwise fund and conduct our businesses."

A failure to comply with PRC regulations regarding the registration of share options and restricted shares of our employees who are PRC citizens may subject such employees or us to fines and legal or administrative sanctions.

        Pursuant to the Implementation Rules of the Administrative Measures on Individual Foreign Exchange, or the Individual Foreign Exchange Rules, promulgated on January 5, 2007 by SAFE and a relevant guidance issued by SAFE in March 2007, PRC citizens who are granted shares or share options by an overseas-listed company according to its employee share option or share incentive plan are required, through the PRC subsidiary of such overseas-listed company or other qualified PRC agents, to register with SAFE and complete certain other procedures related to the share option or other share incentive plan. Foreign exchange income from the sale of shares or dividends distributed by the overseas-listed company must be remitted into China. In addition, the overseas-listed company or its PRC subsidiary or other qualified PRC agent is required to appoint an asset manager or administrator and a custodian bank, and open foreign currency accounts to handle transactions relating to the share option or other share incentive plan. If we grant our PRC citizen employees incentive shares or share options in the future, we and our PRC citizen employees who are PRC incentive shareholders or option holders, will be subject to these rules upon the listing and trading of our ADSs on the Nasdaq Global Select Market. If we or our PRC incentive shareholders or option holders fail to comply with these rules, we or our PRC incentive shareholders or option holders may be subject to fines and legal or administrative sanctions. See "Regulation—Regulations on Foreign Exchange."

PRC government restrictions on the convertibility of Renminbi may limit our ability to effectively utilize our revenues and funds and the ability of our PRC subsidiary to obtain financing.

        Our revenues and a substantial portion of our costs and expenses are denominated in Renminbi, which is currently not a freely convertible currency, with the remainder of our costs and expenses in U.S. dollars. In order for us to effectively utilize our revenues and the funds raised in this offering, we need to conduct currency exchanges between Renminbi and other currencies. Under PRC regulations as of the date of this prospectus, Renminbi is convertible for "current account transactions," which include, among other things, dividend payments and payments for the import of goods and services. Our PRC subsidiary may also retain foreign exchange in their respective current account bank accounts for use in payment of international current account transactions. Although the Renminbi has been fully convertible for current account transactions since 1996, we cannot assure you that the relevant PRC government authorities will not limit or eliminate our ability to purchase and retain foreign currencies for current account transactions in the future.

        Conversion of Renminbi into foreign currencies, and of foreign currencies into Renminbi, for payments relating to "capital account transactions," which principally include investments and loans, generally requires the approval of SAFE and other relevant PRC governmental authorities. Restrictions on the convertibility of the Renminbi for capital account transactions could affect the ability of our PRC subsidiary to make investments overseas or to obtain foreign exchange through debt or equity financing, including by means of loans or capital contributions from us.

        If we finance our PRC subsidiary through additional capital contributions, the amount of these capital contributions must be approved by MOFCOM in China or its local counterpart. On August 29, 2008, SAFE promulgated Circular 142, a notice regulating the conversion by a foreign-invested company of foreign currency into Renminbi by restricting how the converted Renminbi may be used. The notice requires that Renminbi converted from the foreign currency-denominated capital of a foreign-invested company may only be used for purposes within the business scope approved by the applicable governmental authority and may not be used for equity investments within the PRC unless specifically provided for otherwise in its business scope. In addition, SAFE strengthened its oversight of the flow and use of Renminbi funds converted from the foreign currency denominated capital of a foreign-invested company. The use of such Renminbi may not be changed without approval from SAFE, and may not be used to repay Renminbi loans if the proceeds of such loans have not yet been used for purposes within the company's approved business scope. Violations of Circular 142 may result in severe penalties, including substantial fines as set forth in the Foreign Exchange Administration Regulations.

        We cannot assure you that we will be able to complete the necessary government registrations or obtain the necessary government approvals on a timely basis, if at all, with respect to future loans by us to our PRC subsidiary or with respect to future capital contributions by us to our PRC subsidiary. If we fail to complete such registrations or obtain such approvals, our ability to use the proceeds we receive from this offering and to capitalize or otherwise fund our PRC operations may be negatively affected, which could adversely and materially affect our liquidity and our ability to fund and expand our business.

Restrictions under PRC law on our PRC subsidiary's ability to make dividends and other distributions could materially and adversely affect our ability to grow, make investments or acquisitions that could benefit our business, pay dividends to you, and otherwise fund and conduct our businesses.

        A majority of our revenues are earned by our PRC subsidiary. However, PRC regulations restrict the ability of our PRC subsidiary to make dividends and other payments to their offshore parent company. PRC legal restrictions permit payments of dividends by our PRC subsidiary only out of their accumulated after-tax profits, if any, determined in accordance with PRC accounting standards and regulations. Our PRC subsidiary is also required under PRC laws and regulations to allocate at least 10% of its annual after-tax profits determined in accordance with PRC GAAP to a statutory general reserve fund until the cumulative amount in such fund reaches 50% of the company's registered capital. Allocations to this statutory reserve fund can only be used for specific purposes and are not transferable to us in the form of loans, advances or dividends. As of September 30, 2009 and June 30, 2010, our PRC subsidiary had allocated $5.1 million and $6.1 million, respectively, to these statutory reserve funds. The total amount of our retained earnings was $11.6 million as of September 30, 2008 and $5.2 million as of September 30, 2009, and our total accumulated losses as of June 30, 2010 were $2.0 million. Any limitations on the ability of our PRC subsidiary to transfer funds to us could materially and adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our business, pay dividends and otherwise fund and conduct our business.

        In addition, under the EIT law, the Notice of the State Administration of Taxation on Negotiated Reduction of Dividends and Interest Rates, or Notice 112, which was issued on January 29, 2008, the Arrangement between the PRC and the Hong Kong Special Administrative Region on the Avoidance of Double Taxation and Prevention of Fiscal Evasion with respect to Taxes on Income, or the Double Taxation Arrangement (Hong Kong), which became effective on January 1, 2007, and the Notice of the State Administration of Taxation Regarding Interpretation and Recognition of Beneficial Owners under Tax Treaties, or Notice 601, which became effective on October 27, 2009, dividends from our PRC subsidiary paid to us through our Hong Kong subsidiary may be subject to a withholding tax at a rate of 10%, or at a rate of 5% if our Hong Kong subsidiary is considered as a "beneficial owner" that is generally engaged in substantial business activities and entitled to treaty benefits under the Double Taxation Arrangement (Hong Kong). "Beneficial owner" under the relevant PRC rules refers to any person who owns or has control over income or any rights or assets which give rise to such income. Notice 601 further provides that "beneficial owner" could be an individual, a company or any other organization that is generally engaged in substantial business activities and that an agent or a conduit company shall not be regarded as a "beneficial owner." Furthermore, the ultimate tax rate will be determined by treaty between the PRC and the tax residence of the holder of the PRC subsidiary. We are actively monitoring the proposed withholding tax and are evaluating appropriate organizational changes to minimize the corresponding tax impact.

PRC regulation of loans and direct investment by offshore holding companies to PRC entities may delay or prevent us from using the proceeds we receive from this offering to make loans or additional capital contributions to our PRC operating subsidiary and affiliated entities, which could materially and adversely affect our liquidity and our ability to fund and expand our business.

        In utilizing the proceeds we receive from this offering in the manner described in "Use of Proceeds," as an offshore holding company of our PRC subsidiary, we may make loans to our PRC subsidiary, or we may make additional capital contributions to our PRC subsidiary. Any financing to our PRC subsidiary are subject to PRC regulations and approvals. For example, loans by us to our wholly owned subsidiary in China to finance their activities cannot exceed statutory limits and must be registered with SAFE or its local counterpart. We may also decide to finance our PRC subsidiary by means of capital contributions. These capital contributions must be approved by the China's MOFCOM or its local counterparts. We cannot assure you that we will be able to obtain these government registrations or approvals on a timely basis, if at all, with respect to future loans or capital contributions by us to our PRC subsidiary. If we fail to receive such registrations or approvals, our ability to use the proceeds we receive from this offering and to capitalize our PRC operations may be negatively affected, which could materially adversely affect our liquidity and our ability to fund and expand our business.

If we are found to have failed to comply with applicable laws, we may incur additional expenditures or be subject to significant fines and penalties.

        Our operations are subject to PRC laws and regulations applicable to us. However, the scope of many PRC laws and regulations are uncertain, and their implementation could differ significantly in different localities. In certain instances, local implementation rules and their implementation are not necessarily consistent with the regulations at the national level. Although we strive to comply with all applicable PRC laws and regulations, we cannot assure you that the relevant PRC government authorities will not determine that we have not been in compliance with certain laws or regulations.

We may suffer reputational harm and the value of our ADSs may be affected if, due to our strong relationship with PetroChina, we become the target of or are otherwise negatively affected by any public campaign that seeks to persuade or influence PetroChina or its parent company, CNPC, to sever business ties with certain sanctioned countries.

        We understand that CNPC, the parent company of PetroChina, certain affiliates of which are our largest customers, has conducted business activities in Iran, Sudan, Syria and Cuba, which are identified by the U.S. State Department as state sponsors of terrorism and are subject to U.S. economic sanctions and export controls. We do not have any direct or indirect ties with these countries and do not have any plan or intention to have any business dealings with these countries. As a result of CNPC's business dealings, direct or indirect, with these countries, in recent years certain organizations and investors have conducted public campaigns to persuade CNPC and PetroChina, a company listed on the New York Stock Exchange, to end business contacts, direct or indirect, with Iran and Sudan. In response to these public campaigns, certain institutional investors have divested their holdings of PetroChina's securities. To the extent that CNPC continues to engage, directly or indirectly, in business activities in these sanctioned countries, CNPC or PetroChina may become the subject of similar efforts by organizations and investors. Such efforts may negatively impact our reputation as a US-listed service provider to affiliates of PetroChina and investor sentiment with respect to our ADSs may be affected. Investors in the United States may believe that the value of their investment in us may be adversely affected due to our business dealings with PetroChina, or they may choose not to invest in, and to divest any investments in, issuers that are associated even indirectly with CNPC and PetroChina. Any negative investor sentiment as a result of such reputational issues may cause the price of our ADSs to decline and adversely affect the value of your investment in us.

Any future outbreak of a severe form of H1N1 influenza, severe acute respiratory syndrome or avian flu in China, or any similar adverse public health developments, may disrupt our business and operations.

        Adverse public health epidemics or pandemics could disrupt businesses operations and economic activities in China. For example, in 2009, occurrences of H1N1 influenza were reported throughout China, and since 2005, there have been reports on the occurrences of avian influenza in various parts China, including a number of confirmed human cases that resulted in fatalities. From December 2002 to June 2003, China and certain other countries experienced an outbreak of a new and highly contagious form of atypical pneumonia now known as severe acute respiratory syndrome, or SARS. During May and June of 2003, many businesses in China were temporarily closed by the PRC government to prevent transmission of SARS. The World Health Organization has announced that there is a high likelihood of an outbreak of avian flu in Asia, with the potential to be as disruptive as if not more disruptive than SARS. Any recurrence of the SARS outbreak, an avian flu outbreak, a severe H1N1 outbreak, or the development of a similar health hazard in China, may disrupt our business and operations and prevent us from providing our services in a timely manner.

Fluctuations in exchange rates could have an adverse effect on our results of operations and may have a material adverse effect on your investment.

        Our revenues and a substantial portion of our costs and expenses are denominated in Renminbi, which is currently not a freely convertible currency, with the remainder of our costs and expenses in U.S. dollars. Fluctuations in currency exchange rates have had a limited impact on our results of operations in the past, as our customers have made payment to us in Renminbi. However, if we expand to overseas markets, sales of our services to international customers may be denominated in U.S. dollars. Continued fluctuations in exchange rates, particularly among the U.S. dollar and Renminbi, could result in foreign exchange losses and affect our gross and net profit margins.

        Furthermore, the change in value of the Renminbi against the U.S. dollar, Euro and other currencies is affected by, among other things, changes in China's political and economic conditions. On July 21, 2005, the PRC government changed its decade-old policy of pegging the value of the Renminbi to the U.S. dollar. Under the new policy, the Renminbi is permitted to fluctuate within a narrow and managed band against a basket of certain foreign currencies. There remains significant international pressure on the PRC government to adopt an even more flexible currency policy, which could result in a further and more significant appreciation of the Renminbi against the U.S. dollar. As a significant portion of our costs and expenses is denominated in Renminbi, the revaluation in July 2005 and potential future revaluation has and could further increase our costs. In addition, any significant revaluation of the Renminbi may have a material adverse effect on our revenues and financial condition, and the value of, and any dividends payable on, our ordinary shares in foreign currency terms. For example, to the extent that we need to convert U.S. dollars into Renminbi for our operations, appreciation of the Renminbi against the U.S. dollar would have an adverse effect on the Renminbi amount we would receive from the conversion. Conversely, if we decide to convert our Renminbi into U.S. dollars for the purpose of making payments for dividends on our ordinary shares or for other business purposes, appreciation of the U.S. dollar against the Renminbi would have a negative effect on the U.S. dollar amount available to us.

Risk Factors Relating to Our ADSs and This Offering

An active trading market for our ordinary shares or our ADSs may not develop and the trading price for our ADSs may fluctuate significantly.

        Prior to this offering, there has been no public market for our ADSs or our ordinary shares underlying the ADSs. If an active public market for our ADSs does not develop after this offering, the market price and liquidity of our ADSs may be materially and adversely affected. We have applied to list our ADSs on the Nasdaq Global Select Market. A liquid public market for our ADSs may not develop. The initial public offering price for our ADSs will be determined by negotiation between us and the underwriters based upon several factors, including prevailing market conditions, our historical performance, estimates of our business potential and earnings prospects, and the market valuations of similar companies. The price at which the ADSs are traded after this offering may decline below the initial public offering price, meaning that you may experience a decrease in the value of your ADSs regardless of our operating performance or prospects. In the past, following periods of volatility in the market price of a company's securities, shareholders have often instituted securities class action litigation against that company. If we were involved in a class action suit, it could divert the attention of senior management, and, if adversely determined, could have a material adverse effect on our results of operations.

Substantial future sales or perceived sales of our ADSs or ordinary shares by existing shareholders could cause the price of our ADSs to decline.

        If our existing shareholders sell, indicate an intention to sell, or are perceived to intend to sell, substantial amounts of our ordinary shares in the public market after the 180-day contractual lock-up period and other legal restrictions on resale discussed in this prospectus lapse, the trading price of our ordinary shares could decline. Upon completion of this offering, we will have 133,355,264 outstanding ordinary shares, including ordinary shares represented by ADSs and assuming the full exercise by the underwriters of their option to purchase additional ADSs in this offering. All ADSs sold in this offering will be freely tradable, without restriction, in the public market. The representative of the underwriters may, in its sole discretion, permit our officers, directors, warrant holders and shareholders to sell their ordinary shares prior to the expiration of the lock-up agreements. After the lock-up agreements pertaining to this offering expire (180 days or more from the date of this prospectus), all of our outstanding ordinary shares will be eligible for sale in the public market, but they will be subject to volume limitations under Rule 144 under the U.S. Securities Act of 1933, as amended, or the Securities Act. If these additional shares are sold, or if it is perceived that they will be sold in the public market, the trading price of our ordinary shares could decline.

Because the initial public offering price is substantially higher than our pro forma net tangible book value per ADS, you will incur immediate and substantial dilution.

        If you purchase ADSs in this offering, you will pay more for your ADSs than the amount paid by existing shareholders for their ordinary shares on a per ADS basis. As a result, you will experience immediate and substantial dilution of approximately $6.05 per ADS, representing the difference between our pro forma net tangible book value per ADS as of June 30, 2010, after giving effect to this offering and the assumed initial public offering price of $8.50 per ADS (the mid-point of the estimated range of the initial public offering price shown on the front cover of this prospectus).

As a company incorporated in the Cayman Islands, we may adopt certain home country practices in relation to corporate governance matters. These practices may afford less protection to shareholders than they would enjoy if we complied fully with the Nasdaq Global Select Market corporate governance listing standards.

        As a non-U.S. company with shares listed on the Nasdaq Global Select Market, we are subject to the Nasdaq Global Select Market corporate governance listing standards. However, in reliance on Rule

5615(a)(3) of the Nasdaq Listing Rules, which permits a foreign private issuer to follow the corporate governance practices of its home country, we have adopted certain corporate governance practices that differ significantly from the Nasdaq Global Select Market corporate governance listing standards. Specifically, we have not adopted a formal written charter or passed board resolutions with respect to the nominations process for appointees to our board of directors as required by Rule 5605(e)(2) of the Nasdaq Listing Rules. In addition, our directors will neither be nominated by a majority of our independent directors in a vote in which only independent directors participate nor by a nominations committee comprised solely of independent directors as required by Rule 5605(e)(1) of the Nasdaq Listing Rules, and instead will be selected or recommended by the board of directors. Such home country practice differs from the Nasdaq Global Select Market corporate governance listing standards because there are no specific provisions under the Companies Law of the Cayman Islands imposing such requirements. As a result, our executive directors, one of whom is also our major shareholder, may have greater power to make or influence major decisions than they would if we complied with all the Nasdaq Global Select Market corporate governance listing standards. While we may adopt certain practices that are in compliance with the laws of the Cayman Islands, such practices may differ from more stringent requirements imposed by the Nasdaq Global Select Market rules and as such, our shareholders may be afforded less protection under Cayman Islands law than they would under the Nasdaq Global Select Market rules applicable to U.S. domestic issuers.

We may become a passive foreign investment company, or PFIC, which could result in adverse U.S. tax consequences to U.S. holders.

        Based on our financial statements, relevant market and shareholder data, and the projected composition of our income and valuation of our assets, including goodwill, we do not expect to be a passive foreign investment company, or a PFIC, for the taxable year ending September 30, 2010, and we do not expect to become one in the future, although there can be no assurance in this regard. If we become a PFIC, U.S. holders of our ordinary shares or ADSs may become subject to increased tax liabilities under United States federal income tax laws and regulations and will become subject to burdensome reporting requirements. The determination of whether or not we are a PFIC is made on an annual basis and will depend on the composition of our income and assets from time to time. Specifically, for any taxable year we will be classified as a PFIC for United States federal income tax purposes if either (i) 75% or more of our gross income in that taxable year is passive income or (ii) the average percentage of our assets (which includes cash) by value in that taxable year which produce or are held for the production of passive income is at least 50%. The calculation of the value of our assets will be based, in part, on the quarterly market value of our ordinary shares and ADSs, which is subject to change. See "Taxation—United States Federal Income Tax Considerations—Passive Foreign Investment Company."

You may not be able to participate in any future rights offerings and may experience dilution of your holdings in relation to any such offerings.

        We may, from time to time, distribute rights to our shareholders, including rights to acquire securities. Under the deposit agreement, the depositary will not distribute rights to holders of ADSs unless the distribution and sale of rights and the securities to which these rights relate are either exempt from registration under the Securities Act with respect to all holders of ADSs, or are registered under the provisions of the Securities Act. The depositary may, but is not required to, attempt to sell these undistributed rights to third parties, and may allow the rights to lapse. We may be unable to establish an exemption from registration under the Securities Act, and we are under no obligation to file a registration statement with respect to these rights or underlying securities or to endeavor to have a registration statement declared effective. Accordingly, you may be unable to participate in our rights offerings and may experience dilution of your holdings as a result.

You may not be able to exercise your right to vote.

        As an ADS holder, you may only exercise voting rights with respect to the underlying ordinary shares in accordance with the provisions of the deposit agreement. Under the deposit agreement, you must vote by giving voting instructions to the depositary. Upon receipt of your voting instructions, the depositary will endeavor to vote the underlying ordinary shares in accordance with these instructions. Otherwise, you will not be able to exercise your right to vote unless you withdraw the ordinary shares underlying your ADSs.

        Pursuant to our amended and restated memorandum and articles of association, we may convene a shareholders' meeting upon a ten-day notice. When a shareholder's meeting is convened, you may not receive sufficient advance notice to withdraw the ordinary shares underlying your ADSs to allow you to vote with respect to any specific matter. If we give timely notice and ask it to, the depositary will notify you of the upcoming vote and arrange to deliver our voting materials to you. We cannot assure you that you will receive the voting materials in time to instruct the depositary to vote the ordinary shares underlying your ADSs. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that you may not be able to exercise your right to vote and there may be nothing you can do if the ordinary shares underlying your ADSs are not voted as you requested.

The trading price of our ADSs is likely to be volatile, which could result in substantial losses to investors.

        The trading price of our ADSs is likely to be volatile and could fluctuate widely in response to factors relating to our business as well as external factors beyond our control. Factors such as variations in our financial results, announcements of new business initiatives by us or by our competitors, recruitment or departure of key personnel, changes in the estimates of our financial results or changes in the recommendations of any securities analysts electing to follow our securities or the securities of our competitors could cause the market price for our ADSs to change substantially. At the same time, the securities markets may from time to time experience significant price and volume fluctuations that are not related to the operating performance of particular companies. For example, in late 2008 and early 2009, the securities markets in the United States, China and other jurisdictions experienced the largest decline in share prices since September 2001 due to the global economic and financial crisis. These market fluctuations may also have a material adverse effect on the market price of our ADSs.

        In addition, the performance and fluctuation of the market prices of other companies with business operations located mainly in China that have listed their securities in the United States may affect the volatility in the price of and trading volumes for our ADSs. In recent years, a number of PRC companies have listed their securities, or are in the process of preparing for listing their securities, on U.S. stock markets. Some of these companies have experienced significant volatility, including significant price declines in connection with their initial public offerings. The trading performances of these PRC companies' securities at the time of or after their offerings may affect the overall investor sentiment towards PRC companies listed in the United States and consequently may impact the trading performance of our ADSs. These broad market and industry factors may significantly affect the market price and volatility of our ADSs, regardless of our actual operating performance. Any of these factors may result in large and sudden changes in the trading volume and price for our ADSs.

Anti-takeover provisions in our charter documents may discourage a third party from acquiring us, which could limit our shareholders' opportunities to sell their shares at a premium.

        Our amended and restated memorandum and articles of association include provisions that could limit the ability of others to acquire control of us, modify our structure or cause us to engage in change-of-control transactions. For example, our board of directors will have the authority, without further action by our shareholders, to issue preferred shares in one or more series and to fix the powers and rights of these shares, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights associated with our ordinary shares in the form of ADSs or otherwise. Preferred shares could thus be issued quickly with terms calculated to delay or prevent a change in control or make removal of management more difficult. In addition, if our board of directors issues preferred shares, the market price of our ADSs may fall and the voting and other rights of the holders of our ordinary shares and ADSs may be materially and adversely affected. The above provisions could have the effect of depriving our shareholders of an opportunity to sell their shares at a premium over prevailing market prices by discouraging third parties from seeking to obtain control of us in a tender offer or similar transaction.

We are a Cayman Islands company and, because judicial precedent regarding the rights of shareholders is more limited under Cayman Islands law than under U.S. law, you may have less protection of your shareholder rights than you would under U.S. law.

        Our corporate affairs are governed by our amended and restated memorandum and articles of association, the Cayman Islands Companies Law (2010 Revision), as amended, and the common law of the Cayman Islands. The rights of shareholders to take action against the directors, the rights of minority shareholders to institute actions and the fiduciary responsibilities of our directors to us under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from English common law, which has persuasive, but not binding, authority on a court in the Cayman Islands. The rights of our shareholders and the fiduciary responsibilities of our directors under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a less developed body of securities laws than the United States. In addition, some U.S. states, such as Delaware, have more fully developed and judicially interpreted bodies of corporate law than the Cayman Islands. Furthermore, shareholders of Cayman Islands companies may not have standing to initiate a shareholder derivative action in a federal court of the United States.

        You should also read "Description of Share Capital—Differences in Corporate Law" for some of the differences between the corporate and securities laws in the Cayman Islands and the United States.

You will have limited ability to bring an action against us or against our directors and officers, or to enforce a judgment against us or them, because we are incorporated in the Cayman Islands, because we conduct a majority of our operations in China and because the majority of our directors and officers reside outside the United States.

        We are incorporated in the Cayman Islands and conduct our operations primarily in China. A substantial majority of our assets are located outside the United States and most of our directors and officers reside outside the United States. As a result, it may be difficult or impossible for you to bring an action against us or against these individuals in the Cayman Islands or in China in the event that you believe that your rights have been infringed under the applicable securities laws or otherwise. Even if you are successful in bringing an action of this kind in United States courts, the laws of the Cayman Islands and of China may render you unable to enforce a judgment of United States courts against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States. For more information regarding the relevant laws of the Cayman Islands and China, see "Enforceability of Civil Liabilities."

        As a result of all of the above, our public shareholders may have more difficulty in protecting their interests through actions taken against our management, our board of directors or our controlling shareholders than they would as public shareholders of a corporation incorporated in a jurisdiction in the United States.

Your ability to protect your rights as shareholders through the U.S. federal courts may be limited because we are incorporated under Cayman Islands law.

        Cayman Islands companies may not have standing to initiate a derivative action in a federal court of the United States. As a result, your ability to protect your interests if you are harmed in a manner that would otherwise enable you to sue in a United States federal court may be limited to direct shareholder lawsuits.

We have considerable discretion as to the use of the net proceeds from this offering and we may use these proceeds in ways with which you may not agree.

        We plan to allocate a large proportion of the net proceeds of this offering to repay in full our outstanding loan under our loan facility of up to $65.0 million from Deutsche Bank AG, Hong Kong Branch, of which we have utilized $50.0 million, and to expand our LHD services operations. Nevertheless, our management will have considerable discretion in the application of these proceeds received by us based on any subsequent event or development. You will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. You must rely on the judgment of our management regarding the application of the net proceeds of this offering. The net proceeds may be used for corporate or other purposes with which you do not agree or that do not improve our profitability or increase our ADS price. The net proceeds from this offering may also be placed in investments that do not produce income or that lose value.

The voting rights of holders of ADSs are limited in several significant ways by the terms of the deposit agreement.

        Holders of our ADSs may only exercise their voting rights with respect to the underlying ordinary shares in accordance with the provisions of the deposit agreement. Upon receipt of voting instructions from a holder of ADSs in the manner set forth in the deposit agreement, the depositary will endeavor to vote the underlying ordinary shares in accordance with these instructions. Under our amended and restated memorandum and articles of association and Cayman Islands law, the minimum notice period required for convening a general meeting is ten days. When a general meeting is convened, you may not receive sufficient notice of a shareholders' meeting to permit you to withdraw your ordinary shares to allow you to cast your vote with respect to any specific matter at the meeting. In addition, the depositary and its agents may not be able to send voting instructions to you or carry out your voting instructions in a timely manner. We will make all reasonable efforts to cause the depositary to extend voting rights to you in a timely manner, but we cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote the shares underlying your ADSs. Furthermore, the depositary and its agents will not be responsible for any failure to carry out any instructions to vote, for the manner in which any vote is cast or for the effect of any such vote. As a result, you may not be able to exercise your right to vote and you may lack recourse if the shares underlying your ADSs are not voted as you requested.

The depositary of our ADSs will, except in limited circumstances, grant to us a discretionary proxy to vote the ordinary shares underlying your ADSs if you do not vote at shareholders' meetings, which could adversely affect your interests and the ability of our shareholders as a group to influence the management of our company.

        Under the deposit agreement for the ADSs, the depositary will give us a discretionary proxy to vote our ordinary shares underlying your ADSs at shareholders' meetings if you do not vote, unless:

  •
  we have failed to timely provide the depositary with our notice of meeting and related voting materials;

  •
  we have instructed the depositary that we do not wish a discretionary proxy to be given;

  •
  we have informed the depositary that there is substantial opposition as to a matter to be voted on at the meeting;

  •
  a matter to be voted on at the meeting would have a material adverse impact on shareholders; or

  •
  voting at the meeting is made on a show of hands.

        The effect of this discretionary proxy is that you cannot prevent our ordinary shares underlying your ADSs from being voted, absent the situations described above, and it may make it more difficult for holders of ADSs to influence the management of our company. Holders of our ordinary shares are not subject to this discretionary proxy.

You may not receive distributions on our ordinary shares or any value for them if it is unlawful or impractical for us to make them available to you.

        The depositary of our ADSs has agreed to pay you the cash dividends or other distributions it or the custodian for our ADSs receives on our ordinary shares or other deposited securities after deducting its fees and expenses. You will receive these distributions in proportion to the number of our ordinary shares your ADSs represent. However, the depositary is not responsible if it is unlawful or impractical to make a distribution available to any holders of ADSs. For example, it would be unlawful to make a distribution to a holder of ADSs if it consists of securities that require registration under the Securities Act but that are not properly registered or distributed pursuant to an applicable exemption from registration. The depositary is not responsible for making a distribution available to any holders of ADSs if any government approval or registration is required for such distribution. The depositary may also determine that it is not feasible to distribute certain property through the mail. Additionally, the value of certain distributions may be less than the cost of mailing them. In these cases, the depositary may determine not to distribute such property. We have no obligation to register under U.S. securities laws any ADSs, ordinary shares, rights or other securities received through such distributions. We also have no obligation to take any other action to permit the distribution of our ADSs, ordinary shares, rights or anything else to holders of our ADSs. This means that you may not receive the distributions we make on our ordinary shares or any value for them if it is unlawful or impractical for us to make them available to you. These restrictions may have a material and adverse effect on the value of your ADSs.

You may be subject to limitations on the transfer of your ADSs.

        Your ADSs, represented by American depositary receipts, are transferable on the books of the depositary. However, the depositary may close its books at any time or from time to time when it deems expedient in connection with the performance of its duties. The depositary may close its books from time to time for a number of reasons, including in connection with corporate events such as a rights offering, during which time the depositary needs to maintain an exact number of ADS holders on its books for a specified period. The depositary may also close its books in emergencies, and on weekends and public holidays. The depositary may refuse to deliver, transfer or register transfers of our ADSs generally when our books or the books of the depositary are closed, or at any time if we think or the depositary thinks it is necessary or advisable to do so in connection with the performance of its duty under the deposit agreement, including due to any requirement of law or any government or governmental body, or under any provision of the deposit agreement.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus contains forward-looking statements that involve risks and uncertainties, including statements based on our current expectations, assumptions, estimates and projections about us and our industry. The forward-looking statements are contained principally in the sections entitled "Prospectus Summary," "Risk Factors," "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations", "Industry" and "Our Business." These statements relate to events that involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from those expressed or implied by the forward-looking statements. In some cases, these forward-looking statements can be identified by words or phrases such as "may," "will," "expect," "anticipate," "aim," "estimate," "intend," "plan," "believe," "potential," "continue," "is/are likely to" or other similar expressions. The forward-looking statements included in this prospectus relate to, among others:

  •
  our goals and strategies;

  •
  our future business development, growth of our operations, financial condition and results of operations;

  •
  our ability to introduce successful new services and attract new clients;

  •
  growth of the enhanced oil recovery services market in China and worldwide;

  •
  our beliefs regarding our strengths and strategies;

  •
  changes in the oil services industry in China, including changes in the policies and regulations of the PRC government governing the oil services industry;

  •
  our access to current or future financing arrangements;

  •
  our planned use of proceeds; and

  •
  fluctuations in general economic and business conditions in China.

        This prospectus also contains market data relating to the EOR services industry in China and worldwide, that includes projections based on a number of assumptions. The EOR services industry in China and worldwide may not grow at the rates projected by market data, or at all. The failure of these markets to grow at the projected rates may have a material adverse effect on our business and the market price of our ADSs. If any one or more of the assumptions underlying the market data turns out to be incorrect, actual results may differ from the projections based on these assumptions. You should not place undue reliance on these forward-looking statements.

        The forward-looking statements made in this prospectus relate only to events or information as of the date on which the statements are made in this prospectus. Except as required by law, we undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events. You should read this prospectus and the documents that we have referred to in this prospectus and have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect.

 OUR HISTORY AND CORPORATE STRUCTURE

Our Shareholders

        Our existing shareholders as of the date of this prospectus are, assuming all outstanding warrants issued by Premium Sino Finance are fully exercised by the warrant holders to purchase ordinary shares in our company held by Premium Sino Finance and there are no adjustments to the warrant holders' entitlement to the number of such shares based on the warrant holders' profit guarantee rights as set forth in the warrant instruments:

  •
  Premium Sino Finance Limited, which beneficially owns 67.46% of our outstanding shares;

  •
  Wise Worldwide Co. Ltd., which beneficially owns 4.50% of our outstanding shares;

  •
  Prosperia International Limited, which beneficially owns 4.00% of our outstanding shares;

  •
  King Da Investment Fund Limited, which beneficially owns 1.5% of our outstanding shares;

  •
  CCB International Asset Management Limited, a warrant holder which collectively beneficially owns 7.32% of our outstanding shares;

  •
  Sequoia Capital China Funds, warrant holders which collectively beneficially own 5.17% of our outstanding shares;

  •
  Deutsche Bank AG, Hong Kong Branch, a warrant holder which beneficially owns 4.02% of our outstanding shares;

  •
  Ample Fame Limited, a warrant holder which beneficially owns 2.15% of our outstanding shares;

  •
  Good Merit International Limited, a warrant holder which beneficially owns 1.72% of our outstanding shares;

  •
  Action Century Limited, a warrant holder which beneficially owns 1.29% of our outstanding shares; and

  •
  Target Millions Limited, a warrant holder which beneficially owns 0.86% of our outstanding shares.

        Each warrant holder has given notice to fully exercise all of its rights to purchase ordinary shares in our company held by Premium Sino Finance effective on the date of the commencement of the trading of our ADSs on the Nasdaq Global Select Market. See "Principal and Selling Shareholders" for further information on our shareholding structure.

Our History

        We commenced operation in October 2004 as Tianjin New Highland Science and Technology Development Co., Ltd., or TNH. On October 12, 2007, International Petroleum Services Corporation Limited, or International Petroleum, a company incorporated in Hong Kong and then wholly owned by Mr. Ernest Cheung, entered into an equity transfer agreement with Mr. Guoqiang Xin, who serves as our current CEO, Mr. Fengkai Liu and Mr. Fengshan Liu, the then shareholders of TNH, under which:

  •
  Mr. Guoqiang Xin transferred his 94.60% of the equity interest in TNH to International Petroleum for a consideration of RMB33,205,000;

  •
  Mr. Fengkai Liu transferred his 5% of the equity interest in TNH for a consideration of RMB1,755,000; and

  •
  Mr. Fengshan Liu transferred his 0.40% of the equity interest in TNH for a consideration of RMB140,000.

        The equity acquisition under the equity transfer agreement, or the 2007 Acquisition, was approved by the local counterpart of the Ministry of Commerce, or MOFCOM, in Tianjin on December 18, 2007

and a Certificate of Approval for Foreign Invested Enterprise in the PRC was issued by the Tianjin Municipal Government on December 21, 2007. TNH obtained a new business license on January 10, 2008 to change its corporate status to a wholly foreign owned enterprise, or WFOE.

        To enable us to raise equity capital from investors outside of China, we set up an offshore holding company structure by establishing Superport Limited, a British Virgin Islands incorporated company, in March 2009 to hold 100% of the equity interest in International Petroleum on May 4, 2009 for a consideration of HK$5,000. On May 6, 2009, under an equity transfer agreement entered into between Mr. Ernest Cheung, the sole shareholder of Superport Limited, Premium Sino Finance Limited, or Premium Sino Finance, a British Virgin Islands incorporated company, whose sole director and shareholder is Mr. Qingzeng Liu, who serves as our current Chairman, Premium Sino Finance acquired 90% of the outstanding share capital of Superport Limited for a consideration of RMB45,000,000, or the 2009 Acquisition. The remaining 10% of the outstanding share capital of Superport Limited were acquired by Wise Worldwide Limited, or Wise Worldwide, a British Virgin Islands incorporated company, from Mr. Ernest Cheung for a consideration of RMB5,000,000. Subsequently, Wise Worldwide transferred some of the shares in Superport Limited it held to Prosperia International Limited, a British Virgin Islands incorporated company, and King Da Investment Fund Limited, a Cayman Islands incorporated company.

        In furtherance of certain oral agreements reached in connection with the 2007 Acquisition and 2009 Acquisition and in order to remunerate Mr. Ernest Cheung and Mr. Guoqiang Xin for the financial performance of TNH subsequent to those acquisitions, on November 30, 2009, Premium Sino Finance, Mr. Guoqiang Xin and Mr. Ernest Cheung entered into a supplemental agreement, under which the parties agreed, among other things, that:

  •
  the fair value of TNH in 2007, or the TNH 2007 valuation, shall be 4.5 times of the audited net profit recorded by TNH in 2007; while the fair value of TNH in 2009, or the TNH 2009 valuation, shall be 5 times of the average of audited net profits recorded by TNH in 2008 and 2009 respectively;

  •
  Premium Sino Finance shall pay Mr. Ernest Cheung an additional consideration, or the additional consideration, for the 2009 Acquisition, which is equivalent to the difference between the TNH 2009 valuation and the RMB50,000,000 Premium Sino Finance and Wise Worldwide paid to Mr. Ernest Cheung for the 2009 Acquisition; and

  •
  Mr. Ernest Cheung instructs Premium Sino Finance to pay to Mr. Guoqiang Xin, out of the additional consideration, an amount equivalent to the difference between the TNH 2007 valuation and the RMB35,100,000 Mr. Ernest Cheung paid to Mr. Guoqiang Xin for the 2007 Acquisition.

        We incorporated SinoTech Energy Limited, or SinoTech, in the Cayman Islands on June 9, 2010 as our listing vehicle. SinoTech became our ultimate holding company on October 12, 2010 when it issued shares to the existing shareholders of Superport Limited in exchange for all of the outstanding shares of Superport Limited.

Our Financing Arrangements

        On January 11, 2010, TNH entered into an amended and restated facility agreement, or the Deutsche Bank loan facility, with a group of financial institutions, or the lenders, for a loan of up to $65.0 million, of which $50.0 million was utilized. The loan proceeds were used to finance our purchase of six LHD units and further purchase of two additional LHD units. The interest rates are 4.5%, 6.5% and 8.5% per annum above the LIBOR for the first 12 months, the next 6 months and thereafter, respectively. The loan is repayable on January 21, 2015. The lenders have a put option to request the repayment of the loan on July 23, 2012. In connection with the interposition of SinoTech as the holding company of Superport, the Deutsche Bank loan facility was further amended, effective on October 12, 2010.

        We have utilized $50.0 million of this facility. As security for the loan, we entered into a security trust deed, as amended, effective on October 12, 2010, with the facility agent of the Deutsche Bank loan facility, Deutsche Bank AG, Hong Kong Branch, or Deutsche Bank, and the security agent of the Deutsche Bank loan facility, DB Trustees (Hong Kong) Limited, or DB Trustees, and:

  •
  we pledged our receivables relating to our material sales contracts to DB Trustees.

  •
  we mortgaged our two existing LHD units, six LHD units that were being financed by the proceeds of the Deutsche Bank facility agreement, as well as two upcoming LHD units that had not yet been acquired at that time to DB Trustees.

  •
  we entered into an account control agreement with DB Trustees and China Construction Bank Corporation as account manager with respect to an onshore cash collateral account.

  •
  International Petroleum, pledged all of its equity interest in TNH's shares to DB Trustees.

  •
  International Petroleum created a debenture over all of its assets in favor of DB Trustees.

  •
  Superport Limited charged all of its assets, including its shares in International Petroleum, to DB Trustees.

  •
  SinoTech charged all of its shares in Superport Limited to DB Trustees.

  •
  SinoTech created a debenture over all of its assets in favor of DB Trustees.

  •
  Premium Sino Finance charged all of its shares in SinoTech to DB Trustees.

Warrants

        As consideration for the loan in January 2010, Superport's then-controlling shareholder, Premium Sino Finance, issued four series of warrants, in Tranches A, B, C and D, to the lenders, to entitle them to purchase a certain percentage of Superport's fully diluted share capital from Premium Sino Finance. As a result of the issuance of the shares of SinoTech on October 12, 2010 to the existing shareholders of Superport in exchange for all of the outstanding shares of Superport and the resulting interposition of SinoTech as the holding company of Superport, the warrants were amended, effective on October 12, 2010, to provide that the warrant holders shall be entitled to purchase a certain percentage of SinoTech's issued share capital, or fully diluted share capital, upon exercise of the warrants rather than Superport's share capital. Premium Sino Finance is required to transfer its shares in SinoTech to the warrant holders upon the exercise of the warrants. The maturity date of these warrants is July 21, 2015. The warrants are exercisable before or after a qualifying initial public offering transaction, or QIPO, event. Upon the occurrence of certain exit events, Premium Sino Finance is required to buy back the warrants from the warrant holders at a specified exit price calculated at the time of exit. Each warrant holder has given notice to fully exercise all of its rights to purchase ordinary shares in our company held by Premium Sino Finance effective on the date of the commencement of the trading of our ADSs on the Nasdaq Global Select Market.

        The warrant holders are entitled to receive from Premium Sino Finance additional shares in our company held by Premium Sino Finance if the profit guarantee for the calendar years ending December 31, 2010 and 2011 is not met. This right to warrant holders survives even after the warrant holders have exercised their warrants. We are currently negotiating with the warrant holders for them to waive this right, but there is no assurance that the warrant holders will agree to such a waiver.

        Under the current profit guarantee, if the net income of TNH is less than the guarantee amount of $23.1 million and $34.6 million (subject to adjustment of the utilization of facilities) for the calendar years ending December 31, 2010 and 2011, respectively, the warrant holders' aggregate entitlement will be adjusted by multiplying the ratio of the guarantee amount to the actual net income for the calendar years ending December 31, 2010 and 2011. For the calendar year ending December 31, 2011, the higher ratio of the two years would be used. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Fair Value of Warrants" and "Risk Factors—Risk Factors Relating to Our Business—The profit guarantee terms of the warrants issued by Premium Sino Finance may result in Mr. Qingzeng Liu ceasing to be our controlling shareholder".

        The additional terms unique to each tranche are summarized as follows:

  Tranche A Warrants

        Premium Sino Finance issued 1,230,769 Tranche A warrants with an aggregate entitlement of 12.30769% of the fully diluted share capital of SinoTech.

        If SinoTech achieves QIPO status before January 21, 2015, the warrant holders are entitled to purchase the warrant share at the lower of 50% of the price of the shares in the QIPO and six times TNH's net income for the 12 months ending December 31, 2010 divided by the fully diluted share capital on the assumption that all the stock options and other rights have been exercised.

        If SinoTech does not have a QIPO before July 23, 2012 or determines not to have a QIPO, the warrant holders can request Premium Sino Finance to repurchase the warrants at $8.905 per warrant.

  Tranche B Warrants

        Premium Sino Finance issued 538,462 Tranche B Warrants with an aggregate entitlement of 5.38462% of the fully diluted share capital of SinoTech.

        If SinoTech achieves QIPO status before January 21, 2015, the warrant holders are entitled to purchase the warrant share at the lower of 50% of the price of the shares in the QIPO and eight times TNH's net income for the 12 months ending December 31, 2010 divided by the fully diluted share capital on the assumption that all the stock options and other rights have been exercised.

        If SinoTech does not have a QIPO before July 23, 2012 or determines not to have a QIPO, the warrant holders can request Premium Sino Finance to repurchase the warrants at $8.905 per warrant.

  Tranche C Warrants

        Premium Sino Finance issued 384,615 Tranche C Warrants with an aggregate entitlement of 3.84615% of the fully diluted share capital of SinoTech.

        If SinoTech achieves QIPO status before January 21, 2015, the warrant holders are entitled to exercise the warrants for zero consideration to receive their percentage entitlement to SinoTech's fully diluted share capital on the assumption that all the stock options and other rights have been exercised.

  Tranche D Warrants

        Premium Sino Finance issued 100,000 Tranche D Warrants with an aggregate entitlement of 1.00% of the fully diluted share capital of SinoTech.

        If SinoTech achieves QIPO status before January 21, 2015, the warrant holders are entitled to exercise the warrants for zero consideration to receive their percentage entitlement to SinoTech's fully diluted share capital on the assumption that all the stock options and other rights have been exercised.

        Since the warrants issued by Premium Sino Finance were for the purpose of obtaining a bank loan by us, the fair value of warrants has been recognized as warrant liabilities in our financial statements with the corresponding amount recognized as the discount to the loan. Management makes estimates and judgments in determining the fair value of the warrants based on its experience in valuation of similar financial instruments with the assistance of an independent third party valuation firm.

        The fair value of warrants at the issue date has been estimated as $44.0 million and therefore warrant liabilities and discount to bank loan of $44.0 million have been recognized on the date of the issue of the warrants. The warrants were re-valued at June 30, 2010 and their fair value at June 30, 2010 amounted to $55.3 million.

Our Corporate Structure

        The following diagram illustrates our corporate structure and the place of organization of each of our subsidiaries as of the date of this prospectus:

Note:

(1)
Assuming all outstanding warrants issued by Premiun Sino Finance are fully exercised by the warrant holders to purchase ordinary shares in our company held by Premium Sino Finance and there are no adjustments to the warrant holders' entitlement to the number of such shares based on the profit guarantee. Warrant holders are Deutsche Bank AG, Hong Kong Branch, CCB International Asset Management Limited, Sequoia Capital China Funds, Ample Fame Limited, Good Merit International Limited, Action Century Limited and Target Millions Limited. They are the holders of the 1,230,769 Tranche A Warrants to Purchase Shares in SinoTech, the 538,462 Tranche B Warrants to Purchase Shares in SinoTech, the 384,615 Tranche C Warrants to Purchase Shares in SinoTech and the 100,000 Tranche D Warrants to Purchase Shares in SinoTech. Each warrant holder has given notice to fully exercise all of its rights to purchase ordinary shares in our company held by Premium Sino Finance effective on the date of the commencement of the trading of our ADSs on the Nasdaq Global Select Market.

USE OF PROCEEDS

        We expect to receive net proceeds from this offering of approximately $120.7 million, based upon an assumed initial offering price of $8.50 per ADS, (the mid-point of the estimated public offering price range shown on the front cover of this prospectus, and after deducting underwriting discounts and the estimated offering expenses payable by us). A $1.00 increase/(decrease) in the assumed initial public offering price of $8.50 per ADS would increase/(decrease) the net proceeds to us from this offering by $14.7 million, after deducting the estimated underwriting discounts and commissions and estimated aggregate offering expenses payable by us and assuming no change to the number of ADSs offered by us as set forth on the cover page of this prospectus.

        We anticipate using the net proceeds we receive from this offering for the following purposes:

Amount	Intended use
Approximately $69.7 million	Make LHD equipment-related capital expenditures
Approximately $51.0 million	Repay the principal amount of our outstanding loan under our facility agreement with Deutsche Bank AG, Hong Kong Branch in full, plus accrued, unpaid interest

        The loan proceeds of the Deutsche Bank loan facility were used to finance our purchase of six LHD units and further purchase of two additional LHD units. The interest rates are 4.5%, 6.5% and 8.5% per annum above the LIBOR for the first 12 months, the next six months and thereafter, respectively. The loan is repayable on January 21, 2015. The lenders have a put option to request the repayment of the loan on July 23, 2012.

        Assuming the underwriters exercise in full their over-allotment option to purchase additional ADSs, we will use any remaining portion of the net proceeds we receive from this offering for working capital and general corporate purposes, including potential acquisitions of, or investments in, other businesses or technologies that we believe will complement our current operations and expansion strategies although we are not currently negotiating for any such acquisitions or investments.

        We will not receive any proceeds from the sale of the ADSs by the selling shareholders.

        In addition, the purposes of this offering also include the retention of employees by providing them with equity incentives and the creation of a public market for our ordinary shares represented by the ADSs for the benefit of our shareholders. We do not have any agreements or understandings to make any material acquisitions of, or investments in, other businesses as of the date of this prospectus.

        The foregoing represents our intentions as of the date of this prospectus with respect to the use and allocation of the net proceeds of this offering based upon our present plans and business conditions, but our management will have significant flexibility and discretion in applying the net proceeds of the offering. The occurrence of unforeseen events or changed business conditions may result in application of the proceeds of this offering in a manner other than as described in this prospectus.

        To the extent that the net proceeds we receive from this offering are not immediately applied for the above purposes or where PRC regulation of loans and direct investment by offshore holding companies to PRC entities delays or prevents us from using the net proceeds to make loans or additional capital contributions to our PRC operating subsidiary, we intend to invest our net proceeds in short-term, interest bearing debt instruments or bank deposits. These investments may have a material adverse effect on the U.S. federal income tax consequences of your investment in our ADSs. It is possible that we may become a passive foreign investment company for U.S. federal income tax purposes, which could result in negative tax consequences for you. These consequences are described in more detail in "Risk Factors—Risk Factors Relating to Our ADSs and This Offering—We may become a passive foreign investment company, or PFIC, which could result in adverse U.S. tax consequences to U.S. holders" and "Taxation—Material United States Federal Income Tax Considerations—Passive Foreign Investment Company."

 CAPITALIZATION

        The following table sets forth our capitalization as of June 30, 2010 presented on:

  •
  an actual basis;

  •
  a pro forma basis to reflect the exercise of all outstanding warrants to purchase                        ordinary shares upon completion of this offering, which is calculated based on an initial public offering price of $8.50 per ADS, the mid-point of the estimated public offering price range shown on the front cover of this prospectus; and

  •
  a pro forma as adjusted basis to give effect to the issuance and sale of the ordinary shares in the form of ADSs offered hereby at an assumed initial public offering price of $8.50 per ADS, the mid-point of the estimated public offering price range shown on the front cover of this prospectus, after deducting underwriting discounts, commissions and estimated offering expenses payable by us and assuming no exercise of the underwriters' over-allotment option and no other change to the number of ADS sold by us as set forth on the cover page of this prospectus.

        The pro forma information below is illustrative only and our capitalization following the closing of this offering is subject to adjustment based on the initial public offering price of our ADSs and other terms of this offering determined at pricing. You should read this table in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated combined financial statements and related notes included elsewhere in this prospectus.

	As of June 30, 2010
	Actual	Pro Forma(1)	Pro Forma as Adjusted(2)
	$	$	$
	(In thousands, except for share and per share data)
Debt:
Bank loan(3)	9,863	9,863	9,863
Shareholders' equity(4):
Ordinary shares, $0.0001 par value per share; 500,000,000 shares authorized; 100,000,000 shares issued and outstanding	100,000,000	100,000,000	131,578,948
Additional paid-in capital	67,120	122,380	243,046
Accumulated other comprehensive income	4,233	4,233	4,233
Accumulated losses	(2,008)	(2,008)	(2,008)

Total shareholders' equity	69,345	124,605	245,271

Total capitalization	79,208	134,468	255,134

(1)
Assuming all outstanding warrants issued by Premium Sino Finance are fully exercised by the warrant holders to purchase ordinary shares in our company held by Premium Sino Finance and there are no adjustments to the warrant holders' entitlement to the number of such shares based on the profit guarantee. See "Our History and Corporate Structure—Warrants." Warrant holders are Deutsche Bank AG, Hong Kong Branch, CCB International Asset Management Limited, Sequoia Capital China Funds, Ample Fame Limited, Good Merit International Limited, Action Century Limited and Target Millions Limited. They are the holders of the 1,230,769 Tranche A Warrants to Purchase Shares in SinoTech, the 538,462 Tranche B Warrants to Purchase Shares in SinoTech, the 384,615 Tranche C Warrants to Purchase Shares in SinoTech and the 100,000 Tranche D Warrants to Purchase Shares in SinoTech. Each warrant holder has given notice to fully exercise all of its rights to purchase shares in our company held by Premium Sino Finance effective on the date of the commencement of the trading of our ADSs on the Nasdaq Global Select Market.

(2)
Assumes that the underwriters do not exercise their over-allotment option to purchase additional ADSs.

(3)
Bank loan amounted to $50,000,000 was obtained from the bank. The interest rates will be 4.5%, 6.5% and 8.5% per annum above the LIBOR for the first 12 months, the next 6 months and thereafter, respectively, and the loan is repayable on January 21, 2015. The fair value of warrants at issue date has been estimated as $44,020,000 and therefore discount to bank loan of $44,020,000 has been recognized on issue date. The discount is to be amortized over the life of the bank loan. As a result, the amount of bank loan net of discount was $9,863,408 at June 30, 2010.

(4)
As of June 30, 2010, SinoTech had not yet become our holding company. For illustrative purposes, the information on ordinary shares are that of SinoTech whereas additional paid-in capital, accumulated other comprehensive income and accumulated losses represent those of Superport on a consolidated basis.

        Assuming the number of ADSs offered by us as set forth on the cover page of this prospectus remains the same, and after deduction of underwriting discounts and commissions and the estimated offering expenses payable by us, a US$1.00 increase (decrease) in the assumed initial public offering price of US$8.50 would increase (decrease) each of additional paid-in capital, total shareholders' equity and total capitalization by US$14.7 million.

DILUTION

        Our net tangible book value as of June 30, 2010 was approximately $41.1 million, or $0.41 per ordinary share outstanding at that date, as calculated in accordance with the table in the following paragraph. Net tangible book value per ordinary share is determined by dividing our net tangible book value by the number of outstanding ordinary shares. Our net tangible book value is determined by subtracting the value of our acquired net intangible assets, goodwill, total liabilities and minority interests from our total assets. Dilution is determined by subtracting net tangible book value per ordinary share from the assumed public offering price per ordinary share.

        Without taking into account any other changes in such net tangible book value after June 30, 2010, other than to give effect to our sale of the 15,789,474 ADSs offered in this offering at the assumed initial public offering price of $8.50 per ADS, which is the mid-point of our estimated initial public offering price range as set forth on the cover of this prospectus, with estimated net proceeds of $120.7 million after deducting underwriting discounts and commissions and estimated offering expenses, our as adjusted net tangible book value as of June 30, 2010 would have been $161.7 million, $1.23 per outstanding ordinary share, including ordinary shares underlying our outstanding ADSs, and $2.46 per ADS. This represents an immediate increase in as adjusted net tangible book value of $0.82 per ordinary share, or $1.64 per ADS, to existing shareholders and an immediate dilution in as adjusted net tangible book value of $3.02 per ordinary share, or $6.04 per ADS, to new investors in this offering. The following table illustrates such dilution:

Assumed initial public offering price per ordinary share	$4.25
Assumed initial public offering price per ADS	$8.50
Net tangible book value per ordinary share as of June 30, 2010	$0.41
Increase in net tangible book value per ordinary share attributable to price paid by new investors	$0.82
As adjusted net tangible book value per ordinary share after the offering	$1.23
Amount of dilution in net tangible book value per ordinary share to new investors in the offering	$3.02
Amount of dilution in net tangible book value per ADS to new investors in the offering	$6.04

(1)
As of June 30, 2010, SinoTech had not yet become our holding company. For illustrative purposes, the information on ordinary shares is that of SinoTech as of the date of this prospectus, whereas net tangible book value is that of Superport on a consolidated basis as of June 30, 2010.

        A $1.00 increase (decrease) in the assumed initial public offering price of $8.50 per ADS would increase (decrease) our as adjusted net tangible book value after giving effect to the offering by $14.7 million, the as adjusted net tangible book value per ordinary share and per ADS after giving effect to this offering by $0.11 per ordinary share and $0.22 per ADS and the amount of dilution in as adjusted net tangible book value per ordinary share and per ADS to new investors in this offering by $0.39 per ordinary share and $0.78 per ADS, assuming no change to the number of ADSs offered by us as set forth on the cover page of this prospectus, and after deducting underwriting discounts and commissions and other expenses of the offering. The as adjusted information discussed above is illustrative only. Our net tangible book value following the closing of this offering is subject to adjustment based on the actual initial public offering price of our ADSs and other terms of this offering determined at pricing.

        The following table summarizes on an as adjusted basis the differences as of September 30, 2009 between the shareholders at June 30, 2010 and the new investors with respect to the number of ordinary shares in the form of ADSs or shares purchased from us, the total consideration paid and the average price per ordinary share or ADS paid. In the case of ADSs purchased by new investors, the consideration and price amounts are paid before deducting estimated underwriting discounts and commissions and estimated offering expenses, assuming an initial public offering price of $8.50 per ADS, the mid-point of the estimated range of the initial public offering price. The total number of ordinary shares in the following table does not include ordinary shares underlying the ADSs issuable upon the exercise of the option to purchase additional ADSs granted to the underwriters. The information in the following table is illustrative only and the total consideration paid and the average price per ordinary share equivalent and per ADS equivalent is subject to adjustment based on the actual initial public offering price of our ADSs and other terms of this offering determined at pricing.

	Ordinary shares purchased		Total consideration
					Average price per ordinary share equivalent
						Average price per ADS equivalent
	Number	Percent	Amount	Percent
Existing shareholders	100,000,000	76%	$67,120,398	33%	$0.67	$1.34

New investors	31,578,948	24	$134,210,529	67	$4.25	$8.50

Total	131,578,948	100.0%	$201,330,927	100.0%

        A $1.00 increase (decrease) in the assumed initial public offering price of $8.50 per ADS would increase (decrease) total consideration paid by new investors, total consideration paid by all shareholders and the average price per ADS paid by all shareholders by $15.8 million, $15.8 million and $0.20, respectively, assuming no change in the number of ADSs sold by us as set forth on the cover page of this prospectus and without deducting underwriting discounts and commissions and other expenses of this offering.

 DIVIDEND POLICY

        We have no present plan to pay any dividends on our ordinary shares in the foreseeable future. We intend to retain most, if not all, of our available funds and any future earnings to operate and expand our business.

        Any future determination to pay dividends will be made at the discretion of our board of directors and may be based on a number of factors, including our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that the board of directors may deem relevant. If we pay any dividends, we will pay our ADS holders to the same extent as holders of our ordinary shares, subject to the terms of the deposit agreement, including the fees and expenses payable thereunder. See "Description of American Depositary Shares." Cash dividends on our ordinary shares, if any, will be paid in U.S. dollars.

        As of the date of this prospectus, regulations in China permit our PRC subsidiary to pay dividends to us only out of its accumulated distributable profits, if any, determined in accordance with their articles of association and PRC accounting standards and regulations. The ability of this subsidiary to make dividends and other payments to us may be restricted by factors that include changes in applicable foreign exchange laws and other laws and regulations. See "Risk Factors—Risks Relating to China—Restrictions under PRC law on our PRC subsidiary's ability to make dividends and other distributions could materially and adversely affect our ability to grow, make investments or acquisitions that could benefit our business, pay dividends to you, and otherwise fund and conduct our businesses."

 EXCHANGE RATE INFORMATION

        This prospectus contains translations of Renminbi amounts into U.S. dollars at specific rates solely for the convenience of the reader. The conversion of Renminbi into U.S. dollars in this prospectus is based on the noon buying rate in the City of New York for cable transfers of Renminbi as certified for customs purposes by the Federal Reserve Bank of New York. Unless otherwise noted, all translations from Renminbi to U.S. dollars and from U.S. dollars to Renminbi in this prospectus were made at a rate of RMB6.7815 to $1.00, the noon buying rate in effect as of June 30, 2010. The noon buying rate as of October 29, 2010 was RMB6.6705 to $1.00. We make no representation that any Renminbi or U.S. dollar amounts could have been, or could be, converted into U.S. dollars or Renminbi, as the case may be, at any particular rate, the rates stated below, or at all.

        The following table sets forth information concerning exchange rates between Renminbi and the U.S. dollar for the periods indicated. These rates are provided solely for your convenience and are not necessarily the exchange rates that we used in this prospectus or will use in the preparation of our periodic reports or any other information to be provided to you.

	Renminbi per U.S. dollar noon buying rate
Period(1)	Period end	Average(2)	High	Low
	(RMB per $1.00)
2005	8.0702	8.1826	8.0702	8.2765
2006	7.8041	7.9579	7.8041	8.0702
2007	7.2946	7.5806	7.2946	7.8127
2008	6.8225	6.9193	7.2946	6.7800
2009	6.8259	6.8307	6.8470	6.8176
2010 (through October 29)	6.6705	6.7857	6.8330	6.6397
Most recent six months:
April 2010	6.8247	6.8255	6.8229	6.8274
May 2010	6.8305	6.8275	6.8245	6.8310
June 2010	6.7815	6.8184	6.7815	6.8323
July 2010	6.7735	6.7762	6.7709	6.7807
August	6.8069	6.7873	6.8069	6.7670
September	6.6905	6.7396	6.8102	6.6869
October 2010 (through October 29)	6.6705	6.6675	6.6912	6.6397

(1)
For all dates through December 31, 2008, exchange rates between Renminbi and U.S. dollars are presented at the noon buying rate in the City of New York for cable transfers in Renminbi per U.S. dollars as certified for customs purposes by the Federal Reserve Bank of New York. For January 1, 2009 and all later dates and periods, the exchange rate refers to the noon buying rate as set forth in the H.10 statistical release of the U.S. Federal Reserve Board.

(2)
Annual averages are calculated using the average of the rates on the last business day of each month during the relevant year. Monthly averages are calculated using the average of the daily rates during the relevant month.

ENFORCEABILITY OF CIVIL LIABILITIES

        We are incorporated under the laws of the Cayman Islands as an exempted company with limited liability. We are registered in the Cayman Islands because of certain benefits associated with being a Cayman Islands corporation, such as political and economic stability, an effective judicial system, a favorable tax system, the absence of foreign exchange control or currency restrictions and the availability of professional and support services. However, the Cayman Islands has a less developed body of securities laws as compared to the United States and provides protections for investors to a significantly lesser extent. In addition, Cayman Islands companies may not have standing to sue before the federal courts of the United States. You should also read the section titled "Risk Factors" for additional information on the characteristics of a Cayman Islands company, including differences between the protection of shareholders' rights under Cayman Islands law and U.S. law, the ability of a shareholder to bring an action against us, and the ability of shareholders to protect their rights through the U.S. federal courts.

        A substantial portion of our assets are located in China. In addition, most of our directors and officers and our PRC legal counsel, Tian Yuan Law Firm, are residents of the PRC and all or a substantial portion of their assets are located in the PRC. Our U.S. shareholders are able to originate actions against our directors and/or officers who have domiciles or distrainable assets in the PRC. However, it may be difficult for investors to effect service of process within the United States upon us or these persons, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States. It may also be difficult for you to enforce in United States courts judgments obtained in United States courts based on the civil liability provisions of the United States federal securities laws against us, our officers and directors and Tian Yuan Law Firm.

        We have appointed Law Debenture Corporate Services Inc. as our agent to receive service of process with respect to any action brought against us in the United States District Court for the Southern District of New York under the federal securities laws of the United States or of any state in the United States or any action brought against us in the Supreme Court of the State of New York in the County of New York under the securities laws of the State of New York.

        Maples and Calder, our counsel as to Cayman Islands law, and Tian Yuan Law Firm, our counsel as to PRC law, have advised us that there is uncertainty as to whether the courts of the Cayman Islands or the PRC would, respectively, (1) recognize or enforce judgments of United States courts obtained against us or our directors or officers or Tian Yuan Law Firm predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States, or (2) entertain original actions brought in the Cayman Islands or the PRC against us or our directors or officers or Tian Yuan Law Firm predicated upon the securities laws of the United States or any state in the United States.

        Maples and Calder has further advised us that a final and conclusive judgment in the federal or state courts of the United States under which a sum of money is payable, other than a sum payable with respect to taxes, fines, penalties or similar fiscal or revenue obligations and which was neither obtained in a manner nor is of a kind enforcement which is contrary to natural justice or the public policy of the Cayman Islands, may be subject to enforcement proceedings as a debt in the courts of the Cayman Islands under the common law doctrine of obligation.

        Tian Yuan Law Firm has advised us that the recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedure Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedure Law based either on treaties between China and the country where the judgment is made or on reciprocity between jurisdictions. Tian Yuan Law Firm has advised us further that under PRC law, a foreign judgment, which does not otherwise violate basic legal principles, state sovereignty, safety or social public interest, may be recognized and enforced by a PRC court, based either on treaties between China and the country where the judgment is made or on reciprocity between jurisdictions. As there existed no treaty or other form of reciprocity between China and the United States governing the recognition of judgments as of the date of this prospectus, including those predicated upon the liability provisions of the United States federal securities laws, there is uncertainty whether and on what basis a PRC court would enforce judgments rendered by United States courts.

 SELECTED CONSOLIDATED FINANCIAL DATA

        SinoTech was incorporated in June 2010 and currently conducts its operations principally through Superport, which became its wholly-owned subsidiary on October 12, 2010 as part of a corporate reorganization. As such, SinoTech does not have financial statements for the three fiscal years ended September 30, 2009 and the nine fiscal months ended June 30, 2010. SinoTech was incorporated as a holding company and there has been no change on the ultimate ownership of Superport.

        The corporate reorganization is accounted for as a recapitalization under U.S. GAAP, with Superport deemed to be our predecessor. For reporting periods subsequent to the corporate reorganization, our financial statements will be presented on a consolidated basis to include the results of Superport determined using historical amounts. In financial statements that include any period subsequent to the corporate reorganization, the financial statements for periods prior to the corporate reorganization will then be presented to include the accounts of Superport in a manner similar to a pooling-of-interests. SinoTech's consolidated financial position and results of operations for the three fiscal years ended September 30, 2009 and the nine fiscal months ended June 30, 2010 will be substantially identical to those of Superport presented in this prospectus. SinoTech became our holding company, holding 100% of the equity interest in Superport as a result of the transfer of equity interests in Superport to SinoTech effective as of October 12, 2010. As of June 30, 2010, SinoTech had not yet become our holding company. As such, the historical financial statements of Superport for the three fiscal years ended September 30, 2009 and the nine fiscal months ended June 30, 2010 have been included in this prospectus. Financial statements of SinoTech for the period from June 9, 2010 (date of incorporation of SinoTech) to June 30, 2010 have also been included in this prospectus. SinoTech did not have any operations during the period from June 9, 2010 to June 30, 2010.

        The following selected consolidated statements of income and comprehensive income data for the year ended September 30, 2007, the period from October 1, 2007 to October 12, 2007, the period from September 10, 2007 (date of incorporation of International Petroleum) to September 30, 2007, the fiscal year ended September 30, 2008, the period from October 1, 2008 through May 5, 2009, the period from May 6, 2009 through September 30, 2009, the period from May 6, 2009 to June 30, 2009 and the nine fiscal months ended June 30, 2010 and the selected consolidated balance sheet data as of September 30, 2008, September 30, 2009 and June 30, 2010 have been derived from our audited consolidated financial statements contained elsewhere in this prospectus. The statements of income and comprehensive income data of SinoTech for the period from June 9, 2010 (date of incorporation of SinoTech) to June 30, 2010 and the balance sheet data as of June 30, 2010 have also been included in this prospectus. Our audited consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States, or U.S. GAAP, and have been audited by Grant Thornton, an independent registered public accounting firm. The report of Grant Thornton on those consolidated financial statements is also included elsewhere in this prospectus. The selected consolidated statements of income and comprehensive income data for the fiscal years ended September 30, 2005 and 2006 and selected consolidated balance sheet data as of September 30, 2005 and 2006 have been derived from our unaudited consolidated financial statements not included in this prospectus. The selected consolidated balance sheet data as of September 30, 2007 has been derived from the audited financial statements not included in this prospectus.

        The following selected consolidated financial data for the periods indicated and as of the dates indicated are qualified by reference to, and should be read in conjunction with our consolidated financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations," both of which are included elsewhere in this prospectus.

        Our historical results for any prior period do not necessarily indicate our results to be expected for any future period.

	Superport Predecessor							Superport Successor
	Period from Inception (October 13, 2004) to September 30, 2005			Period from October 1, 2007 to October 12, 2007	Period from September 10, 2007 to September 30, 2007
		Fiscal Year Ended September 30, 2006	Fiscal Year Ended September 30, 2007			Fiscal Year Ended September 30, 2008	Period from October 1, 2008 to May 5, 2009	Period from May 6, 2009 to September 30, 2009	Period from May 6, 2009 to June 30, 2009	Nine Fiscal Months Ended June 30, 2010	SinoTech

											June 30, 2010
	(unaudited)	(unaudited)	(audited)	(audited)	(audited)	(audited)	(audited)	(audited)	(audited)	(audited)	(audited)
Sales
LHD			$—	$84,402	$—	$11,343,635	$9,073,401	$5,270,010	$2,265,964	$10,937,163	$—
MDF			14,683,134	718,596	—	20,023,069	13,869,440	9,999,937	3,716,136	14,552,488	—
Traditional(1)			10,217,930	—	—	—	—	—	—	—	—

Sales	$9,601,763	$20,097,336	$24,901,064	$802,998	$—	$31,366,704	$22,942,841	$15,269,947	$5,982,100	$25,489,651	—
Cost of sales	4,343,318	7,914,501	8,480,492	312,039	—	11,749,643	8,286,681	5,543,385	2,219,366	6,429,522	—

Gross profit	5,258,445	12,182,835	16,420,572	490,959	—	19,617,061	14,656,160	9,726,562	3,762,734	19,060,129	—

Expenses	363,324	580,272	3,248,089	354,006	—	5,172,972	2,815,196	3,034,852	1,194,537	8,009,215	—

Operating income	4,895,121	11,602,563	13,172,483	136,953	—	14,444,089	11,840,964	6,691,710	2,568,197	11,050,914	—
Other income and expenses
Gain on disposal of equipment	—	—	21,142	3,572	—	113,717	72,572	49,079	18,651	91,342	—
Interest income	13,061	167,156	68,260	—	—	81,726	33,403	88,544	31,509	176,845	—
Foreign exchange gain	—	—	—	—		—	—	—	—	186,533	—
Changes in fair value of warrant liabilities	—	—	—	—	—	—	—	—	—	(11,240,000)	—
Effective interest on bank loans (amortization of discount)	—	—	—	—		—	—	—	—	(3,883,408)	—
Bank loan interest	—	(443,609)	(298,743)	—	—	—	—	—	—	(1,257,639)	—

Other income and expenses	13,061	(276,453)	(209,341)	3,572	—	195,443	105,975	137,623	50,160	(15,926,327)	—

Net income (loss) from operations before provision for income taxes	4,908,182	11,326,110	12,963,142	140,525	—	14,639,532	11,946,939	6,829,333	2,618,357	(4,875,413)	—
Provisions for income taxes:
Current income tax expenses	1,661,748	3,421,152	4,849,977	38,591	—	4,135,236	3,122,780	2,144,083	833,859	3,664,068	—
Deferred income tax expenses (benefits)	—	—	—	12,289	—	(1,138,808)	(481,827)	(534,958)	(204,311)	(1,311,498)	—

Net income (loss) for the period	3,246,434	7,904,958	8,113,165	89,645	—	11,643,104	9,305,986	5,220,208	1,988,809	(7,227,983)	—
Translation adjustment	68,334	245,902	1,061,473	(2,365)	—	3,661,210	244,717	3,301,824	3,289,992	931,414	—

Comprehensive income (loss) for the period	$3,314,768	$8,150,860	$9,174,638	$87,280	$—	$15,304,314	$9,550,703	$8,522,032	$5,278,801	$(6,296,569)	$—

Earnings per share attributable to shareholders for the period presented
Basic	—	—	—	—	—	$116,431	$93,060	$52,202	$19,888	$(72,280)	—
Weighted average number of ordinary shares outstanding	—	—	—	—	—	100	100	100	100	100	—
Other Financial Data:
Adjusted EBITDA(2)	$4,895,121	$11,622,695	$17,149,847	$183,537	$—	$17,918,050	$14,060,613	$9,450,627	$3,616,628	$16,258,556	$—

(1)
Represents sales for services using traditional methods used by EOR services providers such as desanding and sand control, acidization, vis-breaking and profile controlling.

(2)
Adjusted EBITDA refers to earnings before current income tax expenses, deferred income tax expenses (benefits), interest income, effective interest on bank loans (amortization of discount), bank loan interest, depreciation of equipment, amortization of intangible assets and other adjustments. Other adjustments comprise of write down in value of equipment, gain on disposal of equipment, foreign exchange gain and changes in fair value of warrant liabilities. See "Non-U.S. GAAP Financial Measures" for a reconciliation of Adjusted EBITDA to net income (loss) for the period.

	Superport Predecessor				Superport Successor
							SinoTech
	September 30, 2005	September 30, 2006	September 30, 2007	September 30, 2008	September 30, 2009	June 30, 2010
							June 30, 2010
	(unaudited)	(unaudited)	(audited)	(audited)	(audited)	(audited)	(audited)
ASSETS
CURRENT
Cash and cash equivalents	$1,907,446	$2,889,364	$9,041,636	$9,188,455	$26,170,565	$47,627,511	$—
Accounts receivable	1,612,403	1,964,832	6,285,886	12,505,081	8,618,646	9,840,444	—
Other receivable	—	—	—	—	50,080	—	—
Inventories	426,539	1,376,439	14,385	13,145	—	—	—
Prepaid expenses and deposit	459,112	2,183,185	5,727	8,442,775	14,808,502	32,798,738	—

	4,405,500	8,413,820	15,347,634	30,149,456	49,647,793	90,266,693	—
Long term investment	—	2,844,450	—	—	—	—	—
Equipment, net	—	492,833	20,582,504	11,559,660	13,489,808	34,234,078	—
Advance for purchase of equipment	—	14,589,247	—	—	—	—	—
Due from related parties	—	662,343	—	—	—	—	1
Intangible assets, net	—	—	—	17,327,353	32,077,027	28,271,681	—

	$4,405,500	$27,002,693	$35,930,138	$59,036,469	$95,214,628	$152,772,452	$1

LIABILITIES							—
CURRENT							—
Bank Note	—	$5,878,530	—	—	—	—	—
Accounts payable	—	—	1,576,470	607,767	1,293,701	—	—
Other payables and accrued liabilities	452,739	4,350,642	1,051,933	1,414,379	1,758,320	1,986,031	—
Loan interest payable	—	—	—	—	—	1,257,639	—
Income taxes payable	603,032	928,507	1,429,300	1,302,539	1,427,734	1,639,674	—
Deferred gain on disposal of equipment—current portion	—	—	110,732	121,424	121,740	47,554	—
Obligation under capital lease—current portion	—	—	—	3,680	3,986	4,254	—
Due to related parties	22,875	—	149,838	5,255,884	5,170,947	8,150,184	—

	1,078,646	11,157,679	4,318,273	8,705,673	9,776,428	13,085,336	—
Bank loan	—	—	—	—	—	9,863,408	—
Deferred gain on disposal of equipment	—	—	236,734	138,167	16,787	—	—
Obligation under capital lease	—	—	—	14,129	10,179	7,030	—
Warrant liabilities	—	—	—	—	—	55,260,000	—
Deferred tax liability	—	—	—	2,103,235	6,485,378	5,210,817	—
SHAREHOLDERS' EQUITY							—
Common stock (2005, 2006, 2007: TNH—paid in capital 2008: International Petroleum—250,000 shares authorized, 5,000 shares each HK$1 issued and outstanding; 2009, 2010: Superport—50,000 shares authorized, 100 shares each $1 issued and outstanding; 2010: SinoTech—50,000 shares authorized, 1 share each $1 issued and outstanding)	12,086	4,379,386	4,379,386	643	100	100(1)	1	(1)
Additional paid in capital	—	—	6,355,479	32,770,308	70,403,724	67,120,298	—
Accumulated other comprehensive income	68,334	314,236	1,375,709	3,661,210	3,301,824	4,233,238	—
Retained earnings (Accumulated losses)	3,246,434	11,151,392	19,264,557	11,643,104	5,220,208	(2,007,775)	—

Total equity	3,326,854	15,845,014	31,375,131	48,075,265	78,925,856	69,345,861	1

Commitments and contingencies	—	—	—	—	—	—	—

Total liabilities and equity	$4,405,500	$27,002,693	35,930,138	$59,036,469	$95,214,628	$152,772,452	$1

(1)
On June 9, 2010, the shareholders of Superport incorporated SinoTech to hold 100% of the equity interest in Superport. As SinoTech was incorporated for the purpose of being an intermediate holding vehicle between Superport and the ultimate shareholders, the incorporation of SinoTech and the transfer of equity interests in Superport to SinoTech is treated as a pooling of interest as the ultimate shareholders before and after the acquisition of Superport by SinoTech is the same. On October 12, 2010, as part of a corporate reorganization, SinoTech issued 99,990,000 ordinary shares with par value of US$0.0001 each, to all the shareholders of Superport in exchange for all their beneficial interests in Superport.

 NON-U.S. GAAP FINANCIAL MEASURE

        We include in this prospectus the non-U.S. GAAP financial measure Adjusted EBITDA. We provide a reconciliation of Adjusted EBITDA to net income (loss) for the period, our most directly comparable financial performance calculated and presented in accordance with U.S. GAAP. Adjusted EBITDA refers to earnings before current income tax expenses, deferred income tax expenses (benefits), interest income, effective interest on bank loans (amortization of discount), bank loan interest, depreciation of equipment, amortization of intangible assets and other adjustments. Other adjustments comprise of write down in value of equipment, gain on disposal of equipment, foreign exchange gain and changes in fair value of warrant liabilities.

        Adjusted EBITDA is not a standard measure under U.S. GAAP. We have included Adjusted EBITDA as we believe it is a financial measure commonly used in the oil and gas industry. We believe that Adjusted EBITDA is often used as supplemental financial measures by our management and by investors, research analysts and others, to assess our intrinsic operating performance and return on capital as compared to those of other companies in our industry, without regard to financing or capital structure. However, Adjusted EBITDA should not be considered in isolation or construed as an alternative to income from operations or any other measure of performance or as an indicator of our operating performance or profitability. Adjusted EBITDA fails to account for tax, interest income, bank loan interest and other non-operating cash expenses. The use of Adjusted EBITDA has certain limitations because it does not reflect all items of income and expense that affect our operations. Items excluded from Adjusted EBITDA are significant components in understanding and assessing our operating and financial performance. Depreciation, amortization, income taxes expenses, bank loan interest and interest income as well as changes in fair value of warrant liabilities have been and may continue to be incurred in our business and are not reflected in the presentation of Adjusted EBITDA. Each of these items should also be considered in the overall evaluation of our results. Additionally, Adjusted EBITDA does not consider capital expenditures and other investing activities and should not be considered as a measure of our liquidity. We compensate for these limitations by reconciling this non-GAAP financial measure to the most comparable U.S. GAAP performance measure, all of which should be considered when evaluating our performance.

        The term Adjusted EBITDA is not defined under U.S. GAAP, and Adjusted EBITDA is not a measure of net income, operating income, operating performance or liquidity presented in accordance with U.S. GAAP. When assessing our operating and financial performance, you should not consider such data in isolation or as a substitute for our net income, operating income or any other operating performance measure that is calculated in accordance with U.S. GAAP. Further, our Adjusted EBITDA may differ from similarly titled non-GAAP measures used by other companies, including peer companies, because all companies may not calculate Adjusted EBITDA in the same manner and therefore comparability may be limited. We encourage investors and others to review our financial information in its entirety and not rely on a single financial measure.

        The following unaudited table presents a reconciliation of Adjusted EBITDA to net income (loss) for the period for each of the periods indicated.

	Predecessor							Successor
	Period from Inception (October 13, 2004) to September 30, 2005	Fiscal Year Ended September 30, 2006	Fiscal Year Ended September 30, 2007	Period from October 1, 2007 to October 12, 2007	Period from September 10, 2007 (Date of Incorporation) to September 30, 2007	Fiscal Year Ended September 30, 2008	Period from October 1, 2008 to May 5, 2009	Period from May 6, 2009 to September 30, 2009	Period from May 6, 2009 to June 30, 2009	Nine Fiscal Months Ended June 30, 2010
Reconciliation of net income (loss) for the period to Adjusted EBITDA:
Net income (loss) for the period	$3,246,434	$7,904,958	$8,113,165	$89,645	$—	$11,643,104	$9,305,986	$5,220,208	$1,988,809	$(7,227,983)
Current income tax expenses	1,661,748	3,421,152	4,849,977	38,591	—	4,135,236	3,122,780	2,144,083	833,859	3,664,068
Deferred income tax expenses (benefits)	—	—	—	12,289	—	(1,138,808)	(481,827)	(534,958)	(204,311)	(1,311,498)
Interest income	(13,061)	(167,156)	(68,260)	—	—	(81,726)	(33,403)	(88,544)	(31,509)	(176,845)
Effective interest on bank loans (amortization of discount)	—	—	—	—	—	—	—	—	—	3,883,408
Bank loan interest	—	443,609	298,743	—	—	—	—	—	—	1,257,639
Depreciation of equipment	—	20,132	2,014,251	46,584	—	783,818	502,864	360,276	136,885	734,412
Amortization of intangible assets	—	—	—	—	—	2,690,143	1,716,785	2,398,641	911,546	4,473,230
Other adjustments(1)	—	—	1,941,971	(3,572)	—	(113,717)	(72,572)	(49,079)	(18,651)	10,962,125
Adjusted EBITDA	$4,895,121	$11,622,695	$17,149,847	$183,537	$—	$17,918,050	$14,060,613	$9,450,627	$3,616,628	$16,258,556

(1)
Other adjustments comprise of write down in value of equipment, gain on disposal of equipment, foreign exchange gain, and changes in fair value of warrant liabilities.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

        You should read the following discussion and analysis of the financial condition and results of operations of Superport together with the section entitled "Selected Consolidated Financial and Operating Data," and the consolidated financial statements and the related notes of Superport and its predecessor included elsewhere in this prospectus. The discussion in this section contains forward-looking statements that involve risks and uncertainties. Our actual results and the timing of selected events could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under "Risk Factors" and elsewhere in this prospectus.

        SinoTech was incorporated in June 2010 and currently conducts its operations principally through Superport, which became its wholly owned subsidiary in October 2010 as part of a corporate reorganization. As such, SinoTech does not have financial statements for the three fiscal years ended September 30, 2009 and the nine fiscal months ended June 30, 2010. SinoTech was incorporated as a holding company and there has been no change on the ultimate ownership of Superport.

        The corporate reorganization is accounted for as a recapitalization under U.S. GAAP, with Superport deemed to be our predecessor. For reporting periods subsequent to the corporate reorganization, our financial statements will be presented on a consolidated basis to include the results of Superport determined using historical amounts. In financial statements that include any period subsequent to the corporate reorganization, the financial statements for periods prior to the corporate reorganization will then be presented to include the accounts of Superport in a manner similar to a pooling of interests. SinoTech's consolidated financial position and results of operations for the three fiscal years ended September 30, 2009 and the nine fiscal months ended June 30, 2010 will be substantially identical to those of Superport presented in this prospectus.

        SinoTech became our holding company, holding 100% of the equity interest in Superport as a result of the transfer of equity interests in Superport to SinoTech effective as of October 12, 2010. As of June 30, 2010, SinoTech had not yet become our holding company. As such, the historical financial statements of Superport for the three fiscal years ended September 30, 2009 and the nine fiscal months ended June 30, 2010 have been included in this prospectus. Financial statements of SinoTech for the period from June 9, 2010 (date of incorporation of SinoTech) to June 30, 2010 have also been included in this prospectus. SinoTech did not have any operations during the period from June 9, 2010 to June 30, 2010.

        Unless the context indicates otherwise, "we", "us", "our company" and "our" in this section refer to Superport Limited, our predecessor and directly wholly owned subsidiary.

        For the purposes of this section, we refer the fiscal year ended September 30, 2007 as "Predecessor Period A", the period from October 1, 2007 to October 12, 2007 as "Predecessor Period B", the fiscal year ended September 30, 2008 as "Predecessor Period C", the period from October 1, 2008 to May 5, 2009 as "Predecessor Period D", the period from May 6, 2009 to September 30, 2009 as "Successor Period September 2009", the period from May 6, 2009 to June 30, 2009 as "Successor Period June 2009" and the nine fiscal months ended June 30, 2010 as "Successor Period June 2010". The Company did not have any operations during the period from September 10, 2007 (date of incorporation of International Petroleum) to September 30, 2007 and, therefore, the result of this period is not discussed in this section.

Presentation of Our Financial Condition and Results of Operations

        We conducted four acquisitions and major restructuring transactions during the three fiscal years ended September 30, 2009 and the nine fiscal months ended June 30, 2010. See "Our History and Corporate Structure—Our History." Our financial statements for these periods were presented to reflect these transactions.

        We commenced operations in 2004 as TNH. On October 12, 2007, International Petroleum, a company wholly owned by Mr. Ernest Ka Kui Cheung, acquired TNH. This acquisition was accounted for using the purchase method. Due to the impact of the changes arising from the purchase accounting adjustment described in Note C to the consolidated financial statements included elsewhere in this prospectus, the income statement presentation for the fiscal year ended September 30, 2008 separates the results into two periods: (1) Predecessor Period B and (2) Predecessor Period C. International Petroleum was incorporated on September 10, 2007 for the purpose of being a holding vehicle, and did not engage in any business or operations before the acquisition.

        Superport was incorporated on March 20, 2009 as an intermediate holding vehicle between International Petroleum and Mr. Cheung. The incorporation of Superport and the acquisition of International Petroleum by Superport was treated as a pooling of interests as there was no change in ownership. Therefore the income statement presentation for the period from September 10, 2007 (date of incorporation of International Petroleum) through September 30, 2009 include the results of operations of International Petroleum on a combined basis, and as if the 2007 Acquisition and the establishment of Superport as a holding company had occurred on September 10, 2007.

        On May 6, 2009, Premium Sino Finance and Wise Worldwide acquired all of the equity interest in Superport from Mr. Cheung. As a result of this change in the ownership of Superport, push-down accounting was applied to establish a new basis of accounting in Superport's consolidated financial statements, effective May 6, 2009. The fair value of the assets and liabilities of Superport and its wholly owned subsidiaries have been pushed down and reflected in Superport's consolidated financial statements in connection with the acquisition of all of the equity interest of Superport by the new owners on May 6, 2009. Superport on a combined basis prior to May 6, 2009 is referred to as the "predecessor" and after May 5, 2009 is referred to as the "successor". Due to the impact of the changes arising from the push-down accounting adjustments described in Note D to the consolidated financial statements included elsewhere in this prospectus, the income statement presentation for the fiscal year ended September 30, 2009 separates the results into two periods: (1) Predecessor Period D and (2) Successor Period September 2009.

        On June 9, 2010, the shareholders of Superport incorporated SinoTech to hold 100% of the equity interest in Superport. As SinoTech was incorporated for the purpose of being an intermediate holding vehicle between Superport and the ultimate shareholders, the incorporation of SinoTech and the transfer of equity interests in Superport to SinoTech is treated as a pooling of interest as the ultimate shareholders before and after the acquisition of Superport by SinoTech is the same. On October 12, 2010, as part of a corporate reorganization, SinoTech issued 99,990,000 ordinary shares with par value of US$0.0001 each to all the shareholders of Superport in exchange for all their beneficial interests in Superport.

        SinoTech became our holding company, holding 100% of the equity interest in Superport as a result of share transfers effective as of October 12, 2010. As of June 30, 2010, SinoTech had not yet become our holding company. As such, the historical financial statements of Superport for the three fiscal years ended September 30, 2009 and the nine fiscal months ended June 30, 2010 have been included in this prospectus. Financial statements of SinoTech for the period from June 9, 2010 (date of incorporation of SinoTech) to June 30, 2010 have also been included in this prospectus. SinoTech did not have any operations during the period from June 9, 2010 to June 30, 2010.

Overview

        We are a fast-growing and profitable provider of EOR services in China. We believe we are a leading domestic non-state-owned player in China's EOR sector. We provide innovative EOR services to major oil and CBM companies in China using leading edge technologies, which include certain patented LHD technologies, which we have an exclusive right to use in China, and MDF technology for which we hold a PRC patent.

        Our LHD services increase crude oil or methane gas output by using a high-pressure water jet to drill horizontal holes in multiple directions from an existing vertical well to the surrounding reservoirs, thereby increasing the quantity of the flow of oil and methane gas. Our MDF technology increases oil recovery from mature wells by displacing the residual oil that adheres to sedimentary rock or sand in the oil reservoir.

        With our expertise and experience in such technologies, we believe that we have positioned ourselves well within the PRC oilfield services market to provide EOR services to large PRC oil and gas companies. We have captured service contracts with large PRC oil companies that are affiliates of China National Petroleum Corporation, or CNPC, and believe we are well positioned to capture additional contracts with CNPC affiliates and other major PRC oil companies going forward.

        Our sales have grown at a CAGR of 41.2% from $9.6 million in the period from October 13, 2004 (inception of TNH) to September 30, 2005 to $38.2 million for Predecessor Period D and Successor Period September 2009. Our net income increased at a CAGR of 45.9% from $3.2 million in the period from October 13, 2004 (inception of TNH) to September 30, 2005 to $14.5 million for Predecessor Period D and Successor Period September 2009. In Successor Period June 2010, we had sales of $25.5 million and a net loss of $7.2 million. Our sales are diversified across our two sections contributing 37.5% and 62.5% of our total sales for Predecessor Period D and Successor Period September 2009, and 42.9% and 57.1% of our total sales in Successor Period June 2010, from our LHD and MDF businesses, respectively.

Factors Affecting our Financial Performance and Results of Operations

        The most significant factors that affect our financial performance and results of operations are:

  •
  industry demand;

  •
  contract pricing and term;

  •
  price and availability of LHD equipment; and

  •
  effectiveness of our LHD and MDF technologies.

  Industry Demand

        Our business and sales growth depend on the demand of oil and gas companies in China for EOR services, which is driven largely by the growing supply-demand imbalance generated by the growth of China's domestic demand for oil and decline in domestic oil production. China is the world's second largest oil consumer and the fastest growing user of both oil and gas. According to Douglas-Westwood, China's demand for oil is projected to reach 12 million bpd by 2015, representing a CAGR of 5.6% over 2009 consumption levels. In 2009, China's total oil production of 1,383 million barrels, which only supported 44% of the consumption need. According to Douglas-Westwood, all large oilfields in China have likely been discovered and the fields in production have reached a level of maturity where maintaining production levels will be difficult. This has been driving the need to rely on mature oil wells in China, leading to demand for EOR services. According to Douglas-Westwood, the total annual EOR expenditures in China is estimated to be approximately $3.5 billion in 2009. Our sales growth and profitability depends on our ability to leverage on this demand to renew our existing contracts and enter into additional contracts. See "Industry" for a more detailed discussion on the factors driving the growth of the EOR services industry in China.

  Contract Pricing and Term

        We negotiate the price of our EOR services based on our costs, the prevailing market price for other EOR services at the time that we enter into our services agreements with our customers, taking into account various other factors including, among others, the amount and scope of services required by the customer, the duration of the services agreement, and the strength and history of our relationship with a particular customer. We believe that our ability to compete in pricing is derived primarily from the cost efficiency our EOR technologies have relative to traditional methods of extracting oil from mature oilfields and oil wells such as desanding and sand control, acidization, vis-breaking and profile controlling. See "—Effectiveness of our LHD and MDF Technologies" below. We are paid on a per meter drilled basis for our LHD services. We initially entered into our contracts for MDF services where we were paid on a per ton of crude oil extracted basis. We have since entered into subcontracts for all of our MDF contracts and are currently paid at fixed periodical amounts under the subcontract terms. The ease at which our LHD technology jetting hose can drill lateral bores into oil sand and the amount of oil we are able to extract from using MDF technology depends on the responsiveness of the oil wells and oilfields to our technology. Our profitability depends on the unique geology of individual oil wells and oilfields. We may enter into new contracts for our MDF business, which may be priced on a per ton of crude oil extracted basis. Our service agreements with our customers generally have fixed terms of two to five years. Our financial performance and results of operations will depend on our ability to renew or extend the terms of our agreements with our customers upon expiration of the current term.

  Price and Availability of LHD Equipment

        We expect our future growth to be primarily driven by our LHD services. We purchase our LHD units solely from Jet Drill and we use Dongying Luda as an import agent to import these units to us in the PRC. In October 2010, we obtained an exclusive license to use Jet Drill's LHD equipment in the PRC pursuant to amended and restated technology license agreement with Jet Drill. Under this agreement, Jet Drill has agreed to sell its LHD units in the PRC only to us. The license agreement has a 10-year term and we have the perpetual right to renew for three-year terms. As we expand our LHD services, the price and availability of LHD equipment will have a material effect on our financial condition and results of operations.

  Effectiveness of our LHD and MDF Technologies

        Our business and sales growth depend on the effectiveness of the LHD and MDF technologies in enhancing our customers' oil production relative to the performance of our competitors' EOR technologies. Our initial testing of our LHD equipment took place in 2007 at Changqing oilfield where we had five test wells. These wells achieved production rate increases ranging from approximately 50% to 460%. Oil production at the Dagang and Liaohe oilfields where the MDF solution was applied increased approximately 17% and approximately 36%, respectively, according to a report by Beijing Ji'ao. Our technologies have been well received by our customers. We believe that the results of these tests indicate that our LHD and MDF technologies provide our customers with significant increases in oil production. If our competitors are able to achieve improved production rates at comparable cost or we are unable to maintain the level of effectiveness of our technologies, our results of operations may be adversely affected. If new technologies are discovered that may make our technologies obsolete or less competitive, our results of operations may be negatively affected.

Sales and Cost of Sales

        The following table sets forth our sales by source and as a percentage of our total sales and our cost of sales by source and as a percentage of the corresponding sales source as well as gross margin for the periods indicated.

	Fiscal Year Ended September 30, 2007 (Predecessor Period A)		Period from October 1, 2007 to October 12, 2007 (Predecessor Period B)		Period from September 10, 2007 to September 30, 2007		Fiscal Year Ended September 30, 2008 (Predecessor Period C)		Period from October 1, 2008 to May 5, 2009 (Predecessor Period D)		Period from May 6, 2009 to September 30, 2009 (Successor Period September 2009)		Period from May 6, 2009 to June 30, 2009 (Successor Period June 2009)		Period from October 1, 2009 to June 30, 2010 (Successor Period June 2010)
	Amount	As % of Total Sales	Amount	As % of Total Sales	Amount	As % of Total Sales	Amount	As % of Total Sales	Amount	As % of Total Sales	Amount	As % of Total Sales	Amount	As % of Total Sales	Amount	As % of Total Sales
Sales
LHD	$—	— (1)	$84,402	10.5 (1)	$—	—	$11,343,635	36.2 (1)	$9,073,401	39.5 (1)	$5,270,010	34.5 (1)	$2,265,964	37.9 (1)	$10,937,163	42.9 (1)
MDF	14,683,134	59.0	718,596	89.5	—	—	20,023,069	63.8	13,869,440	60.5	9,999,937	65.5	3,716,136	62.1	14,552,488	57.1
Traditional(3)	10,217,930	41.0	—		—	—	—		—		—		—		—

Total sales	$24,901,064	100.0%	$802,998	100.0%	—	—	$31,366,704	100.0%	$22,942,841	100.0%	$15,269,947	100.0%	5,982,100	100.0%	25,489,651	100.0%

Cost of sales
LHD	$—	— (2)	$48,223	57.1 (2)	$—	—	$3,533,717	31.2 (2)	$2,795,776	30.8 (2)	$1,617,882	30.7 (2)	$723,309	31.9 (2)	$3,960,004	36.2 (2)
MDF	4,730,094	32.2	263,816	36.7	—	—	8,215,926	41.0	5,490,905	39.6	3,925,503	39.3	1,496,057	40.3	2,469,518	16.9
Traditional(3)	3,750,398	36.7	—		—		—		—		—		—		—

Total cost of sales	$8,480,492	34.1%	$312,039	38.9%	$—	—	$11,749,643	37.5%	$8,286,681	36.1%	$5,543,385	36.3%	$2,219,366	37.1%	$6,429,522	25.2%

Gross profit margin
LHD		—		42.9%		—		68.8%		69.2%		69.3%		68.1%		63.8%
MDF		67.8%		63.3%		—		59.0%		60.4%		60.7%		59.7%		83.0%
Traditional(3)		63.3%		—		—		—		—		—		—		—

Notes:

(1)
Represents the ratio of sales by source to total sales.

(2)
Represents the ratio of cost of sales by source to sales by source.

(3)
Represents sales or cost of sales for services using traditional methods used by EOR services providers such as desanding and sand control, acidization, vis-breaking and profile controlling.

  Sales

        We currently derive sales from the provision of our EOR services utilizing two forms of technology, LHD and MDF. In Predecessor Period A, we derived sales from services using traditional methods used by EOR services providers to improve mature oilfield and oil well productivity, which we refer to as traditional sales. These methods include desanding and sand control, acidization, vis-breaking and profile controlling.

  Cost of Sales

        Cost of LHD sales consists primarily of consumables, comprising equipment parts and supplies, depreciation of production equipment utilized in our LHD operations, value-added tax, or VAT, and salaries and benefits of our LHD operators, including employee salaries, social insurance such as medical benefits and housing fund required for employees of PRC companies.

        Cost of MDF sales consists primarily of MDF materials, including MDF solution, equipment cost, salaries and benefits of our MDF operators, including employee salaries, social insurance such as medical benefits and housing fund required for employees of PRC companies and VAT. Our actual cost of MDF sales components for each oilfield differs from each another given different terms of the contracts and the associated subcontracts. For example, Huabei oilfield provides equipment on site and we do not incur equipment cost for the services. As a result of the MDF production equipment sale-leaseback transaction in Predecessor Period A during which we sold our MDF equipment and leased it back, equipment cost changed from amortization and depreciation of MDF production equipment to equipment rental.

  Subcontracts to Third Parties of MDF Business

        Since June 2007, under our subcontract for technical services at Liaohe oilfield with Panjin Hanyu, an independent third party oilfield services provider, the cost of raw materials, including the cost of MDF solution, was borne by Panjin Hanyu and not by us. We entered into subcontracts with independent third party service providers for Dagang oilfield in September 2009 and for Huabei oilfield in April 2010. Under the subcontracts, we charge fixed monthly fees and we do not bear the cost of MDF materials and equipment cost. For Successor Period, our contract with Dagang Shengkang at Dagang oilfield was a related party transaction because Dagang Shengkang was an entity controlled by Mr. Qingzeng Liu. Mr. Qingzeng Liu became our principal shareholder on May 6, 2009 as a result of the acquisition of 90% of the equity interest in Superport by Premium Sino Finance, an entity wholly owned by Mr. Qingzeng Liu. We bore the cost of the raw materials for our MDF operations during this period.

  Gross Profit and Gross Margin

        Our gross profit, and hence our gross margin, are affected by the combined effect of the factors affecting our sales and cost of sales.

Expenses

        Our operating expenses consist primarily of amortization and depreciation, consulting and professional fees, salaries and benefits, travel and business promotion and write down in value of equipment.

  •
  Intangible assets such as customer relationships are subject to amortization. Automobile, office equipment, computer equipment and computer software are subject to depreciation. We expect our amortization and depreciation to increase in the near term as we expand our operations.

  •
  Consulting and professional fees consist primarily of legal fees and consultancy fees. We expect our consulting and professional fees to increase in the near term as a result of our becoming a public company with ongoing compliance and reporting obligations.

  •
  Salaries and benefits include employee salaries, social insurance such as medical benefits and housing fund required for employees of PRC companies.

  •
  Travel and business promotion include marketing and entertainment expenses involved as we market our LHD and MDF services to customers and road show expenses incurred in 2008 for our now-aborted plan to publicly list in another jurisdiction. We expect our travel and business promotion expense to increase in the near term as we expand our scale of operations and increase our marketing activities and incur investor relations expenses in connection with becoming a public company.

  •
  During Predecessor Period A, TNH arranged an independent valuation of the MDF equipment located at the Dagang and Liaohe oilfield resulting in a write down of $2.0 million in value of the production equipment. The independent valuation of our production equipment was conducted in Predecessor Period A for financial statement reporting purposes. We review our long-lived assets from time to time when changes in circumstances indicate that their carrying value has become impaired and the difference will be written down.

Amortization and Depreciation

        Amortization represents expenses we record to amortize intangible assets. Intangible assets with determinable useful lives, such as customer relationships, are amortized over the course of three to seven years. Amortization of customer relationships is included in expenses.

        Depreciation includes depreciation of equipment. Equipment is stated at cost less accumulated depreciation. Equipment acquired in a purchase business combination are initially recorded based on fair value of the acquired interest. We depreciate automobile, production equipment, office equipment, computer equipment and computer software on a straight-line basis over the estimated useful lives of these assets. Depreciation of production equipment is included in cost of sales. Depreciation of automobile, office equipment, computer equipment and computer software is included in expenses.

        Amortization and depreciation expenses have been increasing significantly, from $25,100 for Predecessor Period A to $3,000 for Predecessor Period B and $2.7 million for Predecessor Period C, to $1.7 million for Predecessor Period D and $2.4 million for Successor Period September 2009, and to $4.5 million for Successor Period June 2010 primarily due to the effect of the step up in bases in the fair value of equipment and customer relationships as a result of the acquisitions in 2007 and 2009. See "—Accounting Impact of Acquisitions."

Accounting Impact of Acquisitions

        On October 12, 2007, International Petroleum acquired all of the equity interest in TNH. See "Our History and Corporate Structure—Our History." The acquisition was accounted for using the purchase method of accounting. The cost of the acquisition was allocated to the assets acquired, including separately identifiable intangible assets, and liabilities assumed based on their estimated fair values. The valuation of the assets acquired and liabilities assumed was based on a pro rata allocation of the fair values of the assets acquired and liabilities assumed and the historical financial statement carrying amounts of these assets and liabilities of TNH. The fair value of the assets acquired and liabilities assumed exceeded TNH's purchase price, resulting in negative goodwill of $26.5 million. This negative goodwill was allocated on a pro rata basis to reduce the fair value of certain non-current assets, namely equipment by $10.1 million and intangible assets by $16.4 million.

        On May 6, 2009, Premium Sino Finance and Wise Worldwide acquired all of the equity interest in Superport from Mr. Cheung. As a result of this change in the ownership of Superport, push-down accounting was applied to establish a new basis of accounting in Superport's consolidated financial statements, effective May 6, 2009. The fair value of the assets and liabilities of Superport and its wholly owned subsidiaries have been pushed-down and reflected in Superport's consolidated financial statements in connection with the acquisition of all of the equity interest of Superport by the new owners. This resulted in negative goodwill of $23.8 million, which was allocated on a pro rata basis to reduce the fair value of certain non-current assets, namely equipment by $6.8 million and intangible assets by $17.0 million.

        On June 9, 2010, the shareholders of Superport incorporated SinoTech to hold 100% of the equity interest in Superport. As SinoTech was incorporated for the purpose of being an intermediate holding vehicle between Superport and the ultimate shareholders, the incorporation of SinoTech and the transfer of equity interests in Superport to SinoTech is treated as a pooling of interest as the ultimate shareholders before and after the acquisition of Superport by SinoTech is the same. On October 12, 2010, as part of a corporate reorganization, SinoTech issued 99,990,000 ordinary shares with par value of US$0.0001 each to all the shareholders of Superport in exchange for all their beneficial interests in Superport.

        See Notes C, D, E and F to the consolidated financial statements included elsewhere in this prospectus and "—Critical Accounting Policies—Acquisition by International Petroleum of All of the Equity Interest in TNH and Change in the Ownership of Superport."

        In connection with these acquisitions, certain accounting adjustments relating to purchase price allocation were made to our historical financial statements. We believe the accounting impact of these acquisitions, particularly with respect to amortization of intangible assets associated with these acquisitions, will have a material adverse effect on our reported results of operations.

        At September 30, 2008 and 2009 and June 30, 2010, intangible assets at cost and accumulated amortization were:

	Predecessor	Successor
	September 30, 2008	September 30, 2009	June 30, 2010
Customer relationships	$20,107,142	$34,476,160	$34,718,668
Patent of the MD membrane(1)	—	—	471,872

	$20,107,142	$34,476,160	$35,190,540
Less: accumulated amortization	(2,779,789)	(2,399,133)	(6,918,859)

	$17,327,353	$32,077,027	$28,271,681

(1)
TNH purchased a patent of the MD membrane for $471,872. The patent was transferred to TNH in May 2010 and will expire in January 2019.

        As a result of the application of push-down accounting, as reflected in the table above, our customer relationships base increased significantly by $14.4 million, from $20.1 million as at September 30, 2008 to $34.5 million as at September 30, 2009. Our customer relationships less accumulated amortization increased significantly by $14.8 million, from $17.3 million under the predecessor periods as at September 30, 2008 to $32.1 million as at September 30, 2009.

        The base for our customer relationships changed from $34.5 million as at September 30, 2009 to $34.7 million as at June 30, 2010. Our accumulated amortization for customer relationships was $6.9 million as at June 30, 2010. The change in customer relationships base and the accumulated amortization for customer relationships as at June 30, 2010 was due to the adoption of different exchange rates at the different points of time, and not by the application of push-down accounting. The patent of the MD membrane base and accumulated amortization for the patent of the MD membrane was not affected by the application of push-down accounting.

        We estimate amortization expenses for the intangibles relating to customer relationships as at June 30, 2010 for the next five fiscal years will be as follows:

Period from July 1, 2010 to September 30, 2010	$1,852,303
year ending September 30,
2011	7,409,213
2012	6,486,224
2013	5,194,039
2014	5,194,039
2015 and thereafter	1,673,066

$27,808,884

        While we believe the accounting impact of these acquisitions, particularly with respect to amortization of intangible assets associated with these acquisitions, will have a material adverse effect on our reported results of operations, we do not believe they will have any material and adverse effect on our cash flows since all the acquisition-related adjustments and amortization expenses are non-cash.

Fair Value of Warrants

        On January 11, 2010, TNH entered into the Deutsche Bank loan facility with a group of lenders for loan proceeds of up to $65.0 million, of which $50.0 million has been utilized. The loan proceeds were used to finance our purchase of LHD units. The interest rates are 4.5%, 6.5% and 8.5% per annum above the LIBOR for the first 12 months, the next six months and thereafter, respectively. The loan is repayable on January 21, 2015. The lenders have a put option to request the repayment of the loan on July 23, 2012. In connection with the interposition of SinoTech as the holding company of Superport, the Deutsche Bank loan facility was further amended, effective on October 12, 2010.

        As consideration for the loan, SinoTech's major shareholder, Premium Sino Finance, issued four series of warrants, in Tranches A, B, C and D, to the lenders, to entitle them to purchase a certain percentage of SinoTech's fully diluted share capital from Premium Sino Finance. Premium Sino Finance is required to transfer its shares in SinoTech to the warrant holders upon the exercise of the warrants. The maturity date of these warrants is July 21, 2015. The warrants are exercisable before or after a QIPO. Upon the occurrence of certain exit events, Premium Sino Finance is required to buy back the warrants from the warrant holders at a specified exit price calculated at the time of exit. Each warrant holder has given notice to fully exercise all of its rights to purchase ordinary shares in our company held by Premium Sino Finance effective on the date of the commencement of the trading of our ADSs on the Nasdaq Global Select Market.

        The warrant holders are entitled to receive from Premium Sino Finance additional shares in our company held by Premium Sino Finance if the profit guarantee for the calendar years ending December 31, 2010 and 2011 is not met. This right to warrant holders survives even after the warrant holders have exercised their warrants. We are currently negotiating with the warrant holders for them to waive this right, but there is no assurance that the warrant holders will agree to such a waiver.

        Under the current profit guarantee, if the net income of TNH is less than the guarantee amount of $23.1 million and $34.6 million (subject to adjustment from the amount of the facilities drawn down and outstanding) for the calendar years ending December 31, 2010 and 2011, respectively, the warrant holders' aggregate entitlement will be adjusted by multiplying the ratio of the net income guarantee amount to the actual net income for the calendar years ending December 31, 2010 and 2011. For the calendar year ending December 31, 2011, the higher ratio of the two years would be used.

        Set forth below is a table illustrating the warrant holders' aggregate entitlements assuming: (1) the actual net income of TNH (after taking into account all adjustments such as share-based payment expense, expense related to put option given to lenders, expense related to fair market value accounting treatment of warrants and expense related to QIPO as indicated in the warrant instruments) for the calendar years ending December 31, 2010 and 2011 is $14.5 million, which is the sum of our net income for Predecessor Period D and Successor Period September 2009, (2) SinoTech has a fully diluted share capital of 100 million shares, and (3) there are no other adjustments such as distribution adjustments.

	Calendar Year Ending December 31,
	2010	2011
Net income guarantee (in millions of U.S. dollars)	23.1	34.6
Assumed actual net income (in millions of U.S. dollars)	14.5	14.5
Adjusted multiple I(1)	1.6
Adjusted multiple II(1)		2.4
Assumed fully diluted share capital of SinoTech	100,000,000	100,000,000

Note:

(1)
Ratio of net income guarantee amount to assumed actual net income amount.

		Calendar Year Ending December 31,
	At Issuance	2010	2011
Tranche A Warrants
Stated percent(2) (at issuance)	12.31%
Adjusted stated percent (2010)(3)		19.55%
Number of SinoTech shares warrant holders would be entitled to		19,550,000
Adjusted stated percent (2011)(4)			29.33%
Number of SinoTech shares warrant holders would be entitled to			29,330,000

Tranche B Warrants
Stated percent(2) (at issuance)	5.38%
Adjusted stated percent (2010)(3)		8.55%
Number of SinoTech shares warrant holders would be entitled to		8,550,000
Adjusted stated percent (2011)(4)			12.83%
Number of SinoTech shares warrantholders would be entitled to			12,830,000

Tranche C Warrants
Stated percent(2) (at issuance)	3.85%
Adjusted stated percent (2010)(3)		6.11%
Number of SinoTech shares warrant holders would be entitled to		6,110,000
Adjusted stated percent (2011)(4)			9.17%
Number of SinoTech shares warrant holders would be entitled to			9,170,000

Tranche D Warrants
Stated percent(2) (at issuance)	1.00%
Adjusted stated percent (2010)(3)		1.59%
Number of SinoTech shares warrant holders would be entitled to		1,590,000
Adjusted stated percent (2011)(4)			2.38%
Number of SinoTech shares warrant holders would be entitled to			2,380,000

Total stated per cent entitlement of warrant holders	22.54%	35.80%	53.71%
Total number of SinoTech shares all Tranche A, Tranche B, Tranche C and Tranche D warrant holders would be entitled to		35,800,000	53,710,000

Notes:

(1)
Ratio of net income guarantee amount to assumed actual net income amount.

(2)
Percentage of fully diluted share capital of SinoTech.

(3)
Calculated as stated percent (at issuance) multiplied by adjusted multiple I.

(4)
Calculated as the higher of adjusted stated percent (2010) and stated percent (at issuance) multiplied by adjusted multiple II.

        Because Premium Sino Finance is the issuer of the warrants, the maximum aggregate entitlement of warrant holders to SinoTech's shares is the number of shares Premium Sino Finance holds in SinoTech. We expect to meet the financial performance criteria for the profit guarantee.

        The additional terms unique to each tranche are summarized as follows:

  Tranche A Warrants

        Premium Sino Finance issued 1,230,769 Tranche A warrants with an aggregate entitlement of 12.30769% of the fully diluted share capital of SinoTech.

        If SinoTech achieves QIPO status before January 21, 2015, the warrant holders are entitled to purchase the warrant share at the lower of 50% of the price of the shares in the QIPO and six times TNH's net income for the 12 months ending December 31, 2010 divided by the fully diluted share capital on the assumption that all the stock options and other rights have been exercised.

        If SinoTech does not have a QIPO before July 23, 2012 or determines not to have a QIPO, the warrant holders can request Premium Sino Finance to repurchase the warrants at $8.905 per warrant.

  Tranche B Warrants

        Premium Sino Finance issued 538,462 Tranche B Warrants with an aggregate entitlement of 5.38462% of the fully diluted share capital of SinoTech.

        If SinoTech achieves QIPO status before January 21, 2015, the warrant holders are entitled to purchase the warrant share at the lower of 50% of the price of the shares in the QIPO and eight times TNH's net income for the 12 months ending December 31, 2010 divided by the fully diluted share capital on the assumption that all the stock options and other rights have been exercised.

        If SinoTech does not have a QIPO before July 23, 2012 or determines not to have a QIPO, the warrant holders can request Premium Sino Finance to repurchase the warrants at $8.905 per warrant.

  Tranche C Warrants

        Premium Sino Finance issued 384,615 Tranche C Warrants with an aggregate entitlement of 3.84615% of the fully diluted share capital of SinoTech.

        If SinoTech achieves QIPO status before January 21, 2015, the warrant holders are entitled to exercise the warrants for zero consideration to receive their percentage entitlement to SinoTech's fully diluted share capital on the assumption that all the stock options and other rights have been exercised.

  Tranche D Warrants

        Premium Sino Finance issued 100,000 Tranche D Warrants with an aggregate entitlement of 1.00% of the fully diluted share capital of SinoTech.

        If SinoTech achieves QIPO status before January 21, 2015, the warrant holders are entitled to exercise the warrants for zero consideration to receive their percentage entitlement to SinoTech's fully diluted share capital on the assumption that all the stock options and other rights have been exercised.

        Since the warrants issued by Premium Sino Finance were for the purpose of obtaining a bank loan by TNH, the fair value of warrants has been recognized as warrant liabilities in our financial statements with the corresponding amount recognized as the discount to the loan. Management makes estimates and judgments in determining the fair value of the warrants based on its experience in valuation of similar financial instruments with the assistance of an independent third party valuer.

        The fair value of warrants at the issue date has been estimated as $44.0 million and therefore warrant liabilities and discount to bank loan of $44.0 million have been recognized on the date of the issue of the warrants. The discount is amortized over the life of the bank loan as recorded on our income statement as "effective interest on bank loans (amortization of discount)." The warrants were re-valued at June 30, 2010 and their fair value at June 30, 2010 amounted to $55.3 million. The difference between the re-valued fair value and the beginning balance is recorded on our income statement as "changes in fair value of warrant liabilities." See "—Critical Accounting Policies—Assessing the Fair Value of the Warrants." We expect to use a portion of the proceeds we receive from this offering to fully repay the amounts outstanding under the Deutsche Bank loan facility. The profit guarantee right of warrant holders survives the full repayment of the loan and full exercise by the warrant holders of their warrants even after the completion of this offering. We are currently negotiating waivers of this profit guarantee with the warrant holders; however, the outcome of these negotiations is uncertain and we cannot assure you that we will be able to obtain such a waiver. If the warrant holders do not so waive this right, changes in fair value of warrant liabilities for the profit guarantee right will continue to be recorded on our income statement. Effective interest on bank loans (amortization of discount) and changes in fair value of warrant liabilities are non-cash in nature and did not have any effect on our historical cash flow and we do not expect them to have any effect on our future cash flow.

Taxation

  Cayman Islands

        SinoTech was incorporated in the Cayman Islands. Under the current laws of the Cayman Islands, SinoTech is not subject to income or capital gains tax. In addition, dividend payments are not subject to withholding tax in the Cayman Islands.

  British Virgin Islands

        Superport Limited, SinoTech's British Virgin Islands subsidiary, is not subject to income or capital gains tax under British Virgin Islands law. In addition, dividend payments are not subject to withholding tax in the British Virgin Islands.

  Hong Kong

        International Petroleum, our Hong Kong subsidiary, is subject to profits tax at a rate of 16.5% for the period from September 10, 2007 (date of incorporation) to September 30, 2008 and for the fiscal year ended September 30, 2009. Hong Kong profits tax has not been accrued for this period because International Petroleum incurred losses for tax purposes during this period.

  China

        Our PRC subsidiary, TNH, was subject to the PRC Enterprise Income Tax Law for Foreign-Invested Enterprises and Foreign Enterprises before January 1, 2008. Under this law and related regulations, foreign-invested enterprises were generally subject to enterprise income tax at a statutory rate of 33% (30% national income tax plus 3% local income tax). TNH was subject to enterprise income tax at a statutory rate of 33% and 25% for the fiscal years ended September 30, 2007 and 2009, respectively. For the fiscal year 2008, effective tax rate was 27% given the tax rate has changed as set out below. Under the PRC Enterprise Income Tax Law for Foreign-Invested Enterprises and Foreign Enterprises, dividends accrued before January 1, 2008, and paid to us by our PRC subsidiary are exempt from withholding tax.

        On March 16, 2007, the National People's Congress of China enacted a new Enterprise Income Tax Law, or New EIT Law, which became effective on January 1, 2008. In addition, the

Implementation Rules of the New Enterprise Income Tax Law, or the Implementation Rules, were promulgated by the State Council on December 6, 2007 and the Notice on Implementation of Transitional Arrangements for Preferential Policies of Enterprise Income Tax, or the Transitional Arrangements Notice, was promulgated on December 26, 2007. Under the New EIT Law and the implementation regulations, the PRC has adopted a unified enterprise income tax rate of 25% on all domestic enterprises and foreign-invested enterprises. However, under the New EIT Law, enterprises that were established and already enjoyed preferential tax treatments before March 16, 2007 will continue to enjoy them (i) in the case of reduced tax rates, for a period of five years from January 1, 2008, or (ii) in the case of fixed-term tax holidays, until the expiration of such term subject to transitional rules as stipulated in the Transitional Arrangements Notice. TNH did not enjoy any preferential tax treatments before March 16, 2007.

        The New EIT Law provides that enterprises established outside of China with "de facto management bodies" located in China are considered "resident enterprises" and are generally subject to the uniform 25% enterprise income tax rate on their worldwide income. In addition, a recent circular issued by the State Administration of Taxation on April 22, 2009 regarding the standards used to classify certain Chinese-invested enterprises controlled by Chinese enterprises or Chinese group enterprises and established outside of China as "resident enterprises" clarified that dividends and other income paid by such offshore "resident enterprises" will be considered to be PRC source income, subject to PRC withholding tax, currently at a rate of 10%, when recognized by non-PRC enterprise shareholders. This recent circular also subjects such offshore "resident enterprises" to various reporting requirements with the PRC tax authorities. Under the implementation regulations to the New EIT Law, a "de facto management body" is defined as a body that has material and overall management and control over the manufacturing and business operations, personnel and human resources, finances and properties of an enterprise. In addition, the recent circular mentioned above details that certain Chinese-invested enterprises controlled by Chinese enterprises or Chinese group enterprises will be classified as "resident enterprises" if all of the following are located or resident in China: senior management personnel and departments that are responsible for daily production, operation and management; financial and personnel decision making bodies; key properties, accounting books, company seal, and minutes of board meetings and shareholders' meetings; and half or more of the directors with voting rights or senior management. However, as this circular only applies to enterprises established outside of China that are controlled by PRC enterprises or groups of PRC enterprises, it remains unclear how the tax authorities will determine the location of "de facto management bodies" for overseas incorporated enterprises that are controlled by individual PRC residents like us. Therefore, although substantially all of our management is currently located in the PRC, it remains unclear whether the PRC tax authorities would require or permit our overseas registered entities to be treated as PRC resident enterprises. If the PRC tax authorities determine that we are a "resident enterprise," we may be subject to enterprise income tax at a rate of 25% on our worldwide income and the dividends we pay to our investors may be subject to PRC withholding tax.

        Aggregate undistributed earnings of our subsidiaries located in China that are available for distribution to us at September 30, 2009 are considered to be indefinitely reinvested under APB opinion No. 23, and accordingly, no provision has been made for the Chinese dividend withholding taxes that would be payable upon the distribution of those amounts to us. The Chinese tax authorities have also clarified that distribution made out of pre January 1, 2008 retained earnings will not be subject to the withholding tax.

        As required by the New EIT Law, the profits of a foreign invested enterprise arising in 2008 and onwards which are distributed to its immediate holding company outside the PRC are subject to a withholding tax rate of 10%. A lower withholding tax rate will be applied if there is a tax treaty or arrangement between the PRC and the jurisdiction of the foreign holding company. For example, according to the Double Taxation Arrangement (Hong Kong), dividends paid to enterprises incorporated in Hong Kong are subject to a withholding tax of 5% provided that a Hong Kong resident enterprise (i) owns no less than 25% of the PRC enterprise distributing the dividend, (ii) can be considered as a "beneficial owner" and (iii) is entitled to treaty benefits under the Double Taxation Arrangement (Hong Kong).

        The PRC statutory income tax rate has been changed from 33% to 25% effective from January 1, 2008. An effective tax rate of 27% has been applied for the fiscal year ended September 30, 2008 in the presentation below. As of September 30, 2008 and 2009 and June 30, 2010, TNH accrued $1.30 million, $1.43 million and $1.6 million for income taxes payable.

        Income tax expense (benefit) consists of the following:

	Fiscal Year Ended September 30, 2007 (Predecessor Period A)	Period from October 1, 2007 to October 12, 2007 (Predecessor Period B)	Period from September 10, 2007 to September 30, 2007	Fiscal Year Ended September 30, 2008 (Predecessor Period C)	Period from October 1, 2008 to May 5, 2009 (Predecessor Period D)	Period from May 6, 2009 to September 30, 2009 (Successor Period September 2009)	Period from May 6, 2009 to June 30, 2009 (Successor Period June 2009)	Period from October 1, 2009 to June 30, 2010 (Successor Period June 2010)
Current tax expense	$4,849,977	$38,591	$—	$4,135,236	$3,122,780	$2,144,083	$833,859	$3,664,068
Deferred income tax expense (benefit)	—	12,289	—	(1,138,808)	(481,827)	(534,958)	(204,311)	(1,311,498)

	$4,849,977	$50,880	$—	$2,996,428	$2,640,953	$1,609,125	$629,548	$2,352,570

        The provision for income taxes differs from the amount computed by applying the statutory rates to the income before income tax provision due to the following:

	Fiscal Year Ended September 30, 2007 (Predecessor Period A)	Period from October 1, 2007 to October 12, 2007 (Predecessor Period B)	Period from September 10, 2007 to September 30, 2007	Fiscal Year Ended September 30, 2008 (Predecessor Period C)	Period from October 1, 2008 to May 5, 2009 (Predecessor Period D)	Period from May 6, 2009 to September 30, 2009 (Successor Period September 2009)	Period from May 6, 2009 to June 30, 2009 (Successor Period June 2009)	Period from October 1, 2009 to June 30, 2010 (Successor Period June 2010)
	(in U.S. dollars, except for percentages)					(in U.S. dollars, except for percentages)
Net income before provision for income taxes	$12,963,142	$140,525	$—	$14,639,532	$11,946,939	$6,829,333	$2,618,357	$(4,875,413)
Statutory income tax rate	33.00%	33.00%	—	16.50%	16.50%	16.50%	16.50%	16.50%
Income tax at statutory rate	$4,277,837	$46,373	$—	$2,415,523	$1,971,245	$1,126,840	$432,029	$(804,443)
Difference in tax rates	—	—	—	1,537,178	1,015,499	580,519	222,581	(414,325)
Non deductible expenses (tax benefit items)	572,140	4,507	—	(161,121)	(345,791)	(98,234)	(25,062)	3,571,338
Effect on opening deferred tax resulting from change in tax rate	—	—	—	(795,152)	—	—	—	—

Income tax expense	$4,849,977	$50,880	$—	$2,996,428	$2,640,953	$1,609,125	$629,548	$2,352,570

        Future income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of Superport's net deferred tax liabilities as of September 30, 2008 and 2009 and June 30, 2010 are as follows:

	Predecessor	Successor
	September 30, 2008	September 30, 2009	June 30, 2010
Deferred tax liabilities:
Excess of accounting base over tax base relating to certain equipment and intangible assets	$2,103,235	$6,485,378	$5,527,306
Deferred tax assets:
Accrued expenses	—	—	(316,489)

	$2,103,235	$6,485,378	$5,210,817

Critical Accounting Policies

        We prepare our consolidated financial statements in accordance with U.S. GAAP, which requires us to make judgments, estimates and assumptions that affect (i) the reported amounts of our assets, (ii) liabilities and the disclosure of our contingent assets and liabilities at the end of each reporting period and (iii) the reported amounts of revenues and expenses during each reporting period. We continually evaluate these estimates based on our historical experience, knowledge and assessment of current business and other conditions, our expectations regarding the future based on available information and reasonable assumptions, which together form our basis for making judgments about matters that are not readily apparent from other sources. Since the use of estimates is an integral component of the financial reporting process, our actual results could differ from those estimates. Some of our accounting policies require a higher degree of judgment than others in their application.

        When reading our consolidated financial statements, you should consider our selection of critical accounting policies, the judgment and other uncertainties affecting the application of such policies, and the sensitivity of reported results to changes in conditions and assumptions. We believe the following accounting policies involve the most significant judgments and estimates used in the preparation of our consolidated financial statements.

  Impairment of Long-Lived Assets

        We review long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amounts of such assets may not be recoverable. Significant judgment is involved in projecting our cash flows, which involve a number of factors including historical trends, recent performance and general economic assumptions. If such a review indicates that the carrying amounts of long-lived assets are not recoverable, we reduce the carrying amounts of such assets to their fair values. This may correspondingly affect the amount of depreciation and amortization for future periods.

        During the fiscal year ended September 30, 2007, TNH arranged an independent valuation of the MDF equipment located at the Dagang and Liaohe oilfield resulting in a write down of $2.0 million in value of the production equipment.

  Acquisition By International Petroleum of All of the Equity Interest in TNH and Change in the Ownership of Superport

        We allocated the purchase price to the tangible and intangible assets acquired and liabilities assumed in connection with the acquisition by International Petroleum of all of the equity interest in TNH on October 12, 2007 and the change in the ownership of Superport on May 6, 2009 based on their estimated fair values. We engaged an independent third party valuer to assist us in determining the fair values of certain assets acquired. Such valuations, for which we take full responsibility, require management to make significant estimates and assumptions, especially with respect to intangible assets. Management makes estimates of fair value based upon assumptions believed to be reasonable. These estimates are based on historical experience and information obtained from the management of the acquired company and are inherently uncertain. Unanticipated events and circumstances may occur which may affect the accuracy or validity of such assumptions, estimates or actual results.

        We allocated the purchase price to the assets acquired and liabilities assumed based on their estimated fair values on the date of acquisition. The fair value of the assets acquired and liabilities assumed, on a proportionate share, exceeded our cost of acquisition by $26.5 million and by $23.8 million on October 12, 2007 and May 6, 2009 respectively. We refer to this excess as negative goodwill. Prior to allocating any excess over cost to the acquired assets, we have performed a reassessment of whether the assets acquired and liabilities assumed have been properly identified and valued, and concluded that the valuation was appropriate. The negative goodwill was allocated on a pro rata basis to reduce the fair value of intangible assets and equipment. The determination of the fair value of the intangible assets acquired involves certain judgments and estimates. These judgments can include, but are not limited to, the cash flows that an asset is expected to generate in the future. The fair values of customer relationship were determined by management with the assistance of an independent third party valuer and were based on the income approach, utilizing an excess cash flow method. The most significant estimates and assumptions inherent in the approach when we valued customer relationship include the renewals of customer contracts and the discount rate.

        The estimates and assumptions used to determine the fair values of intangible assets could change due to numerous factors, including service demand, market conditions, regulations affecting the business model of our operations, technological developments, economic conditions and competition.

  Assessing the Fair Value of the Warrants

        Determining the fair value of warrants issued requires making complex and subjective judgments regarding projected financial and operating results, our unique business risks and our operating history and prospects at the time of grant. We engaged an independent third party valuer to assist us in determining the fair value of warrants.

        The assumptions and basis of valuation in determining our enterprise value at each measurement date have been set out above in "—Acquisition of International Petroleum of All of the Equity Interest in TNH and Change in the Ownership of Superport."

        Monte Carlo Simulation Model, or MC Model, was used in the valuation of warrants. The MC Model simulates stock price paths through the well-known geometric Brownian motion formulation which incorporates a drift rate, volatility and a Weiner process based on a random process modelled by the standard normal distribution and is a function of the square root of time. Significant inputs for the valuation model include the following:

Expected price per share (SinoTech)	$4.00
Expected exit event price per share (SinoTech)	$0.50
Fair yield to maturity	6.4%
Volatility	61.8%
Annual drift	1.6%

Internal Control Over Financial Reporting

        Before this offering, we have been a private company with all business operations conducted through our operating subsidiary in China, TNH. Our accounting and reporting system was designed to satisfy local statutory requirements and internal management needs. We had limited accounting personnel and resources to address internal control over financial reporting for the purpose of compliance with U.S. GAAP and SEC reporting requirements. We undertook certain steps to improve our internal control over financial reporting. We have engaged a chief financial officer candidate who has requisite U.S. GAAP expertise and experience in financial reporting for public companies.

        With our accounting and reporting senior management in place, we implemented and are continuing to implement the following measures to improve our internal control over financial reporting and disclosure controls:

  •
  establishing an audit committee upon the completion of this offering to oversee the accounting and financial reporting processes as well as external and internal audits of SinoTech, along with a compensation committee and a corporate governance committee;

  •
  conducting accounting and financial reporting training for existing accounting and reporting personnel as part of our commitment to provide ongoing U.S. GAAP trainings to staff;

  •
  conducting a comprehensive reassessment of past and current applications of U.S. GAAP and developing a comprehensive accounting policies and procedures manual to guide the day-to-day operations of accounting and finance and relevant operational personnel;

  •
  launching a self-review process to evaluate current internal controls over financial reporting and engaging a third party consulting firm, under the supervision and with participation of senior management, including our chief executive officer and chief financial officer, to assist SinoTech in preparing for compliance with requirement under Section 404 under the Sarbanes-Oxley Act; and

  •
  establishing an internal audit function.

        However, the process of designing and implementing an effective financial reporting system is a continuous effort that requires us to anticipate and react to changes in our business and the economic and regulatory environments and to devote significant resources to maintain a financial reporting system that is adequate to satisfy our reporting obligations. See "Risk Factors—Risk Factors Relating to Our Business—We may be unable to establish and maintain an effective system of internal control over financial reporting, and, as a result, we may be unable to accurately report our financial results or prevent fraud."

Selected Quarterly Results

        The following table sets forth our unaudited consolidated quarterly results for the eight quarters in the period from July 1, 2008 to June 30, 2010. You should read the following tables in conjunction with our audited consolidated financial statements and related notes contained elsewhere in this prospectus. We have prepared the unaudited condensed consolidated financial statements for the quarters presented on the same basis as our audited consolidated financial statements. The consolidated quarterly results information includes all adjustments, consisting only of normal recurring adjustments, that we consider necessary for a fair presentation of our financial position and operating results for the quarters presented. These quarterly operating results are historical and may not be indicative of future results.

	Three Months Ended September 30, 2008	Three Months Ended December 31, 2008	Three Months Ended March 31, 2009	Period from April 1, 2009 to May 5 2009	Period from May 6, 2009 to June 30, 2009	Three Months Ended September 30, 2009	Three Months Ended December 31, 2009	Three Months Ended March 31, 2010	Three Months Ended June 30, 2010
	(unaudited) (in U.S. dollars)
Sales	$9,388,940	$9,244,398	9,906,532	$3,791,911	$5,982,100	$9,287,847	$7,422,848	$8,288,767	$9,778,036
Cost of sales	3,477,704	3,398,638	3,588,123	1,299,920	2,219,366	3,324,019	1,834,175	2,184,218	2,411,129

Gross profit	5,911,236	5,845,760	6,318,409	2,491,991	3,762,734	5,963,828	5,588,673	6,104,549	7,366,907

	63%	63%	64%	66%	63%	64%	75%	74%	75%
Expenses
Accounting and auditing fees	2,755	145,783	38,801	34	—	—	97,769	30,078	146,509
Depreciation of equipment	7,900	7,886	7,197	2,841	3,456	5,716	10,107	7,248	7,643
Amortization of intangible assets	729,624	718,915	719,210	278,660	911,546	1,487,095	1,487,874	1,487,830	1,497,526
Consulting and professional fees	275,257	122,883	21,357	—	46,214	19,884	39,826	1,369,069	620,861
Office and miscellaneous	108,038	47,479	29,073	57,418	—	7,044	36,607	91,673	38,404
Rent and utilities	69,158	75,636	48,246	18,695	29,594	48,280	48,305	48,304	48,326
Repair and maintenance	10,704	8,567	5,115	1,228	1,768	6,744	3,150	2,785	5,101
Salaries and benefits	109,748	135,295	128,784	53,989	89,014	147,895	150,739	150,435	161,911
Travel and business promotion	62,172	107,332	34,772	—	112,945	117,657	136,713	122,470	161,952

	1,375,356	1,369,776	1,032,555	412,865	1,194,537	1,840,315	2,011,090	3,309,892	2,688,233

Operating income	4,535,880	4,475,984	5,285,854	2,079,126	2,568,197	4,123,513	3,577,583	2,794,657	4,678,674
Other income and expenses
Gain on disposal of equipment	30,843	30,390	30,402	11,780	18,651	30,428	30,443	30,442	30,457
Interest income	25,477	11,595	21,802	6	31,509	57,035	51,067	61,257	64,521
Foreign exchange gain (loss)	—	—	—	—	—	—	(518)	(83,466)	270,517
Changes in fair value of derivative liabilities	—	—	—	—	—	—	—	(2,710,000)	(8,530,000)
Effective interest in respect of bank loans (amortization of discount)	—	—	—	—	—	—	—	(1,688,438)	(2,194,970)
Bank loan interest	—	—	—	—	—	—	—	(546,800)	(710,839)

	56,320	41,985	52,204	11,786	50,160	87,463	80,992	(4,937,005)	(11,070,314)

Net income (loss) from operations before provision for income taxes	4,592,200	4,517,969	5,338,058	2,090,912	2,618,357	4,210,976	3,658,575	(2,142,348)	(6,391,640)
Current income tax expenses	1,193,342	1,217,404	1,389,076	516,300	833,859	1,310,224	1,195,529	956,564	1,511,975
Deferred income tax expenses (benefits)	(159,189)	(293,092)	(136,596)	(52,139)	(204,311)	(330,647)	(333,054)	(468,611)	(509,833)

Net income (loss) for the period	3,558,047	3,593,657	4,085,578	1,626,751	1,988,809	3,231,399	2,796,100	(2,630,301)	(7,393,782)
Translation adjustment	(403,012)	191,251	(95,865)	149,331	3,289,992	11,832	107,323	55,716	768,375

Comprehensive income (loss) for the period	$3,155,035	$3,784,908	$3,989,713	$1,776,082	$5,278,801	$3,243,231	$2,903,423	$(2,574,585)	$(6,625,407)

Earnings per share attributable to shareholders for the period presented
Basic	$35,580	$35,936	$40,856	$16,268	$19,888	$32,314	$27,961	$(26,303)	$(73,938)

        Our quarterly total expenses were significantly higher in the quarters ended March 31, 2010 and June 30, 2010 than in the corresponding quarters in 2009 as a result of an increase in consulting and professional fees and travel and business promotion in connection with this offering.

Results of Operations

        The following table sets forth a summary of our audited results of operations and those of our predecessor for the periods indicated.

        Because of purchase accounting adjustments to the fair market value of long-term assets as well as the push down accounting treatment as a result of the acquisitions we conducted in 2007 and 2009, and because the number of days in each period presented vary, certain amounts may not be comparable between each period presented.

	Fiscal Year Ended September 30, 2007 (Predecessor Period A)	Period from October 1, 2007 to October 12, 2007 (Predecessor Period B)	Period from September 10, 2007 to September 30, 2007	Fiscal Year Ended September 30, 2008 (Predecessor Period C)	Period from October 1, 2008 to May 5, 2009 (Predecessor Period D)	Period from May 6, 2009 to September 30, 2009 (Successor Period September 2009)	Period from May 6, 2009 to June 30, 2009 (Successor Period June 2009)	Nine Fiscal Months Ended June 30, 2010 (Successor Period June 2010)
	(In thousands U.S. dollars)					(In thousands U.S. dollars)
	(audited)	(audited)	(audited)	(audited)	(audited)	(audited)	(audited)	(audited)
Sales	$24,901.1	$803.0	$—	$31,366.7	$22,942.8	$15,269.9	$5,982.1	$25,489.6
Cost of sales	8,480.5	312.0	—	11,749.6	8,286.7	5,543.4	2,219.4	6,429.5

Gross profit	16,420.6	491.0	—	19,617.1	14,656.1	9,726.5	3,762.7	19,060.1

Expenses
Accounting and auditing fees	59.2	7.0	—	158.5	184.6	—	—	274.4
Depreciation of equipment	25.1	3.0	—	23.9	17.9	9.2	3.5	25.0
Amortization of intangible assets	—	—	—	2,690.2	1,716.8	2,398.6	911.5	4,473.2
Consulting and professional fees	413.2	292.2	—	1,119.7	144.2	66.1	46.2	2,029.8
Office and miscellaneous	30.4	8.6	—	147.3	134.0	7.0	—	166.7
Rent and utilities	82.7	1.7	—	184.6	142.6	77.9	29.6	144.9
Repair and maintenance	67.5	0.1	—	26.1	14.9	8.5	1.8	11.0
Salaries and benefits	361.5	15.8	—	399.2	318.1	236.9	89.0	463.1
Travel and business promotion	245.3	25.7	—	423.5	142.1	230.6	112.9	421.1
Write down in value of equipment	1,963.1	—	—	—	—	—	—	—

	3,248.0	354.1	—	5,173.0	2,815.2	3,034.8	1,194.5	8,009.2

Operating income	13,172.6	136.9	—	14,444.1	11,840.9	6,691.7	2,568.2	11,050.9
Other income and expenses
Gain on disposal of equipment	21.1	3.6	—	113.7	72.6	49.1	18.7	91.3
Interest income	68.3	—	—	81.7	33.4	88.5	31.5	176.9
Foreign exchange gain	—	—	—	—	—	—	—	186.5
Changes in fair value of warrant liabilities	—	—	—	—	—	—	—	(11,240.0)
Effective interest on bank loans (amortization of discount)	—	—	—	—	—	—	—	(3,883.4)
Bank loan interest	(298.7)	—	—	—	—	—	—	(1,257.6)

	(209.3)	3.6	—	195.4	106.0	137.6	50.2	(15,926.3)

Net income (loss) from operations before provision for income taxes	12,963.3	140.5	—	14,639.5	11,946.9	6,829.3	2,618.4	(4,875.4)
Current income tax expenses	4,850.0	38.6	—	4,135.2	3,122.8	2,144.1	833.9	3,664.1
Deferred income tax expenses (benefits)	—	12.3	—	(1,138.8)	(481.8)	(535.0)	(204.3)	(1,311.5)

Net income (loss) for the period	8,113.3	89.6	—	11,643.1	9,305.9	5,220.2	1,988.8	(7,228.0)
Translation adjustment	1,061.5	(2.4)	—	3,661.2	244.7	3,301.8	3,290.0	931.4

Comprehensive income (loss) for the period	$9,174.8	$87.2	$—	$15,304.3	$9,550.6	$8,522.0	$5,278.8	$(6,296.6)

Earnings per share attributable to shareholders for the period presented
Basic			$—	$116.4	$93.1	$52.2	$19.9	$72.3

Successor Period June 2010 Compared to Predecessor Period D and Successor Period June 2009

        Sales.    Total sales overall decreased by $3.4 million, or 11.7%, from $22.9 million and $6.0 million for Predecessor Period D and Successor Period June 2009, respectively, to $25.5 million for Successor Period June 2010 primarily due to the subcontracting of our MDF contracts at Dagang and Huabei oilfields.

  •
  LHD sales overall decreased by $0.5 million, or 4.4%, from $9.1 million and $2.3 million for Predecessor Period D and Successor Period June 2009, respectively, to $10.9 million for Successor Period June 2010 primarily due to the annual servicing of our first two LHD units in October 2009 resulting in a decrease in meters drilled as these units were idle during the annual servicing and transit period. We commenced the annual servicing of our first two LHD units, which took 15 to 20 days to complete and approximately three additional days in transit for these units to be transported to a third party-operated repair center in Shandong. No such servicing was required to supplement our regular in-house repair and maintenance during Predecessor Period D and Successor Period June 2009 as these units were new then.

  •
  MDF sales overall decreased by $3.0 million, or 17.0%, from $13.9 million and $3.7 million for Predecessor Period D and Successor Period June 2009, respectively, to $14.6 million for Successor Period June 2010 primarily due to subcontracts to Hebei Daofu in October 2009 of our contract at Dagang oilfield and in April 2010 of our contract at Huabei oilfield. We entered into these subcontracts primarily in order to allocate more personnel to our LHD service contracts. See "Business—Our Services—Molecular Deposition Film Technology—Agreements relating to the Huabei Oilfield."

        Cost of sales.    Cost of sales overall decreased by $4.1 million, or 39.0%, from $8.3 million and $2.2 million for Predecessor Period D and Successor Period June 2009, respectively, to $6.4 million for Successor Period June 2010 primarily due to the subcontracting of our MDF contracts at Dagang and Huabei oilfields. A larger amount of the costs of MDF sales components were borne by the subcontractor under the terms of these subcontracts.

  •
  LHD cost of sales overall increased by $0.5 million, or 14.3%, from $2.8 million and $0.7 million for Predecessor Period D and Successor Period June 2009, respectively, to $4.0 million for Successor Period June 2010. This increase was primarily due to our payment to a third party-operated repair center in Shandong for the annual servicing of our first two LHD units and an increase in the replacement parts and consumables, such as jetting hoses, purchased during this period.

  •
  MDF cost of sales overall decreased by $4.5 million, or 64.3%, from $5.5 million and $1.5 million for Predecessor Period D and Successor Period June 2009, respectively, to $2.5 million for Successor Period June 2010 primarily due to subcontracts to Hebei Daofu in October 2009 of our contract at Dagang oilfield and in April 2010 of our contract at Huabei oilfield. A larger amount of the costs of MDF sales components were borne by the subcontractor under the terms of these subcontracts. See "—Sales and Cost of Sales—Subcontracts to Third Parties of MDF Business."

        Gross profit and gross margin.    Gross profit overall increased by $0.6 million, or 3.2%, from $14.7 million and $3.8 million for Predecessor Period D and Successor Period June 2009, respectively, to $19.1 million for Successor Period June 2010. Our gross margin increased from 63.9% and 62.9% for Predecessor Period D and Successor Period June 2009, respectively, to 74.8% for Successor Period June 2010. Although there was a decrease of 5.2% in gross margin for LHD sales, the increase in gross margin on MDF sales by 22.7% resulted in a net increase of 11.1% in gross margin from Predecessor Period D and Successor Period June 2009 to Successor Period June 2010.

        Expenses.    Expenses overall increased significantly by $4.0 million from $2.8 million and $1.2 million for Predecessor Period D and Successor Period June 2009, respectively, to $8.0 million for Successor Period June 2010 for the primary reasons set forth below.

  •
  Amortization and depreciation overall increased by $1.9 million, or 73.1%, from $1.7 million and $0.9 million for Predecessor Period D and Successor Period June 2009, respectively, to $4.5 million for Successor Period June 2010 primarily due to the increase in amortization for intangible assets from a change in accounting basis from predecessor periods to successor period on May 5, 2009 as described in further detail in Notes C, D and E to our interim consolidated financial statements included elsewhere in this prospectus and our purchase of the MDF membrane patent during Successor Period June 2010.

  •
  Consulting and professional fees overall increased significantly by $1.8 million from $0.14 million and $46,200 for Predecessor Period D and Successor Period June 2009, respectively, to $2.0 million for Successor Period June 2010 primarily due to an increase in activity relating to this offering.

  •
  Salaries and benefits overall increased by $56,000, or 13.8%, from $0.3 million and $89,000 for Predecessor Period D and Successor Period June 2009, respectively, to $0.46 million for Successor Period June 2010 primarily due to an increase in number of employees.

  •
  Travel and business promotion overall increased by $0.17 million, or 68.0%, from $0.14 million and $0.11 million for Predecessor Period D and Successor Period June 2009, respectively, to $0.42 million for Successor Period June 2010 primarily due to an increase in activity relating to this offering.

        Operating income.    Due to the foregoing factors, operating income overall decreased by $3.4 million, or 23.6%, from $11.8 million and $2.6 million for Predecessor Period D and Successor Period June 2009, respectively, to $11.1 million for Successor Period June 2010.

        Other income and expenses.    Other income was $0.1 million and $50,200 for Predecessor Period D and Successor Period June 2009, respectively, compared to other expenses of $15.9 million for Successor Period June 2010 primarily due to an accrual of $1.3 million in bank loan interest, amortization of discount to the bank loan of $3.9 million and changes in fair value of warrant liabilities of $11.2 million for Successor Period June 2010. See "—Fair Value of Warrants" and "—Critical Accounting Policies—Assessing the Fair Value of the Warrants" for further information on the changes in fair value of warrant liabilities.

        Current income tax expenses.    Current income tax expenses overall decreased by $0.2 million, or 5.1%, from $3.1 million and $0.8 million for Predecessor Period D and Successor Period June 2009, respectively, to $3.7 million for Successor Period June 2010 primarily due to a decrease in taxable income.

        Deferred income tax expenses (benefits).    Deferred income tax benefits overall increased by $0.6 million, or 85.7%, from $0.5 million and $0.2 million for Predecessor Period D and Successor Period June 2009, respectively, to $1.3 million for Successor Period June 2010. The deferred income tax benefits increase primarily due to reversal of temporary difference between accounting reporting basis and tax reporting basis for fixed assets and intangible assets and the recognition of deferred tax asset on accrued expenses.

        Net income (loss) and net income margin.    Net income overall decreased by $18.5 million, or 163.7%, as we recorded a net loss of $7.2 million for Successor Period June 2010 compared to net income of $9.3 million and $2.0 million for Predecessor Period D and Successor Period June 2009, respectively. Our net loss for Successor Period June 2010 was primarily due to the change in fair value of warrant liabilities of $11.2 million, (amortization of discount to the bank loan) of $3.9 million and deferred income tax benefits of $1.3 million, of which $1.0 million comprised adjustments for gains and losses associated with our Deutsche Bank loan. Net income margin was 40.6% and 33.2% for Predecessor Period D and Successor Period June 2009, respectively. Net income margin was negative for Successor Period June 2010.

Predecessor Period D and Successor Period September 2009 Compared to Predecessor Period B and Predecessor Period C

        Sales.    Total sales overall increased by $6.0 million, or 18.8%, from $0.8 million and $31.4 million for Predecessor Period B and Predecessor Period C, respectively, to $22.9 million and $15.3 million for the Predecessor Period D and Successor Period September 2009, respectively, primarily due to an increase in the scale of our LHD and MDF operations.

  •
  LHD sales overall increased by $2.9 million, or 25.5%, from $0.08 million and $11.3 million for Predecessor Period B and Predecessor Period C, respectively, to $9.1 million and $5.2 million for Predecessor Period D and Successor Period September 2009, respectively, primarily due to our having a full year of operations in the fiscal year ended September 30, 2009 resulting in an increase in meters drilled.

  •
  MDF sales overall increased by $3.1 million, or 15.1%, from $0.7 million and $20.1 million for Predecessor Period B and Predecessor Period C, respectively, to $13.8 million and $10.1 million for Predecessor Period D and Successor Period September 2009, respectively, primarily due to our entry into a contract in July 2008 with PetroChina Huabei to provide MDF services at Huabei oilfield.

        Cost of sales.    Cost of sales overall increased by $1.8 million, or 14.7%, from $0.3 million and $11.8 million for Predecessor Period B and Predecessor Period C, respectively, to $8.3 million and $5.5 million for Predecessor Period D and Successor Period September 2009, respectively, primarily due to an increase in the scale of our LHD and MDF operations.

  •
  LHD cost of sales overall increased by $0.8 million, or 23.2%, from $48,223 and $3.5 million for Predecessor Period B and Predecessor Period C, respectively, to $2.8 million and $1.6 million for Predecessor Period D and Successor Period September 2009, respectively, which was in line with our increase in sales.

  •
  MDF cost of sales overall increased by $0.9 million, or 11.0%, from $0.3 million and $8.3 million for Predecessor Period B and Predecessor Period C, respectively, to $5.5 million and $3.9 million for Predecessor Period D and Successor Period September 2009, respectively, primarily due to our entry into a contract in July 2008 with PetroChina Huabei to provide MDF services at Huabei oilfield.

        Gross profit and gross margin.    Gross profit overall increased by $4.3 million, or 21.3%, from $0.5 million and $19.6 million for Predecessor Period B and Predecessor Period C, respectively, to $14.6 million and $9.8 million for Predecessor Period D and Successor Period September 2009, respectively. Our gross margin increased from 61.1% and 62.5% for Predecessor Period B and Predecessor Period C, respectively, to 63.9% and 63.7% for Predecessor Period D and Successor Period September 2009, respectively, due to factors including a change in services mix and higher gross margins for our LHD services.

        Expenses.    Expenses overall increased by $0.3 million, or 5.8%, from $0.4 million and $5.1 million for Predecessor Period B and Predecessor Period C, respectively, to $2.8 million and $3.0 million for Predecessor Period D and Successor Period September 2009, respectively, for the primary reasons set forth below.

  •
  Amortization and depreciation overall increased by $1.4 million, or 52.5%, from $3,000 and $2.7 million for Predecessor Period B and Predecessor Period C, respectively, to $1.7 million and $2.4 million for Predecessor Period D and Successor Period September 2009, respectively, primarily due to an increase in amortization of intangible assets from a change in accounting basis from predecessor periods to successor period as described in further detail in Notes D, E and F to our consolidated financial statements included elsewhere in this prospectus.

  •
  Consulting and professional fees overall decreased by $1.2 million, or 85.1%, from $0.3 million and $1.1 million for Predecessor Period B and Predecessor Period C, respectively, to $0.14 million and $66,100 for Predecessor Period D and Successor Period September 2009, respectively, primarily due to our decision against conducting an initial public offering in another jurisdiction.

  •
  Salaries and benefits overall increased by $0.1 million, or 33.7%, from $15,800 and $0.4 million for Predecessor Period B and Predecessor Period C, respectively, to $0.3 million and $0.20 million for Predecessor Period D and Successor Period September 2009, respectively, primarily due to an increase in staff benefits.

  •
  Travel and business promotion overall decreased by $76,500, or 17.0%, from $25,700 and $0.42 million for Predecessor Period B and Predecessor Period C, respectively, to $0.14 million and $0.23 million for Predecessor Period D and Successor Period September 2009, respectively, primarily due to our decision against conducting an initial public offering in another jurisdiction.

        Operating income.    Due to the foregoing factors, operating income overall increased by $4.0 million, or 27.1%, from $0.1 million and $14.5 million for Predecessor Period B and Predecessor Period C, respectively, to $11.8 million and $6.7 million for Predecessor Period D and Successor Period September 2009, respectively.

        Other income and expenses.    Other income overall increased by $44,600, or 22.4%, from $3,600 and $0.2 million for Predecessor Period B and Predecessor Period C, respectively, to $0.1 million and $0.14 million for Predecessor Period D and Successor Period September 2009, respectively.

        Current income tax expenses.    Current income tax expenses overall increased by $1.1 million, or 26.2%, from $0.04 million and $4.1 million for Predecessor Period B and Predecessor Period C, respectively, to $3.1 million and $2.1 million for Predecessor Period D and Successor Period September 2009, respectively, primarily due to an increase in our taxable income.

        Deferred income tax expenses (benefits).    Deferred income tax expenses and benefits overall decreased by $0.1 million, or 9.7%, from $12,300 and $1.1 million for Predecessor Period B and Predecessor Period C, respectively, to $0.5 million and $0.5 million for Predecessor Period D and Successor Period September 2009 respectively. The deferred income tax benefits for Predecessor Period D and Successor Period September 2009, respectively, were primarily due to a reversal of temporary difference between accounting reporting basis and tax reporting basis for fixed assets and intangible assets.

        Net income and net income margin.    As a result of the foregoing factors, net income overall increased by $2.8 million, or 23.8%, from $0.1 million and $11.6 million for Predecessor Period B and Predecessor Period C, respectively, to $9.3 million and $5.2 million for Predecessor Period D and Successor Period September 2009, respectively, and net income margin increased from 11.2% and 37.1% for Predecessor Period B and Predecessor Period C, respectively, to 40.6% and 34.2% for Predecessor Period D and Successor Period September 2009, respectively.

Predecessor Period B and Predecessor Period C Compared to Predecessor Period A

        Sales.    Total sales overall increased by $7.3 million, or 29.2%, from $24.9 million for Predecessor Period A to $0.8 million for Predecessor Period B and $31.4 million for Predecessor Period C primarily due to the commencement of LHD sales amounting to $11.4 million and an increase in MDF sales by $6.0 million for Predecessor Period B and Predecessor Period C. The increase in total sales in Predecessor Period B and Predecessor Period C was partially offset by the fact that we had no traditional sales for Predecessor Period B and Predecessor Period C.

  •
  LHD sales amounted to $84,400 for Predecessor Period B and $11.3 million for Predecessor Period C. There were no LHD sales for Predecessor Period A.

  •
  MDF sales overall increased by $6.0 million, or 41.3%, from $14.7 million for Predecessor Period A to $0.7 million for Predecessor Period B and $20.1 million for Predecessor Period C primarily due to our having a full 12 months of MDF sales. We did not have a full year of MDF sales for Predecessor Period A because TNH only began generating sales from the Dagang oilfield MDF contract in December 2006 and from the Liaohe oilfield MDF contract in February 2007.

  •
  Traditional sales amounted to $10.2 million for Predecessor Period A. There were no traditional sales for Predecessor Period B and Predecessor Period C because we concentrated on providing LHD and MDF services in place of services using traditional methods of EOR.

        Cost of sales.    Cost of sales overall increased by $3.6 million, or 42.2%, from $8.5 million for Predecessor Period A to $0.3 million for Predecessor Period B and $11.7 million for Predecessor Period C primarily due to the cost of sales we incurred in connection with the commencement of LHD operations and an increase in MDF cost of sales during Predecessor Period B and Predecessor Period C. The increase in cost of sales for Predecessor Period B and Predecessor Period C was partially offset by the fact that we did not incur any cost of sales for traditional sales for Predecessor Period B and Predecessor Period C.

  •
  LHD cost of sales amounted to $48,200 for Predecessor Period B and $3.5 million for Predecessor Period C. There was no LHD cost of sales for Predecessor Period A.

  •
  MDF cost of sales overall increased by $3.8 million, or 79.3%, from $4.7 million for Predecessor Period A to $0.3 million for Predecessor Period B and $8.2 million for Predecessor Period C primarily due to our having a full 12 months of MDF sales in the fiscal year ended September 30, 2008. Furthermore, pursuant to the MDF equipment sale-leaseback transaction in July 2007, our equipment cost changed from depreciation and amortization to equipment rental and also increased as measured on a monthly basis. We also had increased purchases of MDF solution leading to an increase in cost of sales.

  •
  Traditional cost of sales amounted to $3.8 million for Predecessor Period A. There was no traditional cost of sales for Predecessor Period B and Predecessor Period C.

        Gross profit and gross margin.    Gross profit overall increased by $3.7 million, or 22.5%, from $16.4 million for Predecessor Period A to $0.5 million for Predecessor Period B and $19.6 million for Predecessor Period C primarily due to the foregoing factors. Our gross margin decreased from 65.9% in Predecessor Period A to 61.1% in Predecessor Period B and 62.5% in Predecessor Period C, respectively, primarily because of our lower MDF gross margin, which was partially offset by our switching from lower margin traditional services to LHD and MDF services.

        Expenses.    Expenses overall increased by $2.3 million, or 70.2%, from $3.2 million for Predecessor Period A to $0.4 million for Predecessor Period B and $5.2 million for Predecessor Period C primarily due to the reasons set forth below.

  •
  Amortization and depreciation overall increased significantly by $2.7 million, from $25,100 for Predecessor Period A to $3,000 for Predecessor Period B and $2.7 million for Predecessor Period C primarily due to an increase in amortization for intangible assets from a change in accounting basis from International Petroleum's acquisition of TNH as described in further detail in Notes C and F to our consolidated financial statements included elsewhere in this prospectus and an increase in our equipment and automobiles resulting in an increase in depreciation.

  •
  Consulting and professional fees overall increased significantly by $1.0 million, from $0.4 million for Predecessor Period A to $0.3 million for Predecessor Period B and $1.1 million for Predecessor Period C primarily due to legal and consultant fees in connection with our intention to conduct an initial public offering in another jurisdiction.

  •
  Salaries and benefits overall increased by $53,500, or 14.8%, from $0.36 million for Predecessor Period A to $15,800 for Predecessor Period B and $0.4 million for Predecessor Period C primarily due to an increase in number of employees and staff benefits.

  •
  Travel and business promotion overall increased by $0.2 million, or 83.1%, from $0.2 million for Predecessor Period A to $25,700 for Predecessor Period B and $0.4 million for Predecessor Period C primarily due to expenses in connection with our intention to conduct an initial public offering in another jurisdiction.

  •
  We incurred a write down in value of our equipment of $2.0 million for Predecessor Period A as a result of an independent valuation of the MDF equipment located at the Dagang and Liaohe oilfields. We did not incur such a write down for Predecessor Period B and Predecessor Period C.

        Operating income.    Due to the foregoing factors, operating income overall increased by $1.4 million, or 10.7%, from $13.2 million for Predecessor Period A to $0.1 million for Predecessor Period B and $14.4 million for Predecessor Period C.

        Other income and expenses.    Other income and expenses comprises gain on disposal of equipment, interest income and bank loan interest. We recorded other income of $3,600 for Predecessor Period B and $0.2 million for Predecessor Period C but incurred other expense of $0.2 million for Predecessor Period A primarily due to the reasons set forth below.

  •
  Gain on disposal of equipment overall increased significantly by $96,200, from $21,100 for Predecessor Period A to $3,600 for Predecessor Period B and $0.11 million for Predecessor Period C primarily due to the amortization of the gain on the disposal of the MDF equipment over the leaseback period located at the Dagang and Liaohe oilfields that we sold during Predecessor Period A and subsequently leased back.

  •
  We incurred bank loan interest expense of $0.3 million for Predecessor Period A. We repaid our bank loan in January 2007 and had no such bank loan interest expense for Predecessor Period B and Predecessor Period C.

        Current income tax expenses.    Current income tax expenses overall decreased by $0.7 million, or 13.9%, from $4.9 million for Predecessor Period A to $0.04 million for Predecessor Period B and $4.1 million for Predecessor Period C primarily due to a decrease in the statutory tax rate offset by increase in the profit before tax.

        Deferred income tax expenses (benefits).    Deferred income tax expenses and benefits were $0.01 million and $1.1 million for Predecessor Period B and Predecessor Period C, respectively, primarily due to a reversal of temporary difference between accounting reporting basis and tax reporting basis for fixed assets and intangible assets. We did not record deferred income tax benefits for Predecessor Period A.

        Net income and net income margin.    As a result of the foregoing factors, net income overall increased by $3.6 million, or 44.6%, from $8.1 million for Predecessor Period A to $0.09 million for Predecessor Period B and $11.6 million for Predecessor Period C, and net income margin increased from 32.6% for Predecessor Period A to 11.2% for Predecessor Period B and 37.1% for Predecessor Period C.

Liquidity and Capital Resources

  Cash Flows and Working Capital

        We financed our working capital and capital expenditure requirements during Predecessor Period A, Predecessor Period B, Predecessor Period C, Predecessor Period D, Successor Period September 2009 and Successor Period June 2010 primarily through cash provided by operating activities. In Successor Period June 2010, our primary sources of liquidity were cash flows from financing and operating activities. As of September 30, 2009 and June 30, 2010, our total current assets amounted to $49.6 million and $90.3 million, and our total current liabilities amounted to $9.8 million and $13.1 million, respectively. Our working capital as of September 30, 2009 and June 30, 2010 was $39.8 million and $77.2 million, respectively. We believe that our existing cash and cash equivalents and future cash flows from operating activities will be sufficient to meet the working capital requirements of our operations for the next 12 months.

        In January 2010, we obtained a $65.0 million Deutsche Bank loan facility, of which we have utilized $50.0 million, mainly to purchase additional LHD units. We expect to use a portion of the proceeds we receive from this offering to fully repay the principal amount and interest outstanding under the Deutsche Bank loan facility. In connection with the early full repayment, we expect to recognize a one-time loss on debt extinguishment of approximately $36.0 million in the fiscal quarter ending December 31, 2010, representing the difference between the amount repaid and the carrying value of the loan on the date of the debt repayment. We do not expect this loss on debt extinguishment to have any impact on our cash flow in the fiscal quarter ending December 31, 2010 and going forward.

        We expect that cash provided from operating activities and equity or debt financings will be sources of liquidity for us.

        We may need additional cash resources in the future if we experience changed business conditions or other developments. We may also need additional cash resources in the future if we find and wish to pursue opportunities for investment, acquisition, strategic cooperation or other similar actions. If we ever determine that our cash requirements exceed our amounts of cash on hand, we may seek to issue debt or equity securities or obtain credit facilities. Any issuance of equity securities could cause dilution for our shareholders. Any incurrence of indebtedness could increase our debt service obligations and cause us to be subject to restrictive operating and finance covenants. It is possible that when we need additional cash resources, financing will only be available to us in amounts or on terms that would not be acceptable to us or financing will not be available at all.

        The following table presents a summary of our cash flow information and that of our predecessor for the periods indicated.

	Fiscal Year Ended September 30, 2007 (Predecessor Period A)	Period from October 1, 2007 to October 12, 2007 (Predecessor Period B)	Period from September 10, 2007 to September 30, 2007	Fiscal Year Ended September 30, 2008 (Predecessor Period C)	Period from October 1, 2008 to May 5, 2009 (Predecessor Period D)	Period from May 6, 2009 to September 30, 2009 (Successor Period September 2009)	Period from May 6, 2009 to June 30, 2009 (Successor Period June 2009)	Nine Fiscal Months Ended June 30, 2010 (Successor Period June 2010)
	(In thousands U.S. dollars)					(In thousands U.S. dollars)
Cash flows from (used in) operating activities	$10,139.2	$(1,730.7)	$—	$1,173.3	$6,685.1	$10,370.0	$4,377.6	$10,744.1
Cash flows from (used in) investing activities	1,562.6	—	—	2,514.8	(8.5)	(5.1)	(3.5)	(39,254.5)
Cash flows from (used in) financing activities	(5,915.3)	1.6	—	5,091.1	(142.3)	42.7	17.5	53,008.5
Effect of exchange rate change	365.8	(0.6)	—	409.3	64.9	(24.8)	(25.1)	(3,041.2)

Net cash inflow (outflow)	6,152.3	(1,729.7)	—	9,188.5	6,599.2	10,382.8	4,366.5	21,456.9
Cash and cash equivalents, beginning of period	2,889.4	9,041.7	—	—	9,188.5	15,787.7	15,787.7	26,170.6

Cash and cash equivalents, end of period	$9,041.7	$7,312.0	$—	$9,188.5	$15,787.7	$26,170.5	$20,154.2	$47,627.5

  Operating Activities

        Cash flows from operating activities was $6.7 million and $4.4 million for Predecessor Period D and Successor Period June 2009, respectively. Cash flows from operating activities for Successor Period June 2010 was $10.7 million. The change was primarily due to a combined effect of a decrease in our operating income by $3.3 million.

        Cash flows from operating activities for Predecessor Period D and Successor Period September 2009 were $6.7 million and $10.4 million, respectively. This was primarily due to a combined effect of our net income of $14.5 million and a non-cash item of amortization and depreciation of $5.0 million and an increase in accounts receivables collection, partially offset by a payment of prepaid expenses and deposit of $6.3 million in relation to prepayments for LHD units.

        Cash flows (used in)/generated from operating activities for Predecessor Period B and Predecessor Period C was $1.7 million and $1.2 million, respectively, as a result of our net income of $0.1 million and $11.6 million for Predecessor Period B and Predecessor Period C, respectively, after adjusting for a non-cash item of amortization and depreciation of $3.5 million, an increase in accounts receivable of $4.6 million and payment of prepaid expenses and deposit of $8.2 million in relation to our purchase of LHD units for Predecessor Period C.

        Cash flows from operating activities for Predecessor Period A were $10.1 million. This was primarily due to our net income of $8.1 million, after adjusting for a non-cash item of amortization and depreciation of $2.0 million and an increase in accounts receivable of $4.1 million.

  Investing Activities

        Cash flows used in investing activities for Successor Period June 2010 was $39.3 million primarily due to the acquisition of equipment comprising mainly of our third and fourth LHD units in the purchase price of $21.2 million and the payment of a deposit of $17.5 million in connection with our purchase of six additional LHD units.

        Cash flows used in investing activities for Predecessor Period D and Successor Period September 2009 were $8,500 and $5,100 respectively due to purchase of computer equipment.

        Cash flows from investing activities for Predecessor Period B and Predecessor Period C was nil and $2.5 million, respectively. This was due to the net cash on a consolidated basis in the amount of $2.6 million as a result of the acquisition by TNH by International Petroleum after applying the purchase price paid by International Petroleum in the amount of $4.7 million against the cash on the books of TNH in the amount of $7.3 million at the time of acquisition.

        Cash flows from investing activities for Predecessor Period A was $1.6 million. This was due to proceeds from the disposition of the MDF equipment located at the Dagang and Liaohe oilfields of $18.4 million and sale by TNH to a third party of its interest in a joint venture with a state-owned enterprise to pursue oil and gas exploration in Nigeria for $2.8 million, offset by purchase of LHD equipment for of $19.8 million in September 2007 as we prepared to commence LHD operations.

  Financing Activities

        Cash flows from financing activities for Successor Period June 2010 was $53.0 million due primarily to the Deutsche Bank loan facility for a loan of up to $65.0 million, of which we have utilized $50.0 million, to purchase additional LHD units.

        Cash flows (used in)/generated from financing activities for Predecessor Period D and Successor Period September 2009 was $0.14 million and $42,700, respectively, due primarily to payment to a related party, Mr. Fengkai Liu, an ex-principal shareholder, for the use of office space provided by him.

        Cash flows from financing activities for Predecessor Period B and Predecessor Period C was $1,600 and $5.1 million, respectively, due primarily to an advance from a related party, Mr. Cheung, the sole shareholder of International Petroleum, for financing the acquisition of TNH by International Petroleum. Upon the transfer of the ownership of Superport on May 6, 2009, this amount due was transferred to the new shareholders of Superport accordingly. As of September 30, 2009, the amount due was $5.1 million. The amount due is unsecured, interest-free and repayable upon demand.

        Cash flows used in financing activities for Predecessor Period A was $5.9 million. This was due to a repayment of a PRC bank loan for working capital purposes of $6.0 million, offset by repayment of $0.1 million by Mr. Fengkai Liu to us for our interest-free unsecured loan to him.

Capital Expenditures

        We had capital expenditures of $19.8 million in Predecessor Period A, nil in Predecessor Period B, $57,523 in Predecessor Period C, $8,457 in Predecessor Period D, $5,080 in Successor Period September 2009 and $21.2 million in Successor Period June 2010, respectively. Our capital expenditures were used primarily to purchase LHD equipment.

        In January 2010, we obtained a $65.0 million Deutsche Bank loan facility, of which we have utilized $50.0 million, to purchase additional LHD units as described in the paragraph below.

        We currently anticipate that we will make capital expenditures of approximately $48 million in the fiscal year ending September 30, 2010 primarily to purchase six LHD units. Two of these units had been previously ordered and we made prepayments for these in the fiscal years ended September 30,

2008 and 2009. The remaining balance payment for these two units had been made in June 2010, and the total purchase price was recorded as fixed assets in June 2010. Four of these units will be purchased using the proceeds of the January 2010 Deutsche Bank loan facility.

        We currently anticipate that we will incur capital expenditures of approximately $80 million in the fiscal year ending September 30, 2011 to partially pay for 12 LHD units, two of which were purchased with a portion of the proceeds of the January 2010 Deutsche Bank loan facility and the remaining 10 of which are to be purchased with a portion of the proceeds we will receive from this Offering.

Contractual Obligations and Commercial Commitments

        Our contractual obligations and commitments as of September 30, 2009 are set forth in the table below.

	Payment Due by Period
	Total	Less Than 1 Year	1-3 Years	3-5 Years	More Than 5 Years
Capital lease for office equipment	$14,165	$3,986	$10,179	$—	—
Operating lease obligations(1)	4,585,463	4,102,705	482,758	—	—
Purchase obligations(2)	4,228,898	4,228,898	—	—	—

Total	$8,828,526	$8,335,589	$492,937	$—	—

Notes:

(1)
Represents the addition of the amounts for the lease of MDF equipment at the Dagang and Liaohe oilfields and TNH's two lease agreements for office space. See Note G.II. to the consolidated financial statements included elsewhere in this prospectus.

(2)
Represents the balance of the purchase price for two LHD units payable upon completion of the testing of the equipment. See Note M.(h) to the consolidated financial statements included elsewhere in this prospectus.

Contingent Liabilities

        As of September 30, 2008 and 2009 and June 30, 2010, TNH had an overdue balance of $0.8 million, $1.2 million and $1.5 million, respectively, payable in relation to social security insurance and housing benefits. The related regulatory authorities may impose penalty charges on TNH at their discretion ranging from $0.6 million to $1.9 million for 2008, ranging from $0.8 million to $2.5 million for 2009, and ranging from $1.0 million to $3.0 million for the nine fiscal months ended June 30, 2010. As of the date of this prospectus, TNH is not aware of any investigations or other circumstances that would indicate that these penalties will materialize. See Note H to the consolidated financial statements and Note Q to the interim consolidated financial statements included elsewhere in this prospectus.

Off-Balance Sheet Commitments and Arrangements

        We have not entered into any financial guarantees or other commitments to guarantee the payment obligations of third parties. We have not entered into any derivative contracts that are indexed to our equity interests and classified as owners' equity, or that are not reflected in our consolidated financial statements. Furthermore, we do not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity or market risk support to such entity. We do not have any variable interest in any unconsolidated entity that provides financing, liquidity, market risk or credit support to us or that engages in leasing, hedging or research and development services with us.

Inflation

        Inflation in China has not materially impacted our results of operations in recent years. However, China has recently experienced a significant increase in inflation levels, which may materially impact our results of operations. According to the National Bureau of Statistics of China, the rate of increase in the consumer price index in China was 4.8% and 5.9% in 2007 and 2008, respectively. The consumer price index in China decreased by 0.7% in 2009. In the first quarter of 2010, the consumer price index in China increased by 2.4%.

Qualitative and Quantitative Disclosure about Market Risks

  Foreign Exchange Risk

        Our functional currency is the Renminbi. We use the U.S. dollar as our reporting currency for our financial statements. Our financial statements are translated to U.S. dollars using current rates of exchange for assets and liabilities. Our financial statements are translated to U.S. dollars using average rates for the fiscal year for sales and expenses. The cumulative foreign currency translation adjustment for the fiscal year, which is reported as other comprehensive income and included in accumulated other comprehensive loss under Shareholders' Equity on our consolidated balance sheets, includes gains or losses resulting from translation adjustments.

        Our sales, costs and expenses are currently denominated entirely in Renminbi. We do not believe that we currently have any significant direct foreign currency exchange rate risk and have not hedged exposures denominated in foreign currencies or any other derivative financial instruments. Although the Renminbi is no longer pegged to the U.S. dollar, movements in the Renminbi exchange rate remain tightly controlled by the People's Bank of China. However, the Renminbi may appreciate or depreciate significantly in value against the U.S. dollar and other currencies in the medium to long term, and the PRC authorities may allow the Renminbi to fluctuate more freely in the future. A decline in the value of Renminbi against the U.S. dollar could reduce the U.S. dollar amounts of our financial results, the value of your investment in our company and the dividends we may pay in the future, if any, all of which may have a material adverse effect on the prices of our ADSs.

  Interest Rate Risk

        Our exposure to interest rate risk primarily relates to the current interest rate of 4.5% per annum above LIBOR for our Deutsche Bank loan facility for a loan of up to $650 million, of which we have utilized $50.0 million, and our interest expenses incurred by interest income generated by excess cash invested in demand deposits. Such interest-earning instruments carry a degree of interest rate risk. We have not used any derivative financial instruments to manage our interest rate risk exposure. We have not been exposed nor do we anticipate being exposed to material risks due to changes in interest rates. However, our future interest expense may increase due to changes in market interest rates.

Recent Accounting Pronouncements

  Disclosure about Derivative Instruments and Hedging Activities

        In March 2008, the FASB issued ASC Topic 815-10, "Derivative and Hedging". This statement is intended to improve transparency in financial reporting by requiring enhanced disclosures of an entity's derivative instruments and hedging activities and their effects on the entity's financial position, financial performance, and cash flows. ASC Topic 815-10 applies to all derivative instruments within the scope of ASC Topic 815 as well as related hedged items, bifurcated derivatives, and non-derivative instruments that are designated and qualify as hedging instruments. Entities with instruments subject to ASC Topic 815-10 must provide more robust qualitative disclosures and expanded quantitative disclosures. ASC Topic 815-10 is effective prospectively for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application permitted. We are currently evaluating the disclosure implications and impact of this statement on our financial statements.

  Determining Whether an Instrument (or an Embedded Feature) Is Indexed to an Entity's Own Stock

        In June 2008, the FASB issued ASC Topic 815-40, "Derivatives and Hedging—Contracts in Entity's Own Equity". ASC Topic 815-40 provides that an entity should use a two step approach to evaluate whether an equity-linked financial instrument (or embedded feature) is indexed to its own stock, including evaluating the instrument's contingent exercise and settlement provisions. It also clarifies on the impact of foreign currency denominated strike prices and market-based employee stock option valuation instruments on the evaluation. ASC Topic 815-40 is effective for fiscal years beginning after December 15, 2008. We are currently evaluating the impact from the implementation of the ASC Topic 815-40 on our financial position and results of operations.

  Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities

        In June 2008, FASB issued the ASC Topic 260, "Earnings Per Share". The ASC Topic 260 addresses whether instruments granted in share-based payment transactions are participating securities prior to vesting and, therefore, need to be included in the earnings allocation in computing earnings per share under the two-class method. The ASC Topic 260 affects entities that accrue dividends on share-based payment awards during the awards' service period when the dividends do not need to be returned if the employees forfeit the award. The ASC Topic 260 is effective for fiscal years beginning after December 15, 2008. The implementation of this ASC Topic will not have a material impact on our financial position and results of operations.

  Accounting for an Instrument (or an Embedded Feature) with a Settlement Amount That is Based on the Stock of an Entity's Consolidated Subsidiary

        In November 2008, the FASB issued ASC Topic 815-40, "Derivatives and Hedging—Contracts in Entity's Own Equity". ASC Topic 815-40 clarifies whether a financial instrument for which the payoff to the counterparty is based, in whole or in part, on the stock of an entity's consolidated subsidiary is indexed to the reporting entity's own stock. ASC Topic 815-40 also clarifies whether or not stock should be precluded from qualifying for the scope exception of ASC Topic 815, "Derivatives and Hedging", or from being within the scope of ASC Topic 815, "Derivatives and Hedging". ASC Topic 815-40 is effective for fiscal years beginning on or after December 15, 2008, and interim periods within those fiscal years. We are currently evaluating the impact from the implementation of the ASC Topic 815-40 on our financial position and results of operations.

  Accounting for Uncertainty in Income Taxes

        In December 2008, FASB issued ASC Topic 740-10, "Income Taxes". ASC Topic 740-10 clarifies the accounting for uncertainty in income taxes recognized in an enterprise's financial statements in accordance with ASC Topic 740, "Income Taxes". The effective date of ASC Topic 740-10 is effective for non-public enterprises with fiscal years beginning after December 15, 2008. We are currently assessing the impact of ASC Topic 740-10 on our financial position and results of operations.

  Accounting for Assets Acquired and Liabilities Assumed in a Business Combination that Arise from Contingencies

        In April 2009, the FASB issued ASC Topic 805 "Business Combination" which addresses application issues on initial and subsequent recognition and measurement arising from contingencies in a business combination. ASC Topic 805 is effective for assets or liabilities arising from contingencies in business combinations beginning with the first annual period on or after December 15, 2008. The adoption of ASC Topic 805 will not have an impact on our financial statements.

  Fair Value Measurements and Disclosures

        In August 2009, the FASB issued Accounting Standards Update ("ASU") No. 2009-05 which provides additional guidance on how companies should measure liabilities at fair value and confirmed practices that have evolved when measuring fair value such as the use of quoted prices for a liability when traded as an asset. While reaffirming the existing definition of fair value, the ASU reintroduces the concept of entry value into the determination of fair value. Entry value is the amount an entity would receive to enter into an identical liability. Under the new guidance, the fair value of a liability is not adjusted to reflect the impact of contractual restrictions that prevent its transfer. The effective date of this ASU is the first reporting period (including interim periods) after August 26, 2009. Early application is permitted for financial statements for earlier periods that have not yet been issued. The adoption of this new standard is not expected to have a material impact on the consolidated financial statements.

  Improving Disclosures About Fair Value Measurements

        In January 2010, the FASB issued ASU 2010-06, "Fair Value Measurements and Disclosures (ASC 820): Improving Disclosures about Fair Value Measurements." This update will require (1) an entity to disclose separately the amounts of significant transfers in and out of Levels 1 and 2 fair value measurements and to describe the reasons for the transfers; and (2) information about purchases, sales, issuances and settlements to be presented separately (i.e., present the activity on a gross basis rather than net) in the reconciliation for fair value measurements using significant unobservable inputs (Level 3 inputs). This guidance clarifies existing disclosure requirements for the level of disaggregation used for classes of assets and liabilities measured at fair value and requires disclosures about the valuation techniques and inputs used to measure fair value for both recurring and nonrecurring fair value measurements using Level 2 and Level 3 inputs. The new disclosures and clarifications of existing disclosure are effective for fiscal years beginning after December 15, 2009, except for the disclosure requirements related to the purchases, sales, issuances and settlements in the rollforward activity of Level 3 fair value measurements. Those disclosure requirements are effective for fiscal years ending after December 31, 2010. We are still assessing the impact of this guidance and do not believe the adoption of this guidance will have a material impact on our consolidated financial statements.

INDUSTRY

Overview

        Global energy demand has grown rapidly in recent years, with China being a key driver of demand growth. At the same time, global oil supply is facing growth limitations and China is experiencing an increasing shortfall in domestic supply of oil and gas. As the effects of domestic supply shortfalls are felt in China, the pressure to stem the decline in domestic productivity, and thereby decrease reliance on foreign imports, will increase. In order to maintain or increase production at oil and gas fields experiencing production declines, CNPC and Sinopec, the oil majors operating the majority of China's oil and gas fields, will require new EOR technologies to meet their domestic development and production goals. As older EOR technologies reach the limits of their usefulness, newer, more advanced technologies will be required to meet these goals. In addition, China has begun development and production of CBM to meet domestic energy needs. Independent oil field service, or OFS, providers that can provide leading-edge EOR technologies and CBM recovery capabilities to the Chinese oil majors are well-positioned to benefit from these long-term trends in the Chinese oil and gas industry.

Global Oil and Gas Industry

Oil and Gas Consumption

        Global annual energy consumption has more than tripled over the past fifty years. According to the BP Review of World Energy 2010, or the BP Review, global energy demand grew from 186 million barrels of oil equivalent per day, or boepd, in 2000 to 224 million boepd in 2009, representing a CAGR of 2.1%. According to the U.S. Department of Energy's Energy Information Administration, or EIA, global energy demand is projected to continue to grow, reaching 324 million boepd by 2030, representing a CAGR of 1.8% over the period from 2009. Although alternative forms of energy exist, energy demand is primarily met by oil and gas. According to the BP Review, approximately 59% of the world's energy consumption consisted of oil and gas in 2009. According to the EIA, global demand for oil and other petroleum liquids is expected to continue growing from its current level of approximately 86 million barrels per day, or bpd, to 104 million bpd in 2030, representing a CAGR of 1.0%.

        The growth in global consumption of oil and gas is driven primarily by developing country economies, among which China has been the primary contributor. According to the EIA, China's energy consumption has grown from 17 million boepd in 2000 to 43.7 million boepd in 2009, representing a CAGR of 9.4%. In contrast, the energy consumption in the U.S. and Russia grew at CAGRs of -0.6% and 0.4% over the same period, respectively.

Oil and Gas Production

        Growth in demand for oil and gas is expected to continue to outpace supply growth. According to Douglas-Westwood, an independent provider of business research and analysis on the global energy services sector commissioned by us, 66 oil producing countries have past their peak production stages while most of the remaining oil producing countries are expected to reach peak production within 25 years. The ongoing depletion of the world's oil and gas reserves, which are a finite natural resource, is the overriding constraint on global oil and gas supply. Oilfields in the mature production stage normally begin to experience production declines. According to a recent IEA World Energy Outlook report, the natural production decline rate for non-OPEC crude oil production averages 5.1% per year, or a decline of 2.4 million bpd per year. The majority of giant oil fields, where the most easily recoverable and largest reserves are found, are mature, indicating that most new production will likely occur at oilfields with smaller reserves located in more remote regions. According to Douglas-Westwood, un-drilled giant fields still exist, but sharply reduced discovery rates are expected compared to the 1960s when the global discovery rate peaked.

Oil and Gas Prices

        Oil prices have fluctuated in recent years in response to global economic conditions, and on the back of improved macroeconomic conditions. The weekly average of the benchmark West Texas Intermediate oil price, from early July 2004 to July 2008, increased from $37 per barrel, to an historical peak of over $140 per barrel, experiencing four years of price appreciation at a CAGR of 40%. The price has dropped since then to approximately $79 per barrel as of July 2010. Douglas-Westwood believes that oil prices will likely fluctuate within the $70 to $85 range within the next two to three years.

        As oil prices rise, exploration and production, or E&P, spending increases as well. According to the mid-year 2010 update of Barclays Capital Original E&P Spending Survey, worldwide E&P expenditures, after falling by 15% to $400 billion in 2009, are forecast to rise by 12% to $447 billion in 2010. OFS and EOR companies stand to benefit from this rise in E&P spending, as their services and products are needed to achieve the increased oil production sought by the oil producers in order to take advantage of rising oil prices.

Oil and Gas Industry in China

        Although modern oil production in China dates back to 1929, it did not begin to grow rapidly until 1959 when the Daqing field was discovered in northeast China's Heilongjiang Province. The Daqing field is China's largest, and according to Douglas-Westwood it has delivered about 13.5 billion barrels since coming onstream, representing 42% of all onshore oil produced in China. The Liaohe field is China's third largest and is located in Liaoning Province north of the Bohai Gulf. The Dagang field is located on the west coast of the Bohai Gulf, southeast of Tianjin. The string of oilfields known as Huabei are located along a plateau in the central section of Hebei Province south of Beijing. In addition, China has many other oilfields located in and around ten other basins around the country.

        Marketed gas production probably began in 1961, but due to lack of infrastructure it was under-utilized for many years, with unused gas reaching a peak of 350 billion cubic feet, or bcf, in 1970. Non-associated gas, which is gas that is not produced in conjunction with oil, is concentrated in the Sichuan basin, the Tarim basin in the far west and the Ordos basin in central China.

Major Players in Chinese Oil and Gas Industry

        China has three major oil and gas companies, all of which are national oil companies, or NOCs, controlled by the government, but listed on public exchanges, including the New York Stock Exchange. These three NOCs are CNPC, Sinopec, and CNOOC, with CNPC being the largest among the three by proved reserves and net production. CNOOC operates primarily offshore, while CNPC and Sinopec are the two major domestic onshore producers.

        According to Douglas-Westwood, CNPC, with its listed subsidiary PetroChina, accounts for the bulk of China's domestic oil and gas production, supplying approximately 61% of China's domestic oil and 54% of domestic gas, and operates 13 large fields or field complexes. PetroChina also drills approximately 80% of onshore wells and is also a leading developer of the CBM industry in China.

        Sinopec operates two large oil fields in the Bohai Basin as well as several smaller ones in the northeast and is active in exploration in the Sichuan basin and in the northwest. It is responsible for drilling the balance of non-CNPC onshore wells.

Oil and Gas Consumption and Production in China

        Over the past twenty years China has transformed from a small, self-sufficient energy consumer to a net importer, the world's second largest oil consumer and fastest growing user of both oil and gas. According to BP, oil consumption increased from 4.8 million bpd in 2000, to 8.6 million bpd in 2009, representing a CAGR of 6.8%. The main driver of this increase in energy consumption is the strong GDP growth that China has experienced over the last two decades. According to the International Monetary Fund, or IMF, China's GDP has grown from nominal RMB 7.8 trillion in 2000 to RMB 25.1 trillion in 2009, representing CAGR of 13.9% in nominal terms. And this growth is expected to continue, reaching a nominal GDP of RMB 48.6 trillion by 2015, for a CAGR of 11.6% over the period beginning in 2009.

        Douglas-Westwood expects China's oil consumption to reach 12 million bpd by 2015, for a CAGR of 5.6% over the period beginning in 2009. According to EIA data, China has represented around half of the growth in global oil demand since 2000, and Douglas-Westwood expects this trend to continue.

        Alongside this growing demand for energy, and oil in particular, is declining Chinese domestic oil production. According to BP, oil production only increased from 3,481 thousand bpd in 2004 to an estimated 3,790 thousand bpd in 2009, for a CAGR of 1.7%, and for the first time in nearly 30 years, China's crude oil production declined in 2009, by 2.8%. According to Douglas-Westwood, oil production at the Daqing field is in slow decline; the Dagang field is probably near peak production; the Huabei fields peaked in 1979; and output from Liaohe hit its peak in 2001.

        According to the BP Review, natural gas consumption has grown from 2.4 bcf per day in 2000 to 8.6 bcf per day in 2009, representing a CAGR of 15.4%. Douglas-Westwood projects this growth to continue, with demand doubling to 17.4 bcf per day by 2014, for a CAGR of 15.1% for the period beginning in 2009. According to the BP Review, natural gas production in China has increased from 2.6 bcf per day in 2000 to 8.2 bcf per day in 2009, representing a CAGR of 13.6%. Douglas-Westwood sees production rising at a pace of 13.0% to 2014, with production up more than 80% over the period to 15.2 bcf per day in 2014.

        However, this increase in production will not be adequate to keep up with domestic demand, and China has been unable to meet domestic demand since 2007, with production falling 4% short of consumption in 2009. The situation grew more acute in 2010. According to China's National Bureau of Statistics, consumption increased 23% for the first four months of 2010 compared to 2009. For the same periods, natural gas production was up 13%, and imports effectively doubled over the same period last year.

        The rising demand for oil and gas in China, along with the declining production capacity of oil and the projected shortfall of domestic gas production, have resulted in a large and growing supply gap in China's domestic energy market. This in turn has created strong incentives to pursue alternative sources of domestic supply, including CBM extraction and EOR technologies.

Chinese Oil Production and Consumption, 1982-2020

Source: Douglas-Westwood

Chinese Gas Production and Consumption, 1982-2020

Source: Douglas-Westwood

CBM Industry in China

        CBM is an unconventional natural gas which is associated with coal seams and adjacent strata. CBM production first commenced in the U.S. in 1985 and, according to Douglas-Westwood, had grown to 5.2 bcf per day by 2008. Australia began production in 1998, reaching 0.4 bcf per day by 2008, according to Bloomberg. China was the third market to start CBM development earlier this decade, and its first production began in 2007. Although development and production are still in a nascent phase, China has the third largest estimated reserves in the world (behind Russia and Canada) at 1,306 trillion cubic feet, or tcf, about the equivalent of Saudi Arabia's oil reserves. The government has made CBM exploitation a priority, with the 11th five year plan issued by the National Development and Reform Commission in 2006 calling for CBM output to reach 350 bcf, 1.1 tcf and 1.8 tcf in 2010, 2015 and 2020, respectively. To this end, the government has adopted policies to encourage CBM production. Douglas-Westwood reports that government policies promoting CBM include a 13% VAT rate (as opposed to 17% ordinary rate); 0% corporate income tax for the first 3 years of development production, and 50% of the customary rate for the next five years; 0% duties and import tax on CBM goods and materials; a 3% royalty on extracted CBM; an unregulated CBM gas price; and a $1.30 per mcf government subsidy for marketed CBM production. The number of CBM wells drilled in China has soared in recent years, increasing nearly 100 fold, from 10 in 2003, to 1033 in 2008. The number of producing wells has similarly grown, from 67 to nearly 3,200 over the same period.

        Consistent with the government's plans, both China Coal Energy Corp. and PetroChina have formed subsidiaries focused on the CBM industry. In addition, the CBM industry has a number of smaller domestic players and foreign players, including Asian American Gas Co., Gredka Energy, Arrow Energy and Orion Energy Co., engaged in development and production.

Global Enhanced Oil Recovery Market

Global Oilfield Services Industry

        Expenditures on OFS have grown significantly in recent years as the increase in oil prices has driven activity and investment. According to Douglas-Westwood, OFS expenditures grew from $212 billion in 2006 to a peak of $292 billion in 2008 when oil reached its peak historical price of over $140, representing a CAGR of 17.4%. As the price of oil fell in 2009, OFS expenditures declined as well to $246 billion, with scaling back particularly noticeable in the North American region. According to Douglas-Westwood, OFS expenditures are expected to recover in 2010, reaching $252 billion, representing an annual growth rate of 2.3% over 2009.

Global EOR Market

        As the difficulty of oil production has increased, EOR has become an important subsector of the OFS industry. EOR covers a wide range of activities associated with maximizing production from oil and gas wells. Oil recovery consists of three stages: (1) primary recovery is the first phase, during which withdrawal of hydrocarbons is accomplished by the natural pressure in the formation itself; (2) EOR begins with secondary recovery, where water is injected into the formation to increase pressure and facilitate extraction; and (3) tertiary recovery encompasses all other EOR methods, which in turn are classified into three broad groups—thermal, gas injection, and chemical flooding. Thermal EOR relies on various methods of heating the oil, such as steam flooding, which reduces its viscosity and thereby allows it to flow more easily. Gas injection also reduces viscosity and increases flow through the creation of a homogeneous gas-oil mixture. Finally, chemical flooding typically involves the injection of alkaline, which washes the oil off the rock, and polymers, which increase the oil's viscosity. Molecular Deposition Film, the EOR technology owned by SinoTech, is a chemical polymer-based solution and falls into the category of chemical flooding.

        According to Douglas-Westwood estimates, EOR is currently dominated by the thermal process, which accounts for approximately half of global EOR production from identified global fields. Gas injection is the second most prevalent, estimated at 43% of production. Although chemical flooding currently accounts for a approximately 5% of EOR production at in 2009, this method is gaining acceptance, especially in China, where it was estimated to account for 17% of domestic incremental EOR production in 2009. The chart below summarizes the incremental production from identified global EOR fields and is based on Douglas-Westwood's research.

Global Crude Oil Production using Tertiary EOR Technologies, Thousand Barrels per Day

Region		Thermal	Gas Injection	Chemical	Total
Asia Pacific	China	658	0	135	793
North America	United States	301	807	0	1,108
	Canada	307	62	60	429
South America	Brazil	27	0	0	27
	Venezuela	347	640	0	988
	Trinidad	3	0	0	3
Europe	Germany	2	0	0	2
Other	Other	194	7	0	201

	Total	1,840	1,517	195	3,552

Source: Douglas-Westwood

        Although not traditionally included in the EOR classification, directional drilling is another technology that is used to enhance well productivity. The ability to drill at a horizontal angle has facilitated access to reserves that were previously un-economical using conventional drilling methods. According to Douglas-Westwood there are four important benefits of directional drilling:

  •
  It can increase productivity by increasing exposure to the hydrocarbon bearing formation which creates a larger production zone and increase the amount of oil or gas that is recovered.

  •
  It also allows the operator to navigate obstacles such as difficult geology, lakes or even underground infrastructure.

  •
  It allows for increased wellhead concentration, which reduces the environmental footprint of larger onshore developments.

  •
  Finally, when a blow out occurs, directional drilling allows operators to drill relief wells from a safe distance.

Enhanced Oil Recovery Market in China

Key Customers and Total Expenditures in the Chinese EOR Market

        As the dominant oil and gas developers and producers, CNPC and Sinopec are the primary market for EOR services in China, with regional research and production arms at each field being the direct customers for such services. Douglas-Westwood's research indicates that these local divisions are motivated to maintain production, or at least slow the rate of decline, at the fields they oversee; and they are generally willing to try new approaches and technologies to accomplish this goal.

        According to Douglas-Westwood's analysis of the public filings of CNPC and Sinopec, which dominate the domestic oil and gas market, onshore EOR production has increased from 0.67 million bpd in 2004 to an estimated 0.78 million bpd in 2009, for a CAGR of 2.9%. This is projected to increase to 0.82 million bpd by 2014, for a CAGR of 1.1% over the period beginning in 2009. Douglas-Westwood estimates that for CNPC and Sinopec, EOR-aided production accounted for about one quarter of their total onshore oil production in 2009.

Annual EOR oil production by PetroChina and Sinopec

Source: Douglas-Westwood

        According to Douglas-Westwood, this increase in EOR output has been driven by an accompanying growth in EOR expenditures by CNPC and Sinopec, from an estimated $1.5 billion in 2004 to an approximately $3.5 billion in 2009, for a CAGR of 19.1%.

        Much of the EOR technologies used by CNPC and Sinopec are sourced in-house, and there are few private OFS providers in the Chinese market in the sections served by SinoTech. Although there are several companies marketing chemicals and a few others providing field management, design and engineering services, SinoTech was the only independent provider of both these services identified in Douglas-Westwood's research. Further, Douglas-Westwood's research suggests that SinoTech's plan to acquire LHD units would likely make it the only independent OFS provider in China with a significant asset base serving the Company's sections.

Relative Market Share of EOR Technologies

        The Oil & Gas Journal's 2008 EOR Survey identified 39 active EOR projects in China. These were largely initiated between 1982 and 1996. Of the projects, 19 were polymer-based and another 18 were thermal. For China, Douglas-Westwood estimates that in 2009 thermal EOR accounted for 68% of EOR expenditures, and chemical and other EOR methods accounted for 32%. According to Douglas-Westwood, chemical and other, non-thermal EOR expenditures increased from $0.3 billion in 2004 to an estimated $1.1 billion in 2009, for a CAGR of 30.2%, again driven significantly by broader increases in lifting costs. Non-thermal EOR expenditures are projected to reach $1.8 billion by 2014, for a CAGR of 10.5% for the period beginning in 2009. The chart below is based on Douglas-Westwood's estimates based on data from Oil & Gas Journal, CNPC and Sinopec's public filings and studies, and opinion of industry experts in the Chinese market.

Annual EOR Spending on Tertiary EOR Technologies

Source: Douglas-Westwood

        Douglas-Westwood's analysis of the Oil & Gas Journal's 2008 Survey data shows that the majority of thermal EOR projects began in the 1980s or earlier. Subsequently, after the effectiveness of chemical-based EOR methodologies was proven in China in the 1990s, a niche market for these technologies was created. Based on both this analysis and industry interviews, Douglas-Westwood reports that these data demonstrate a tendency for the Chinese market to shift to newer technologies as they are developed. Just as older steam injection technologies are now largely augmented by new polymer based chemical EOR methods, Douglas-Westwood predicts that newer EOR technologies like LHD will gain market share in the near term.

Future Growth of EOR Spending in China

        China is experiencing difficulty maintaining domestic oil and gas output in line with demand growth. Consequently, CNPC and Sinopec will be looking for new EOR techniques to maintain production and, to the extent possible, stem production declines.

        The Chinese oil and gas fields are characterized by tightly spaced vertical wells that are experiencing declining production as they age. In many cases, these wells have already been steam treated to achieve secondary recovery, and thus tertiary EOR techniques are required to recover more marginal reserves in a commercially feasible fashion. According to Douglas-Westwood, China had 116,000 vertical onshore oil and gas wells in 2005 and 180,000 in 2009, representing a CAGR of 11.6% over that four-year period. A steady growth in the number of active wells in China is expected as production declines in mature basins drive drilling activity, with 275,000 vertical onshore oil and gas wells forecast by 2014, for a CAGR of 8.9% over the five year period beginning in 2009.

        In line with this goal, CNPC and Sinopec's E&P budgets have been growing and are forecast to continue escalating in the future. According to company filings, total E&P expenditures by CNPC and Sinopec (which account for nearly all domestic production) grew from $11.0 billion in 2004 to an estimated $28.5 billion in 2009, for a CAGR of 21%. Recently announced 2010 budgets in their public filings indicate continued growth, with CNPC's investment increasing to $23.1 billion alone. Douglas-Westwood projects E&P expenditures to reach $46.7 billion by 2014, for a CAGR of 10.4% over the period beginning in 2009.

        Douglas-Westwood estimates that there has been an accompanying growth in EOR expenditures by CNPC and Sinopec, from $1.5 billion in 2004 to an estimated $3.5 billion in 2009, for a CAGR of

19.1%, driven materially by increases in overall lifting costs. This figure is projected to reach $5.3 billion by 2014, for a CAGR of 8.7% over the period beginning in 2009.

        Douglas-Westwood estimates the total annual market for EOR in China at approximately $3.5 billion. Of this, approximately 70% represents steam EOR and the remainder consists of other EOR technologies. As a result, Douglas-Westwood estimates the market for polymer and other innovative EOR technologies, including MDF and LHD, at $1.1 billion in 2009, rising to $1.8 billion in 2014, for a CAGR of 10.5%. According to Douglas-Westwood, this projected EOR spending has significant headroom to meet a larger market potential once these technologies establish a successful track record in the domestic market.

LHD Market Potential in China

        As a low-cost horizontal drilling technology, LHD has the potential to extract reserves in low production wells. As China has many aged wells as well as many poorly completed wells before China liberalized its markets, LHD can be utilized in a sizeable portion of China's wells. Douglas-Westwood estimates that there may be up to 120,000 wells in China that would benefit from the LHD technology. Assuming $100,000 service revenue per well every three years, Douglas-Westwood estimates the potential LHD market size at nearly $4 billion for 2010, rising to $5.5 billion in 2014.

LHD Market Potential for Oil and Gas Well Workover Services

Source: Douglas-Westwood

        LHD also has important potential applications in the growing CBM market. LHD technology appears particularly well-suited for CBM drilling, as it is both low cost and can be safely used without the risk of methane explosion. CBM activity has expanded rapidly in recent years, with the number of productive wells rising by nearly 100 fold, albeit from a small base, over the five years to 2008. Given the strong expected natural gas demand growth and supportive government policies in the CBM sector, the growth in CBM wells looks likely to continue. Douglas-Westwood forecasts the number of producing wells to increase nearly eight-fold from approximately 3,200 wells in 2008 to approximately 25,200 wells in 2020. This increase implies a potential market of approximately $100 million in 2011, rising to more than $200 million by 2015. The LHD technology has a significant competitive advantage in China's CBM sector given its low cost and effectiveness in completions and workovers.

LHD Market Potential for CBM Completion and Workover Services

Source: Douglas-Westwood

MDF Market Potential in China

        In principle, MDF flooding is applicable to a range of Chinese fields, which would suggest a significant potential market. However, only a small portion of potential projects may be tendered in any given year due to the fact that the state-owned oilfield services divisions have control over the majority of potential contracts. Therefore, the priority given to the state-owned oilfield services divisions will dictate market development.

        For 2010, Douglas-Westwood estimates the expenditure of Sinopec and CNPC on polymer and other non-thermal EOR at approximately $1.2 billion. This encompasses a range of technologies, and the effective market potential for MDF represents approximately 20% of this amount, or in the low-to-mid hundreds of millions of dollars.

OUR BUSINESS

Overview

        We are a fast-growing and profitable provider of EOR services in China. We believe we are a leading domestic non-state-owned player in China's EOR sector. We provide innovative EOR services to major oil companies in China using leading edge technologies, which include certain patented LHD technologies, which we have an exclusive right to use in China, and a MDF technology for which we hold a PRC patent. We also provide technical services to CBM customers using the LHD technology.

        Our LHD services increase crude oil or methane gas output by using a high-pressure water jet to drill horizontal holes in multiple directions from an existing vertical well to the surrounding reservoirs, thereby increasing the quantity of the flow of oil and methane gas. Based on pilot tests conducted over a period of three months at our customer sites, the 18 oil wells across five major oil fields in China where we tested the LHD technology showed on average an increase in daily production volumes of approximately 230% and the seven coalbed methane wells where we tested the LHD technology showed on average an increase in daily production volumes of approximately 976%.

        Our MDF technology increases oil recovery from mature wells by displacing the residual oil that adheres to sedimentary rock or sand in the oil reservoir. When the MDF chemical solution is injected into the reservoir and encounters the oily sand, it creates an ultra thin film that separates crude oil from sand content, thereby enabling the oil to flow more freely and to be efficiently extracted by the oil pump. The utilization of our MDF solution has resulted in oil production rate increases of approximately 17% and approximately 36% at trial wells at the Dagang and Liaohe oilfields, respectively, over the course of three months, according to a report prepared by Beijing Ji'ao in 2008 and commissioned by us.

        With our expertise and experience in such technologies, we believe that we have positioned ourselves well within the growing PRC oilfield services market to provide EOR services to large PRC oil and gas companies. We have captured service contracts with large PRC oil companies that are affiliates of China National Petroleum Corporation, or CNPC, and believe we are well positioned to capture additional contracts with CNPC affiliates and other major PRC oil companies going forward.

        Our sales have grown at a CAGR of 41.2% from $9.6 million in the period from October 13, 2004 (inception of TNH) to September 30, 2005 to $38.2 million in the fiscal year ended September 30, 2009. Our net income increased at a CAGR of 45.9% from $3.2 million in the period from October 13, 2004 (inception of TNH) to September 30, 2005 to $14.5 million in the fiscal year ended September 30, 2009. In the nine fiscal months ended September 30, 2010, we had sales of $25.5 million and a net loss of $7.2 million. Our sales are diversified across our two sections contributing 37.5% and 62.5% of our total sales in the fiscal year ended September 30, 2009, and 42.9% and 57.1% of our total sales in the nine fiscal months ended September 30, 2010, from our LHD and MDF sections, respectively.

Our Competitive Strengths

        We believe that our success and future prospects are bolstered by a combination of our strengths, including the following:

        Well positioned to capitalize on large and growing demand for EOR services in China.    Our exclusive rights to use the LHD equipment in the PRC and patented MDF technology position us well to take advantage of the large and growing market for EOR services in China. EOR demand growth has been driven by increases in China's demand for oil, the decline in new oil discoveries and the diminishing production capacity of existing oilfields in China. The increasing difficulty and cost of finding new oilfields makes the utilization of EOR technologies to enhance production from mature oil and gas fields increasingly important to domestic oil producers. These production declines, coupled with the low historical recovery rates in China's oilfields, have created strong demand for our services.

        In addition to market factors, EOR service providers in China are expected to benefit from policies of the central government and major state-owned oil and gas companies that promote the use of EOR technologies to mature oilfields. Similarly, coalbed methane, or CBM, has received support and strategic attention from the PRC government and major state-owned oil and gas companies and we expect this support to create significant opportunities for the growth of our LHD business, which has CBM production enhancement capabilities.

        Furthermore, we believe that our exclusive rights to use LHD equipment in China and our ownership of a patent for our MDF technology, coupled with our years of experience in adapting EOR technologies to the unique characteristics of Chinese oilfields and coalfields, create a significant barrier to entry for our EOR competitors in China. In providing customers with our LHD and MDF services over the years, we have developed substantial know-how in optimizing the effectiveness of our technology and equipment. We have also built a successful track record of using our technology to help our customers exceed their production targets. We believe that these factors would make it difficult for new competitors to successfully compete with us.

        Strong ability to expand based on our strategic foothold in China's EOR market.    We have been active in China's EOR market since our founding in October 2004, have contracts with affiliates of CNPC, China's largest on-shore oil and gas company, and believe we are the only provider of LHD and MDF services in China. We have been providing EOR services to major oilfields in China. We believe we are well positioned to maintain our advantage as a pioneer in China's EOR market and to expand our business scale in China. We believe that our successful track record of providing innovative EOR services and depth of industry knowledge will facilitate the promotion of our EOR technologies and our ability to secure new contracts from existing and new customers. We were granted the exclusive right to use the LHD equipment in the PRC by the U.S. manufacturer of our LHD units and believe that, as their most significant customer, we receive priority in the manufacture and delivery of LHD units and have a reliable source for expanding the scale of our LHD operations in response to demand for our LHD services. In addition, the CBM capabilities of our LHD equipment have allowed us to deploy our LHD equipment in the enhancement of CBM production at the Liaoning coalfield and we believe that the CBM sector provides a significant opportunity for growing our LHD business. Furthermore, we have a source of reliable and scalable supply as a result of our ownership of an MDF patent, direct, exclusive access to our MDF chemicals supplier and the contractual ability to increase or decrease the quantity of chemicals we order based on our customers' demand. In addition, we believe that our experience in researching, sourcing and employing new technologies will enable us to rapidly develop and market new applications to deliver a wider portfolio of services should new business opportunities arise in the future.

        Cost effective, high performance EOR services with environmental and safety advantages.    Our EOR technologies have cost, performance, environmental and safety advantages over other technologies used by our competitors.

  •
  LHD.    Our LHD services are priced lower than competing technologies. For example, fracturing can cost as high as RMB3.0 million to RMB4.0 million ($0.4 million to $0.6 million) per well, while LHD costs approximately RMB750,000 per well with an average distance of 300 meters. In terms of performance, our LHD services has achieved oil production increases of approximately 50% to 460% at Jilin, Daqing, Dagang and Changqing oilfields, representing an average increase of approximately 230% in daily production volume at these oilfields, according to our three-month long pilot tests conducted during the past three years. The LHD technology also has the advantage of not causing flooding risk in oil wells and being safe for use in methane wells. Fracturing, a competing technique more suited to high-producing oil wells, has poor directional control over the zone fractured, resulting in a high flooding risk. LHD is also used effectively for methane gas extraction, particularly because the lateral well is drilled via pressurized water rather than a traditional rotating metallic drill bit. As a result, LHD drilling does not generate any sparks that could cause explosions inside methane wells. In addition, since the horizontal drilling operation is driven by water rather than electricity, no electric wire is run down the bottom of the well. This eliminates safety concerns which arise when traditional drilling methods are used.

  •
  MDF.    Our customers find our MDF technology attractive because it is more cost effective as compared to other EOR technologies in the market, such as polymer recovery. For example, polymer recovery can cost from RMB1.0 million to RMB5.0 million per service block, whereas MDF costs from RMB0.2 million to RMB2.0 million per service block. In addition, our customers have realized significant production increases as a result of our MDF technology. Oil production at the Dagang and Liaohe oilfields where the MDF solution was applied increased approximately 17% and approximately 36%, respectively, according to a report by Beijing Ji'ao. In addition, we believe our MDF technology is non-polluting and does not cause groundwater contamination as other EOR technologies that use toxic chemicals may do.

        Strong relationships with key upstream players in China.    Affiliates of a major state-owned oil and gas company, CNPC, have been our key customers since 2006. These customers have entered into contracts with us to utilize our LHD and MDF services and we expect these contracts to be renewed. Recently we successfully secured contracts and letters of intent for our LHD business. We also expect to procure new contracts with our other customers and develop new relationships with other major state-owned oil and gas companies by leveraging our long-standing relationship with our existing customers. In addition, we have developed close relationships with major Chinese state-owned oil and gas companies such as China Petroleum & Chemical Corporation, or Sinopec, and China National Offshore Oil Corporation, or CNOOC. These relationships have helped, and we believe they will continue to help, in securing new contracts. The maturing oil wells and oilfields operated by these entities create opportunities for us to market our technologies to them.

        Experienced workforce and management team.    Our workforce comprises over 60 professionals, many of whom have served in PetroChina, CNPC and other major enterprises in the industry and have significant oil services industry expertise. Our chief executive officer, Mr. Guoqiang Xin, has spent over 20 years working in various engineering and management positions in CNPC and was the general manager of a CNPC affiliated company before joining us in 2006. We also have a qualified team that has garnered years of experience in operating, applying and adapting the LHD and MDF technologies to the unique characteristics of Chinese oil and coalfields. Because a number of our employees were previously affiliated with our key customer, PetroChina, and other major state-owned oil and gas companies and their affiliated companies, we have developed strong long-term relationships which create significant opportunities for future contracts. Our experienced key management team members have a demonstrated capability and a proven track record in rapidly growing our business and delivering consistent profit margin.

Our Strategy

        Our principal objective is to maximize value to our shareholders by pursuing the following strategies:

        Expand our business scale and strengthen our position as a leading professional EOR solutions provider in the markets we currently serve.    We intend to expand geographically within China, continue entering into contracts with CNPC and its affiliates, as well as other Chinese major oil and gas companies, and secure new contracts with international oil companies operating in China. We also intend to continue acquiring LHD units for our LHD business operations, and we plan to recruit more qualified personnel to operate our new LHD units and to facilitate the expansion of our MDF services in China. With additional LHD units, we expect to sign more contracts with customers and grow our CBM business. With an expanded business scale, we would also be able to procure longer and more favorable contractual terms. As a result, we would be able to achieve a higher utilization of our LHD units and human resources as we will be conducting our operations on their project sites for longer periods of time.

        Leverage our experience as a leading EOR solutions provider to capture new areas in which our existing technologies have not yet been applied.    Leveraging our experience in providing LHD and MDF services, we intend to expand our range of EOR services and capture new areas of application by increasing our investment in researching and developing alternative applications for our existing technologies, such as natural gas recovery and offshore EOR applications. We also believe that our existing technologies can be adapted to service conventional oil and gas wells offshore. We have been engaging in discussions with a major non-state-owned oil and gas company regarding the use of our services in potential offshore contract opportunities. Furthermore, we intend to leverage our current MDF customer base of major Chinese state-owned oil and gas companies to expand our MDF services into overseas markets.

        Maintain our leading position in technology.    We plan to develop, both internally and in cooperation with EOR researchers, enhancements to our EOR technologies and services and acquire intellectual property rights to other EOR technologies that would complement our existing operations. We plan to monitor and study developments in EOR techniques which we can use to enhance our technology, such as thermal pulse units (TPUs), which use hydraulic compressor systems to pump and separate fluids. We also intend to explore the application of our technology to heavy oil recovery. We are also researching the use of LHD technology in perforating applications which penetrate the casing of the wellbore to connect the oil well to the reservoir, to reduce costs and time in oil recovery. Consistent with our past practice, we will continue to focus on developing and providing solutions that will enhance our customers' production and lower their costs.

        Professional team development.    As our business continues to grow, we plan to continue recruiting individuals with extensive industry-specific qualifications and experience. We believe that through expanding the number of our qualified engineers, technical personnel and on-site operators, we will be able to continue to respond quickly to the requirements of our customers and thereby strengthen our competitive position and reputation in the EOR industry. As in the past, we believe that the quality and experience of our team, as well as their ability to offer field-specific solutions to meet our customers' needs, is key to securing contracts and establishing long-term customer relationships. In connection with the expansion of our professional ranks, we intend to set up regional operations centers to allow our engineering, technical and operations personnel to focus their services on customers within a geographic area. As our business expands to other parts of China, we believe that these centers will more efficiently allocate our personnel among our EOR projects and facilitate stronger commercial relationships with our customers in those regions. We also plan to build up our in-house training programs, as well as hire technical training experts, in order to build the technical capabilities of our personnel and to maintain the consistency and quality of the services we deliver. In addition, as we expand the range of our EOR service offerings, we plan to recruit an appropriate number of highly qualified and experienced personnel to lead our growth into these new markets.

        Prudently pursue strategic partnerships and acquisitions in the EOR sector.    To complement the organic growth of our current business, we intend to pursue strategic partnerships and/or acquisitions in the EOR industry which we believe are accretive to earnings, complement our service offerings, strategic focus and competitive advantages, provide new equipment and technology, expand our geographic footprint and market presence, and further diversify our customer base. Our geographic expansion will initially focus primarily in China, although we may selectively carry out certain smaller-scale projects outside of China in order to develop our international experience and accommodate our customers' overseas requirements. We will focus primarily on partnerships with, and acquisitions of, companies with established track records and proven abilities in the target areas. Our acquisition targets will primarily be other domestic non-state-owned companies; however we will also consider international acquisition opportunities, with a view to strengthening our technical capabilities. Presently, we are not in negotiations with any specific strategic partners or acquisition targets.

Our Services

        The following map shows the geographic distribution of the oil and coalfields at which we currently provide our LHD and MDF services:

  Lateral Hydraulic Drilling

        Our LHD technology is designed to enhance production in oil wells and coalfields by increasing the quantity of the flow of oil and methane gas to the vertical wellbore from the surrounding reservoirs. Our LHD units use high-pressure water jets to drill horizontal tunnels in multiple directions from the vertical wellbore, thereby increasing the number of points of contact between the wellbore and the reservoir and improving the flow of oil and methane gas. The time that it takes to complete drilling at customer sites ranges from four to eight days for oil wells, and almost the same length of time for CBM wells. The average drilling distance is 346 meters per well for oil wells and 995 meters per well for CBM wells for the six-month period ended June 30, 2010. Each LHD unit generally services approximately 48 to 60 wells per year.

        As a low-cost horizontal drilling technology, LHD has the potential to extract reserves in low production vertical wells not otherwise accessible by traditional EOR techniques. Douglas-Westwood estimates there are 120,000 in China that would benefit from the LHD technology. The LHD technology is considered most suitable for existing vertical production wells with low yields. In China, the abandonment of development wells is rare—wells producing only three barrels per day are often still kept in operation.

        Our LHD equipment is mounted on trucks that can be driven on normal roads and highways to the site of a customer's oil or coalbed methane field. Each LHD unit is equipped with a high pressure jet motor for pumping pressurized water, a computerized monitoring system with proprietary software for monitoring and controlling various aspects of the drilling operation, devices used to collect operating data which can be seen by the LHD operator using the monitoring system above ground, a high pressure water jet and ancillary equipment to guide the jet horizontally and coil tubing used to deliver the high-pressure fluid used for drilling.

        The following diagram illustrates the LHD service process:

        The LHD process entails using a specialized cutting assembly to cut an approximately one-inch diameter hole in the vertical wellbore casing through which the nozzle of the jetting hose passes. A deflecting shoe directs the jetting hose to the opening in the wellbore. The jetting hose consists of a 2,000 to 3,000 meter flexible coil tubing which can turn over 90 degrees for directional drilling. The high-pressure water jet then drills a tunnel extending laterally through the casing, through the near wellbore damage, or debris collected near the wellbore as a result of perforating the casing and the drilling process, and into the rock formation. The procedure bores one to two-inch diameter lateral drainage tunnels radiating out at multiple angles into the reservoir, similar to the spokes of a wagon wheel. The jetting hose has both forward and backward-facing water jets. The forward jet drills the lateral tunnel while the rear jet propels the jetting hose forward and clears away rock and other debris from the tunnel. Our customers can use the LHD technology in conjunction with other EOR technologies such as acidizing or fracturing to improve the ability of the surrounding rock formation to transmit oil or methane gas.

        The following diagram illustrates the drilling process inside a wellbore:

        Prior to commencing the LHD process, our engineers consult with the customer to obtain technical details about the geological conditions and oil and methane gas production profiles of the service block. Based on this information, our engineers develop a drilling plan to maximize oil and methane gas production. In order to maximize the utilization of our equipment, our drilling plan typically focuses on servicing several adjacent wells within one service block. We assign five to six staff, including engineers and technical personnel, to each LHD unit. These on-site personnel are responsible for formulating the drilling plan, transporting equipment to the work site, preparing the well for insertion of the jetting hose, operating the LHD unit, monitoring drilling progress and recording the distance drilled for purposes of calculating our fee.

        Our initial testing of our LHD equipment took place in 2007 at Changqing oilfield where we had five test wells. These wells achieved production rate increases ranging from approximately 50% to 460% based on pilot tests conducted by us during the past three years, each test occurring over a three-month long period. One of these wells had no oil yield prior to the application of our LHD services. However, after the application of our LHD services, it achieved a crude oil yield of approximately 3.62 tons per day.

        We currently own eight LHD units and expect to take delivery of two more units by late October 2010. As of the date of this prospectus, we have agreements in place to provide our LHD services at Daqing oilfield and Liaoning coalfield.

        The following chart summarizes certain terms of our LHD services agreements:

LHD Contract	Daqing Oilfield	Liaoning Coalfield
Term	Initial contract: April 1, 2010 - 1 March 31, 2012 Second contract: May 24, 2010 - May 23, 2013	October 26, 2009 - October 25, 2011
Type of field	Oil	Coalbed methane
Number of LHD units	4	1
Customer	Daqing Huajian Petroleum Technology Service Co., Ltd.	Liaoning Ouya Dongdi Coalbed Gas Technology Development Co., Ltd.
Fee (RMB/meter drilled)	2,500	900
Company's services	• Prepare and implement technical plan • Provide LHD unit as well as other necessary equipment and instrumentation • Provide on-site personnel	• Prepare and implement technical plan • Provide LHD unit as well as other necessary equipment and instrumentation • Provide on-site personnel
Number of wells serviced(1):
Year ended September 30, 2009	62	49
Nine months ended June 30, 2010	49	36
Number of meters drilled
Year ended September 30, 2009	20,535	51,880
Nine months ended June 30, 2010	16,910	35,985
Cost of sales for the period
Year ended September 30, 2009	$2,118,341	$2,295,317
Nine months ended June 30, 2010	$2,155,582	$1,804,422
Average cost of sales per meter drilled
Year ended September 30, 2009	$103.16	$44.24
Nine months ended June 30, 2010	$127.47	$50.14

(1)
Includes wells serviced by us at the relevant location prior to the current contract term.

  Agreements relating to Daqing Oilfield

        We started providing LHD services at the Daqing oilfield from November 2009. Currently we have two contracts with Daqing Huajian Petroleum Technology Service Co., Ltd., which Daqing Huajian entered into on April 1, 2010 and May 24, 2010, respectively. We have a commercial understanding with Daqing Huajian that we will provide our LHD services until the end of the two year term in accordance with the first contract. Under these agreements, we are liable for any safety or environmental accidents caused by us.

  Agreement relating to Liaoning Coalfield

        We entered into a one-year technical service contract in October 2008 with Liaoning Ouya Dongdi Coalbed Gas Technology Development Co., Ltd., or Liaoning Methane, to provide LHD services, equipment and tools at certain coalfields in Liaoning, China. Upon successful completion of this contract, we entered into a new services agreement with Liaoning Methane in October 2009 with a term of two years. Under this agreement, we are liable for any safety or environmental accidents caused by us.

  Letters of Intent

        In July and November 2009, we entered into non-binding letters of intent with two affiliates of CNPC, pursuant to which we intend to enter into service contracts during 2010 to provide our LHD services to these CNPC affiliates. We anticipate that after delivery of our LHD units, we will enter into formal LHD service agreements with these CNPC affiliates.

        In September and October 2010, we entered into letters of intent with PetroChina Coalbed Methane Co., Ltd. and Zhejiang Oilfield Company, both of which are affiliates of CNPC, and agreed to develop the LHD market in Hancheng, Shanxi Province and at the Zhejiang Oilfield. We expect that operations at the coalbed methane field in Hancheng and at the Zhejiang Oilfield will commence in November and December 2010, respectively, upon the execution of formal LHD service agreements.

  New LHD Service Contracts

        In furtherance of our letters of intent with affiliates of CNPC in July and November 2009, we entered into technical service contracts in August 2010 with Panjin Hanyu and Hebei Daofu to provide our LHD services at certain oilfields with respect to which Panjin Hanyu and Hebei Daofu will procure contracts with affiliates of PetroChina. Under these contracts, Panjin Hanyu and Hebei Daofu have agreed to contract directly with the oilfield operators, handle payment collections and bear responsibility for potential safety and environmental liabilities. We have agreed to pay each of Panjin Hanyu and Hebei Daofu annual service fees of RMB1.36 million and RMB4.0 million, respectively, payable quarterly, for their contracting and administrative roles. Pursuant to our contract with Panjin Hanyu, which has a term of three years, Panjin Hanyu has agreed to use our LHD services for at least 200 oil wells at the Jilin Oilfield and Liaohe Oilfield. Under our contract with Hebei Daofu, which also has a three-year term, Hebei Daofu has agreed to assist us in developing the LHD services market with respect to the Huabei, Dagang, Shengli, Jidong and Zhongyuan Oilfields and enter into service contracts with the oilfield operators. Hebei Daofu has agreed to use our LHD services for at least 600 oil wells. Each of the contracts with Panjin Hanyu and Hebei Daofu provides that we will be paid a service fee of RMB2,500 per meter drilled. In September 2010, we deployed one LHD unit to the Jilin Oilfield and two LHD units to the Dagang Oilfield, which have since commenced operations.

  Molecular Deposition Film Technology

        Our MDF technology increases oil recovery from mature wells by displacing the residual oil that adheres to sedimentary rock or sand in the oil reservoir. When the MDF chemical solution encounters the oily sand, it creates an ultra thin film that separates the oil from the sand, thereby enabling the oil to flow more freely and to be more efficiently extracted by the oil pump.

        Our customers utilize our MDF services as a part of tertiary recovery, or the final stage of recovery in the production life of a well that is preceded by primary and secondary oil recovery methods. In the primary stage of recovery, oil is extracted from the oil reservoir by an artificial lift system such as a pump. Over time, the volume of oil in the reservoir declines, thus reducing the pressure in the wellbore. With insufficient pressure in the wellbore, the artificial lift system cannot effectively draw out oil. In order to maintain pressure in the reservoir and direct the flow of oil towards the production well, the oilfield operator typically installs a network of water wells that inject water to substitute the volume of oil that has been extracted. The use of a water network is a secondary recovery method known as "waterflooding," which displaces the residual oil in the reservoir by injecting water into the oil reservoir. The water physically sweeps the displaced oil to adjacent production wells, from which the artificial life system extracts the oil. After the secondary phase of oil recovery, oilfield operators may also implement various tertiary recovery methods, including the use of our MDF services, to improve the flow of oil in the reservoir and the production of the well.

        The following diagram illustrates the MDF service process:

        The MDF solution is dispersed into the oil reservoir through the network of water injection wells. In order to deploy the MDF solution, it is blended directly at the existing water injection facilities and pumped downhole into the water well. The MDF solution is water soluble and does not increase the viscosity of the injection water, which means that no additional injection capacity is required to pump the mixture into the reservoir. The MDF solution separates the oil from the sand content in the reservoir and the oil can subsequently flow freely towards the wellbore for extraction by the artificial lift system. Once lifted to the surface, the oil is separated from the water, gas, mud and sand, and the oil is transferred to an oil tank. A meter records the production tonnage at the entry point into the oil tank.

        Our MDF technology can be used only in certain geological conditions. The geological conditions for MDF usage include suitable temperature, pressure, viscosity of the oil, porosity of the rock formation, and the water content of the reservoir as a result of waterflooding. The amount of MDF solution required to enhance production at a particular oilfield also depends on geological conditions. For example, we estimate that in the Dagang oilfield, one ton of MDF solution yields approximately 750 tons of incremental oil production. At the Huabei oilfield, we estimate that one ton of MDF solution yields approximately 152 tons of incremental oil production.

        Prior to commencing injection of our MDF solution into a customer's wells, our engineers meet with the customer, conduct preliminary tests of the service block's oil and water wells network and analyze production data provided by the customer. Our engineers then develop an MDF implementation plan for different well groups and sections of the oilfield based on the technical information they have collected. This plan includes a determination of the optimal amount of our MDF solution to inject into the reservoir.

        As the customer's MDF implementation plan is carried out, our on-site technicians, together with the customer's technical personnel, monitor the production data at the entry point into the customer's oil tank. In order to enhance recovery, we may also employ other chemical agents together with our MDF solution if the geological conditions of the oilfield require further treatment. For example, at the Dagang oilfield, as a result of the high viscosity and sand content of the oil, we apply a viscosity reduction agent, de-sanding powder and other chemicals to the reservoir. In contrast, the Huabei and Liaohe oilfields do not require the use of additional chemical agents to facilitate extraction.

        As of the date of this prospectus, we have the following agreements in place to provide our MDF services for three oilfields operated by affiliates of CNPC.

        The following chart summarizes certain terms of our MDF services agreements:

MDF Contract	Dagang Oilfield	Liaohe Oilfield	Huabei Oilfield
Term	January 1, 2006 - December 31, 2010	January 1, 2007 - December 31, 2010	July 17, 2008 - January 1, 2012
Customer	PetroChina Dagang Oilfield Branch	PetroChina Liaohe Oilfield Branch	PetroChina Huabei Oil Field Company
Price (RMB/ton)	480	680	330
Production target (tons/year)	264,330	180,000	75,000
Actual production, 2009 (tons)	270,002	184,774	76,795
Actual production, 2008 (tons)	298,029	183,507	N/A (actual commencement of MDF services occurred in January 2009)
Actual production, 2007 (tons)	317,922	184,127	N/A
Penalty for missing target annual production	RMB50 per ton of production shortfall	None

If annual target not met, Company is charged a penalty of 3% of the annual service fee. If production target is still not met within 30 days, the customer may terminate the agreement and is entitled to a refund of service fees already paid.

Number of oil wells	178	110	49
Company's services

•       Prepare MDF injection plan

•       Implement MDF injection plan

•       Provide monitoring instrumentation and injection equipment

•       Purchase MDF solution

•       Pay for staff salaries

•       Provide training of on-site employees of customer

		• Prepare MDF injection plan • Implement MDF injection plan • Purchase MDF solution and relevant equipment for the injection	• Prepare MDF injection plan • Implement MDF injection plan • Purchase MDF solution • Pay for staff salaries

        The following chart summarizes certain terms of our MDF subcontract agreements:

MDF Subcontract	Dagang Oilfield	Liaohe Oilfield	Huabei Oilfield	Total
Term	October 1, 2009 - December 31, 2010	February 5, 2007 - December 31, 2010	April 1, 2010 - January 1, 2012
Subcontractor	Hebei Daofu Petroleum Prospecting Technology Development Co., Ltd.	Panjin Hanyu Oil Technology Development Co., Ltd.	Hebei Daofu Petroleum Prospecting Technology Development Co., Ltd.
Subcontractor's fee (RMB/ton)	N.A.	380	N.A.
Company's fee (RMB/month, unless otherwise stated)	4,600,000	300 per ton	1,225,000
Subcontractor's services	• Implement MDF injection plan • Ensure the safety of production and environmental protection	• Implement MDF injection plan • Bear cost of MDF solution and all other materials after June 2007 • Manage and maintain the equipment previously purchased and installed by Company	• Implement MDF injection plan
Company's services	• Prepare the MDF injection plan • Provide technical support • Assist in purchasing MDF solution	• Provide technical support and engineers for technical guidance • Bear cost of MDF solution before June 2007 • Provide previously purchased and installed equipment for Subcontractor's use	• Prepare the MDF injection plan • Provide technical support • Assist in purchasing MDF solution
Number of wells serviced(1):
Year ended September 30, 2009	140	110	49	299
Nine months ended June 30, 2010	140	110	49	299
Number of tons of crude oil extracted
Year ended September 30, 2009	295,988.50	184,819	57,225	538,032
Nine months ended June 30, 2010	—	139,037	38,045	177,083

MDF Subcontract	Dagang Oilfield	Liaohe Oilfield	Huabei Oilfield	Total
Cost of sales for the period
Year ended September 30, 2009	$6,550,976	$1,762,048	$1,103,384	$9,416,408
Nine months ended June 30, 2010	$383,139	$1,317,128	$769,251	$2,469,518
Average cost of sales per ton of crude oil extracted
Year ended September 30, 2009	$22.13	$9.53	$19.28	$17.50
Nine months ended June 30, 2010	—	$9.47	$20.22	$13.95

(1)
Includes wells serviced by us at the relevant location prior to the current contract term.

  Agreements relating to Dagang Oilfield

        We entered into a technical services agreement with PetroChina Dagang Oilfield Branch, or PetroChina Dagang, in January 2006 to provide our MDF services at the Dagang oilfield. Under this agreement, we assume all investment risks thereunder, including risks relating to the imposition of fines for fire prevention, safety and environmental matters and other legal liabilities that may arise after commencement of the relevant project. In addition, we are required to abide by PetroChina Dagang's onsite rules and procedures, submit to safety supervision, maintain the on-site environmental condition of the relevant service blocks and assume safety and environmental liabilities relating to those blocks. Furthermore, we are solely responsible for any damage to the production capacity of relevant blocks arising as a result of any mistake in the oil recovery production measures or materials provided by us. In February 2006, in order to reduce our upfront investment costs for equipment and facilities, we subcontracted our performance under the technical services agreement to Dagang Shengkang Oil Technology Development Co., Ltd., or Dagang Shengkang. Subsequently, in September 2009, at the request of Dagang Shengkang, and with the consent of PetroChina Dagang, we subcontracted our services to Hebei Daofu under a cooperation agreement. We have the right to cancel the cooperation agreement and resume providing MDF services directly to PetroChina Dagang if Hebei Daofu breaches the cooperation agreement or the technical services agreement with PetroChina Dagang. We provide certain technical support and MDF procurement services to Hebei Daofu pursuant to a separate technical services agreement.

  Agreements relating to Liaohe Oilfield

        We entered into a technical services agreement with PetroChina Liaohe Oilfield Branch, or PetroChina Liaohe, in January 2007 to provide our MDF services at Liaohe oilfield in Panjin City, Liaoning Province, China. Under this agreement, PetroChina Liaohe is responsible for safety and environmental matters within the operations area and we must comply with PetroChina Liaohe's rules and procedures relating to onsite safety and environmental matters. In late January 2007 we subcontracted, with PetroChina Liaohe's consent, the provision of our MDF services to Panjin Hanyu Oil Technology Development Co., Ltd., or Panjin Hanyu, for the remainder of the term of our original agreement with PetroChina Liaohe. We subcontracted to Panjin Hanyu in order to benefit from Panjin Hanyu's local business expertise and relationship network and their knowledge of local conditions at the Liaohe oilfield. Panjin Hanyu was established in 2006 and is mainly engaged in oilfield services related to oil and gas well recovery, and the sale of drilling equipment parts. We also entered into a separate service agreement with Panjin Hanyu in February 2007 that set forth our obligations to provide necessary technical support and guidance to Panjin Hanyu.

  Agreements relating to Huabei Oilfield

        We entered into a technical services agreement with PetroChina Huabei Oilfield Branch, or PetroChina Huabei, in July 2008 to provide our MDF services at Huabei oilfield in Renqiu, China commencing in January 2009. Under this agreement, each party is responsible for its own compliance with health, production safety and environmental regulations. In addition, we are required to abide by PetroChina Huabei's onsite rules and regulations and are liable for any losses resulting from our violation of them. Furthermore, each party is obligated to ensure that the other party's use of equipment, material, work procedures and craftsmanship, software and other intellectual property provided by such first party is not in violation of any third party intellectual property rights and agrees to bear responsibility for liabilities arising out of such violations and indemnify the party receiving such intellectual property. In the event of any violation of a third party's rights, the providing party shall be liable for the losses suffered by the other party. We are also obligated to purchase insurance coverage for all of our equipment and personnel and make a claim with the insurer in the event of accidents of the equipment or personal injuries. PetroChina will be liable for the accidents of equipment or personal injuries caused by its fault in the amount of any loss that is in excess of the compensation provided by the insurer under the insurance coverage. However, PetroChina will not be liable for any claims that are not covered by insurance policy. In April 2010 we subcontracted, with PetroChina Huabei's consent, the provision of our MDF services to Hebei Daofu for the remainder of the term of our original agreement with PetroChina Huabei. We subcontracted to Hebei Daofu in order to allocate more personnel to our LHD service contracts. We also provide technical support to Hebei Daofu in connection with this contract.

  Ancillary Services

        In September 2010, we entered into a marketing development agreement with Tianjin Botenear Petroleum Engineering Co., Ltd., or Tianjin Botenear, to develop the oilfield service market for directional well drilling technology within the territory of the Republic of Kazakhstan. We have agreed to procure oilfield service contracts for Tianjin Botenear for at least 40 oil wells, pursuant to which Tianjin Botenear will be responsible for implementing the services under those contracts. Tianjin Botenear has agreed to pay us a service fee in the amount RMB32,000,000 for our market development services.

        In August 2010, pursuant to an equipment purchase agreement with Dongying Luda, we purchased nine units of certain measuring equipment used in oil wells for RMB24,750,000. We currently lease these nine units to Tianjin Botenear pursuant to an equipment lease agreement, which has a term of five years.

Our Suppliers

  LHD Units

        Our LHD units are manufactured by Jet Drill. During the manufacturing stage, our engineers work with Jet Drill's engineers to customize the LHD units to our specifications, which are based on our customers' requirements and the geological and operational conditions at our customers' well sites.

        We purchase our LHD units from Jet Drill through Dongying Luda which acts as our import agent for the purchase of LHD units. Under our LHD purchase arrangement, we enter into an LHD equipment purchase agreement with Dongying Luda and Dongying Luda enters into a purchase agreement with Jet Drill. Dongying Luda is a professional oil service equipment manufacturer and importer in China. In addition to import-related services, Dongying Luda provides us with services related to the assembly, testing and fine-tuning of our LHD equipment and sells us ancillary tools and equipment. Jet Drill provides a 12-month warranty on its LHD units under its sales contract with Dongying Luda and a warranty pursuant to our exclusive license agreement covering material and workmanship defects. Under a back-to-back arrangement with Dongying Luda, Dongying Luda provides us with the same 12-month warranty. Jet Drill also provides training covering operating and maintenance to our LHD operators at their headquarters in Louisiana.

  MDF Solution

        We entered into a five-year supply contract with Tianjin Shanchuan, a chemical manufacturer affiliated with Professor Manglai Gao, or Professor Gao, on May 8, 2008 to manufacture and supply our MDF chemicals exclusively for us or parties designated by us. The price of MDF chemicals charged by Tianjin Shanchuan is calculated according to the base price quoted by Tianjin Shanchuan at the beginning of each year. Our subcontractors estimate the total amount of the MDF chemical required for the whole year based on our technical plan. Our subcontractors, with our authorization, then purchase the required amount of MDF solution from Tianjin Shanchuan. The payment schedule is subject to adjustment at the time of Tianjin Shanchuan's acceptance of purchase orders from time to time. In addition to the MDF solution, we purchase a limited amount of other chemical agents from Tianjin Shanchuan for the treatment of the oil reservoir, including viscosity reduction agent and de-sanding powder. See "—Intellectual Property—Patent for MDF Technology."

  MDF Equipment

        In order to focus on our service-based business model, we currently do not own any equipment related to MDF injection. For the Liaohe oilfield, we entered into a sale-leaseback arrangements, on July 12, 2007, with Hebei Daofu whereby we sold to Hebei Daofu our MDF injection equipment and monitoring facilities and Hebei Daofu leased this equipment and facilities back to us for a monthly fee. As a result, Hebei Daofu is responsible for the ongoing maintenance and repair costs of the leased equipment and facilities. Similarly, Hebei Daofu purchased from us the MDF injection equipment used for our contract at the Dagang oilfield.

Our Customers

        We market our services to customers in China with mature oil wells that can benefit from our MDF or LHD technologies. In the nine months ended June 30, 2010, our ultimate customers were CNPC (including its subsidiary, PetroChina), either directly or ultimately through third party service providers, Daqing Huajian, and Liaoning Methane, which accounted for 49.9%, 24.3% and 18.6%, respectively, of our sales during that period. In the year ended September 30, 2009, our ultimate customers were CNPC (including its subsidiary, PetroChina), either directly or ultimately through third party service providers, and Liaoning Methane, which accounted for 73.1% and 18.3%, respectively, of our sales during that period. In the year ended September 30, 2008, all of our sales were derived from our contracts with CNPC.

        The following table sets forth percentages of our total sales for the fiscal years ended September 30, 2008 and 2009 and the nine fiscal months ended June 30, 2010 by location of the oilfield/coalfield:

	% of Total Sales for
Oilfield/Coalfield Location (Ultimate Customer)	Fiscal Year Ended September 30, 2008	Fiscal Year Ended September 30, 2009	Nine Fiscal Months Ended June 30, 2010
Dagang (PetroChina Dagang, an affiliate of CNPC)	39.7%	34.0%	23.8%
Liaohe (PetroChina Liaohe, an affiliate of CNPC)	24.8%	21.2%	24.0%
Changqing (PetroChina Changqing Oilfield Company, an affiliate of CNPC)	35.5%	18.3%	—
Liaoning (Liaoning Methane)	—	17.9%	18.6%
Heilongjiang (Daqing Huajian)	—	—	24.3%
Other	—	8.6%	9.3%

Sales and Marketing

        Our sales and marketing strategy is targeted at increasing market awareness of our brand and service offerings, promoting the use of our technologies, gaining new business from other major oilfields and coalfields across China and promoting repeat business from existing clients. Our executive management team is actively involved in business development and managing our key client relationships. Our marketing efforts focus on performing trials of our technology at potential customers' oilfields, allowing us to showcase the potential improvements in oil production our technology can bring. We have tested our LHD units at various oilfields, including Dagang, Daqing and Changqing. We market our MDF technology by communications and promotions of our test results, which demonstrate scenarios where we have achieved significant increases in production. In addition, we station our engineers near each MDF and LHD site to provide on-site supervision and technical advice to our customers, which we believe strengthens our relationships with customers.

Employees

        Our ability to maintain our base of trained management and engineering professionals is important to the success of our business. As of September 30, 2009, we had over 60 employees, most of whom have significant oil services industry expertise and many of whom have previously worked for PetroChina or CNPC. All of our employees work on a full-time basis. We had a total of 63 and 53 employees as of September 30, 2007 and 2008, respectively. We believe that we maintain a good working relationship with our employees and we have not experienced any significant labor disputes. Our employees have not entered into any collective bargaining agreements. As of June 30, 2010, we had 63 employees, which was comprised of 38 operation staff, six technology staff, four marketing staff, six finance staff and 22 administration and human resource staff.

Competition

        Our competitors in the EOR services sector consist primarily of the in-house oilfield services divisions at the large Chinese state-owned oil companies, namely, CNPC, Sinopec and CNOOC, and private oilfield services providers. The state-owned oilfield services divisions also provide EOR services at the fields where we operate. These oilfield services divisions generally focus on more routine EOR technologies and tend to be slower to adapt to newer technologies.

        The state-owned oilfield services divisions generally receive preference in the awarding of EOR projects by their parent or affiliate companies. As a result, not all EOR projects are subject to public bidding and smaller, private oilfield service companies may be effectively precluded from participating in such projects or, even where public bidding is conducted, the state-owned division may be given preference.

        Private oilfield service providers in China's EOR space are few. While many companies sell chemicals like surfactants and polymers, and a few provide field design, engineering and project management services, few, if any, provide both. Furthermore, private Chinese oilfield services companies with significant asset bases are virtually unknown, according Douglas-Westwood.

        In terms of EOR techniques, MDF competes against other polymer techniques.

Intellectual Property

  Exclusive License for LHD in China

        The LHD technology used in the drilling units that we purchase from Jet Drill is patented in the U.S. under patent numbers 5,413,184, 5,853,056, 6,125,949 and 6,283,230. The holders of the patents underlying the LHD technology are a U.S.-based oil and gas company and a U.S.-based licensor of proprietary well enhancement techniques and devices. The LHD patents cover certain processes and apparatuses implemented by Jet Drill's equipment. Three of the LHD patents, or the Base Patents, expire in October 2013 and a fourth patent expires in March 2019. Pursuant to an exclusive marketing agreement with the predecessor to the holder of the Base Patents, a director of Trinity Energy

Holdings, LLC, or Trinity Energy, which is the parent company of Power Hydraulics and Jet Drill, obtained the exclusive right to market the LHD technology in the PRC until 2015, with an automatic five-year extension upon expiration. The director assigned the exclusive marketing agreement to Trinity Energy and its subsidiaries. Pursuant to an exclusive license agreement with the holder of the fourth patent, an affiliate of Jet Drill obtained the exclusive right to use in the PRC, until at the earliest 2019, certain lateral drilling technology based on the fourth patent and the patent holder's proprietary know-how and trade secrets. In October 2010, we obtained an exclusive license to purchase or use Jet Drill's LHD equipment, which includes the LHD technology based on the four underlying patents, in the PRC pursuant to an amended and restated technology license agreement with Jet Drill. Under this agreement, the Jet Drill Companies have agreed to sell LHD units in the PRC only to us. The agreement has an initial 10-year term and may be renewed by us for three-year terms perpetually. With respect to the development of technologies, methods, know-how or other intellectual property during the course of our engagements with our LHD customers, our agreements with our LHD customers do not contain provisions relating to ownership of intellectual property or allocation of liabilities with respect to intellectual property.

  Patent for MDF Technology

        The first generation of the MDF technology was co-developed and patented by Prof. Manglai Gao, or Prof. Gao, and Mr. Kai Yu in 1999. In 2001 Mr. Yu granted to Prof. Gao the right to use, license, assign or otherwise dispose of the patent. Prof. Gao patented the second generation of the MDF technology in 2002. In May 2010, we acquired the second generation MDF patent from Prof. Gao. As part of the sale of the patent, Prof. Gao agreed to indemnify us if the patent infringed on any third party's intellectual property rights. This MDF patent expires in 2022. Tianjin Shanchuan, an affiliated company of Prof. Gao, had previously obtained an exclusive license for an unlimited term from Prof. Gao to manufacture the MDF solution based on the first generation patent. In May 2008, before we had purchased the second generation MDF patent, we entered into an exclusive five-year supply contract with Tianjin Shanchuan, for Tianjin Shanchuan to manufacture and supply the MDF solution exclusively for our use. We purchased the second generation MDF patent in order to have greater control over the manufacturing process of the MDF solution and thereby achieve cost savings. In May 2010, Prof. Gao signed an undertaking to us on behalf of himself and Mr. Yu that they would not take any action with respect to the first generation patent without our consent. Upon the expiration of our exclusive supply agreement with Tianjin Shanchuan, we intend to enter into a new exclusive supply agreement with Tianjin Shanchuan for its continued manufacture of the MDF solution. With respect to our technical services agreements with our MDF customers, our agreements contain provisions governing the ownership of new technologies developed during the course of our engagement. Under our agreements for the Dagang and Liaohe Oilfields, new technological developments realized by a party during the course of the agreement belong to such party. In contrast, under our agreement for the Huabei Oilfield, new technological developments, including methods, inventions and discoveries resulting from our services belong to PetroChina Huabei, although we have a royalty-free license to use such technology. We currently subcontract our services under these agreements to third party contractors and, as of the date of this prospectus, have not developed new MDF technologies as a result of services provided to these customers.

Development and Sourcing of New Technologies and Applications

        Our research and development efforts focus on sourcing, co-developing and implementing advanced oil recovery technologies that are suitable for coalbed methane wells and mature oil wells in China. For example, we pioneered the use of LHD in CBM fields in China. We have a team of engineers, geologists and technical specialists with significant experience in the EOR industry and CBM that devote a portion of their time to researching the latest EOR technologies and searching for potential additions to our current portfolio. Our team also works to find ways of improving the performance of our technologies by conducting tests and analyses of our LHD and MDF technologies.

Facilities

        Our principal offices are located in the Beijing Economic-Technological Development Area, Beijing, China, with approximately 1,640 square meters of office space for which we have two leases that expire on June 30, 2013. We also have a lease for approximately 3,988 square meters of office space in Tianjin Economic Development Area, Tianjin, China that expires on December 31, 2010. We also have a lease for approximately 1,700 square meters of office space at Tanggu District, Tianjin, China that expires on July 31, 2010. Our offices are leased on what we believe to be commercially reasonable terms. We believe that we can obtain additional space for our offices on reasonable terms to meet our future requirements.

Workplace Safety

        We have adopted a set of safety procedures and standards, based on standard practice for the EOR industry and our years of experience in delivering our specialized EOR services. We conduct regular and required maintenance of our equipment and work sites to ensure proper and safe working conditions are maintained. Our technical and operations personnel that visit customers' sites also are required by our customers to follow their on-site safety requirements and are subject to supervision by the customers' operations personnel.

Environmental Matters

        We are subject to national and local environmental protection laws and regulations in China. See "Regulation—Regulations on Environmental Protection." Under the current PRC environmental laws, if the PRC government finds our operations to be in violation of applicable PRC environmental laws or regulations, we will be given a period of time to remedy the violation. We have not been subject to any sanctions by PRC environmental authorities for non-compliance with respect to our operations. As we are primarily a service provider, we are not considered an oil exploration and production company and thus not subject to the PRC regulations that apply specifically to oil exploration and production companies. We do not have any material discharge of pollutants in the ordinary course of our business. Based on the research of Prof. Gao, our own internal tests and feedback from our customers, we do not believe that the release of our MDF solution into the ground as part of our MDF services results in underground pollution or contamination.

Insurance

        We maintain insurance over all our LHD equipment and we generally maintain employers' liability insurance covering death or work injury of employees, as well as public liability insurance covering injury to visitors. While we believe that our insurance coverage is comparable to similarly situated companies in China, it may not be sufficient to cover all losses and liabilities we may incur. We do not maintain key man life insurance for any of our senior management or key personnel.

        We do not maintain business disruption insurance, which is available only to a limited extent in China. We have determined that the risks of disruption, cost of such insurance and the difficulties associated with acquiring such insurance on commercially reasonable terms make it impractical for us to have such insurance. As a result, we face risks associated with not having business disruption insurance coverage. See "Risk Factors—Risk Factors Relating to Our Business—We are subject to significant operational risks and hazards that may not be fully covered by our insurance policies."

Legal Proceedings

        As of the date of this prospectus, we are not involved in any litigation or other legal or administrative proceedings that would have a material adverse effect on our business operations.

REGULATION

        This section sets forth a summary of the most significant PRC regulations and requirements that affect our business activities in China and the industry in which we operate.

Market Entry for Foreign Investment

        The principal regulation governing foreign ownership of oilfield services business in the PRC is the Foreign Investment Industrial Guidance Catalogue, or the Guidance Catalogue, which was issued in 1995 and revised respectively in 2002, 2004 and 2007. Under the current Guidance Catalogue which came into effect on December 1, 2007, the oilfield services business belongs to permitted foreign investment industry. Foreign investment in oilfield services businesses in China is allowed subject to approval from the MOFCOM and/or the local counterpart authorized by the MOFCOM in accordance with the business scale and total amount of investment. The investment of International Petroleum in TNH was legally approved by the Bureau of Commerce of Tianjin municipality in 2007 and TNH obtained the foreign-invested enterprise approval certificate. The capital increase of TNH in 2009 was also legally approved by such government authority and the relevant approval certificate has been renewed and registered accordingly.

Regulations on Protection of Intellectual Property Rights

        China has adopted legislation governing protection of intellectual property rights, including copyrights, trademarks and patents. China is a signatory to the main international conventions governing protection of intellectual property rights and became a member of the Agreement on the Trade Related Aspects of Intellectual Property Rights upon its accession to the World Trade Organization in December 2001.

Patent

        The PRC Patent Law, adopted in 1984 and revised in 1992 and 2000 respectively, and the Implementing Rules of the PRC Patent Law, promulgated by the State Council in 2001 and revised in 2002 and 2010 respectively, govern and protect the proprietary rights to registered patents. The State Intellectual Property Office, or SIPO, handles patent registration and grants a term of twenty years to inventions and a term of ten years to utility models and designs. The protection to patent rights may be terminated before expiry of the term granted as a result of the failure of the registrant to pay the annual registration fee accordingly. Patent license agreements and transfer agreements must be filed with the SIPO for record. On May 5, 2010 TNH acquired from Prof. Gao the MDF technology, patent number ZL02158199.1, from Beijing Bineng Chemical Technology Co., Ltd., a company that holds the patent for Prof. Gao, and duly registered such transfer of patent rights with SIPO.

Trademark

        The PRC Trademark Law, adopted in 1982 and revised in 2001, protects the proprietary rights to registered trademarks. The Trademark Office under the State Administration of Industry and Commerce handles trademark registration and grants a term of ten years to registered trademarks and another ten years to trademarks as requested upon expiry of the prior term. Trademark license agreements and transfer agreements must be filed with the Trademark Office for record.

Regulations on Environmental Protection

        The Standing Committee of the National People's Congress promulgated the PRC Environment Protection Law on December 26, 1989 and other laws from time to time on prevention of pollution in various particular areas. The purpose of these laws and regulations is to set out the legal framework for the prevention and removal of environmental pollution, contamination and other public hazards, and to safeguard public health. The State Administration for Environmental Protection, or SAEP, is primarily responsible for the supervision and administration of environmental protection work nationwide and formulating national standards on environment quality and waste discharge limits and standards. Local environmental protection authorities at county level and above are responsible for the environmental protection in their jurisdictions and are required to implement a uniform system of supervision and administration in relation to environment protection.

        The environmental impact assessment shall be conducted for any new, renovated or rebuilt construction projects discharging contaminated wastes or hazards to the environment, such as waste gas, water, deposits, dusts, pungent gases and radioactive matters as well as noise, vibration and magnetic radiation. The State implements a waste discharge permit system. Enterprises producing environmental contamination and other public hazards must incorporate environmental protection work into their planning and establish environmental protection systems. Enterprises discharging contaminated wastes in excess of the discharge standards prescribed by SAEP must pay non-standard discharge fees in accordance with state regulations and be responsible for the relevant cure. With regard to any violation of the relevant regulations on discharge of pollutants, environmental protection authorities may require the enterprise responsible for such violation to stop the discharge of pollutants and rectify the problem prior to a certain deadline, impose a fine, or suspend/close the enterprise's business.

        TNH does not have any material discharge of pollutants in the ordinary course of its business unless there is an unpredictable accident. TNH has been in compliance with the relevant environment protection regulations and has not been in violation of any environment protection regulations or been punished for breach of environment protection regulations.

Occupational Health and Safety

        The Standing Committee of the National People's Congress promulgated the PRC Safe Production Law on 29 June, 2002 which sets out the legal framework to achieve and ensure safety in the production and operation activities of enterprises. Under the Safe Production Law, enterprises are required to establish internal safety systems and regulations, set up internal organization or appoint responsible personnel for safety affairs, to provide necessary safe working conditions and to strictly follow the State or industrial standards in relation to safe production. Enterprises which do not satisfy the facilities and conditions required under the laws and the State or industrial standards are not allowed to start or continue their production or operation activities. Enterprises shall also set up obvious safety caution signals on those production or operation sites, facilities or equipment where there is a material potential risk for safety and shall further provide protective uniforms and personal care products to the field employees for their personal protection.

        The PRC Law on the Prevention and Treatment of Occupational Diseases which was promulgated on 27 October, 2001 and became effective on May 1, 2002 requires that work environment and conditions established or provided by employers shall meet the occupational health standards and requirements of the State, and that employers shall further adopt and implement measures to assure employees' access to occupational health protection. The employers shall also participate in social insurance for work-related injury in accordance with the law and declare to and be supervised by the relevant health authorities if the employers are engaged in those harmful projects listed in the Occupational Diseases Catalogue.

        TNH did not experience any incident of injury or death due to violation of health and safety regulations during our operation record. TNH has adopted a set of safety and occupational health protection procedures and standards, based on the specifications and guidelines set out under the PRC laws and regulations and the internal rules applied by oilfields to which TNH provides technical services. TNH also conducts regular and required maintenance on its equipment and work sites to ensure proper and safe working conditions are maintained. TNH is currently finalizing its occupational health, safety and environment, or HSE, procedures and expects to obtain HSE certification by the end of 2010.

Regulations on Foreign Exchange

        Pursuant to the Foreign Exchange Administration Regulations promulgated in 1996 and amended in 1997 and in 2008 and various rules issued by the State Administration of Foreign Exchange, or SAFE, and other relevant PRC government authorities, the Renminbi is freely convertible for current account, including the distribution of dividends, interest payments, trade and service-related foreign exchange transactions, but not for capital account, such as direct investment, loan and repatriation of investment, unless the prior approval of SAFE is obtained. A domestic institution or individual that makes direct investment or issues or trades negotiable securities or derivative products overseas shall complete registration with SAFE. Approval or record shall be obtained or filed before such registration if it is so required by the state.

        In addition, any loans to TNH, a foreign-invested enterprise, cannot, in the aggregate, exceed the difference between its approved total investment amount and its approved registered capital amount. Furthermore, any foreign loan must be registered with SAFE or its local counterpart for the loan to be effective. Any increase in the amount of the total investment and registered capital must be approved by MOFCOM or its local counterpart.

        Payment for transactions that take place within the PRC must be made in Renminbi. The foreign exchange income of a domestic institution or individual may be repatriated to the PRC or kept overseas. The conditions and term for such foreign exchange income to be kept overseas shall be determined by SAFE in light of the balance of international payments and the needs for foreign exchange administration. Foreign-invested enterprises may retain foreign exchange in accounts with designated foreign exchange banks subject to a cap set by SAFE or its local counterpart.

        SAFE promulgated Circular No. 142 in August 2008 with respect to the administration of conversion of foreign exchange capital contribution of foreign invested enterprises, which clarifies that RMB converted from foreign exchange capital contribution can only be used for the activities within the approved business scope of such foreign invested enterprise and cannot be used for domestic equity investment or acquisition unless otherwise approved in its business scope. In addition, the SAFE strengthened its oversight of the flow and use of Renminbi funds converted from the foreign currency-denominated capital of a foreign-invested company. The use of such Renminbi may not be changed without SAFE's approval and may not be used to repay Renminbi loans if the proceeds of such loans have not yet been used for purposes within the company's approved business scope. Violations of SAFE Circular No. 142 may result in severe penalties, including substantial fines as set forth in the Foreign Exchange Administration Regulation. As a result, SAFE Circular No. 142 may significantly limit our ability to transfer the net proceeds from this offering to our PRC subsidiary, which may adversely affect the continued growth of our business.

Tax

  Income Tax

        Our PRC subsidiary is incorporated in the PRC and is governed by applicable PRC income tax laws and regulations. Prior to January 1, 2008, entities established in the PRC were generally subject to a 30% state and 3% local enterprise income tax rate. There were various preferential tax treatments promulgated by national tax authorities that were available to foreign-invested enterprises or enterprises located in certain areas of China. In addition, some local tax authorities may allow enterprises registered in their tax jurisdiction to enjoy lower preferential tax treatments according to local preferential tax policy.

        Under the new EIT Law and its implementation regulations, both of which became effective as of January 1, 2008, Foreign Invested Enterprises, or FIEs, and domestic companies are subject to a uniform income tax rate of 25% and the EIT Law revoked the previous tax exemption, reduction and preferential treatments applicable to foreign-invested enterprises. However, the EIT Law and the Circular on Implementing Transitional Preferential Policies for Enterprise Income Tax issued by the State Council on December 26, 2007 provide a five-year transition period starting from its effective date for those enterprises which were established before the promulgation date of the EIT Law and which were entitled to a preferential lower income tax rate under the then effective tax laws or regulations. TNH, our wholly owned subsidiary in PRC, became a FIE after the promulgation date of the EIT Law, so it was not entitled to any preferential income tax treatment in 2007 and is subject to the standard income tax rate of 25% from 1 January, 2008.

        In addition, according to the EIT Law and its implementation rules and the Arrangement between the Mainland and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with respect to Taxes on Income, or the Double Taxation Arrangement (Hong Kong), effective as of January 1, 2007, and the Notice of the State Administration of Taxation Regarding Interpretation and Recognition of Beneficial Owners under Tax Treaties, or Notice 601, which became effective on October 27, 2009, any dividends payable to us by TNH will be subject to the PRC withholding tax at the rate of 5% if International Petroleum is not deemed to be a "resident enterprise" of China and is considered as a "beneficial owner" that is generally engaged in substantial business activities and entitled to treaty benefits under the Double Taxation Arrangement (Hong Kong), or 10% if it is deemed as a "non-resident enterprise" but not a "beneficial owner" under Notice 601. If International Petroleum is considered a "resident enterprise", it will be subject to enterprise income tax at the rate of 25% on its worldwide income, however, under the EIT Law, the dividends paid by one resident enterprise to another resident enterprise are exempted from income tax. See "Risk Factors—Risk Factors Relating to China."

        Under the EIT Law, enterprises established outside China whose "de facto management bodies" are located in China are considered "resident enterprises" and will generally be subject to the uniform 25% enterprise income tax rate on their global income. Under the Implementation Regulations of the EIT Law, the term "de facto management body" is defined as a body which substantially manages, or has control over the business, personnel, finance and assets of an enterprise. According to a Circular promulgated by the PRC State Administration of Taxation, or SAT, on 22 April 2009, or Circular No. 82, enterprises which are incorporated offshore while controlled by PRC domestic enterprise will be regarded as "resident enterprise" for PRC enterprise income tax purpose under the rule of "de facto management body", if they satisfy all the four criteria set forth in this Circular No. 82, including (1) the senior management members and the premises for performance of their duties are primarily located in China; (2) decisions regarding financial and human resources affairs are made by or subject to approval of organizations or people located in China; (3) the main assets, financial records, company chops, minutes and records of board meetings and shareholders' meetings are kept inside China; (4) half or more than half of the directors or senior management members with voting power resides in China frequently. We believe we are not an offshore enterprise controlled by PRC domestic enterprise and neither do we qualify for all of the above four criteria, and thus, we shall not be deemed as a PRC resident enterprise for income tax purpose under this Circular No. 82. However, as this Circular No. 82 only applies to enterprises established outside of China that are controlled by PRC enterprises or groups of PRC enterprises, it remains unclear how the tax authorities will determine the location of "de facto management bodies" for overseas incorporated enterprises that are controlled by individual PRC residents like us. There can be no assurance that the PRC authorities will not amend the rules regarding "de facto management body" above to the effect that such rules will apply to enterprises like us or our wholly owned subsidiary in Hong Kong, International Petroleum, in the future. Should it happen and we are not able to adjust accordingly to avoid its application, we or International Petroleum may be treated as a PRC resident enterprise for enterprise income tax purposes and our business, results of operations and financial condition would be materially and adversely impacted. Furthermore, it is possible that future guidance issued with respect to the new resident enterprise classification could result in a situation where a 10% withholding tax is imposed on dividends we pay to our non-PRC shareholders and with respect to gains derived by our non-PRC shareholders from transferring our shares or ADSs. The resident enterprise rule could be applied to International Petroleum with similar consequences.

        On December 10, 2009, SAT issued a Circular to Strengthen the Income Tax Administration on Income Derived from Transfer of Equity Interests in Enterprises by Non-PRC Residents, or Circular No. 698. Circular No. 698 provides, among other things that (1) a non-PRC resident shall file with the competent PRC tax authority and pay its PRC income tax within 7 days from the transfer of the equity it holds in a PRC enterprise if such income tax has not been withheld and paid on behalf of such non-PRC resident; and (2) if an offshore de facto controlling person transfers its indirect equity in a PRC enterprise though the transfer of its equity in an offshore intermediary holding company, and the tax rate on such income in the jurisdiction where the intermediary holding company is located is below 12.5% or such income is exempted from income tax, then the offshore de facto controlling person shall submit the equity or share transfer agreement and other relevant materials to the competent PRC tax authority for examination and determination of its tax liabilities. If the competent PRC tax authority determines that the purpose for transferring the equity in the offshore intermediary holding company by the offshore de facto controlling person is to transfer the equity in a PRC enterprise and is a tax evasion arrangement without fair commercial purpose, the PRC tax authority may, subject to the final examination by SAT, determine the nature of such transaction and adjust the tax liabilities according to the economic substance of such transaction.

Business Tax

        Enterprises in China are generally subject to business tax at rates ranging from 3% to 5% on revenue generated from providing services and revenue generated from the transfer of intangibles such as copyrights. Related surcharges for city maintenance and construction and education add-on are further imposed with business tax at the rate of 10% of business tax paid by the taxpayer.

Regulation of Dividend Distribution

        Pursuant to the Foreign Exchange Administration Regulation promulgated in 1996, as amended in 1997 and 2008, and various regulations issued by the SAFE and other relevant PRC government authorities, the PRC government imposes restrictions on the convertibility of Renminbi into foreign currencies and, in certain cases, on the remittance of currency out of China. The PRC Wholly Foreign-owned Enterprise Law issued in 1986, as amended in 2000, the Implementing Rules of the Wholly Foreign-owned Enterprise Law issued in 1990, as amended in 2001 and the newly revised PRC Company Law, effective as of January 1, 2006 are the principal regulations governing distribution of dividends of wholly foreign-owned enterprises. Under these regulations, wholly foreign-owned enterprises in China may distribute dividends only out of their accumulated profits determined in accordance with PRC accounting standards and regulations. In addition, wholly foreign-owned enterprises in China are required to contribute at least 10% of their after-tax profits based on PRC accounting standards each year to its general reserves fund until the accumulative amount of the reserve fund reaches 50% of the registered capital of such wholly foreign-owned enterprise. The reserve fund cannot be distributed as cash dividends. A wholly foreign-owned enterprise may also allocate a portion, as determined at the discretion of its board of directors, of its after-tax profits to its staff welfare and bonus fund, which would not be distributed to the investors, either.

SAFE Circular No. 75

        In October 2005, SAFE issued a Notice on Relevant Issues Concerning Foreign Exchange Administration for PRC Residents to Engage in Fund-raising and Inbound Investment via Offshore Special Purpose Companies, or Circular No. 75, which became effective as of November 1, 2005, and was further supplemented by various implementing notices issued by SAFE. Under Circular No. 75, PRC residents must register with the relevant local SAFE their establishment or control of offshore special purpose vehicles, or SPVs, established for the purpose of overseas equity financing involving onshore assets or equity interests held by them, and must also make filings with the local counterpart of SAFE thereafter within 30 days from the occurrence of certain material events, such as change in share capital or merger and acquisition. Failure of such PRC residents to comply with the registration procedures set forth under Circular No. 75 or its subsequent implementing rules may result in penalties, including imposition of restrictions on such PRC subsidiaries' foreign exchange activities and their abilities to distribute dividends to such SPVs.

        Our ultimate individual shareholder, Mr. Qingzeng Liu, who is a PRC citizen and resident, has completed his registration with SAFE Tianjin branch in 2005 for his outbound investments in Premium Sino Finance and other SPVs under Premium Sino Finance. We have been informed by SAFE Tianjin branch that SAFE Circular 75 does not apply to the acquisition of the 90% equity interests in Superport Limited by Premium Sino Finance because no offshore financing activities have occurred in connection with the above acquisition by Premium Sino Finance, Superport Limited or any other offshore SPV in our Group. Accordingly, Mr. Qingzeng Liu intends to update his registration with SAFE for his equity interests in Premium Sino Finance upon the closing of this offering. However, we may not be fully informed of the identities of all our beneficial owners who are PRC citizens or residents, and we cannot compel our beneficial owners to comply with the SAFE Circular 75 requirements. Furthermore, we cannot assure that our ultimate individual shareholders will continue to be in strict compliance with such registration obligations under Circular No. 75 or other relevant provisions and if any of them doesn't satisfy his or her obligations in this respect, our ability to conduct foreign exchange activities, including without limited to TNH's ability to borrow foreign exchange loans and to distribute dividends to us, may be restricted or adversely affected. See "Risk Factors—Risk Factors Relating to China—Restrictions under PRC law on our PRC subsidiary's ability to make dividends and other distributions could materially and adversely affect our ability to grow, make investments or acquisitions that could benefit our business, pay dividends to you, and otherwise fund and conduct our businesses."

Employee Stock Option Plans or Incentive Plans

        In December 2006, the People's Bank of China promulgated the Administrative Measures on Individual Foreign Exchange, or the Individual Foreign Exchange Regulations, setting forth the requirements for foreign exchange transactions by individuals (both PRC or non-PRC citizens) under the current account and the capital account. In January 2007, SAFE issued the implementation rules for the Individual Foreign Exchange Regulations which, among other things, specified the approval and registration requirement for certain capital account transactions such as a PRC citizen's participation in employee share ownership and share option plans of overseas listed companies.

        Pursuant to the implementation rules of Circular No. 75 issued by the SAFE on May 29, 2007, employee share ownership plans of SPVs and employee share option plans of SPVs must be filed with the SAFE while applying for the registration for the establishment of the SPVs. After employees exercise their options, they must apply for an amendment to the registration for the SPV with the SAFE.

        On March 28, 2007, SAFE promulgated the Operating Procedures on Administration of Foreign Exchange for PRC Individuals' Participation in Employee Share Ownership Plans and Employee Share

Option Plans of Overseas Listed Companies, or the Share Option Rules. Under the Share Option Rules, PRC citizens who are granted incentive shares or share options by an overseas-listed company according to its employee share option or share incentive plan are required, through the PRC subsidiary of such overseas-listed company or other qualified PRC agents, to register with SAFE and complete certain other procedures related to the share option or share incentive plan. Foreign exchange income from the sale of shares or dividends distributed by the overseas-listed company must be remitted into China. In addition, the overseas-listed company or its PRC subsidiary or any other qualified PRC agent is required to appoint an asset manager or administrator and a custodian bank, and open foreign currency accounts to handle transactions relating to the share option or share incentive plan. As of the date of this prospectus, we have not granted any incentive shares or share options to our PRC citizen employees, however, if we do so in the future, our PRC citizen employees who are granted restricted shares or share options will be subject to these rules upon the listing and trading of our ADSs on the Nasdaq Global Select Market.

M&A Rules

        On August 8, 2006, six PRC regulatory agencies, including MOFCOM, and CSRC, jointly promulgated the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the M&A Regulations, which became effective on September 8, 2006 and was further amended on June 22, 2009. Under the M&A Regulations, the acquisition of a domestic enterprise by a foreign investor shall be approved by MOFCOM or its authorized local branch and an asset appraisal report issued by an independent asset appraiser shall be presented to the approving authority as a basis for determination of the price for such acquisition. Our wholly owned subsidiary in Hong Kong, International Petroleum Services Corporation Ltd., or International Petroleum, acquired the 100% equity in TNH in 2007 without such an asset appraisal report. However, the acquisition was approved by the provincial branch of MOFCOM in Tianjin in accordance with the M&A Regulations and International Petroleum has been duly registered as the legal owner of the 100% equity interests in TNH since 2007. The above acquisition by International Petroleum and the price thereof have not been challenged by the approving authority since then. However, if MOFCOM, or its local counterpart, decides that the acquisition price is below the fair market value and is not valid, we may have to make up the difference between the above acquisition price and the fair market value. Our ultimate controlling shareholder, Mr. Qingzeng Liu, has undertaken to us in writing that in the event any competent PRC authority challenges the acquisition price of TNH and requires International Petroleum to make up the difference between the above acquisition price and the fair market value at any time in the future, Mr. Qingzeng Liu will indemnify and hold International Petroleum harmless from any losses arising from such requirement. The amount of Mr. Qingzeng Liu's liability under this indemnity will be deducted from the indemnity which Premium Sino Finance has undertaken to pay Mr. Guoqiang Xin under the Supplementary Agreement, dated November 30, 2009, among Premium Sino Finance, Mr. Guoqiang Xin and Mr. Ernest Cheung.

        The M&A Regulations further provide that prior approval of CSRC is required for overseas listing of offshore SPVs that are directly or indirectly controlled by PRC residents and used for the purpose of listing PRC onshore interests on an overseas stock exchange.

        Although the application of the M&A Regulations remains unclear to a certain extent, we believe, based on the advice of our PRC counsel, TianYuan Law Firm, that we are not required to obtain CSRC approval for the listing and trading of our ADSs on the Nasdaq Global Select Market as we are not an offshore SPV as defined in the M&A Regulations and the M&A Regulations do not apply to the acquisition of us by Premium Sino, a company wholly owned by Mr. Qingzeng Liu. See "Risk Factors—Risk Factors Relating to China—If the China Securities Regulatory Commission, or CSRC, or another PRC regulatory agency, determines that CSRC approval is required in connection with this offering, this offering may be delayed or cancelled, or we may become subject to penalties."

MANAGEMENT

Directors and Executive Officers

        The following table sets forth certain information relating to our directors and executive officers upon completion of this offering.

Name	Age	Position
Qingzeng Liu	50	Chairman
Guoqiang Xin	47	Director and Chief Executive Officer
Boxun Zhang	34	Director and Chief Financial Officer
Xiaoxuan Bi	35	Director and Chief Economist
Heqing Yao	64	Independent Director*
Jing Liu	38	Independent Director*
Xiaomin Yu	52	Chief Operating Officer
Zhenji Dong	63	Chief Geologist
Yanhui Guo	38	Vice President
Kejiang Liu	42	Vice President

*
Each of Mr. Yao and Ms. Liu will serve as our independent director effective upon the commencement of the trading of our ADSs on the Nasdaq Global Select Market.

        Unless otherwise indicated, the business address of each of our directors and executive officers is 3/F, No. 19 Ronghua South Road, Beijing Economic-Technological Development Area, Beijing 100176, People's Republic of China.

        A description of the business experience and present position of each director and executive officer is provided below:

  Directors

        Qingzeng Liu, Age 50, Chairman of our board of directors. Mr. Liu became the controlling shareholder of TNH in May 2009 and has been actively involved in the supervision of the management of the company. Mr. Liu has over 30 years of experience in the oil and gas industry. He serves as Chief Executive Officer and Executive Director of Sky China Petroleum Services Ltd., a Singapore listed company. He currently also serves as the chairman of the board of directors of Dagang Shengkang and has been in that position since 1996. Prior to that, Mr. Liu has also held various positions in subsidiaries of China National Petroleum Corporation as management personnel. From 1979 to 1990, he served as the deputy head of Department of Oil Development Project in CNPC Northern China Oil Administration Bureau and the head of Corporate Administration Department in CNPC Dagang Oil Administration Bureau respectively. Mr. Liu received his BA in Philosophy from Beijing Normal College in 1983. He also received a Master of Business Administration from Tsinghua University in 2005.

        Guoqiang Xin, Age 47, Director and Chief Executive Officer. Mr. Xin joined TNH in 2006 and is primarily responsible for overseeing our overall strategy, planning and day-to-day management and operations. Mr. Xin has over 16 years of experience in the oil and gas business. Prior to joining our company, he served for ten years as the deputy general manager and director and general manager of Tianjin Dagang Oilfield Welo Cables Co., Ltd., a subsidiary of China National Petroleum Corporation, where he was primarily responsible for the sales, marketing, R&D and production management. Mr. Xin received his BA in English from Tianjin Dagang Oil School in 1982. He received a Master of Business Administration from China Petroleum University in 1998. Mr. Xin also holds a certificate of Senior Economist granted by CNPC.

        Boxun Zhang, Age 34, Director and Chief Financial Officer. Mr. Zhang joined us as our chief financial officer in September 2010. Prior to joining us, Mr. Zhang served as the corporate vice president of Concord Medical Services, a NYSE listed company, where he was in charge of business development from September 2009. From February 2006 to May 2009, Mr. Zhang served as investment controller, financial controller and director of business analysis at Suntech Power, another NYSE listed company, where he was involved in certain major securities offerings and mergers and acquisitions of the company. From January 2005 to March 2006, Mr. Zhang worked in the investment banking department of Credit Suisse where he advised on a number of securities offerings and cross-border mergers and acquisitions transactions. From 1998 to 2002, Mr. Zhang served as senior consultant and senior auditor at PricewaterhouseCoopers where he advised on numerous IPO projects and provided financial consulting services. Mr. Zhang received his BA in auditing and accounting from Wuhan University in 1998 and a Master of Business Administration from Cass Business School, City University in 2004.

        Xiaoxuan Bi, Age 35, Director and Chief Economist. Ms. Bi joined TNH in 2006 as chief financial officer. Prior to joining TNH, she worked as a financial manager and financial director at Qingdao Hisense Marketing Co., Ltd. and Hisense Group, which is one of the leading electronics companies in China. Ms. Bi received her associate degree in economic management from Shandong Broadcasting Television University in 1995. She also received a BA in financial management from Peking University in 1997.

        Heqing Yao, Age 64, Independent Director. Mr. Yao will serve as our independent director effective upon the commencement of trading of our ADSs on the Nasdaq Global Select Market. Mr. Yao has over 30 years of experience in the oil and gas industry. From 1999, Mr. Yao served as the general manager of PetroChina Dagang Oilfield Company where he was primarily responsible for overseeing the operation of Dagang Oilfield. In 2005, Mr. Yao was elected to be the member of the Standing Committee of the Municipal People's Congress of Tianjin, holding membership on the Financial Committee, and retired in 2008. From 1970 to 1986, Mr. Yao served in various positions as technician and head of the well repairing team at Dagang Oilfield. From 1986 to 1995, Mr. Yao served in various top executive positions as deputy chief and chief in the Dagang Oil Administration Bureau where he was responsible for overseeing the operation and management of the Bureau. Since 1995, Mr. Yao served as chairman and general manager of Dagang Oilfield Group Company where he was responsible for the daily operation of the company. Mr. Yao received his BA in Oil Recovery Engineering from Beijing Petroleum Institute in 1969.

        Jing Liu, Age 38, Independent Director. Ms. Liu will serve as our independent director effective upon the commencement of trading of our ADSs on the Nasdaq Global Select Market. Ms. Liu has more than 15 years of experience in financial management. From October 2007 to April 2009, Ms. Liu served as the Chief Financial Officer of Solarfun Power Holdings, a Nasdaq-listed company, where her overall financial responsibilities included US GAAP reporting, financial disclosures, investor communications, strategic planning, financing and liquidity management, internal control and Sarbanes-Oxley Act compliance. From January 2004 to September 2007, Ms. Liu served as Vice President—Finance in Thermo Fisher Scientific (China). In addition to her financial responsibilities, she was responsible for leading the establishment of the back-office share service center and was in charge of business restructuring and integration as well as several major business acquisitions in China. Earlier on in her career, Ms. Liu served in senior finance positions at DuPoint (China) and Swire Coca-Cola (Dongguan). Ms. Liu served as a member of the boards of all the Thermo Fisher subsidiaries within the Asia Pacific region (excluding Japan) during her service in the company. Ms. Liu received an associate degree in Economics from Beijing Nuclear Industrial Administration University in 1994 and a Master in Business Administration from Columbia Southern University in 2003.

  Executive Officers

        Xiaomin Yu, Age 52, Chief Operating Officer. Mr. Yu has served as our Chief Operating Officer since June 2010 and is mainly responsible for managing the production operation. Mr. Yu has over 30 years of experience in the oil and gas industry, in particular in the technologies of oil wells operation. Prior to joining TNH, Mr. Yu served as the general manager of Dongying Zhengxing Science and Technology Co., Ltd. since November 1999 where he was primarily responsible for the overall management of the company. From July 1986 to January 1996, Mr. Yu served as the head of the Operation Department of Dong Xin Oil Recovery Factory in Shengli Oilfield where he was mainly responsible for the operation and management of the factory. From January 1980 to July 1986, Mr. Yu served as the head of the Operating Team 16 of Dong Xing Oil Recovery Factory in Shengli Oilfield where he was mainly responsible for leading team members to conduct oil well operations. Mr. Yu received his BA in Administrative Management from Shandong Light Industry Institute in 1979. Mr. Yu is also a senior engineer.

        Zhenji Dong, Age 59, Chief Geologist. Mr. Dong has served as our Chief Geologist since August 2010 and is primarily responsible for the geological research and analysis in connection with our operation. Mr. Dong has over 39 years of experience in the development of oilfields and the related geological research. Prior to joining our company, Mr. Dong served as the general manager of China Huayou Group Jilin Company from April 1997 to April 2008 where he was responsible for managing day-to-day operations. From March 1996 to April 1997, Mr. Dong served as the chief geologist of the Rolling Prospecting Development Department of Jilin Oilfield where he was mainly responsible for developing and formulating the recovery plan. From April 1985 to March 1996, Mr. Dong served various positions as chief geologist and head of the factory in Qian'An Oil Recovery Factory of Jinlin Oilfield. Prior to that, Mr. Dong was in the Geological Department of Jinlin Oilfield Administration Bureau where he was mainly responsible for monitoring the production operation of the entire oilfield.

        Yanhui Guo, Age 38, Vice President. Ms. Guo has served as vice president of TNH since 2007. She is primarily responsible for the President's Office and the internal affairs of the Company. Prior to joining TNH, Ms. Guo worked as assistant to the CEO of Greater China at Ashland Inc. Since joining the company, Ms. Guo has primarily been responsible for investor relations and communications with various external advisors. Ms. Guo received her professional degree in industrial enterprise management from Beijing Social Correspondence University in 1995.

        Kejiang Liu, Age 42, Vice President. Mr. Liu has served as vice president of TNH since 2007. He is primarily responsible for assisting the chief technology officer in the formulation and review of technology service proposals as well as implementing measures. He is also responsible for coordinating and managing our technology development and strategy. Prior to joining TNH, Mr. Liu also worked as a supervisor at the Zhongyuan oilfield of China National Petroleum Corporation and taken a management role at Nabors China, a U.S.-based oil drilling company. During that time, Mr. Liu's experience primarily focused on the manufacture and delivery of oil drilling rigs. Mr. Liu received his bachelor degree in petroleum management engineering from Petroleum University and also an international Master of Business Administration from Tsinghua University in 2003.

Duties of Directors

        Under Cayman Islands law, our directors have a statutory duty of loyalty to act honestly in good faith with a view to our best interests. Our directors also have a duty to exercise the care, diligence and skills that a reasonably prudent person would exercise in comparable circumstances. In fulfilling their duty of care to us, our directors must ensure compliance with our amended and restated memorandum and articles of association. A shareholder has the right to seek damages if a duty owed by our directors is breached.

        The functions and powers of our board of directors include, among others:

  •
  convening shareholders' annual general meetings and reporting its work to shareholders at such meetings;

  •
  issuing authorized but unissued shares;

  •
  declaring dividends and distributions;

  •
  exercising the borrowing powers of our company and mortgaging the property of our company;

  •
  approving the transfer of shares of our company, including the registering of such shares; and

  •
  exercising any other powers conferred by shareholders' meetings or under our amended and restated memorandum and articles of association.

Terms of Directors and Executive Officers

        We will have six directors on our board of directors upon the closing of this offering. Any director on our board may be removed by way of a vote of at least two-thirds of shareholders. Any vacancies on our board of directors or additions to the existing board of directors can be filled by the affirmative vote of at least two-thirds of the remaining directors.

        All of our executive officers are appointed by and serve at the discretion of our board of directors. Other than the appointment of our Chief Executive Officer and Chief Financial Officer, which require the vote of at least two-thirds of our directors, our executive officers are elected by and may be removed by a majority vote of our board of directors.

Board Committees

        Effective upon the commencement of the trading of our ADSs on the Nasdaq Global Select Market, our board of directors will have an audit committee and a compensation committee.

  Audit Committee

        Our audit committee will initially consist of Ms. Jing Liu, Mr. Heqing Yao and Ms. Xiaoxuan Bi. Ms. Liu will be the chairperson of our audit committee and will be an independent director with accounting and financial management expertise as required by the Nasdaq corporate governance rules. Our board of directors has determined that Ms. Liu and Mr. Yao are each an "independent director" within the meaning of Nasdaq Stock Market Rule 5605 and meets the criteria for independence set forth in Rule 10A-3 of the U.S. Securities Exchange Act of 1934, or the Exchange Act. As our audit committee as composed at the time of the completion of this offering is expected to include one non-independent director, we are relying on the exemptions provided by Rule 10A-3(b)(1)(iv)(A) promulgated under the Exchange Act, which allows all but one member of the audit committee to be exempt from the audit committee independence requirements for 90 days after the effective date of this registration statement and a minority of the members of the audit committee to be exempt from the audit committee independence requirements for one year after the effective date of this registration statement. We expect that within one year of the effective date of this registration statement, each member of our audit committee will be an "independent director" within the definition set forth in Rule 5605 and Rule 10A-3 promulgated under the Exchange Act and that we will comply with the requirements of Rule 5605.

        The audit committee oversees our accounting and financial reporting processes and the audits of our financial statements. Our audit committee is responsible for, among other things:

  •
  selecting the independent auditor;

  •
  pre-approving auditing and non-auditing services permitted to be performed by the independent auditor;

  •
  annually reviewing the independent auditor's report describing the auditing firm's internal quality control procedures, any material issues raised by the most recent internal quality control review, or peer review, of the independent auditors and all relationships between the independent auditor and our company;

  •
  setting clear hiring policies for employees and former employees of the independent auditors;

  •
  reviewing with the independent auditor any audit problems or difficulties and management's response;

  •
  reviewing and approving all related party transactions on an ongoing basis;

  •
  reviewing and discussing the annual audited financial statements with management and the independent auditor;

  •
  reviewing and discussing with management and the independent auditors major issues regarding accounting principles and financial statement presentations;

  •
  reviewing reports prepared by management or the independent auditors relating to significant financial reporting issues and judgments;

  •
  discussing earnings press releases with management, as well as financial information and earnings guidance provided to analysts and rating agencies;

  •
  reviewing with management and the independent auditors the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on our financial statements;

  •
  discussing policies with respect to risk assessment and risk management with management, internal auditors and the independent auditor;

  •
  timely reviewing reports from the independent auditor regarding all critical accounting policies and practices to be used by our company, all alternative treatments of financial information within U.S. GAAP that have been discussed with management and all other material written communications between the independent auditor and management;

  •
  establishing procedures for the receipt, retention and treatment of complaints received from our employees regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters;

  •
  annually reviewing and reassessing the adequacy of our audit committee charter;

  •
  attending to such other matters that are specifically delegated to our audit committee by our board of directors from time to time;

  •
  meeting separately, periodically, with management, internal auditors and the independent auditor; and

  •
  reporting regularly to the full board of directors.

  Compensation Committee

        Our compensation committee will initially consist of Mr. Qingzeng Liu, Ms. Jing Liu and Mr. Heqing Yao. Mr. Qingzeng Liu will be the chairman of our compensation committee. Our board of directors has determined that each of Ms. Jing Liu and Mr. Heqing Yao is an "independent director" within the meaning of Nasdaq Stock Market Rule 5605. As one of the directors on our compensation committee is not independent, we are relying on the exemptions provided by Nasdaq Stock Market Rule 5615(b), which allows companies listing in connection with an initial public offering to phase in its compliance with the independent committee requirements set forth in Nasdaq Stock Market Rule 5605(d) and (e) as follows: one independent member at the time of listing, a majority of independent members within 90 days of listing and all independent members within one year of listing.

We expect that within one year of listing, each member of our compensation committee will be an "independent director" within the meaning of Nasdaq Stock Market Rule 5605.

        Our compensation committee is responsible for, among other things:

  •
  reviewing and approving our overall compensation policies;

  •
  reviewing and approving corporate goals and objectives relevant to the compensation of our chief executive officer, evaluating our chief executive officer's performance in light of those goals and objectives, reporting the results of such evaluation to the board of directors, and determining our chief executive officer's compensation level based on this evaluation;

  •
  determining the compensation level of our other executive officers;

  •
  making recommendations to the board of directors with respect to our incentive-compensation plan and equity-based compensation plans;

  •
  administering our equity-based compensation plans in accordance with the terms thereof; and

  •
  attending to such other matters that are specifically delegated to the compensation committee by our board of directors from time to time.

Corporate Governance

        Our board of directors has adopted a code of ethics, which is applicable to our senior executive and financial officers. In addition, our board of directors has adopted a code of conduct, which is applicable to all of our directors, officers and employees. We will make our code of ethics and our code of conduct publicly available on our website.

        In addition, our board of directors has adopted a set of corporate governance guidelines. The guidelines reflect certain guiding principles with respect to our board's structure, procedures and committees. The guidelines are not intended to change or interpret any law, or our amended and restated memorandum and articles of association.

Remuneration and Borrowing

        The directors may determine remuneration to be paid to the directors. The compensation committee will assist the directors in reviewing and approving the compensation structure for the directors. The directors may exercise all the powers of the company to borrow money and to mortgage or charge its undertaking, property and uncalled capital, and to issue debentures or other securities whether outright or as security for any debt obligations of our company or of any third party.

Qualification

        There is no shareholding qualification for directors.

Employment Agreements

        We have entered into an employment agreement with each of our executive officers. The terms of the employment agreements are substantially similar for each executive officer, except as noted below. Under these agreements, each of our executive officers is employed for a specified time period of five years, other than our chief financial officer whose term of employment is three years. We may terminate an executive officer's employment for cause at any time, with prior written notice, for certain acts of the executive officer, including, but not limited to, a conviction of a felony or willful gross misconduct in connection with his or her employment, and in each case if such acts have resulted in material and demonstrable financial harm to us. We may also terminate the employment with our chief financial officer without cause by giving 60 days prior notice and shall pay an amount equal to three months of the base salary as compensation. An executive officer may, with prior written notice, terminate his or her employment at any time for cause for certain acts of our Company, including, but not limited to, failure to timely, pay remuneration in full to, or failure to pay social security funds for, the executive officer. Our chief financial officer may also terminate his employment at any time with or without cause by giving 60 days prior notice, whereas in the latter case he is not entitled to severance. The employment of our executive officers may also be terminated upon the mutual agreement between the executive officers and us.

        Each executive officer has agreed to hold, both during and subsequent to the terms of his or her agreement, in confidence and not to use, except in furtherance of his or her duties in connection with the employment, any of our confidential information, technological secrets, commercial secrets and know-how. Moreover, each of our executive officers has agreed that (i) during the term of his or her employment with us and two years thereafter, not to, directly or indirectly, serve in any entity that competes with us or our affiliates or to engage in any marketing and selling activities for products or business that are same or similar to our products or business, provided that we agree to pay a certain amount of compensation for the period of non-competition starting from the date of termination of his/her employment and (ii) at any time after their employment with us, not to solicit, directly or indirectly any of our customers or employees.

Compensation of Directors and Executive Officers

        In the fiscal year ended September 30, 2010, we and our subsidiaries paid aggregate cash compensation of approximately $47,000 to our directors and executive officers as a group. We did not pay any other cash compensation, contingent or deferred compensation or benefits in kind to our directors and executive officers, nor did we set aside any amount for pensions, retirement or other benefits for our officers and directors.

2010 Equity Incentive Plan

        Our shareholders adopted our 2010 equity incentive plan on October 12, 2010. The 2010 equity incentive plan provides for the grant of options, stock appreciation rights, and other share-based awards such as restricted shares, referred to hereafter as "awards." The purpose of the plan is to aid us in recruiting and retaining key employees, directors or consultants of outstanding ability and to motivate such employees, directors or consultants to exert their best efforts on our behalf through the granting of awards. We believe that we will benefit from the incentives such key employees, directors or consultants will have in our success as a result of these awards. Our 2010 equity incentive plan contains the following material provisions:

  Termination of Awards

        Options and restricted shares will have specified terms set forth in an award agreement. The compensation committee will determine in the relevant award agreement whether options granted under the award agreement will be exercisable following the recipient's termination of services with us. If the options are not exercised or purchased on the last day of the period of exercise, they will terminate.

  Administration

        The 2010 equity incentive plan is administered by the compensation committee of our board of directors. The committee is authorized to interpret the plan, to establish, amend and rescind any rules and regulations relating to the plan, and to make any other determinations that it deems necessary or desirable for the administration of the plan. The committee has the full power and authority to determine the terms and conditions of each award consistent with the provisions of the plan, including, but not limited to, the exercise price for an option or share appreciation right, vesting schedule of options and restricted shares, forfeiture provisions, form of payment of exercise price and other applicable terms.

  Option Exercise

        The term of options granted under the 2010 equity incentive plan may not exceed five years from the date of grant. The consideration to be paid for our ordinary shares upon exercise of an option or purchase of shares underlying the option may include cash, check or other cash-equivalent, ordinary shares, consideration received by us in a cashless exercise, or a combination of the foregoing methods of payment.

  Change in Control

        If there is a change in control whereby a third party becomes the beneficial owner, directly or indirectly, of more than 50% of the total voting power of our voting stock (or the voting stock of any entity which controls us), or acquires us through the purchase of all or substantially all of our assets, a merger or other business combination, or if, under certain specified conditions, there is a change in the composition of a majority of our board of directors, the compensation committee may decide that all outstanding awards that are unexercisable or otherwise unvested or subject to lapse restrictions will automatically be deemed exercisable or otherwise vested or no longer subject to lapse restrictions, as the case may be, as of immediately prior to such change in control. The compensation committee may also, in its sole discretion, decide to cancel such awards for fair value, provide for the issuance of substitute awards that will substantially preserve the otherwise applicable terms of any affected awards previously granted, or provide that affected options will be exercisable for a period of at least 15 days prior to the change in control but not thereafter.

  Amendment and Termination of Plan

        Our board of directors may at any time amend, alter or discontinue our 2010 equity incentive plan. Amendments or alterations to our 2010 equity incentive plan are subject to shareholder approval if they increase the total number of shares reserved for the purposes of the plan or change the maximum number of shares for which awards may be granted to any participant, although following this offering shareholder approval will only be required to the extent such approval is required by Nasdaq rules or regulations. Any amendment, alteration or termination of our 2010 equity incentive plan must not adversely affect awards already granted without consent of the recipient of such awards, provided, however, that the compensation committee may amend the plan in such matter as it deems necessary to permit the granting of the awards meeting the requirements of any applicable laws or regulations. Unless terminated earlier, our 2010 equity incentive plan shall continue in effect for a term of five years from the date of effectiveness.

        Our board of directors and shareholders have authorized the issuance of up to 50 million ordinary shares upon exercise of awards granted under our 2010 equity incentive plan.

        Under an employment agreement we entered into with an Mr. Boxun Zhang, our chief financial officer, in October 2010, we will grant, upon the completion of this offering, Mr. Zhang an option to purchase such number of our ordinary shares equal to $2,000,000 divided by the price per ADS set forth on the cover page of this prospectus in this offering divided by the number of ADSs representing each ordinary share. The option award to Mr. Zhang has an exercise price equal to 30% of the price per ADS set forth on the cover page of this prospectus in this offering divided by the number of ordinary shares underlying each ADS. In addition, pursuant to our 2010 equity incentive plan, we will also grant Ms. Jing Liu, an independent director, an option to purchase a number of ordinary shares equal to $60,000 divided by the price per ADS set forth on the cover page of this prospectus in this offering divided by the number of ADSs representing each ordinary share. The option award to Ms. Liu has an exercise price equal to the price per ADS set forth on the cover page of this prospectus in this offering divided by the number of ordinary shares underlying each ADS.

 PRINCIPAL AND SELLING SHAREHOLDERS

        The following table sets forth information as of the date of this prospectus with respect to the beneficial ownership of our ordinary shares, assuming all outstanding warrants issued by Premium Sino Finance are fully exercised by the warrant holders to purchase ordinary shares in our company held by Premium Sino Finance and there are no adjustments to the warrant holders' entitlement to the number of such shares based on the warrant holders' profit guarantee rights as set forth in the warrant instruments and as adjusted to reflect the sale of the ADSs in this offering, by:

  •
  each person known to us to own beneficially more than 5.0% of our ordinary shares;

  •
  each of our directors and executive officers; and

  •
  each selling shareholder participating in this offering.

        Each warrant holder has given notice to fully exercise all of its rights to purchase ordinary shares in our company held by Premium Sino Finance effective on the date of the commencement of the trading of our ADSs on the Nasdaq Global Select Market.

        Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. Except as indicated below, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all ordinary shares shown as beneficially owned by them. Percentage of beneficial ownership for each of the persons listed below is determined by dividing (i) the number of ordinary shares beneficially owned by such person, including ordinary shares such person has the right to acquire within 60 days after the date of this prospectus, by (ii) the total number of ordinary shares outstanding plus the number of ordinary shares such person has the right to acquire within 60 days after the date of this prospectus. The total number of ordinary shares outstanding as of the date of this prospectus is 100,000,000 ordinary shares. The total number of ordinary shares outstanding after completion of this offering will be 131,578,948 (or 133,355,264 ordinary shares if the underwriters exercise in full their over-allotment option to purchase additional ADSs), assuming no change in the number of ADSs offered by us as set forth on the cover page of this prospectus. Percentage of ordinary shares beneficially owned after this offering includes ordinary shares to be issued in this offering. The underwriters may choose to exercise the over-allotment option in full, in part or not at all.

	Ordinary Shares Beneficially Owned Prior to this Offering		Ordinary Shares to be Sold by Selling Shareholders in this Offering		Ordinary Shares Beneficially Owned after this Offering
Name	Number	%	Number	%	Number	%
Directors and Executive Officers:
Qingzeng Liu(1)	67,461,540	67.46%	—	—	67,461,540	51.27%
Guoqiang Xin	—	—	—	—	—	—
Boxun Zhang	—	—	—	—	—	—
Xiaoxuan Bi	—	—	—	—	—	—
Heqing Yao	—	—	—	—	—	—
Jing Liu	—	—	—	—	—	—
Xiaomin Yu	—	—	—	—	—	—
Zhenji Dong	—	—	—	—	—	—
Yanhui Guo	—	—	—	—	—	—
Kejiang Liu	—	—	—	—	—	—
All directors and Executive Officers as a Group	67,461,540	67.46%	—	—	67,461,540	51.27%
Principal and Selling Shareholders:
Premium Sino Finance Limited(2)	67,461,540	67.46%	—	—	67,461,540	51.27%
Wise Worldwide Limited(3)*	4,500,000	4.50%	1,590,336	1.21%	2,909,664	2.21%
Prosperia International Limited(4)*	4,000,000	4.00%	1,413,632	1.07%	2,586,368	1.97%

	Ordinary Shares Beneficially Owned Prior to this Offering		Ordinary Shares to be Sold by Selling Shareholders in this Offering		Ordinary Shares Beneficially Owned after this Offering
Name	Number	%	Number	%	Number	%
King Da Investment Fund Limited(5)*	1,500,000	1.50%	530,112	0.40%	969,888	0.74%
CCB International Asset Management Limited(6)*	7,323,090	7.32%	1,639,344	1.25%	5,683,746	4.32%
Sequoia Capital China Funds(7)	5,169,240	5.17%	—	—	5,169,240	3.93%
Deutsche Bank AG, Hong Kong Branch(8)*	4,015,390	4.02%	655,738	0.50%	3,359,652	2.55%
Ample Fame Limited(9)*	2,153,830	2.15%	524,590	0.40%	1,629,240	1.24%
Good Merit International Limited(10)*	1,723,080	1.72%	878,689	0.67%	844,391	0.64%
Action Century Limited(11)*	1,292,300	1.29%	321,311	0.24%	970,989	0.74%
Target Millions Limited(12)*	861,530	0.86%	340,984	0.26%	520,546	0.40%

*
These shareholders and warrant holders are expected to sell an aggregate of 4,144,736 ordinary shares if the underwriters exercise their option to purchase additional ADSs in full.

(1)
Represents 67,461,540 of our ordinary shares owned by Premium Sino Finance, our controlling shareholder, which is 100% wholly owned and controlled by Mr. Liu, chairman of our board of directors. If the underwriters exercise their option to purchase additional ADSs in full, the percentage of ordinary shares beneficially owned by Mr. Liu after the over-allotment closing is expected to be 50.59%.

(2)
Represents 67,461,540 ordinary shares held by Premium Sino Finance Limited, a British Virgin Islands company wholly owned and controlled by Mr. Liu. The address of Premium Sino Finance Limited is P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands. If the underwriters exercise their option to purchase additional ADSs in full, the percentage of ordinary shares held by Premium Sino Finance after the over-allotment closing is expected to be 50.59%.

(3)
Represents 4,500,000 ordinary shares held by Wise Worldwide Limited, a British Virgin Islands company wholly owned and controlled by Hequn Du. The address of Wise Worldwide Limited is P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands. If the underwriters exercise their option to purchase additional ADSs in full, the total number and percentage of ordinary shares sold by Wise Worldwide Limited, including those sold in the over-allotment option, is expected to be 2,425,263 and 1.82%, respectively, and the total number and percentage of ordinary shares held by Wise Worldwide Limited after the over-allotment closing is expected to be 2,074,737 and 1.56%, respectively.

(4)
Represents 4,000,000 ordinary shares held by Prosperia International Limited, a British Virgin Islands company wholly owned and controlled by Xiao Wen Cui. The address of Prosperia International Limited is OMC Chambers, Wickhams Cay 1, Road Town, Tortola, British Virgin Islands. If the underwriters exercise their option to purchase additional ADSs in full, the total number and percentage of ordinary shares sold by Prosperia International Limited, including those sold in the over-allotment option, is expected to be 2,155,789 and 1.62%, respectively, and the total number and percentage of ordinary shares held by Prosperia International Limited after the over-allotment closing is expected to be 1,844,211 and 1.38%, respectively.

(5)
Represents 1,500,000 ordinary shares held by King Da Investment Fund Limited, a Cayman Islands exempt company wholly owned and controlled by Lai Ming Li. The address of King Da Investment Fund Limited is Scotia Centre, 4th Floor, P.O. Box 2804, George Town, Grand Cayman, Cayman Islands. If the underwriters exercise their option to purchase additional ADSs in full, the total number and percentage of ordinary shares sold by King Da Investment Fund Limited, including those sold in the over-allotment option, is expected to be 808,421 and 0.61%, respectively, and the total number and percentage of ordinary shares held by King Da Investment Fund Limited after the over-allotment closing is expected to be 691,579 and 0.52%, respectively.

(6)
Represents the number of our ordinary shares which CCB International Asset Management Limited has the right to purchase from Premium Sino Finance upon exercise of all warrants held on behalf of it. CCB International Asset Management Limited is the holder of an aggregate of 732,309 warrants, with an aggregate entitlement to 7.32% of the fully diluted share capital of SinoTech. CCB International Asset Management Limited is a Hong Kong company wholly owned by CCB International (Holdings) Limited, which in turn is wholly owned by China Construction Bank Corporation, a company listed on the Stock Exchange of Hong Kong (SEHK:0939) and the Shanghai Stock Exchange (Stock Code:601939). The address of CCB

  International Asset Management Limited is 34/F, Two Pacific Place, 88 Queensway, Admiralty, Hong Kong. If the underwriters exercise their option to purchase additional ADSs in full, the total number and percentage of ordinary shares sold by CCB International Asset Management Limited, including those sold in the over-allotment option, is expected to be 2,500,000 and 1.87%, respectively, and the total number and percentage of ordinary shares held by CCB International Asset Management Limited after the over-allotment closing is expected to be 4,823,090 and 3.62%, respectively.

(7)
Represents the number of our ordinary shares which Sequoia Capital China Funds have the right to purchase from Premium Sino Finance upon exercise of all warrants held on their behalf. Sequoia Capital China Growth Fund I, L.P., a limited partnership incorporated in the Cayman Islands, is the holder of an aggregate of 450,861 warrants with an aggregate entitlement of 4.51% of the fully diluted share capital of SinoTech. Sequoia Capital China Growth Partners Fund I, L.P., a limited partnership incorporated in the Cayman Islands, is the holder of an aggregate of 10,752 warrants with an aggregate entitlement of 0.11% of the fully diluted share capital of SinoTech. Sequoia Capital China GF Principals Fund I, L.P., a limited partnership incorporated in the Cayman Islands, is the holder of an aggregate of 55,311 warrants with an aggregate entitlement of 0.55% of the fully diluted share capital of SinoTech. The general partner of Sequoia Capital China Funds is Sequoia Capital China Growth Fund Management I, L.P., a limited partnership incorporated in the Cayman Islands and its general partner is SC China Holding Limited, a company incorporated in the Cayman Islands which in turn is ultimately controlled by its managing member, Neil Nanpeng Shen. The address of these Sequoia Capital China Funds is Suite 2215, 22/F, Two Pacific Place, 88 Queensway, Hong Kong, PRC. If the underwriters exercise their option to purchase additional ADSs in full, the percentage of ordinary shares held by Sequoia Capital China Funds after the over-allotment closing is expected to be 3.88%.

(8)
Represents the number of our ordinary shares which Deutsche Bank AG, Hong Kong Branch, a branch office of Deutsche Bank AG, which is a bank incorporated in Germany, has the right to purchase from Premium Sino Finance upon exercise of all warrants held on behalf of it. Deutsche Bank AG, Hong Kong Branch is the holder of an aggregate of 401,539 warrants with an aggregate entitlement of 4.02% of the fully diluted share capital of SinoTech. The address of Deutsche Bank AG, Hong Kong Branch is 48/F, Cheung Kong Center, 2 Queen's Road Central, Hong Kong. The objects of Deutsche Bank AG, Hong Kong Branch, as laid down in its Articles of Association, include the transaction of all kinds of businesses, the provision of banking, financial, underwriting and other business and services and the promotion of international economic relations, which objectives may be realized through Deutsche Bank AG, Hong Kong itself or through subsidiaries and affiliate companies. If the underwriters exercise their option to purchase additional ADSs in full, the total number and percentage of ordinary shares sold by Deutsche Bank AG, Hong Kong Branch, including those sold in the over-allotment option, is expected to be 1,000,000 and 0.75%, respectively, and the total number and percentage of ordinary shares held by Deutsche Bank AG, Hong Kong Branch after the over-allotment closing is expected to be 3,015,390 and 2.26%, respectively.

(9)
Represents the number of our ordinary shares which Ample Fame Limited, a British Virgin Islands company wholly owned by Zhan Deru, has the right to purchase from Premium Sino Finance upon exercise of all warrants held on behalf of it. Ample Fame Limited is the holder of an aggregate of 215,383 warrants with an aggregate entitlement of 2.15% of the fully diluted share capital of SinoTech. The address of Ample Fame Limited is Nan Shan Qu, Nan Guang Lu, Hong Rui Hua Yuan 16 Dong 3 Lou, Shenzhen Shi, China. If the underwriters exercise their option to purchase additional ADSs in full, the total number and percentage of ordinary shares sold by Ample Fame Limited, including those sold in the over-allotment option, is expected to be 800,000 and 0.60%, respectively, and the total number and percentage of ordinary shares held by Ample Fame Limited after the over-allotment closing is expected to be 1,353,830 and 1.02%, respectively.

(10)
Represents the number of our ordinary shares which Good Merit International Limited, a British Virgin Islands corporation, has the right to purchase from Premium Sino Finance upon exercise of all warrants held on behalf of it. Good Merit International Limited is the holder of 98,462 Tranche A warrants, 43,077 Tranche B warrants and 30,769 Tranche C warrants, with aggregate entitlements of 0.98462%, 0.43077% and 0.30769%, respectively, of the fully diluted share capital of SinoTech. Good Merit is controlled by Mr. Chan Yuen Ming. The address of Good Merit International Limited is Room 1211, 12/F, New World Tower 1, No. 18 Queen's Road Central, Hong Kong. If the underwriters exercise their option to purchase additional ADSs in full, the total number and percentage of ordinary shares sold by Good Merit International Limited, including those sold in the over-allotment option, is expected to be 1,340,000 and 1.00%, respectively, and the total number and percentage of ordinary shares held by Good Merit International Limited after the over-allotment closing is expected to be 383,080 and 0.29%, respectively.

(11)
Represents the number of our ordinary shares which Action Century Limited, a British Virgin Islands company wholly owned by David Ka Hock Toh, has the right to purchase from Premium Sino Finance upon exercise of all warrants held on behalf of it. Action Century Limited is the holder of an aggregate of 129,230 warrants with an aggregate entitlement of 1.29% of the fully diluted share capital of SinoTech. The address of Action Century Limited is P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands. If the underwriters exercise their option to purchase additional ADSs in full, the total number and percentage of ordinary shares sold by Action Century Limited, including those sold in the over-allotment option, is expected to be 490,000 and 0.37%, respectively, and the total number and percentage of ordinary shares held by Action Century Limited after the over-allotment closing is expected to be 802,300 and 0.60%, respectively.

(12)
Represents the number of our ordinary shares which Target Millions Limited, a British Virgin Islands company wholly owned by Hon Mo Hung, has the right to purchase from Premium Sino Finance upon exercise of all warrants held on behalf of it. Target Millions Limited is the holder of an aggregate of 86,153 warrants with an aggregate entitlement of 0.86% of the fully diluted share capital of SinoTech. The address of Target Millions Limited is 263 Main Street, P.O. Box 2196, Road Town, Tortola, British Virgin Islands. If the underwriters exercise their option to purchase additional ADSs in full, the total number and percentage of ordinary shares sold by Target Millions Limited, including those sold in the over-allotment option, is expected to be 520,000 and 0.39%, respectively, and the total number and percentage of ordinary shares held by Target Millions Limited after the over-allotment closing is expected to be 341,530 and 0.26%, respectively.

        As of the date of this prospectus, none of the record holders of our voting securities are resident in the United States. Except as stated in the footnotes to the table above, we are not aware of any of our shareholders being affiliated with a registered broker-dealer or being in the business of underwriting securities.

        None of our existing shareholders has voting rights that will differ from the voting rights of other shareholders after the completion of this offering. We are not aware of any arrangement that may, at a subsequent date, result in a change of control of our company.

        Each selling shareholder named above acquired its shares in offerings which were exempted from registration under the Securities Act because they involved either offshore sales to non-U.S. persons pursuant to Regulation S of the Securities Act or private placements under Section 4(2) of the Securities Act.

RELATED PARTY TRANSACTIONS

Transactions with Certain Shareholders

        On January 1, 2008, TNH leased office space at Dagang, Tianjin, China from Mr. Fengkai Liu, who at the time was the principal shareholder of TNH. On October 12, 2007, Mr. Fengkai Liu, together with the remaining shareholders of TNH, sold 100% of the equity interests in TNH to International Petroleum, after which Mr. Fengkai Liu ceased to be a direct or indirect shareholder of TNH. As at September 30, 2008 and 2009 and June 30, 2010, the Company had amounts of $177,998, $82,367 and $55,298 due to Mr. Fengkai Liu, respectively, in relation to rent payable. Such amounts are repayable on demand and non-interest bearing.

        On February 8, 2006, we entered into a Technical Service Transfer Agreement with Dagang Shengkang, an entity controlled by Mr. Qingzeng Liu, who became a principal shareholder of the Company on May 6, 2009 as a result of the acquisition of 90% of the equity interest in Superport by Premium Sino Finance, an entity wholly owned by Mr. Qingzeng Liu. On September 30, 2009, we and Dagang Shengkang entered a rescission agreement that rescinded the Technical Service Transfer Agreement effective September 30, 2009. During the period from May 6, 2009 to September 30, 2009, the Company's sales to Dagang Shengkang amounted to approximately $5,457,000.

        On October 12, 2007, International Petroleum acquired all the equity interest in TNH for a consideration of RMB281.6 million ($37.5 million). Mr. Ernest Cheung, the sole indirect shareholder of International Petroleum, advanced RMB246.5 million ($32.8 million) of the total purchase consideration to International Petroleum to finance the acquisition price of TNH. Upon the transfer of the ownership of Superport by Mr. Ernest Cheung on May 6, 2009, this amount due was transferred to the new shareholder of Superport, Premium Sino Finance, accordingly. During the nine months ended June 30, 2010, International Petroleum paid an additional RMB21.6 million ($3.3 million) in order to facilitate the approval of the Tianjin branch of SAFE with respect to the conversion of the purchase price into Renminbi and the ultimate controlling shareholder of International Petroleum, Mr. Qingzeng Liu, agreed with the sellers that the remaining consideration of RMB246.5 million ($32.8 million) would be reduced by the amount of this additional payment made by International Petroleum. The amount due at September 30, 2009 and June 30, 2010 amounted to $5,088,580 and $8,094,886, respectively. The amount due is unsecured, interest-free and repayable on demand.

        Mr. Liu extended various interest-free loans to International Petroleum to fund its business in the fiscal year ended September 30, 2009 and in the nine months ended June 30, 2010. The largest amount outstanding during these periods was HK$242,613,954 ($31,156,484). International Petroleum and Mr. Liu restructured those borrowings in May 2010 and as of June 30, 2010, the outstanding amount owing to Mr. Liu by International Petroleum was HK$63,034,465 ($8,094,886).

 DESCRIPTION OF SHARE CAPITAL

        As of the date of this prospectus, our authorized share capital is $50,000 consisting of 500,000,000 ordinary shares, par value $0.0001 per share. As of the date of this prospectus, 100,000,000 ordinary shares are issued and outstanding.

        We were incorporated as an exempted company with limited liability under the Companies Law, as amended, or the Companies Law, on June 9, 2010. Our shareholders who are non-residents of the Cayman Islands may freely hold and vote their shares. A Cayman Islands exempted company:

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  is a company that conducts its business outside the Cayman Islands;

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  is exempted from certain requirements of the Companies Law, including the filing of an annual return of its shareholders with the Registrar of Companies;

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  is not required to open its register of shareholders for inspection; and

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  may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for twenty years in the first instance).

        Our affairs are governed by our amended and restated memorandum and articles of association, as supplemented or substituted from time to time, and the Companies Law. Our amended and restated memorandum and articles of association was adopted on October 12, 2010 and will take effect upon the closing of this offering. The following summarizes the material terms of our amended and restated memorandum and articles of association and the Companies Law insofar as they related to the material terms of our ordinary shares. This summary is not complete, and you should read the form of our amended and restated memorandum and articles of association, which will be filed as exhibits to the registration statement of which this prospectus is a part.

        The following discussion primarily concerns ordinary shares and the rights of holders of ordinary shares. The holders of ADSs will not be treated as our shareholders and will be required to surrender their ADSs for cancellation and withdrawal from the depositary facility in which the ordinary shares are held in order to exercise shareholders' rights in respect of the ordinary shares. The depositary will agree to endeavor, so far as it is practical, to vote or cause to be voted the amount of ordinary shares represented by ADSs in accordance with the non-discretionary written instructions of the holders of such ADSs. See "Description of American Depositary Shares—Voting Rights."

Meetings

        The company shall in each year hold an annual general meeting. Subject to the company's regulatory requirements, an annual general meeting and any extraordinary general meeting shall be called by not less than ten days' notice in writing. Notice of every general meeting will be given to all of our shareholders other than those that, under the provisions of our amended and restated articles of association or the terms of issue of the ordinary shares they hold, are not entitled to receive such notices from us, and also to our principal external auditors. Extraordinary general meetings may be called only by our board of directors or by shareholders that hold in aggregate not less than 10% of our issued ordinary shares as at the date of deposit of the meeting requisition carrying the right of voting at our general meetings, and may not be called by any other person.

        Notwithstanding that a meeting is called by shorter notice than that mentioned above, but, subject to applicable regulatory requirements, it will be deemed to have been duly called, if it is so agreed (1) in the case of a meeting called as an annual general meeting by all of our shareholders entitled to attend and vote at the meeting; or (2) in the case of any other meeting, by a majority in number of our shareholders having a right to attend and vote at the meeting, being a majority together holding not less than 95% in nominal value of the ordinary shares giving that right.

        One or more shareholders present in person or by proxy that represent not less than a majority in nominal value of our total issued and outstanding voting shares will constitute a quorum. If present, the chairman of our board of directors shall be the chairman presiding at any shareholders meetings.

        A corporation being a shareholder shall be deemed for the purpose of our amended and restated articles of association to be present in person if represented by its duly authorized representative being the person appointed by resolution of the directors or other governing body of such corporation to act as its representative at the relevant general meeting or at any relevant general meeting of any class of our shareholders. Such duly authorized representative shall be entitled to exercise the same powers on behalf of the corporation which he represents as that corporation could exercise if it were our individual shareholder.

        The quorum for a separate general meeting of the holders of a separate class of shares is described in "—Modification of Rights" below.

Voting Rights Attaching to the Shares

        Subject to any special rights or restrictions as to voting for the time being attached to any shares, at any general meeting every shareholder (including the depositary) who is present in person or by proxy (or, in the case of a shareholder being a corporation, by its duly authorized representative) shall have one vote, and on a poll every shareholder present in person or by proxy (or, in the case of a shareholder being a corporation, by its duly appointed representative) shall have one vote for each share which such shareholder is the holder.

        No shareholder shall be entitled to vote or be reckoned in a quorum, in respect of any share, unless such shareholder is registered as our shareholder at the applicable record date for that meeting and all calls or installments due by such shareholder to us have been paid.

        If a recognized clearing house or depositary (or its nominee(s)) is our shareholder, it may authorize such person or persons as it thinks fit to act as its representative(s) at any meeting or at any meeting of any class of shareholders provided that, if more than one person is so authorized, the authorization shall specify the number and class of shares in respect of which each such person is so authorized. A person authorized pursuant to this provision is entitled to exercise the same powers on behalf of the recognized clearing house (or its nominee(s)) as if such person was the registered holder of our shares held by that clearing house (or its nominee(s)) including the right to vote individually on a show of hands.

        While there is nothing under the laws of the Cayman Islands which specifically prohibits or restricts the creation of cumulative voting rights for the election of directors if the company, unlike the requirement under Delaware law that cumulative voting for the election of directors is permitted only if expressly authorized in the certificate of incorporation, it is not a concept that is accepted as a common practice in the Cayman Islands, and the company has made no provision in its amended and restated articles of association to allow cumulative voting for such elections.

Protection of Minority Shareholders

        The Grand Court of the Cayman Islands may, on the application of shareholders holding not less than one fifth of our shares in issue, appoint an inspector to examine into our affairs and to report thereon in a manner as the Grand Court shall direct.

        A company may be wound up by the Grand Court of the Cayman Islands if its shareholders have passed a special resolution requiring the company to be wound up by the Grand Court or if the Grand Court is of the opinion that it is just and equitable that the company should be wound up. The Company may petition to the Grand Court of the Cayman Islands for the winding up of the Company.

        Claims against us by our shareholders must, as a general rule, be based on the general laws of contract or tort applicable in the Cayman Islands or their individual rights as shareholders as established by our amended and restated memorandum and articles of association.

        The Cayman Islands courts ordinarily would be expected to follow English case law precedents. The courts of the Cayman Islands have applied and followed the common law principles (namely the rule in Foss v. Harbottle and the exceptions thereto) which permit a minority shareholder to commence a class action against, or derivative actions in our name to challenge (1) an act which is ultra vires or illegal, (2) an act which constitutes a fraud against the minority and the wrongdoers are themselves in control of us, and (3) an action which requires a resolution with a qualified (or special) majority which has not been obtained.

Pre-Emption Rights

        There are no pre-emption rights applicable to the issue of new shares under either Cayman Islands law or our amended and restated memorandum and articles of association.

Liquidation Rights

        Subject to any special rights, privileges or restrictions as to the distribution of available surplus assets on liquidation for the time being attached to any class or classes of shares (1) if we are wound up and the assets available for distribution among our shareholders are more than sufficient to repay the whole of the capital paid up at the commencement of the winding up, the excess shall be distributed pari passu among those shareholders in proportion to the par value of the ordinary shares held by them at the commencement of the winding up subject to a deduction from those ordinary shares in respect of which there are monies due, of all monies payable to the Company for unpaid calls or otherwise, respectively and (2) if we are wound up and the assets available for distribution among the shareholders as such are insufficient to repay the whole of the paid-up capital, those assets shall be distributed so that, as nearly as may be, the losses shall be borne by the shareholders in proportion to the par value of ordinary shares held by them at the commencement of the winding up, respectively.

        If we are wound up, the liquidator may, with the sanction of our special resolution and any other sanction required by the Companies Law, divide among our shareholders in specie or kind the whole or any part of our assets (whether they shall consist of property of the same kind or not) and may, for such purpose, set such value as the liquidator deems fair upon any property to be divided and may determine how such division shall be carried out as between the shareholders or different classes of shareholders. The liquidator may also vest the whole or any part of these assets in trustees upon such trusts for the benefit of the shareholders as the liquidator shall think fit, but so that no shareholder will be compelled to accept any assets, shares or other securities upon which there is a liability.

Modification of Rights

        Except with respect to share capital (as described below) and the location of the registered office, alterations to our amended and restated memorandum and articles of association may only be made by special resolution, meaning a majority of not less than two-thirds of votes cast at a meeting of the shareholders.

        Subject to the Companies Law, all or any of the special rights attached to shares of any class (unless otherwise provided for by the terms of issue of the shares of that class) may only be varied, modified or abrogated either with the consent in writing of the holders of not less than two-thirds of the issued shares of that class or with the sanction of a special resolution passed at a separate general meeting of the holders of the shares of that class. The provisions of our amended and restated articles of association relating to general meetings shall apply similarly to every such separate general meeting, but so that the quorum for the purposes of any such separate general meeting or at its adjourned meeting shall be a person or persons together holding (or represented by proxy) on the date of the relevant meeting not less than one-third in nominal value of the issued shares of that class, every holder of shares of the class shall be entitled on a poll to one vote for every such share held by such holder and that any holder of shares of that class present in person or by proxy may demand a poll.

        The special rights conferred upon the holders of any class of shares shall not, unless otherwise expressly provided in the rights attaching to or the terms of issue of such shares, be deemed to be varied by the creation or issue of further shares ranking pari passu therewith.

Alteration of Capital

        We may from time to time by ordinary resolution:

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  increase our capital by such sum, to be divided into shares of such amounts, as the resolution shall prescribe;

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  consolidate and divide all or any of our share capital into shares of larger amount than our existing shares;

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  cancel any shares which at the date of the passing of the resolution have not been taken or agreed to be taken by any person, and diminish the amount of its share capital by the amount of the shares so cancelled subject to the provisions of the Companies Law;

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  sub-divide our shares or any of them into shares of smaller amount than is fixed by our amended and restated memorandum of association, subject nevertheless to the Companies Law, provided that in the subdivision the proportion between the amount paid and the amount, if any, unpaid on each reduced share shall be the same as it was in case of the share from where the reduced share is derived; and

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  divide shares into several classes and without prejudice to any special rights previously conferred on the holders of existing shares, attach to the shares respectively as preferential, deferred, qualified or special rights, privileges, conditions or such restrictions which in the absence of any such determination in general meeting may be determined by our directors.

        We may, by special resolution, subject to any confirmation or consent required by the Companies Law, reduce our share capital or any capital redemption reserve in any manner authorized by law.

Transfer of Shares

        Subject to any applicable restrictions set forth in our amended and restated articles of association, any of our shareholders may transfer all or any of his or her shares by an instrument of transfer in the usual or common form or in a form prescribed by the Nasdaq Global Select Market or in any other form which our directors may approve.

        Our directors may decline to register any transfer of any share which is not paid up or on which we have a lien. Our directors may also decline to register any transfer of any share unless:

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  the instrument of transfer is lodged with us accompanied by the certificate for the shares to which it relates and such other evidence as our directors may reasonably require to show the right of the transferor to make the transfer;

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  the instrument of transfer is in respect of only one class of share;

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  the instrument of transfer is properly stamped (in circumstances where stamping is required);

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  in the case of a transfer to joint holders, the number of joint holders to whom the share is to be transferred does not exceed four; and

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  a fee of such maximum sum as the Nasdaq Global Select Market may determine to be payable or such lesser sum as our directors may from time to time require is paid to us in respect thereof.

        If our directors refuse to register a transfer they shall, within two months after the date on which the instrument of transfer was lodged, send to each of the transferor and the transferee notice of such refusal.

        The registration of transfers may, on notice being given by advertisement in such one or more newspapers or by any other means in accordance with the requirements of the Nasdaq Global Select Market, be suspended and the register closed at such times and for such periods as our directors may from time to time determine; provided, however, that the registration of transfers shall not be suspended nor the register closed for more than 30 days in any year as our directors may determine.

Share Repurchase

        We are empowered by the Companies Law and our amended and restated articles of association to purchase our own shares, subject to certain restrictions. Our directors may only exercise this power on our behalf, subject to the Companies Law, our amended and restated memorandum and articles of association and to any applicable requirements imposed from time to time by the Nasdaq Global Select Market, the U.S. Securities and Exchange Commission, or the SEC, or by any other recognized stock exchange on which our securities are listed.

Dividends

        Subject to the Companies Law, we may in a general meeting declare dividends in any currency to be paid to our shareholders. Dividends may be declared and paid out of our profits, realized or unrealized, or from any reserve set aside from profits which our directors determine is no longer needed. Our board of directors may also declare and pay dividends out of the share premium account or any other fund or account which can be authorized for this purpose in accordance with the Companies Law.

        Except in so far as the rights attaching to, or the terms of issue of, any share otherwise provides, all dividends shall be declared and paid according to the amounts paid up on the shares in respect of which the dividend is paid, but no amount paid up on a share in advance of calls shall be treated for this purpose as paid up on that share

        No dividend or other money payable by us on or in respect of any share shall bear interest against us.

        Any dividend interest or other sum payable in cash to the holder of shares may be paid in any manner determined by our directors. If paid by cheque, it will be sent by mail addressed to the holder at his registered address in the register of members, or addressed to such person and at such addresses as the holder may direct. Every such cheque or warrant shall, unless the holder or joint holders otherwise direct, be made payable to the order of the holder or, in the case of joint holders, to the order of the holder whose name stands first on the register of members in respect of such shares, and shall be sent at his or their risk and payment of the cheque or warrant by the bank on which it is drawn shall constitute a good discharge to the Company.

        Any dividend unclaimed after a period of six years from the date of declaration of such dividend may be forfeited by our board of directors and, if so forfeited, shall revert to us.

        With the sanction of an ordinary resolution, our directors may determine that a dividend shall be paid wholly or partly by the distribution of specific assets (which may consist of the shares or securities of any other company) and may settle all questions concerning such distribution. Without limiting the generality of the foregoing, our directors may fix the value of such specific assets, may determine that cash payment shall be made to some shareholders in lieu of specific assets and may vest any such specific assets in trustees on such terms as our directors think fit.

Lien and Forfeiture

        We have a first and paramount lien on every ordinary share in respect of any amounts due to our Company (which would include fees or taxes) from the registered holder of such ordinary share. We may sell any ordinary share on which we have a lien but no sale may be made unless the amount due is presently payable, nor until the expiration of fourteen days after a notice in writing, demanding payment of the relevant amount, has been given to the registered holder.

        We may issue ordinary shares which are not fully paid. In such circumstances, we will have a lien over such ordinary shares. Additionally, in the event that we make a call in respect of such ordinary shares, it may serve a notice requiring payment of the call. In the event that a call is made but not paid by the registered shareholder, we may issue a notice naming a further day on or before which the payment required by the notice is to be made. In the event of non-payment by such day, such ordinary shares may be forfeited.

Differences in Corporate Law

        The Companies Law is modeled after similar laws in the United Kingdom but does not follow recent changes in United Kingdom laws. In addition, the Companies Law differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of the significant differences between the provisions of the Companies Law applicable to us and the laws applicable to companies incorporated in the United States.

Mergers and Similar Arrangements

        The Companies Law permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies. For these purposes, "merger" means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company and a "consolidation" means the combination of two or more constituent companies into a consolidated company and the vesting of the undertaking, property and liabilities of such companies to the consolidated company. In order to effect such a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by either (a) a special resolution of the shareholders of each constituent company voting together as one class if the shares to be issued to each shareholder in the consolidated or surviving company will have the same rights and economic value as the shares held in the relevant constituent company or (b) a shareholder resolution of each constituent company passed by a majority in number representing 75% in value of the shareholders voting together as one class. The written plan of merger or consolidation must be filed with the Registrar of Companies together with a declaration as to the solvency of the consolidated or surviving company, a list of the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the members and creditors of each constituent company and published in the Cayman Islands Gazette. Dissenting shareholders have the right to be paid the fair value of their shares (which, if not agreed between the parties, will be determined by the Cayman Islands court) if they follow the required procedures, subject to certain exceptions. Court approval is not required for a merger or consolidation which is effected in compliance with these statutory procedures.

        In addition, there are statutory provisions that facilitate the reconstruction and amalgamation of companies, provided that the arrangement in question is approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made, and who must in addition represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder would have the right to express to the court the view that the transaction should not be approved, the court can be expected to approve the arrangement if it satisfies itself that:

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  the company is not proposing to act illegally or ultra vires and the statutory provisions as to the dual majority vote have been complied with;

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  the shareholders have been fairly represented at the meeting in question;

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  the arrangement is such that a businessman would reasonably approve; and

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  the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Law or that would amount to a "fraud on the minority."

        When a takeover offer is made and accepted by holders of 90% of the shares within four months, the offerer may, within a two-month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection may be made to the Grand Court of the Cayman Islands but is unlikely to succeed unless there is evidence of fraud, bad faith or collusion.

        If the arrangement and reconstruction are thus approved, any dissenting shareholders would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of United States corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Shareholders' Suits

        The Cayman Islands courts can be expected to follow English case law precedents. The courts in the Cayman Islands have applied and followed the common law principles (namely the rule in Foss v. Harbottle and the exceptions thereto) which permit a minority shareholder to commence a class action against or derivative actions in the name of the Company to challenge:

  •
  an act which is ultra vires the Company or illegal;

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  an act which constitutes a fraud against the minority where the wrongdoers are themselves in control of the Company; and

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  an action which requires a resolution with a qualified (or special) majority which has not been obtained.

Corporate Governance

        Cayman Islands laws do not restrict transactions with directors, requiring only that directors exercise a duty of care and owe a fiduciary duty to the companies for which they serve. Under our amended and restated memorandum and articles of association, subject to any separate requirement for audit committee approval under the applicable rules of The Nasdaq Stock Market LLC or unless disqualified by the chairman of the relevant board meeting, so long as a director discloses the nature of his interest in any contract or arrangement which he is interested in, such a director may vote in respect of any contract or proposed contract or arrangement in which such director is interested and may be counted in the quorum at such meeting.

Indemnification of Directors and Executive Officers and Limitation of Liability

        Cayman Islands law does not limit the extent to which a company's memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as a provision purporting to provide indemnification against civil fraud or the consequences of committing a crime. Our amended and restated memorandum and articles of association permit indemnification of officers and directors against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained in their capacities as such unless such losses or damages arise from dishonesty, fraud or wilful default of such directors or officers. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation. In addition, we have entered into indemnification agreements with our directors and senior executive officers that provide such persons with additional indemnification beyond that provided in our amended and restated memorandum and articles of association.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable as a matter of United States law.

Anti-takeover Provisions in Amended and Restated Memorandum and Articles of Association

        Some provisions of our amended and restated memorandum and articles of association may discourage, delay or prevent a change in control of our company or management that shareholders may consider favorable, including provisions that authorize our board of directors to issue preferred shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preferred shares without any further vote or action by our shareholders.

        However, under Cayman Islands law, our directors may only exercise the rights and powers granted to them under our amended and restated memorandum and articles of association, as amended and restated from time to time, for what they believe in good faith to be in the best interests of our company.

Directors' Fiduciary Duties

        Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director act in a manner he reasonably believes to be in the best interests of the corporation. He must not use his corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, a director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

        As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company and therefore he or she owes the following duties to the company—a duty to act bona fide in the best interests of the company, a duty not to make a profit based on his or her position as director (unless the company permits him or her to do so) and a duty not to put himself or herself in a position where the interests of the company conflict with his or her personal interest or his or her duty to a third party. A director of a Cayman Islands company owes to the company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his or her duties a greater degree of skill than may reasonably be expected from a person of his or her knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands.

Shareholder Action by Written Consent

        Under the Delaware General Corporation Law, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation. Our amended and restated articles of association permits a written resolution of shareholders to be passed without a meeting being held.

Shareholder Proposals

        Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings. Cayman Islands law and our amended and restated articles of association allow our shareholders holding not less than 10% of the paid up voting share capital of our company to requisition a shareholder's meeting. As an exempted Cayman Islands company, we are not obliged by law to call shareholders' annual general meetings.

Cumulative Voting

        Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation's certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder's voting power with respect to electing such director. There are no prohibitions in relation to cumulative voting under the laws of the Cayman Islands but our amended and restated memorandum and articles of association do not provide for cumulative voting. As a result, our shareholders are not afforded any fewer protections or rights on this issue than shareholders of a Delaware corporation.

Removal of Directors

        Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under our amended and restated memorandum and articles of association, directors can be removed by the special resolution of shareholders.

Transactions with Interested Shareholders

        The Delaware General Corporation Law contains a business combination statute applicable to Delaware public corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an "interested shareholder" for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target's outstanding voting stock within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware public corporation to negotiate the terms of any acquisition transaction with the target's board of directors.

        Cayman Islands law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, it does provide that such transactions must be entered into bona fide in the best interests of the company and not with the effect of constituting a fraud on the minority shareholders.

Dissolution; Winding Up

        Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100.0% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may the dissolution be approved by a simple majority of the corporation's outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board. Under the Companies Law of the Cayman Islands and our amended and restated memorandum and articles of association, our company may be dissolved, liquidated or wound up by the vote of holders of two-thirds of our shares voting at a meeting or by an ordinary resolution on the basis that we are unable to pay our debts as they fall due.

Variation of Rights of Shares

        Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under Cayman Islands law and our amended and restated memorandum and articles of association, if our share capital is divided into more than one class of shares, we may vary the rights attached to any class only with the written consent of two-thirds of the holders of the issued shares of that class or with the solution of special resolution passed at general meeting of the holders of shares of that class.

Amendment of Governing Documents

        Under the Delaware General Corporation Law, a corporation's governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. As permitted by Cayman Islands law, our amended and restated memorandum and articles of association may only be amended with a special resolution at a meeting of shareholders.

Rights of Non-resident or Foreign Shareholders

        There are no limitations imposed by our amended and restated memorandum and articles of association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our amended and restated memorandum and articles of association governing the ownership threshold above which shareholder ownership must be disclosed.

Board of Directors

        We are managed by our board of directors. Our amended and restated articles of association provide that there shall be a board of directors consisting of not more than ten directors. Currently we have set our board of directors to have six directors. A director may be removed by special resolution of the shareholders. There are no membership share ownership qualifications for directors unless and until fixed by us in general meeting. The compensation committee of our board will determine the remuneration to be paid to the directors.

        Any director may at any time summon a meeting of the directors.

        A meeting of our board of directors shall be competent to make lawful and binding decisions if a majority of the directors then in office are present or represented. At any meeting of our directors, each director, be it by such director's presence or by such director's alternate, is entitled to one vote.

        Questions arising at a meeting of our board of directors are required to be decided by simple majority votes of the members of our board of directors present or represented at the meeting. Our board of directors may also pass resolutions without a meeting signed by a majority of the directors.

Committees of the Board of Directors

        Pursuant to our amended and restated articles of association, our board of directors has established an audit committee and a compensation committee.

Issuance of Additional Ordinary shares or Preferred Shares

        Our amended and restated memorandum of association authorizes our board of directors to establish from time to time one or more series of preferred shares and to determine, with respect to any series of preferred shares, the terms and rights of that series, including:

  •
  the designation of the series;

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  the number of shares of the series;

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  the dividend rights, dividend rates, conversion rights, voting rights; and

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  the rights and terms of redemption and liquidation preferences.

        Our board of directors may issue series of preferred shares without action by our shareholders to the extent authorized but unissued. Accordingly, the issuance of preferred shares may adversely affect the rights of the holders of the ordinary shares. In addition, the issuance of preferred shares may be used as an anti-takeover device without further action on the part of the shareholders. Issuance of preferred shares may dilute the voting power of holders of ordinary shares.

        Subject to applicable regulatory requirements, our board of directors may issue additional ordinary shares without action by our shareholders to the extent of available authorized but unissued shares. The issuance of additional ordinary shares may be used as an anti-takeover device without further action on the part of the shareholders. Such issuance may dilute the voting power of existing holders of ordinary shares.

Registration Rights

        Under the terms of the warrant instruments for the warrants granted by Premium Sino Finance to the warrants holders, from the date that is 12 months after our initial public offering, the holders of transaction registrable securities may make a written demand to require us to effect the registration for the sale of all or part of the transaction registrable securities.

        "Transaction registrable securities" means the ordinary shares to be transferred by Premium Sino Finance upon the exercise of the purchase rights attaching to the warrants owned or held by investors prior to our initial public offering, or the ordinary shares acquired pursuant to the exercise of warrants owned or held by investors prior to our initial public offering, provided such shares are eligible for registration under the Securities Act. Transaction registrable securities include any warrants, shares of capital stock or other securities of ours issued as a dividend or other distribution with respect to or in exchange for or in replacement of such shares of capital stock. Transaction registrable securities cease to be transaction registrable securities when:

  •
  a registration statement with respect to the sale of such securities has become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such registration statement;

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  such securities have been otherwise transferred, new certificates for them not bearing a legend restricting further transfer have been delivered by us and subsequent public distribution of them shall not require registration under the Securities Act; or

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  such securities cease to be outstanding.

        Holders of transaction registrable securities also have "piggyback" registration rights, and may request us to register all or any part of the transaction registrable securities then held by such holders when we register any of our ordinary shares following the expiration of these holders' lock-up agreements.

        If any demand registration or piggyback registration involves an underwritten offering, the managing underwriter of any such offering has certain rights to limit the number of shares included in such registration.

        We are entitled to postpone, for up to 60 days, the filing of any registration statement if:

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  at any time prior to the filing of the registration statement our board of directors determines, in its good faith business judgment, that such registration and offering would materially and adversely affect any financing, acquisition, corporate reorganization or other material transaction involving us; and

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  we deliver to the holder of the transaction registrable securities written notice within 5 business days of the date we receive the registration request.

        We are generally required to bear all of the registration expenses incurred in connection with the demand registrations and piggyback registrations.

Inspection of Books and Records

        Holders of our ordinary shares will have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or our corporate records. However, we will provide our shareholders with annual audited financial statements. See "Where You Can Find More Information."

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

American Depositary Shares

        The Bank of New York Mellon, as depositary, will register and deliver American Depositary Shares, also referred to as ADSs. Each ADS will represent two ordinary shares (or a right to receive two ordinary shares) deposited with the principal Hong Kong office of The Hongkong and Shanghai Banking Corporation Limited, as custodian for the depositary. Each ADS will also represent any other securities, cash or other property which may be held by the depositary. The depositary's corporate trust office at which the ADSs will be administered is located at 101 Barclay Street, New York, New York 10286. The Bank of New York's principal executive office is located at One Wall Street, New York, New York 10286.

        You may hold ADSs either (A) directly (i) by having an American Depositary Receipt, also referred to as an ADR, which is a certificate evidencing a specific number of ADSs, registered in your name, or (ii) by having ADSs registered in your name in the Direct Registration System, or (B) indirectly by holding a security entitlement in ADSs through your broker or other financial institution. If you hold ADSs directly, you are a registered ADS holder, also referred to as an ADS holder. This description assumes you are an ADS holder. If you hold the ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADS holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.

        The Direct Registration System, or DRS, is a system administered by The Depository Trust Company, also referred to as DTC, pursuant to which the depositary may register the ownership of uncertificated ADSs, which ownership is confirmed by periodic statements sent by the depositary to the registered holders of uncertificated ADSs.

        As an ADS holder, we will not treat you as one of our shareholders and you will not have shareholder rights. Cayman Islands law governs shareholder rights. The depositary will be the holder of the ordinary shares underlying your ADSs. As a registered holder of ADSs, you will have ADS holder rights. A deposit agreement among us, the depositary and you, as an ADS holder, and all other persons indirectly holding ADSs sets out ADS holder rights as well as the rights and obligations of the depositary. New York law governs the deposit agreement and the ADSs.

        The following is a summary of the material provisions of the deposit agreement. For more complete information, you should read the entire deposit agreement and the form of ADR. Directions on how to obtain copies of those documents are provided in this prospectus under "Where You Can Find More Information."

Dividends and Other Distributions

How will you receive dividends and other distributions on the shares?

        The depositary has agreed to pay to ADS holders the cash dividends or other distributions it or the custodian receives on shares or other deposited securities, after deducting its fees and expenses. You will receive these distributions in proportion to the number of Shares your ADSs represent.

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  Cash.    The depositary will convert any cash dividend or other cash distribution we pay on the shares into U.S. dollars, if it can do so on a reasonable basis and can transfer the U.S. dollars to the United States. If that is not possible or if any government approval is needed and can not be obtained, the deposit agreement allows the depositary to distribute the foreign currency only to those ADS holders to whom it is possible to do so. It will hold the foreign currency it cannot convert for the account of the ADS holders who have not been paid. It will not invest the foreign currency and it will not be liable for any interest.

    Before making a distribution, any withholding taxes, or other governmental charges that must be paid will be deducted. See "Taxation." It will distribute only whole U.S. dollars and cents and will round fractional cents to the nearest whole cent. If the exchange rates fluctuate during a time when the depositary cannot convert the foreign currency, you may lose some or all of the value of the distribution.

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  Shares.    The depositary may distribute additional ADSs representing any shares we distribute as a dividend or free distribution. The depositary will only distribute whole ADSs. It will sell shares which would require it to deliver a fractional ADS and distribute the net proceeds in the same way as it does with cash. If the depositary does not distribute additional ADSs, the outstanding ADSs will also represent the new shares. The depositary may sell a portion of the distributed shares sufficient to pay its fees and expenses in connection with that distribution.

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  Rights to purchase additional shares.    If we offer holders of our securities any rights to subscribe for additional shares or any other rights, the depositary may make these rights available to ADS holders. If the depositary decides it is not legal and practical to make the rights available but that it is practical to sell the rights, the depositary will use reasonable efforts to sell the rights and distribute the proceeds in the same way as it does with cash. The depositary will allow rights that are not distributed or sold to lapse. In that case, you will receive no value for them.

    If the depositary makes rights available to ADS holders, it will exercise the rights and purchase the shares on your behalf. The depositary will then deposit the shares and deliver ADSs to the persons entitled to them. It will only exercise rights if you pay it the exercise price and any other charges the rights require you to pay.

    U.S. securities laws may restrict transfers and cancellation of the ADSs represented by shares purchased upon exercise of rights. For example, you may not be able to trade these ADSs freely in the United States. In this case, the depositary may deliver restricted depositary shares that have the same terms as the ADSs described in this section except for changes needed to put the necessary restrictions in place.

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  Other Distributions.    The depositary will send to ADS holders anything else we distribute on deposited securities by any means it thinks is legal, fair and practical. If it cannot make the distribution in that way, the depositary has a choice. It may decide to sell what we distributed and distribute the net proceeds, in the same way as it does with cash. Or, it may decide to hold what we distributed, in which case ADSs will also represent the newly distributed property. However, the depositary is not required to distribute any securities (other than ADSs) to ADS holders unless it receives satisfactory evidence from us that it is legal to make that distribution. The depositary may sell a portion of the distributed securities or property sufficient to pay its fees and expenses in connection with that distribution.

        The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADS holders. We have no obligation to register ADSs, shares, rights or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of ADSs, shares, rights or anything else to ADS holders. This means that you may not receive the distributions we make on our shares or any value for them if it is illegal or impractical for us to make them available to you. The depositary would continue to hold any property received in respect of deposited shares that is not distributed as deposited securities under the deposit agreement, in its account with the custodian or in another place it determines, for the benefit of ADS holders until that property can be distributed to ADS holders or otherwise disposed of for their benefit.

Deposit, Withdrawal and Cancellation

How are ADSs issued?

        The depositary will deliver ADSs if you or your broker deposit shares or evidence of rights to receive shares with the custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will register the appropriate number of ADSs in the names you request and will deliver the ADSs to or upon the order of the person or persons that made the deposit.

How can ADS holders withdraw the deposited securities?

        You may surrender your ADSs at the depositary's corporate trust office. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will deliver the shares and any other deposited securities underlying the ADSs to the ADS holder or a person the ADS holder designates at the office of the custodian. Or, at your request, risk and expense, the depositary will deliver the deposited securities at its corporate trust office, if feasible.

How do ADS holders interchange between certificated ADSs and uncertificated ADSs?

        You may surrender your ADR to the depositary for the purpose of exchanging your ADR for uncertificated ADSs. The depositary will cancel that ADR and will send to the ADS holder a statement confirming that the ADS holder is the registered holder of uncertificated ADSs. Alternatively, upon receipt by the depositary of a proper instruction from a registered holder of uncertificated ADSs requesting the exchange of uncertificated ADSs for certificated ADSs, the depositary will execute and deliver to the ADS holder an ADR evidencing those ADSs.

Voting Rights

How do you vote?

        ADS holders may instruct the depositary to vote the number of deposited shares their ADSs represent. As soon as practicable after receipt from us of notice of any meeting, the depositary will notify ADS holders of shareholders' meetings and arrange to deliver our voting materials to them if we ask it to. Those materials will describe the matters to be voted on and explain how ADS holders may instruct the depositary how to vote. For instructions to be valid, they much reach the depositary by a date set by the depositary.

        Otherwise, you won't be able to exercise your right to vote unless you withdraw the shares. However, you may not know about the meeting enough in advance to withdraw the shares.

        The depositary will try, as far as practical, subject to the laws of the Cayman Islands and of our articles of association or similar documents, to vote or to have its agents vote the shares or other deposited securities as instructed by ADS holders. The depositary will only vote or attempt to vote as instructed.

        We can not assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote your shares. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that you may not be able to exercise your right to vote and there may be nothing you can do if your shares are not voted as you requested.

        In order to give you a reasonable opportunity to instruct the Depositary as to the exercise of voting rights relating to Deposited Securities, if we request the Depositary to act, we agree to give the Depositary notice of any such meeting and details concerning the matters to be voted upon at least 30 days in advance of the meeting date.

Fees and Expenses

Persons depositing or withdrawing shares or ADS holders must pay:	For:
$5.00 (or less) per 100 ADSs (or portion of 100 ADSs)	• Issuance of ADSs, including issuances resulting from a distribution of shares or rights or other property
• Cancellation of ADSs for the purpose of withdrawal, including if the deposit agreement terminates
$.05 (or less) per ADS	• Any cash distribution to ADS holders
A fee equivalent to the fee that would be payable if securities distributed to you had been shares and the shares had been deposited for issuance of ADSs	• Distribution of securities distributed to holders of deposited securities which are distributed by the depositary to ADS holders
$.05 (or less) per ADSs per calendar year	• Depositary services
Registration or transfer fees	• Transfer and registration of shares on our share register to or from the name of the depositary or its agent when you deposit or withdraw shares
Expenses of the depositary	• Cable, telex and facsimile transmissions (when expressly provided in the deposit agreement)
• converting foreign currency to U.S. dollars
Taxes and other governmental charges the depositary or the custodian have to pay on any ADS or share underlying an ADS, for example, stock transfer taxes, stamp duty or withholding taxes	• As necessary
Any charges incurred by the depositary or its agents for servicing the deposited securities	• As necessary

        The Bank of New York Mellon, as depositary, has agreed to reimburse us for expenses we incur that are related to establishment and maintenance of the ADS program, including investor relations expenses and stock market application and listing fees. There are limits on the amount of expenses for which the depositary will reimburse us, but the amount of reimbursement available to us is not related to the amount of fees the depositary collects from investors.

        The depositary collects its fees for delivery and surrender of ADSs directly from investors depositing shares or surrendering ADSs for the purpose of withdrawal or from intermediaries acting for them. The depositary collects fees for making distributions to investors by deducting those fees from the amounts distributed or by selling a portion of distributable property to pay the fees. The depositary may collect its annual fee for depositary services by deduction from cash distributions or by directly billing investors or by charging the book-entry system accounts of participants acting for them. The depositary may generally refuse to provide fee-attracting services until its fees for those services are paid.

Payment of Taxes

        You will be responsible for any taxes or other governmental charges payable on your ADSs or on the deposited securities represented by any of your ADSs. The depositary may refuse to register any transfer of your ADSs or allow you to withdraw the deposited securities represented by your ADSs until such taxes or other charges are paid. It may apply payments owed to you or sell deposited securities represented by your American Depositary Shares to pay any taxes owed and you will remain liable for any deficiency. If the depositary sells deposited securities, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to ADS holders any proceeds, or send to ADS holders any property, remaining after it has paid the taxes.

Reclassifications, Recapitalizations and Mergers

If we:	Then:

•       Change the nominal or par value of our shares

•       Reclassify, split up or consolidate any of the deposited securities

•       Distribute securities on the shares that are not distributed to you

•       Recapitalize, reorganize, merge, liquidate, sell all or substantially all of our assets, or take any similar action

The cash, shares or other securities received by the depositary will become deposited securities. Each ADS will automatically represent its equal share of the new deposited securities.
The depositary may, and will if we ask it to, distribute some or all of the cash, shares or other securities it received. It may also deliver new ADRs or ask you to surrender your outstanding ADRs in exchange for new ADRs identifying the new deposited securities.

Amendment and Termination

How may the deposit agreement be amended?

        We may agree with the depositary to amend the deposit agreement and the ADRs without your consent for any reason. If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the depositary for registration fees, facsimile costs, delivery charges or similar items, or prejudices a substantial right of ADS holders, it will not become effective for outstanding ADSs until 30 days after the depositary notifies ADS holders of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold your ADSs, to agree to the amendment and to be bound by the ADRs and the deposit agreement as amended.

How may the deposit agreement be terminated?

        The depositary will terminate the deposit agreement at our direction by mailing notice of termination to the ADS holders then outstanding at least 30 days prior to the date fixed in such notice for such termination. The depositary may also terminate the deposit agreement by mailing notice of termination to us and the ADS holders if 60 days have passed since the depositary told us it wants to resign but a successor depositary has not been appointed and accepted its appointment.

        After termination, the depositary and its agents will do the following under the deposit agreement but nothing else: collect distributions on the deposited securities, sell rights and other property, and deliver shares and other deposited securities upon cancellation of ADSs. Four months after termination, the depositary may sell any remaining deposited securities by public or private sale. After that, the depositary will hold the money it received on the sale, as well as any other cash it is holding under the deposit agreement for the pro rata benefit of the ADS holders that have not surrendered their ADSs. It will not invest the money and has no liability for interest. The depositary's only obligations will be to account for the money and other cash. After termination our only obligations will be to indemnify the depositary and to pay fees and expenses of the depositary that we agreed to pay.

Limitations on Obligations and Liability

Limits on our Obligations and the Obligations of the Depositary; Limits on Liability to Holders of ADSs

        The deposit agreement expressly limits our obligations and the obligations of the depositary. It also limits our liability and the liability of the depositary. We and the depositary:

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  are only obligated to take the actions specifically set forth in the deposit agreement without negligence or bad faith;

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  are not liable if we are or it is prevented or delayed by law or circumstances beyond our control from performing our or its obligations under the deposit agreement;

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  are not liable if we or it exercises discretion permitted under the deposit agreement;

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  are not liable for the inability of any holder of ADSs to benefit from any distribution on deposited securities that is not made available to holders of ADSs under the terms of the deposit agreement, or for any special, consequential or punitive damages for any breach of the terms of the deposit agreement;

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  have no obligation to become involved in a lawsuit or other proceeding related to the ADSs or the deposit agreement on your behalf or on behalf of any other person;

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  may rely upon any documents we believe or it believes in good faith to be genuine and to have been signed or presented by the proper person.

        In the deposit agreement, we and the depositary agree to indemnify each other under certain circumstances.

Requirements for Depositary Actions

        Before the depositary will deliver or register a transfer of an ADS, make a distribution on an ADS, or permit withdrawal of shares, the depositary may require:

  •
  payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any shares or other deposited securities;

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  satisfactory proof of the identity and genuineness of any signature or other information it deems necessary; and

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  compliance with regulations it may establish, from time to time, consistent with the deposit agreement, including presentation of transfer documents.

        The depositary may refuse to deliver ADSs or register transfers of ADSs generally when the transfer books of the depositary or our transfer books are closed or at any time if the depositary or we think it advisable to do so.

Your Right to Receive the Shares Underlying your ADRs

        ADS holders have the right to cancel their ADSs and withdraw the underlying shares at any time except:

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  When temporary delays arise because: (i) the depositary has closed its transfer books or we have closed our transfer books; (ii) the transfer of shares is blocked to permit voting at a shareholders' meeting; or (iii) we are paying a dividend on our shares.

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  When you owe money to pay fees, taxes and similar charges.

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  When it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADSs or to the withdrawal of shares or other deposited securities.

This right of withdrawal may not be limited by any other provision of the deposit agreement.

Pre-release of ADSs

        The deposit agreement permits the depositary to deliver ADSs before deposit of the underlying shares. This is called a pre-release of the ADSs. The depositary may also deliver shares upon cancellation of pre-released ADSs (even if the ADSs are canceled before the pre-release transaction has been closed out). A pre-release is closed out as soon as the underlying shares are delivered to the depositary. The depositary may receive ADSs instead of shares to close out a pre-release. The depositary may pre-release ADSs only under the following conditions: (1) before or at the time of the pre-release, the person to whom the pre-release is being made represents to the depositary in writing that it or its customer owns the shares or ADSs to be deposited; (2) the pre-release is fully collateralized with cash or other collateral that the depositary considers appropriate; and (3) the depositary must be able to close out the pre-release on not more than five business days' notice. In addition, the depositary will limit the number of ADSs that may be outstanding at any time as a result of pre-release, generally to a number that represents not more than 30% of the shares deposited under the deposit agreement although the depositary may disregard the limit from time to time, if it thinks it is appropriate to do so.

Direct Registration System

        In the deposit agreement, all parties to the deposit agreement acknowledge that the DRS and Profile Modification System, or Profile, will apply to uncertificated ADSs upon acceptance thereof to DRS by DTC. DRS is the system administered by DTC pursuant to which the depositary may register the ownership of uncertificated ADSs, which ownership shall be evidenced by periodic statements sent by the depositary to the registered holders of uncertificated ADSs. Profile is a required feature of DRS which allows a DTC participant, claiming to act on behalf of a registered holder of ADSs, to direct the depositary to register a transfer of those ADSs to DTC or its nominee and to deliver those ADSs to the DTC account of that DTC participant without receipt by the depositary of prior authorization from the ADS holder to register that transfer.

        In connection with and in accordance with the arrangements and procedures relating to DRS/Profile, the parties to the deposit agreement understand that the depositary will not verify, determine or otherwise ascertain that the DTC participant which is claiming to be acting on behalf of an ADS holder in requesting registration of transfer and delivery described in the paragraph above has the actual authority to act on behalf of the ADS holder (notwithstanding any requirements under the Uniform Commercial Code). In the deposit agreement, the parties agree that the depositary's reliance on and compliance with instructions received by the depositary through the DRS/Profile System and in accordance with the deposit agreement shall not constitute negligence or bad faith on the part of the depositary.

Shareholder communications; inspection of register of holders of ADSs

        The depositary will make available for your inspection at its office all communications that it receives from us as a holder of deposited securities that we make generally available to holders of deposited securities. The depositary will send you copies of those communications if we ask it to. You have a right to inspect the register of holders of ADSs, but not for the purpose of contacting those holders about a matter unrelated to our business or the ADSs.

 SHARES ELIGIBLE FOR FUTURE SALE

        Upon closing of this offering, we will have outstanding 19,736,842 ADSs representing 39,473,684 ordinary shares, assuming the option to purchase additional ADSs from us is not exercised by the underwriter for the offering. All of the ADSs sold in this offering and the ordinary shares they represent will be freely transferable by persons other than our "affiliates" without restriction or further registration under the Securities Act. Rule 144 of the Securities Act defines an "affiliate" of a company as a person that, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, our company. All outstanding ordinary shares prior to this offering are "restricted securities" as that term is defined in Rule 144 because they were issued in a transaction or series of transactions not involving a public offering. Restricted securities, in the form of ADSs or otherwise, may be sold only if they are the subject of an effective registration statement under the Securities Act or if they are sold pursuant to an exemption from the registration requirement of the Securities Act such as those provided for in Rules 144 or 701 promulgated under the Securities Act, which rules are summarized below. Restricted ordinary shares may also be sold outside of the United States to non-U.S. persons in accordance with Rule 904 of Regulation S under the Act. This prospectus may not be used in connection with any resale of our ADSs acquired in this offering by our affiliates.

        Sales of substantial amounts of our ADSs in the public market could adversely affect prevailing market prices of our ADSs. Prior to this offering, there has been no public market for our ordinary shares or ADSs, and while our application has been made to list our ADSs on the Nasdaq Global Select Market, we cannot assure you that a regular trading market will develop in the ADSs. We do not expect that a trading market will develop for our ordinary shares not represented by ADSs.

Lock-up Agreements

        Each of our directors, executive officers, warrant holders and shareholders has agreed subject to some exceptions, not to transfer or dispose of, directly or indirectly, any of our ordinary shares, in the form of ADSs or otherwise, or any securities convertible into or exchangeable or exercisable for our ordinary shares, in the form of ADSs or otherwise, for a period of 180 days or more after the date this prospectus becomes effective. After the expiration of such look-up period, the ordinary shares or ADSs held by our directors, executive officers, warrant holders or shareholders may be sold subject to the restrictions under Rule 144 under the Securities Act or by means of registered public offerings.

Rule 144

        In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus a person who has beneficially owned our restricted securities for at least six months is entitled to sell the restricted securities without registration under the Securities Act, subject to certain restrictions. Persons who are our affiliates (including persons beneficially owning 10% or more of our outstanding shares) may sell within any three-month period a number of restricted securities that does not exceed the greater of the following:

  •
  1% of the number of our ordinary shares then outstanding, in the form of ADSs or otherwise, which will equal approximately 1,315,789 ordinary shares immediately after this offering, assuming the option to purchase additional ADSs from us is not exercised by the underwriter for the offering; and

  •
  the average weekly trading volume of our ADSs on the Nasdaq Global Select Market during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

        Such sales are also subject to manner-of-sale provisions, notice requirements and the availability of current public information about us. Persons who are not our affiliates and have beneficially owned our restricted securities for more than six months but not more than one year may sell the restricted securities without registration under the Securities Act subject to the availability of current public information about us. Persons who are not our affiliates and have beneficially owned our restricted securities for more than one year may freely sell the restricted securities without registration under the Securities Act.

Rule 701

        Beginning 90 days after the date of this prospectus, persons other than affiliates who purchased ordinary shares under a written compensatory plan or contract may be entitled to sell such shares in the United States in reliance on Rule 701. Rule 701 permits affiliates to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. Rule 701 further provides that non-affiliates may sell these shares in reliance on Rule 144 subject only to its manner-of-sale requirements. However, the Rule 701 shares would remain subject to lock-up arrangements and would only become eligible for sale when the lock-up period expires.

Registration Rights

        See "Description of Share Capital—Registration Rights."

TAXATION

        The following is a general summary of the material Cayman Islands, People's Republic of China and U.S. federal income tax consequences relevant to an investment in our ADSs and ordinary shares. The discussion is not intended to be, nor should it be construed as, legal or tax advice to any particular prospective purchaser. The discussion is based on laws and relevant interpretations thereof in effect as of the date of this prospectus, all of which are subject to change or different interpretations, possibly with retroactive effect. The discussion does not address United States state or local tax laws, or tax laws of jurisdictions other than the Cayman Islands, the PRC and the United States. To the extent that the discussion relates to matters of Cayman Islands tax law, it is the opinion of Maples and Calder, our Cayman Islands counsel. To the extent that the discussion relates to matters of PRC tax law, it is the opinion of Tian Yuan Law Firm, our PRC counsel. To the extent that the discussion relates to matters of United States federal income tax law, and subject to the qualifications, assumptions and limitations set forth herein, it is the opinion of Simpson Thacher & Bartlett LLP, our United States counsel, as to the material United States federal income tax consequences to United States Holders described herein of the ownership of our ordinary shares and ADSs. You should consult your own tax advisors with respect to the consequences of acquisition, ownership and disposition of our ADSs and ordinary shares.

Cayman Islands Taxation

        The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty or withholding tax applicable to us or to any holder of our ADSs and ordinary shares. There are no other taxes likely to be material to us levied by the Government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or after execution brought within the jurisdiction of the Cayman Islands. No stamp duty is payable in the Cayman Islands on transfers of shares of Cayman Islands companies except those which hold interests in land in the Cayman Islands. The Cayman Islands is not party to any double tax treaties that are applicable to any payments made to or by the Company. There are no exchange control regulations or currency restrictions in the Cayman Islands.

        Pursuant to Section 6 of the Tax Concessions Law (1999 Revision) of the Cayman Islands, we have obtained an undertaking from the Governor-in-Council:

        (1)   that no law which is enacted in the Cayman Islands imposing any tax to be levied on profits or income or gains or appreciation shall apply to us or our operations; and

        (2)   that the aforesaid tax or any tax in the nature of estate duty or inheritance tax shall not be payable on our shares, debentures or other obligations.

        The undertaking for us is for a period of twenty years from June 22, 2010.

PRC Taxation

Income Tax

        We are a holding company incorporated in the Cayman Islands, which indirectly holds, through Superport and International Petroleum, our equity interest in TNH, our subsidiary in the PRC. The New EIT Law and its implementation rules, both of which became effective as of January 1, 2008, provide that a PRC enterprise is subject to a standard income tax rate of 25% and China-sourced income of foreign enterprises, such as dividends paid by a PRC subsidiary to its overseas parent, will normally be subject to PRC withholding tax at a rate of 10%, unless there are applicable treaties between the overseas parent's jurisdiction of incorporation and China to reduce such rate.

        Under the Arrangement between the Mainland and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with respect to Taxes on Income, or the Double Taxation Arrangement (Hong Kong), effective as of January 1, 2007, such dividend withholding tax rate is reduced to 5% if a Hong Kong resident enterprise owns over 25% of the PRC company distributing the dividends. As International Petroleum is a Hong Kong company and owns 100% of TNH, under the aforesaid arrangement, any dividends that TNH pays International Petroleum may be subject to a withholding tax at the rate of 5% if International Petroleum is not considered to be a PRC "resident enterprise" as described below. However, if International Petroleum is not considered to be the "beneficial owner" of such dividends under the Notice Regarding Interpretation and Recognition of Beneficial Owners under Tax Treaties, or Notice 601, promulgated by the State Administration of Taxation on October 27, 2009, and not a PRC "resident enterprise", such dividends would be subject to the withholding tax rate of 10%. The withholding tax rate of 5% or 10% applicable to International Petroleum will have significant impact on the amount of dividends to be received by the Company and ultimately by shareholders.

        Under the New EIT Law, enterprises established under the laws of jurisdictions outside China with their "de facto management bodies" located within China may be considered to be PRC tax resident enterprises for tax purposes. Circular No. 82 sets forth certain detailed criteria under which an offshore company may be considered a PRC resident enterprise. This circular only applies to enterprises established outside of China that are controlled by PRC enterprises or groups of PRC enterprises. PRC regulations have not been developed to clarify how to determine the location of "de facto management bodies" for overseas incorporated enterprises that are controlled by individual PRC residents, as is the case with the Company. We believe, however, that even if this recent circular were applied to International Petroleum or us, International Petroleum or we would not satisfy all the criteria set forth under the circular for an offshore company to be considered a PRC resident enterprise. For example, the key properties, accounting books, company seal, and minutes of board meetings and shareholders' meetings of International Petroleum and us are located outside of the PRC, the board meetings of International Petroleum and us were held and will continue to be held outside of the PRC. On the basis of the above, we expect that neither International Petroleum nor we shall be considered a resident enterprise for PRC tax purpose. Notwithstanding the foregoing, in the event that International Petroleum or we are considered a PRC tax resident enterprise under the above definition, then International Petroleum or we will be subject to enterprise income tax at the rate of 25% on International Petroleum's or our worldwide income. However, under the EIT Law, the dividends paid by one resident enterprise to another resident enterprise are exempted from income tax. If we are considered a resident enterprise and earn income other than dividends from our PRC subsidiary, a 25% enterprise income tax on our worldwide income could significantly increase our tax burden and materially and adversely affect our cash flow, profitability and distributions to our shareholders.

        On December 10, 2009, SAT issued a Circular to Strengthen the Income Tax Administration on Income Derived from Transfer of Equity Interests in Enterprises by Non-PRC Residents, or Circular No. 698. Circular No. 698 provides, among other things, that (1) a non-PRC resident shall file with the competent PRC tax authority and pay its PRC income tax within 7 days from the transfer of the equity it holds in a PRC enterprise if such income tax has not been withheld and paid on behalf of such non-PRC resident; and (2) if an offshore de facto controlling person transfers its indirect equity in a PRC enterprise through the transfer of its equity in an offshore intermediary holding company, and the tax rate on such income in the jurisdiction where the intermediary holding company is located is below 12.5% or such income is exempted from income tax, then the offshore de facto controlling person shall submit the equity or share transfer agreement and other relevant materials to the competent PRC tax authority for examination and determination of its tax liabilities. If the competent PRC tax authority determines that the purpose for transferring the equity in the offshore intermediary holding company by the offshore de facto controlling person is to transfer the equity in a PRC enterprise and is a tax evasion arrangement without fair commercial purpose, the PRC tax authority may, subject to the final examination by SAT, determine the nature of such transaction and adjust the tax liabilities according to the economic substance of such transaction. Thus, in the case of transfer of equity interests in our offshore subsidiaries, we or our subsidiary may be obliged to inform the relevant PRC tax authority of such transaction and pay PRC income tax, which may adversely affect the profitability of the Company and dividends to be distributed to our shareholders.

Business Tax

        Enterprises in China are generally subject to business tax at rates ranging from 3% to 5% on revenue generated from providing services and revenue generated from the transfer of intangibles such as copyrights. Related surcharges for city maintenance and construction and education add-on are further imposed with business tax at the rate of 10% of business tax paid by the taxpayer which is a domestic funded enterprise. TNH paid business tax and related surcharges at the aggregate rate of 5.5% on revenue generated from its provision of services to the oilfields before it was acquired by International Petroleum and converted into a foreign invested enterprise. Related surcharges for city maintenance and construction and education add-on do not apply to foreign invested enterprise and thus upon conversion into a foreign invested enterprise, TNH shall no longer pay such surcharges and shall only be subject to business tax at the rate of 5%. TNH is still in the process of alteration of its registration with local competent tax authority for exemption of such surcharges.

United States Federal Income Tax Considerations

        The following summary describes the material United States federal income tax consequences of the ownership of our ordinary shares and ADSs as of the date hereof. Except where noted, this summary deals only with ordinary shares and ADSs held as capital assets. As used herein, the term "United States Holder" means a holder of a common share or ADS that is for United States federal income tax purposes:

  •
  an individual citizen or resident of the United States;

  •
  a corporation (or other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

  •
  an estate the income of which is subject to United States federal income taxation regardless of its source; or

  •
  a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

        This summary does not represent a detailed description of the United States federal income tax consequences applicable to you if you are subject to special treatment under the United States federal income tax laws, including if you are:

  •
  a dealer in securities or currencies;

  •
  a financial institution;

  •
  a regulated investment company;

  •
  a real estate investment trust;

  •
  an insurance company;

  •
  a tax-exempt organization;

  •
  a person holding our ordinary shares or ADSs as part of a hedging, integrated or conversion transaction, a constructive sale or straddle;

  •
  a trader in securities that has elected the mark-to-market method of accounting for your securities;

  •
  a person liable for alternative minimum tax;

  •
  a person who owns or is deemed to own 10% or more of our voting stock;

  •
  a partnership or other pass-through entity for United States federal income tax purposes; or

  •
  a person whose "functional currency" is not the United States dollar.

        The discussion below is based upon the provision of the Internal Revenue Code of 1986, as amended (the "Code"), and regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be replaced, revoked or modified so as to result in United States federal income tax consequences different from those discussed below. In addition, this summary is based, in part, upon representations made by the depositary to us and assumes that the deposit agreement, and all other related agreements, will be performed in accordance with their terms.

        If a partnership holds our ordinary shares or ADSs, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our ordinary shares or ADSs, you should consult your tax advisors.

        This summary does not contain a detailed description of all the United States federal income tax consequences to you in light of your particular circumstances and does not address the consequences of owning our ordinary shares or ADSs under any state, local or non-United States tax laws. If you are considering the purchase, ownership or disposition of our ordinary shares or ADSs, you should consult your own tax advisors concerning the United States federal income tax consequences to you in light of your particular situation as well as any consequences arising under the laws of any other taxing jurisdiction.

ADSs

        If you hold ADSs, for United States federal income tax purposes, you generally will be treated as the owner of the underlying ordinary shares that are represented by such ADSs. Accordingly, deposits or withdrawals of ordinary shares for ADSs will not be subject to United States federal income tax.

Taxation of Dividends

        Subject to the discussion under "—Passive Foreign Investment Company" below, the gross amount of distributions on the ADSs or ordinary shares (including any amounts withheld to reflect PRC withholding taxes) will be taxable as dividends, to the extent paid out of our current or accumulated earnings and profits, as determined under United States federal income tax principles. Such income (including withheld taxes) will be includable in your gross income as ordinary income on the day actually or constructively received by you, in the case of the ordinary shares, or by the depositary, in the case of ADSs. Such dividends will not be eligible for the dividends received deduction allowed to corporations under the Code.

        With respect to non-corporate United States Holders, dividends received in taxable years beginning before January 1, 2011 from a qualified foreign corporation may be subject to taxation at long-term capital gains rates (generally, a maximum rate of 15%) rather than the higher rates that apply to other types of ordinary income. A foreign corporation is treated as a qualified foreign corporation with respect to dividends received from that corporation on ordinary shares (or ADSs backed by such shares) that are readily tradable on an established securities market in the United States. We have applied to list the ADSs on the Nasdaq Global Select Market. Provided that the listing is approved, United States Treasury Department guidance indicates that our ADSs will be readily tradable on an established securities market in the United States. Thus, we believe that dividends we pay on our ADSs will meet the conditions required for the reduced tax rate. Since we do not expect that our ordinary shares will be listed on an established securities market in the United States, we do not believe that dividends that we pay on our ordinary shares that are not backed by ADSs currently meet the conditions required for these reduced tax rates. There can be no assurance that our ADSs will be considered readily tradable on an established securities market in later years. A qualified foreign corporation also includes a foreign corporation that is eligible for the benefits of certain income tax treaties with the United States. In the event that we are deemed to be a PRC resident enterprise under the PRC tax law, we generally will be eligible for the benefits of the income tax treaty between the United States and the PRC, and if we are eligible for such benefits, dividends we pay on our ordinary shares, regardless of whether such shares are represented by ADSs, would be eligible for the reduced rates of taxation whether or not such shares are readily tradable on an established securities market in the United States. See "Taxation—PRC Taxation". Non-corporate United States Holders that do not meet a minimum holding period requirement during which they are not protected from the risk of loss or that elect to treat the dividend income as "investment income" pursuant to Section 163(d)(4) of the Code will not be eligible for the reduced rates of taxation regardless of our status as a qualified foreign corporation. In addition, the rate reduction will not apply to dividends if the recipient of a dividend is obligated to make related payments with respect to positions in substantially similar or related property. This disallowance applies even if the minimum holding period has been met. You should consult your own tax advisors regarding the application of these rules given your particular circumstances.

        Non-corporate United States Holders will not be eligible for reduced rates of taxation on any dividends received from us in taxable years beginning prior to January 1, 2011, if we are a PFIC in the taxable year in which such dividends are paid or in the preceding taxable year.

        In the event that we are deemed to be a PRC resident enterprise under the PRC tax law, you may be subject to PRC withholding taxes on dividends paid to you with respect to the ADSs or ordinary shares. See "Taxation—PRC Taxation." In that case, PRC withholding taxes on dividends may be treated as foreign taxes eligible for credit against your United States federal income tax liability. For purposes of calculating the foreign tax credit, dividends paid on the ADSs or ordinary shares will be treated as foreign-source income and will generally constitute passive category income. However, if you have held the ADSs or ordinary shares for less than a specified minimum period (generally, by holding such ADSs or ordinary shares for 15 days or less during a 31-day period beginning 15 days before the ex-dividend date) during which you are not protected from risk of loss, or are obligated to make payments related to the dividends, you generally will not be allowed a foreign tax credit for any PRC withholding taxes imposed on dividends paid on the ADSs or ordinary shares. The rules governing the foreign tax credit are complex. You are urged to consult your tax advisor regarding the availability of the foreign tax credit under your particular circumstances.

        To the extent that the amount of any distribution exceeds our current and accumulated earnings and profits for a taxable year, as determined under United States federal income tax principles, the distribution will first be treated as a tax-free return of capital, causing a reduction in the adjusted basis of the ADSs or ordinary shares (thereby increasing the amount of gain, or decreasing the amount of loss, to be recognized by you on a subsequent disposition of the ADSs or ordinary shares), and the balance in excess of adjusted basis will be taxed as capital gain recognized on a sale or exchange. Consequently, such distributions in excess of our current and accumulated earnings and profits would generally not give rise to foreign source income and you would generally not be able to use the foreign tax credit arising from any PRC withholding tax imposed on such distributions unless such credit can be applied (subject to applicable limitations) against United States federal income tax due on other foreign source income in the appropriate category for foreign tax credit purposes. However, we do not expect to keep earnings and profits in accordance with United States federal income tax principles. Therefore, you should expect that the gross amount of a distribution (including any amounts withheld to reflect PRC withholding taxes) will generally be treated as a dividend (as discussed above).

        Distributions of ADSs, ordinary shares or rights to subscribe for ordinary shares that are received as part of a pro rata distribution to all of our shareholders generally will not be subject to United States federal income tax.

        The U.S. Treasury has expressed concerns that intermediaries in the chain of ownership between the holder of an ADS and the issuer of the security underlying the ADS may be taking actions (including pre-release transactions that may be undertaken by the depositary as described in "Description of American Depositary Shares—Pre-release of ADSs") that are inconsistent with the claiming of foreign tax credits for U.S. holders of ADSs. Such actions would also be inconsistent with the claiming of the reduced rate of tax, described below, applicable to dividends received by certain non-corporate holders. Accordingly, the analysis of the creditability of PRC taxes and the availability of the reduced tax rate for dividends received by certain non-corporate holders, each described below, could be affected by actions taken by intermediaries in the chain of ownership between the holder of an ADS and our Company.

Passive Foreign Investment Company

        Based on our financial statements, relevant market data and the projected composition of our income and valuation of our assets, including goodwill, we do not expect to be a PFIC for our taxable year ending September 30, 2010, and we do not expect to become one in the future, although there can be no assurance in this regard.

        In general, we will be a PFIC for any taxable year in which:

  •
  at least 75% of our gross income is passive income, or

  •
  at least 50% of the value (determined on a quarterly basis) of our assets is attributable to assets that produce or are held for the production of passive income.

        For this purpose, passive income generally includes dividends, interest, royalties and rents (other than royalties and rents derived in the active conduct of a trade or business and not derived from a related person). If we own at least 25% (by value) of the stock of another corporation, we will be treated, for purposes of the PFIC tests, as owning our proportionate share of the other corporation's assets and receiving our proportionate share of the other corporation's income.

        The determination of whether we are a PFIC is made annually. Accordingly, it is possible that we may become a PFIC in the current or any future taxable year due to changes in our asset or income composition. Because we have valued our goodwill based on the market value of our equity, a decrease in the price of our ordinary shares or ADSs may also result in our becoming a PFIC. The composition of our income and our assets will also be affected by how, and how quickly, we spend the cash raised in this offering. Under circumstances where the cash is not deployed for active purposes, our risk of becoming a PFIC may increase. We do not intend to make annual determinations of whether we or any of our non-United States subsidiaries (as discussed below) is a PFIC or to notify shareholders of any such determinations. If we are a PFIC for any taxable year during which you hold our ADSs or ordinary shares, you will be subject to special tax rules discussed below.

        If we are a PFIC for any taxable year during which you hold our ADSs or ordinary shares, you will be subject to special tax rules with respect to any "excess distribution" received and any gain realized from a sale or other disposition, including a pledge, of ADSs or ordinary shares. Distributions received in a taxable year that are greater than 125% of the average annual distributions received during the shorter of the three preceding taxable years or your holding period for the ADSs or ordinary shares will be treated as excess distributions. Under these special tax rules:

  •
  the excess distribution or gain will be allocated ratably over your holding period for the ADSs or ordinary shares,

  •
  the amount allocated to the current taxable year, and any taxable year prior to the first taxable year in which we were a PFIC, will be treated as ordinary income, and

  •
  the amount allocated to each other year will be subject to tax at the highest tax rate in effect for that year and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.

        In addition, non-corporate United States Holders will not be eligible for reduced rates of taxation on any dividends received from us in taxable years beginning prior to January 1, 2011, if we are a PFIC in the taxable year in which such dividends are paid or in the preceding taxable year. You will be required to file Internal Revenue Service Form 8621 if you hold our ADSs or ordinary shares in any year in which we are classified as a PFIC. In addition, under recently enacted legislation, if you hold ADSs or ordinary shares in any year in which we are a PFIC, you generally are required to file an annual report containing such information as the U.S. Secretary of the Treasury may require.

        If we are a PFIC for any taxable year during which you hold our ADSs or ordinary shares and any of our non-United States subsidiaries is also a PFIC, a United States Holder would be treated as owning a proportionate amount (by value) of the shares of the lower-tier PFIC for purposes of the application of these rules. You are urged to consult your tax advisors about the application of the PFIC rules to any of our subsidiaries.

        In certain circumstances, in lieu of being subject to the excess distribution rules discussed above, you may make an election to include gain on the stock of a PFIC as ordinary income under a mark-to-market method, provided that such stock is regularly traded on a qualified exchange. Under current law, the mark-to-market election may be available to holders of ADSs if the ADSs are listed on the Nasdaq Global Select Market, which constitutes a qualified exchange, although there can be no assurance that the ADSs will be "regularly traded" for purposes of the mark-to-market election. It should also be noted that it is intended that only the ADSs and not the ordinary shares will be listed on the Nasdaq Global Select Market. Consequently, if you are a holder of ordinary shares that are not represented by ADSs, you generally will not be eligible to make a mark-to-market election if we are or were to become a PFIC.

        If you make an effective mark-to-market election, you will include in each year that we are a PFIC as ordinary income the excess of the fair market value of your ADSs at the end of the year over your adjusted tax basis in the ADSs. You will be entitled to deduct as an ordinary loss in each such year the excess of your adjusted tax basis in the ADSs over their fair market value at the end of the year, but only to the extent of the net amount previously included in income as a result of the mark-to-market election. If you make an effective mark-to-market election, any gain you recognize upon the sale or other disposition of your ADSs will be treated as ordinary income and any loss will be treated as ordinary loss, but only to the extent of the net amount previously included in income as a result of the mark-to-market election.

        Your adjusted tax basis in the ADSs will be increased by the amount of any income inclusion and decreased by the amount of any deductions under the mark-to-market rules. If you make a mark-to-market election it will be effective for the taxable year for which the election is made and all subsequent taxable years unless the ADSs are no longer regularly traded on a qualified exchange or the Internal Revenue Service consents to the revocation of the election. You are urged to consult your tax advisor about the availability of the mark-to-market election, and whether making the election would be advisable in your particular circumstances.

        A U.S. investor in a PFIC generally can mitigate the consequences of the rules described above by electing to treat the PFIC as a "qualified electing fund" under Section 1295 of the Code. However, this option is not available to you because we do not intend to comply with the requirements necessary to permit you to make this election.

        You are urged to consult your tax advisors concerning the United States federal income tax consequences of holding ADSs or ordinary shares if we are considered a PFIC in any taxable year.

Taxation of Capital Gains

        For United States federal income tax purposes and subject to the discussion under "—Passive Foreign Investment Company" above, you will recognize taxable gain or loss on any sale or exchange of ADSs or ordinary shares in an amount equal to the difference between the amount realized for the ADSs or ordinary shares and your tax basis in the ADSs or ordinary shares. Such gain or loss will generally be capital gain or loss. Capital gains of individuals derived with respect to capital assets held for more than one year are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations. Any gain or loss recognized by you will generally be treated as United States source gain or loss. Consequently, you may not be able to use the foreign tax credit arising from any PRC tax imposed on the disposition of our ADSs or ordinary shares unless such credit can be applied (subject to applicable limitations) against tax due on other income treated as derived from foreign sources. You are urged to consult your tax advisor regarding the tax consequences if PRC tax is imposed on gain on a disposition of our ordinary shares or ADSs, including the availability of the foreign tax credit under your particular circumstances.

Information reporting and backup withholding

        In general, information reporting will apply to dividends in respect of our ADSs or ordinary shares and the proceeds from the sale, exchange or redemption of our ADSs or ordinary shares that are paid to you within the United States (and in certain cases, outside the United States), unless you are an exempt recipient. A backup withholding tax may apply to such payments if you fail to provide a taxpayer identification number or certification of other exempt status or fail to report in full dividend and interest income. If we are required to backup withhold on payments that we make to you, we will make the required withholdings and remit the withheld amounts to the Internal Revenue Service.

        Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your United States federal income tax liability provided the required information is furnished to the Internal Revenue Service in a timely manner.

UNDERWRITING

        We and the selling shareholders intend to offer the ADSs through the underwriters named below. UBS AG is acting as the representative of each of the underwriters named below. Subject to the terms and conditions of the underwriting agreement to be entered into among us, the selling shareholders and the underwriters, each of the underwriters has severally agreed to purchase, and we and the selling shareholders have agreed to sell to them, the number of ADSs indicated in the following table.

Underwriters	Number of ADSs
UBS AG
Citigroup Global Markets Inc.
Lazard Capital Markets LLC

Total	19,736,842

        UBS AG is acting as the sole global coordinator and book runner for this offering. Citigroup Global Markets Inc. and Lazard Capital Markets LLC are acting as co-managers for this offering.

        The underwriters are committed, severally and not jointly, to take and pay for all of the ADSs offered by us and the selling shareholders if any ADSs are taken, other than the ADSs covered by the over-allotment option described below unless and until this option is exercised. The underwriting agreement provides that the obligations of the underwriters to pay for and accept delivery of the ADSs offered by this prospectus are subject to certain conditions, including the absence of any material adverse change in our business, the receipt of certain certificates, opinions and letters from us, the selling shareholders, our counsel and the independent accountants and the approval of legal matters by their counsel. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or this offering may be terminated.

        We and the selling shareholders have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, and the applicable securities laws, and to contribute to payments the underwriters may be required to make in respect of these liabilities, losses and expenses.

        Some of the underwriters are expected to make offers and sales both inside and outside the United States through their respective selling agents. Any offers and sales in the United States will be conducted by broker-dealers registered with the SEC. UBS AG will make offers and sales in the United States through its registered broker-dealer affiliate in the United States, UBS Securities LLC.

Over-allotment Option

        We and the selling shareholders have granted to the underwriters an option to purchase up to an aggregate of 2,960,526 additional ADSs at the initial public offering price set forth on the cover page of this prospectus, less the underwriting discounts and commissions. The underwriters may exercise this option for 30 days from the date of this prospectus solely to cover any over-allotments. If the underwriters exercise this option, each of the underwriters will become obligated, subject to certain conditions contained in the underwriting agreement, to purchase a number of additional ADSs proportionate to the underwriters' initial amount specified in the table above.

Commissions and Discounts

        ADSs sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any ADSs sold by the underwriters to securities dealers may be sold at a discount of up to US$            per ADS from the initial public offering price. Any of these securities dealers may resell any ADSs purchased from the underwriters to certain other brokers or dealers at a discount of up to US$            per ADS from the initial public offering price. After the initial public offering of the ADSs, the offering price and other selling terms may be changed by the underwriters. If all the ADSs are not sold at the initial public offering price, the representative may change the offering price and the other selling terms. The representative has advised us that the underwriters do not intend to confirm sales to discretionary accounts in excess of 5% of the ADSs offered in this offering.

        The total underwriting discounts and commissions that we and the selling shareholders will pay to the underwriters will be            % of the total offering price of the ADSs. The following table shows the public offering price, underwriting discounts and commissions and proceeds before expenses to us and the selling shareholders. Such amounts are shown assuming both no exercise and full exercise of the underwriters' over-allotment option to purchase the additional ADSs.

	Per Share	No Exercise	Full Exercise
	US$	US$	US$
Public offering price
Underwriting discounts and commissions paid by us
Underwriting discounts and commissions paid by the selling shareholders
Proceeds, before expenses, to us
Proceeds, before expenses, to the selling shareholders

        We estimate that the total expenses of this offering payable by us, not including the underwriting discounts and commissions, will be approximately US$4.15 million. We have agreed to reimburse the underwriters for fees and disbursements reasonably incurred in connection with this offering by the underwriters' U.S. legal counsel up to a total maximum amount of $250,000. The amount of this reimbursement is an item of value under applicable rules of the Financial Industry Regulatory Authority, Inc.

        Lazard Frères & Co. LLC referred this transaction to Lazard Capital Markets LLC and will receive a referral fee from Lazard Capital Markets LLC in connection with this offering.

No Sales of Similar Securities

        We, the selling shareholders, our executive officers, directors and certain employees and all of our existing shareholders and holders of warrants exercisable to purchase our shares have agreed not to, for a period of 180 days or more after the date of this prospectus, without the prior written consent of the representative on behalf of the underwriters, (1) offer, sell, pledge, contract to sell, announce the intention to sell, issue, lend, grant or purchase any option, right or warrant for the sale of, or otherwise dispose of or transfer, any of our ADSs or ordinary shares or any securities that are convertible into or exercisable or exchangeable for our ADSs or ordinary shares; or (2) enter into any swap or other agreement or transaction that transfers, in whole or in part, the economic consequences of ownership of our ADSs or ordinary shares, except for the (1) sale and transfer of ADSs and the underlying ordinary shares in this offering; (2) issuance of ordinary shares upon the exercise of employee share options existing on the date of this prospectus; (3) sale and transfer of our ADSs acquired in open market after the completion of this offering; and (4) transfer of our ADSs or ordinary shares to affiliates or immediate family members of such persons.

        The lock-up period of 180 days or more will be automatically extended if (1) during the last 17 days of the lock-up period, we issue an earnings release or material news or a material event relating to us occurs or (2) prior to the expiration of the lock-up period, we announce that we will release earnings results or become aware that material news or a material event will occur during the 16-day period beginning on the last day of the lock-up period. In either case, the expiration of the lock-up period will be extended until the expiration of the 18-day period beginning on the date of the release of the earnings results or the occurrence of the material news or event, as applicable, unless the representative waives, in writing, such an extension. At any time and without public notice, the representative may, in their sole discretion, provide consent to release some or all the ADSs from these lock-up agreements.

Price Determination and Listing on the Nasdaq Global Select Market

        Prior to this offering, there has been no public market for the ADSs. The initial public offering price will be negotiated between us, the selling shareholders and the representative. In additional to prevailing market conditions, the factors to be considered in determining the initial public offering price include our historical performance, estimates of our business potential and earnings prospects, the present state of our development, the valuation multiples of publicly traded companies that the representative believes to be comparable to us, the history of, and the prospects for, the industry in which we compete and other factors deemed relevant by the representative, the selling shareholders and us. It is also possible that after this offering, our ADSs will not trade in the public market at or above the initial public offering price.

        Application has been made for the ADSs to be approved for listing on the Nasdaq Global Select Market under the symbol "CTE." In order to meet one of the requirements for listing on the Nasdaq Global Select Market, the underwriters have undertaken to sell shares to a minimum number of beneficial owners as required by that exchange.

Price Stabilization, Short Positions and Penalty Bids

        UBS may effect transactions for itself or on behalf of the underwriters that stabilize, maintain or otherwise affect the price of our ADSs, including stabilizing transactions, short sales, purchases to cover positions created by short sales, imposition of penalty bids and syndicate covering transactions, in accordance with Regulation M under the Securities Exchange Act of 1934, as amended.

        Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of our ADSs prior to the completion of this offering. These transactions may also include making short sales of our ADSs.

        Short sales involve the sale by UBS of a greater number of ADSs than the underwriters are required to purchase in this offering. "Covered" short sales are sales made in an amount not greater than the underwriters' option to purchase additional ADSs in this offering. UBS may close out any covered short position by either causing the exercise of the underwriters' option to purchase additional ADSs or purchasing ADSs in the open market. In determining the source of ADSs to close out the covered short position, UBS will consider, among other things, the price of ADSs available for purchase in the open market as compared to the price at which it may purchase additional ADSs pursuant to the option granted to the underwriters. "Naked" short sales are any sales in excess of such option. UBS must close out any naked short position by purchasing ADSs in the open market. A naked short position is more likely to be created if UBS is concerned that there may be downward pressure on the price of the ADSs in the open market after pricing that could adversely affect investors who purchase in this offering.

        UBS may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representative has repurchased ADSs sold by or for the account of such underwriter in stabilizing or short covering transactions. The imposition of a penalty bid may also affect the price of ADSs in that it discourages the resales of those ADSs.

        Syndicate covering transactions involve purchases of the ADSs in the open market after the distribution has been completed in order to cover syndicate short positions.

        Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the ADSs, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the ADSs. As a result, the price of the ADSs may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on the Nasdaq Global Select Market or otherwise.

        None of us, the selling shareholders and any of our underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the ADSs. In addition, none of us, the selling shareholders and any of the underwriters make any representation that the representative will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

Other Relationships

        The underwriters and their respective affiliates may from time to time in the future engage in various investment banking services and other commercial dealings with us and the selling shareholders in the ordinary course of business, for which they will receive customary fees and expenses.

Electronic Prospectus

        In connection with this offering, certain of the underwriters or securities dealers may distribute prospectuses by electronic means, such as e-mail. In addition, the representative will be facilitating Internet distribution for this offering to certain of their respective Internet subscription customers. An electronic prospectus may be made available on the Internet website maintained by the representative. Other than the prospectus in electronic format, the information contained on, or that may be accessed through, the website of the representative is not part of this prospectus.

        The address of the representative of the underwriters is UBS AG, 52/F Two International Finance Center, 8 Finance Street, Central, Hong Kong.

Selling Restrictions

General

        No action has been or will be taken by us in any jurisdiction except in the United States that would permit a public offering of our ADSs, or the possession, circulation or distribution of a prospectus or any other material relating to us and our ADSs in any country or jurisdiction where action for that purpose is required. Accordingly, our ADSs may not be offered or sold, directly or indirectly, and neither this prospectus nor any other material or advertisements in connection with this offering may be distributed or published, in or from any country or jurisdiction except in compliance with any applicable rules and regulations of any such country or jurisdiction.

        This prospectus may be used by the underwriters and other dealers in connection with offers and sales of the ADSs, including sales of ADSs initially sold by the underwriters in the offering being made outside of the United States, to persons located in the United States.

Australia

        This prospectus is not a formal disclosure document and has not been, nor will be, lodged with the Australian Securities and Investments Commission. It does not purport to contain all information that an investor or their professional advisers would expect to find in a prospectus or other disclosure document (as defined in the Corporations Act 2001 (Australia)) for the purposes of Part 6D.2 of the Corporations Act 2001 (Australia) or in a product disclosure statement for the purposes of Part 7.9 of the Corporations Act 2001 (Australia), in either case, in relation to the ADSs.

        The ADSs are not being offered in Australia to "retail clients" as defined in sections 761G and 761GA of the Corporations Act 2001 (Australia). This offering is being made in Australia solely to "wholesale clients" for the purposes of section 761G of the Corporations Act 2001 (Australia) and, as

such, no prospectus, product disclosure statement or other disclosure document in relation to the ADSs has been, or will be, prepared.

        This prospectus does not constitute an offer in Australia other than to wholesale clients. By submitting an application for our ADSs, you represent and warrant to us that you are a wholesale client for the purposes of section 761G of the Corporations Act 2001 (Australia). If any recipient of this prospectus is not a wholesale client, no offer of, or invitation to apply for, our ADSs shall be deemed to be made to such recipient and no applications for our ADSs will be accepted from such recipient. Any offer to a recipient in Australia, and any agreement arising from acceptance of such offer, is personal and may only be accepted by the recipient. In addition, by applying for our ADSs you undertake to us that, for a period of 12 months from the date of issue of the ADSs, you will not transfer any interest in the ADSs to any person in Australia other than to a wholesale client.

Cayman Islands

        This prospectus does not constitute an invitation or offer to the public in the Cayman Islands of the ADSs, whether by way of sale or subscription. We have not offered or sold, and will not offer or sell, directly or indirectly, any ADSs in the Cayman Islands.

People's Republic of China

        This prospectus has not been and will not be circulated or distributed in the PRC, and ADSs may not be offered or sold, and will not be offered or sold to any person for re-offering or resale, directly or indirectly, to any resident of the PRC except pursuant to applicable laws and regulations of the PRC. For the purpose of this paragraph only, the PRC does not include Taiwan and the special administrative regions of Hong Kong and Macau.

Notice to Investors in the Dubai International Financial Centre

        This prospectus relates to an exempt offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority.

        This prospectus is intended for distribution only to professional investors. It must not be delivered to, or relied on by, any other person.

        The Dubai Financial Services Authority has no responsibility for reviewing or verifying any documents in connection with exempt offers. The Dubai Financial Services Authority has not approved this prospectus nor taken steps to verify the information set out in it, and has no responsibility for it.

        The securities to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the securities offered should conduct their own due diligence on the securities.

        If you do not understand the contents of this document you should consult an authorized financial adviser.

European Economic Area

        In relation to each member state of the European Economic Area which has implemented the Prospectus Directive, which we refer to as a Relevant Member State, with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State, which we refer to as the Relevant Implementation Date, an offer of ADSs described in this prospectus may not be made to the public in that Relevant Member State prior to the publication of a prospectus in relation to the ADSs which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that, with effect from and including the Relevant Implementation Date, an offer of ADSs may be made to the public in that Relevant Member State at any time: (1) to any legal entity which is authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities; (2) to any legal entity which has two or more of (i) an average of at least 250 employees during the last financial year; (ii) a total balance sheet of more than €43,000,000 and (iii) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; (3) to fewer than 100 natural or legal persons (other than qualified investors as defined below) subject to obtaining the prior consent of the representative for any such offer; or (4) in any other circumstances which do not require the publication of a prospectus pursuant to Article 3 of the Prospectus Directive. Each purchaser of ADSs described in this prospectus located within a Relevant Member State will be deemed to have represented, acknowledged and agreed that it is a "qualified investor" within the meaning of Article 2(1)(e) of the Prospectus Directive. For the purposes of this provision, the expression an "offer to the public" in relation to any ADSs in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the ADSs to be offered so as to enable an investor to decide to purchase or subscribe for the ADSs, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression Prospectus Directive means Directive 2003/71/ EC and includes any relevant implementing measure in each Relevant Member State.

        We have not authorized and do not authorize the making of any offer of ADSs through any financial intermediary on our behalf, other than offers made by the underwriters with a view to the final placement of the ADSs as contemplated in this prospectus. Accordingly, no purchaser of the ADSs, other than the underwriters, is authorized to make any further offer of the ADSs on behalf of us or the underwriters.

Hong Kong

        The ADSs may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a "prospectus" within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the ADSs may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to ADSs which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Japan

        The ADSs offered in this prospectus have not been registered under the Securities and Exchange Law of Japan. The ADSs have not been offered or sold and will not be offered or sold, directly or indirectly, in Japan or to or for the account of any resident of Japan, except (i) pursuant to an exemption from the registration requirements of the Securities and Exchange Law and (ii) in compliance with any other applicable requirements of Japanese law.

Kuwait

        Unless all necessary approvals from the Kuwait Ministry of Commerce and Industry required by Law No. 31/1990 "Regulating the Negotiation of Securities and Establishment of Investment Funds," its Executive Regulations and the various Ministerial Orders issued pursuant thereto or in connection therewith, have been given in relation to the marketing and sale of the shares, these may not be marketed, offered for sale, nor sold in the State of Kuwait. Neither this prospectus (including any related document), nor any of the information contained therein is intended to lead to the conclusion of any contract of whatsoever nature within Kuwait.

Qatar

        In the State of Qatar, the offer contained herein is made on an exclusive basis to the specifically intended recipient thereof, upon that person's request and initiative, for personal use only and shall in no way be construed as a general offer for the sale of securities to the public or an attempt to do business as a bank, an investment company or otherwise in the State of Qatar. This prospectus and the underlying securities have not been approved or licensed by the Qatar Central Bank or the Qatar Financial Centre Regulatory Authority or any other regulator in the State of Qatar. The information contained in this prospectus shall only be shared with any third parties in Qatar on a need to know basis for the purpose of evaluating the contained offer. Any distribution of this prospectus by the recipient to third parties in Qatar beyond the terms hereof is not permitted and shall be at the liability of such recipient.

Kingdom of Saudi Arabia

        This document may not be distributed in the Kingdom except to such persons as are permitted under the Offers of Securities Regulations issued by the Capital Market Authority.

        The Capital Market Authority does not make any representation as to the accuracy or completeness of this document, and expressly disclaims any liability whatsoever for any loss arising from, or incurred in reliance upon, any part of this document.

        Prospective purchasers of the securities offered hereby should conduct their own due diligence on the accuracy of the information relating to the securities. If you do not understand the contents of this document you should consult an authorized financial adviser.

Singapore

        This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the ADSs may not be circulated or distributed, nor may the ADSs be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (1) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the "SFA"), (2) to a relevant person pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (3) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with conditions set forth in the SFA.

        Where the ADSs are subscribed or purchased under Section 275 by a relevant person which is: (1) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (2) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries' rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the ADSs under Section 275 of the SFA except: (1) to an institutional investor (for corporations, under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions, specified in

Section 275 of the SFA; (2) where no consideration is or will be given for the transfer; or (3) where the transfer is by operation of law.

Switzerland

        The prospectus does not constitute an issue prospectus pursuant to Article 652a or Article 1156 of the Swiss Code of Obligations, or the CO, and the shares will not be listed on the SIX Swiss Exchange. Therefore, the Prospectus may not comply with the disclosure standards of the CO and/or the listing rules (including any prospectus schemes) of the SIX Swiss Exchange. Accordingly, the shares may not be offered to the public in or from Switzerland, but only to a selected and limited circle of investors, which do not subscribe to the shares with a view to distribution.

Taiwan

        The ADSs have not been and will not be registered or filed with, or approved by, the Financial Supervisory Commission of Taiwan pursuant to relevant securities laws and regulations and may not be offered or sold in Taiwan through a public offering or in circumstances which constitute an offer within the meaning of the Securities and Exchange Act of Taiwan or relevant laws and regulations that require a registration, filing or approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer or sell the ADSs in Taiwan.

United Arab Emirates

        The company has not been approved or licensed by the UAE Central Bank or any other relevant licensing authorities or governmental agencies in the United Arab Emirates. This document is strictly private and confidential and has not been reviewed, deposited or registered with any licensing authority or governmental agency in the United Arab Emirates, and is being issued to a limited number of institutional investors and must not be provided to any person other than the original recipient and may not be reproduced or used for any other purpose. The shares may not be offered or sold directly or indirectly to the public in the United Arab Emirates.

United Kingdom

        This prospectus is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the "Order") or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (each such person being referred to as a "relevant person"). This prospectus and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other person in the United Kingdom. Any person in the United Kingdom that is not a relevant persons should not act or rely on this document or any of its contents.

 EXPENSES RELATED TO THIS OFFERING

        Set forth below is an itemization of the total expenses, excluding underwriting discounts and commissions, which are expected to be incurred in connection with the offer and sale of the ADSs by us. With the exception of the SEC registration fee, Nasdaq Global Select Market listing fee and the Financial Industry Regulatory Authority filing fee, all amounts are estimates.

SEC registration fee	$15,374
Nasdaq Global Market listing fee	125,000
Financial Industry Regulatory Authority filing fee	22,063
Printing and engraving expenses	350,000
Legal fees and expenses	2,200,000
Accounting fees and expenses	820,000
Miscellaneous	617,563

Total	$4,150,000

        Expenses will be borne by us.

 LEGAL MATTERS

        We are being represented by Simpson Thacher & Bartlett LLP with respect to certain legal matters of United States federal securities and New York State law. Certain legal matters of United States federal securities and New York State law in connection with this offering will be passed upon for the underwriters by Sidley Austin LLP. The validity of the ordinary shares represented by the ADSs offered in this offering and legal matters as to Cayman Islands law will be passed upon for us by Maples and Calder. Certain legal matters as to PRC law will be passed upon for us by Tian Yuan Law Firm and for the underwriters by Commerce & Finance Law Offices. Simpson Thacher & Bartlett LLP may rely upon Maples and Calder with respect to matters governed by Cayman Islands law and Tian Yuan Law Firm with respect to matters governed by PRC law. Sidley Austin LLP may rely upon Commerce & Finance Law Offices with respect to matters governed by PRC law.

EXPERTS

        The consolidated financial statements of Superport Limited and its subsidiaries as of June 30, 2010, September 30, 2008 and 2009, and the nine months ended June 30, 2010, the period from May 6, 2009 through September 30, 2009, the year ended September 30, 2007, the period from October 1, 2007 through October 12, 2007, the period from September 10, 2007 (date of incorporation of International Petroleum Services Corporation Limited) through September 30, 2007, the period ended September 30, 2008, and the period from October 1, 2008 through May 5, 2009 and the financial statements of SinoTech Energy Limited as of June 30, 2010 and for the period from June 9, 2010 (date of incorporation of SinoTech Energy Limited) to June 30, 2010 included in this prospectus and in the registration statement have been so included in reliance upon the reports of Grant Thornton, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing in giving said reports.

        The offices of Grant Thornton are located at 6/F, Nexxus Building, 41 Connaught Road Central, Hong Kong.

 WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the SEC a registration statement on Form F-1, including relevant exhibits and schedules under the Securities Act with respect to underlying ordinary shares represented by the ADSs, to be sold in this offering. A related registration statement on F-6 will be filed with the SEC to register the ADSs. This prospectus, which constitutes a part of the registration statement, does not contain all of the information contained in the registration statement. You should read the registration statement and its exhibits and schedules for further information with respect to us and our ADSs.

        Immediately upon closing of this offering, we will become subject to periodic reporting and other informational requirements of the Exchange Act as applicable to foreign private issuers. Accordingly, we will be required to file reports, including annual reports on Form 20-F, and other information with the SEC. All information filed with the SEC can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Additional information may also be obtained over the Internet at the SEC's website at www.sec.gov. The information on that website is not a part of this prospectus.

        As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. However, we intend to furnish the depositary with our annual reports, which will include a review of operations and annual audited consolidated combined financial statements prepared in conformity with US GAAP, and all notices of shareholders' meeting and other reports and communications that are made generally available to our shareholders. The depositary will make such notices, reports and communications available to holders of ADSs and will mail to all record holders of ADSs the information contained in any notice of a shareholders' meeting received by the depositary from us if we ask it to.

GLOSSARY

        The following glossary contains definitions of certain terms used in the prospectus in connection with our business. Some of these may not correspond to standard industry definitions.

        Acidization.    The pumping of acid into the wellbore to remove near-well formation damage and other damaging substances. This procedure commonly enhances production by increasing the effective well radius. When performed at pressures above the pressure required to fracture the formation, the procedure is often referred to as acid fracturing.

        Casing.    A steel pipe that is screwed together and lowered into the well bore after drilling; the casing, along with the cement, provide support to the well bore against surrounding geological pressure so as to maintain well bore stability.

        Damage.    Natural or induced production impairments or debris that can develop in the reservoir, the near-wellbore area, the perforations, the gravel-pack completion or the production pipelines, such as the tubing. Natural damage occurs as produced reservoir fluids move through the reservoir, while induced damage is the result of external operations and fluids in the well, such as drilling, well completion, workover operations or stimulation treatments.

        Downhole.    Pertaining to the space in the well bore that is underground.

        Drill bit.    The tool attached to the end of the drill string which cuts and bores its way through the rock formations to the bottom of the well.

        EOR.    Enhanced oil recovery methods.

        Field.    An accumulation, pool or group of pools of hydrocarbons or other mineral resources in the subsurface.

        Fracturing.    A stimulation treatment routinely performed on oil and gas wells in low-permeability reservoirs. Specially engineered fluids are pumped at high pressure and rate into the reservoir interval to be treated, causing a vertical fracture to open. The wings of the fracture extend away from the wellbore in opposing directions according to the natural stresses within the formation. Proppant, such as grains of sand of a particular size, is mixed with the treatment fluid to keep the fracture open when the treatment is complete. Hydraulic fracturing creates high-conductivity communication with a large area of formation and bypasses any damage that may exist in the near-wellbore area.

        Oil production.    The process of extracting oil from underground to the surface using a series of methods.

        Perforate.    To create holes in the casing or liner to achieve efficient communication between the reservoir and the wellbore.

        Reservoir.    Porous rock layer or formation, such as sandstone, limestone and dolomite, that can store and allows percolation of oil and natural gas.

        Service block.    A specified area for oil production activity.

        Wellbore.    A well hole.

INDEX TO FINANCIAL STATEMENTS

Page
Report of Independent Registered Public Accounting Firm	F-2
Superport Financial Statements (3 fiscal years ended September 30, 2009)
Consolidated Balance Sheets as of September 30, 2008 and 2009	F-3

Consolidated Statements of Income and Comprehensive Income for the Year ended September 30, 2007, Period from October 1, 2007 to October 12, 2007, Period from September 10, 2007 (date of incorporation) to September 30, 2008, Period from October 1, 2008 to May 5, 2009 and Period from May 6, 2009 to September 30, 2009

F-4

Consolidated Statements of Shareholders' Equity for the Year ended September 30, 2007, Period from October 1, 2007 to October 12, 2007, Period from September 10, 2007 (date of incorporation) to September 30, 2008, Period from October 1, 2008 to May 5, 2009 and Period from May 6, 2009 to September 30, 2009

F-5

Consolidated Statements of Cash Flows for the Year ended September 30, 2007, Period from October 1, 2007 to October 12, 2007, Period from September 10, 2007 (date of incorporation) to September 30, 2008, Period from October 1, 2008 to May 5, 2009 and Period from May 6, 2009 to September 30, 2009

F-6
Notes to the Consolidated Financial Statements	F-7
Report of Independent Registered Public Accounting Firm	F-34
Superport Interim Financial Statements (9 months ended June 30, 2010)
Consolidated Balance Sheets as of September 30, 2009 and June 30, 2010	F-35
Consolidated Statements of Operations and Comprehensive Income for the Period from October 1, 2008 to May 5, 2009, Period from May 6, 2009 to June 30, 2009 and Nine Months ended June 30, 2010	F-36
Consolidated Statements of Shareholders' Equity for the Period from October 1, 2008 to May 5, 2009, Period from May 6, 2009 to June 30, 2009 and Nine Months ended June 30, 2010	F-37
Consolidated Statements of Cash Flows for the Period from October 1, 2008 to May 5, 2009, Period from May 6, 2009 to June 30, 2009 and Nine Months ended June 30, 2010	F-38
Notes to the Interim Consolidated Financial Statements	F-39
Report of Independent Registered Public Accounting Firm	F-66
SinoTech Financial Statements (from June 9, 2010 to June 30, 2010)
Balance Sheet as of June 30, 2010	F-67
Statement of Shareholder's Equity for the Period from June 9, 2010 to June 30, 2010	F-68
Statement of Cash Flows for the Period from June 9, 2010 to June 30, 2010	F-69
Notes to Financial Statements	F-70

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders of
Superport Limited

        We have audited the accompanying consolidated balance sheet of Superport Limited (a British Virgin Islands corporation) and its subsidiaries (collectively the "Company") as of September 30, 2009 (the "Successor"), and the related consolidated statements of income, comprehensive income, equity, and cash flows for the period from May 6, 2009 through September 30, 2009 (the "Successor Period") subsequent to the change of ownership of the Company that is reflected on the financial statements of the Company. We have also audited the consolidated balance sheet of the Company as of September 30, 2008 (the "Predecessor") and the statements of income, comprehensive income, equity, and cash flows for the year ended September 30, 2007, the period from October 1, 2007 through October 12, 2007, the period from September 10, 2007 (date of incorporation of International Petroleum Services Corporation Limited) through September 30, 2007, the year ended September 30, 2008, and the period from October 1, 2008 through May 5, 2009 (the "Predecessor Periods"), prior to the change of ownership of the Company. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Superport Limited as of September 30, 2009 and September 30, 2008, and the results of its operations and its cash flows for the Successor and Predecessor Periods in conformity with accounting principles generally accepted in the United States of America.

/s/ Grant Thornton
Hong Kong
September 23, 2010

SUPERPORT LIMITED AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Expressed in U.S. dollars)

		Predecessor	Successor
	Notes	September 30, 2008	September 30, 2009
ASSETS
CURRENT
Cash and cash equivalents		$9,188,455	$26,170,565
Accounts receivable	L	12,505,081	8,618,646
Other receivable		—	50,080
Inventories		13,145	—
Prepaid expenses and deposit	M(h)	8,442,775	14,808,502

		30,149,456	49,647,793
Equipment, net	E	11,559,660	13,489,808
Intangible assets, net	F	17,327,353	32,077,027

		$59,036,469	$95,214,628

LIABILITIES
CURRENT
Accounts payable		$607,767	$1,293,701
Other payables and accrued liabilities	H	1,414,379	1,758,320
Income taxes payable	K	1,302,539	1,427,734
Deferred gain on disposal of equipment—current portion		121,424	121,740
Obligation under capital lease—current portion	G	3,680	3,986
Due to related parties	I	5,255,884	5,170,947

		8,705,673	9,776,428
Deferred gain on disposal of equipment		138,167	16,787
Obligation under capital lease	G	14,129	10,179
Deferred tax liability	K	2,103,235	6,485,378
SHAREHOLDERS' EQUITY
Common stock (2008: International Petroleum—250,000 shares authorized, 5,000 shares each HK$1 issued and outstanding; 2009: Superport—50,000 shares authorized, 100 shares each $1 issued and outstanding)		643	100
Additional paid in capital		32,770,308	70,403,724
Accumulated other comprehensive income		3,661,210	3,301,824
Retained earnings	J	11,643,104	5,220,208

Total equity		48,075,265	78,925,856

Commitments and contingencies	M, S

Total liabilities and equity		$59,036,469	$95,214,628

The accompanying notes are an integral part of these consolidated financial statements.

SUPERPORT LIMITED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

(Expressed in U.S. dollars)

		Predecessor					Successor
	Notes	Year ended September 30, 2007	Period from October 1, 2007 to October 12, 2007	Period from September 10, 2007 (date of incorporation) to September 30, 2007	Year ended September 30, 2008	Period from October 1, 2008 to May 5, 2009	Period from May 6, 2009 to September 30, 2009
Sales		$24,901,064	$802,998	$—	$31,366,704	$22,942,841	$15,269,947
Cost of sales		8,480,492	312,039	—	11,749,643	8,286,681	5,543,385

Gross profit		16,420,572	490,959	—	19,617,061	14,656,160	9,726,562

Expenses
Accounting and auditing fees		59,239	6,993	—	158,498	184,618	—
Depreciation of equipment		25,103	3,047	—	23,935	17,924	9,172
Amortization of intangible assets		—	—	—	2,690,125	1,716,785	2,398,641
Consulting and professional fees		413,184	292,200	—	1,119,724	144,240	66,098
Office and miscellaneous		30,392	8,555	—	147,261	133,970	7,044
Rent and utilities		82,729	1,697	—	184,571	142,577	77,874
Repair and maintenance		67,529	71	—	26,122	14,910	8,512
Salaries and benefits		361,527	15,751	—	399,238	318,068	236,909
Travel and business promotion		245,273	25,692	—	423,498	142,104	230,602
Write down in value of equipment		1,963,113	—	—	—	—	—

		3,248,089	354,006	—	5,172,972	2,815,196	3,034,852

Operating income		13,172,483	136,953	—	14,444,089	11,840,964	6,691,710
Other income and expenses
Gain on disposal of equipment		21,142	3,572	—	113,717	72,572	49,079
Interest income		68,260	—		81,726	33,403	88,544
Bank loan interest		(298,743)	—	—	—	—	—

		(209,341)	3,572	—	195,443	105,975	137,623

Net income from operations before provision for income taxes		12,963,142	140,525	—	14,639,532	11,946,939	6,829,333
Current income tax expenses	K	4,849,977	38,591	—	4,135,236	3,122,780	2,144,083
Deferred income tax expenses (benefits)	K	—	12,289	—	(1,138,808)	(481,827)	(534,958)

Net income for the period		8,113,165	89,645	—	11,643,104	9,305,986	5,220,208
Translation adjustment		1,061,473	(2,365)	—	3,661,210	244,717	3,301,824

Comprehensive income for the period		$9,174,638	$87,280	$—	$15,304,314	$9,550,703	$8,522,032

Earnings per share attributable to shareholders for the period presented
Basic	N			$—	$116,431	$93,060	$52,202

The accompanying notes are an integral part of these consolidated financial statements.

SUPERPORT LIMITED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

(Expressed in U.S. dollars)

	Predecessor
	Ordinary shares
				Accumulated other comprehensive income (loss)
	Number of shares	Amount	Additional Paid-in capital		Retained earnings	Total shareholders' equity
Balance, September 30, 2006	—	$4,379,386	$—	$314,236	$11,151,392	$15,845,014
Additional contribution of capital	—	—	6,355,479	—	—	6,355,479
Translation adjustment	—	—	—	1,061,473	—	1,061,473
Net income for the year	—	—	—	—	8,113,165	8,113,165

Balance, September 30, 2007	—	4,379,386	6,355,479	1,375,709	19,264,557	31,375,131
Translation adjustment	—	—	—	(2,365)	—	(2,365)
Net income for the period	—	—	—	—	89,645	89,645

Balance, October 12, 2007	—	$4,379,386	$6,355,479	$1,373,344	$19,354,202	$31,462,411

Issue of capital by International Petroleum	100	13	—	—	—	13

Balance, September 30, 2007	100	13	—	—	—	13
Issue of capital by International Petroleum	4,900	630	—	—	—	630
Contribution by the Sole Shareholder of International Petroleum	—	—	32,770,308	—	—	32,770,308
Translation adjustment	—	—	—	3,661,210	—	3,661,210
Net income for the period	—	—	—	—	11,643,104	11,643,104

Balance, September 30, 2008	5,000	643	32,770,308	3,661,210	11,643,104	48,075,265
Issue of shares by Superport for acquisition of International Petroleum	(4,900)	(543)	543	—	—	—
Translation adjustment	—	—	—	244,717	—	244,717
Net income for the period	—	—	—	—	9,305,986	9,305,986

Balance, May 5, 2009	100	100	32,770,851	3,905,927	20,949,090	57,625,968

	Successor
	Ordinary shares
				Accumulated other comprehensive income (loss)
	Number of shares	Amount	Additional Paid-in capital		Retained earnings	Total shareholders' equity
Recapitalization of the Company, May 6, 2009	100	100	70,403,724	—	—	70,403,824
Translation adjustment	—	—	—	3,301,824	—	3,301,824
Net income for the period	—	—	—	—	5,220,208	5,220,208

Balance, September 30, 2009	100	100	70,403,724	3,301,824	5,220,208	78,925,856

The accompanying notes are an integral part of these consolidated financial statements.

SUPERPORT LIMITED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Expressed in U.S. dollars)

		Predecessor					Successor
	Notes	Year ended September 30, 2007	Period from October 1, 2007 to October 12, 2007	Period from September 10, 2007 (date of incorporation to September 30, 2007	Year ended September 30, 2008	Period from October 1, 2008 to May 5, 2009	Period from May 6, 2009 to September 30, 2009
CASH FLOWS FROM (USED IN) OPERATING ACTIVITIES
Net income		$8,113,165	$89,645	$—	$11,643,104	$9,305,986	$5,220,208
Adjustments to reconcile net income to cash provided by operating activities:
Amortization and depreciation		2,014,251	46,584	—	3,473,961	2,219,649	2,758,917
Gain on disposal of equipment		(21,142)	(3,572)	—	(113,717)	(72,572)	(49,079)
Deferred income tax expenses (benefits)		—	12,289	—	(1,138,808)	(481,827)	(534,958)
Write down in value of equipment		1,963,113	—	—	—	—	—
Changes in operating assets and liabilities, net of the acquisition of equity interest in Tianjin New Highland in 2007 and push down accounting adjustments in 2009:
Accounts receivable		(4,104,416)	(802,971)	—	(4,579,172)	2,240,184	1,675,993
Other receivable		—	—	—	—	—	(50,069)
Inventories		1,397,820	(167,061)	—	179,828	(281,944)	295,370
Prepaid expenses and deposit		2,233,734	5,147	—	(8,169,887)	(6,353,244)	16,431
Accounts payable		(2,167,546)	272,573	—	(1,374,021)	476,448	207,341
Other payables and accrued liabilities		271,114	100,802	—	145,495	304,053	35,867
Income taxes payable		439,149	(1,284,121)	—	1,106,471	(671,620)	793,997

Net cash provided by (used in) operating activities		10,139,242	(1,730,685)	—	1,173,254	6,685,113	10,370,018

CASH FLOWS FROM (USED IN) INVESTING ACTIVITIES
Purchase of equipment		(19,773,366)	—	—	(57,523)	(8,457)	(5,080)
Proceeds from disposition of equipment		18,491,481	—	—	—	—	—
Disposition in interest of joint venture	R	2,844,450	—	—	—	—	—
Acquisition of subsidiary		—	—	—	2,572,290	—	—

Net cash used in investing activities		1,562,565	—	—	2,514,767	(8,457)	(5,080)

CASH FLOWS FROM (USED IN) FINANCING ACTIVITY
Issue of capital		—	—	13	630	—	—
Obligation under capital lease		—	—	—	17,235	(2,115)	(1,572)
Bank loan		(6,029,655)	—	—	—	—	—
Issuance of common shares		—	—	—	—	—	—
Advances from (Repayment to) related parties		114,318	1,611	(13)	5,073,245	(140,199)	44,294

Net cash provided by (used in) financial activities		(5,915,337)	1,611	—	5,091,110	(142,314)	42,722

EFFECT OF EXCHANGE RATE CHANGE		365,802	(551)	—	409,324	64,880	(24,772)
NET CASH INFLOW (OUTFLOW)		6,152,272	(1,729,625)	—	9,188,455	6,599,222	10,382,888
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD		2,889,364	9,041,636	—	—	9,188,455	15,787,677

CASH AND CASH EQUIVALENTS, END OF PERIOD		$9,041,636	$7,312,011	$—	$9,188,455	$15,787,677	$26,170,565

SUPPLEMENT DISCLOSURE OF CASH FLOW INFORMATION
Interest paid		$301,058	$—	—	$—	$—	$—

Income taxes paid		$4,410,860	$1,322,711	$—	$3,028,792	$3,794,400	$1,350,086

The accompanying notes are an integral part of these consolidated financial statements.

SUPERPORT LIMITED AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

(Expressed in U.S. dollars)

NOTE A—DESCRIPTION OF THE BUSINESS

        Superport Limited ("Superport") is incorporated in the British Virgin Islands on March 20, 2009 with an authorized share capital of 50,000 shares with a par value of $1.00 each. The Company issued 100 shares with total common stock of $100. Its subsidiaries are International Petroleum Services Corporation Limited ("International Petroleum") and Tianjin New Highland Science and Technology Development Co., Limited ("Tianjin New Highland"). The Company and its subsidiaries are referred to as the "Company". The Company is a petroleum engineering and technology service provider and conducts its business through its office in Tanggu, City of Tianjin, People's Republic of China ("China"). The Company mainly uses solution to disperse into oil reservoir or uses high-pressure water jets to drill horizontal tunnels from the vertical wellbore to recover residual oil in the oil field owned by the state-owned enterprises in China. Further descriptions of the Company's businesses are disclosed in Note P.

        Tianjin New Highland is a local private company incorporated on October 13, 2004 in the City of Tianjin, China and is the operating entity of the Company. According to the Chinese regulations and laws, the share capital of a corporation has to be registered with and approved by the regulatory authority. The paid in capital (equivalent to common stock) of Tianjin New Highland represents the cumulative cash contribution from the shareholders to Tianjin New Highland and each shareholder's percentage ownership interest in Tianjin New Highland is calculated by his relative cash contribution to the total paid in capital. The paid in capital can only be reduced and returned to the shareholders when all the financial obligations can be met and approved by the regulatory authority. Any additional contributions of capital above the approved paid in capital are recorded in the additional paid in capital.

        International Petroleum was incorporated in Hong Kong on September 10, 2007. Its authorized share capital is 250,000 shares with a par value of HK$1.00 each. As of September 30, 2009, International Petroleum issued 5,000 shares with total common stock of HK$5,000. International Petroleum is the intermediate holding company of Tianjin New Highland and it does not have other businesses. The Company did not have any operations during the period from September 10, 2007 (date of incorporation of International Petroleum) to September 30, 2007.

        Due to the size of Superport and its subsidiaries, the provision of Lateral Hydraulic Drilling ("LHD") and Molecular Deposition Film Technology ("MDF") were consolidated in one segment based on organizational structure, strategies, decision making and the availability of financial information. Operating segments are components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision-maker in deciding how to allocate resources and in assessing performance. Based upon its methods of internal reporting and management structure, management believes the Company meets the criteria of having a single reporting segment.

NOTE B—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

1.
Basis of Presentation

        The consolidated financial statements are presented in accordance with accounting principles generally accepted in the United States of America ("US GAAP"). The Company prior to May 6, 2009 is referred to as the "Predecessor" and after May 5, 2009 is referred to as the "Successor". The accompanying consolidated balance sheets present the Company's financial position as of

SUPERPORT LIMITED AND SUBSIDIARIES

Notes to the Consolidated Financial Statements (Continued)

(Expressed in U.S. dollars)

NOTE B—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

September 30, 2008 (Predecessor) and September 30, 2009 (Successor). The accompanying satements of income and comprehensive income, shareholders' equity and cash flows present the Predecessor Period for the year ended September 30, 2007, Predecessor Period from October 1, 2007 to October 12, 2007, Predecessor Period from September 10, 2007 (date of incorporation) to September 30, 2007, Predecessor Period for the year ended September 30, 2008, Predecessor Period from October 1, 2008 to May 5, 2009, Successor Period from May 6, 2009 to September 30, 2009. See further description of the successor and predecessor periods below.

        On October 12, 2007, International Petroleum acquired 100% equity interest of Tianjin New Highland for a total consideration of RMB281,556,846 ($37,510,029) and the control of Tianjin New Highland was changed on the same date. Out of the total purchase consideration, RMB35,100,000 ($4,739,721) was paid by International Petroleum and the remaining RMB246,456,846 ($32,770,308) was borne by the ultimate shareholder of International Petroleum ("Sole Shareholder of International Petroleum"). As a result, the portion of $32,770,308 is treated as contribution by the shareholder and has been included in additional paid-in capital since under the sales and purchase agreement, the Sole Shareholder of International Petroleum is responsible to pay the remaining $32,770,308. The acquisition has been accounted for using the purchase method of accounting and further details are set out in Note C.

        On March 20, 2009, the Sole Shareholder of International Petroleum incorporated Superport to hold the 100% ownership of International Petroleum. As Superport was incorporated for the purpose of being an intermediate holding vehicle between International Petroleum and the ultimate shareholder, therefore the incorporation of Superport and the transfer of equity interests in International Petroleum to Superport is treated as a pooling of interest as the ultimate shareholder before and after the acquisition of International Petroleum by Superport is the same. Accordingly, the assets and liabilities of International Petroleum have been recorded at their historical carrying amounts and the accompanying consolidated financial statements for the period from September 10, 2007 (date of incorporation of International Petroleum) through September 30, 2009 include the results of operations and assets and liabilities of International Petroleum and Superport on a combined basis, and as if the reorganization had occurred on September 10, 2007 (date of incorporation of International Petroleum). On May 6, 2009, Superport was sold to two corporate shareholders, being independent third parties, for a total consideration of RMB503,400,563 ($73,839,040). The control of Superport was changed on the same date. The two corporate shareholders are Premium Sino Finance Limited ("Premium Sino") and another corporate who hold 90% and 10% respectively in Superport. As part of the acquisition arrangement, Premium Sino also agreed to assume the obligations to settle any remaining balance of the partial consideration of $32,770,308 (see above) in acquiring Tianjin New Highland by International Petroleum not yet settled by the Sole Shareholder of International Petroleum. As a result of the change of ownership of Superport on May 6, 2009, push-down accounting is applied to establish a new basis of accounting in the Superport's consolidated financial statements, effective May 6, 2009, and further details are set out in Note D.

        For financial reporting purpose, Tianjin New Highland is considered to be the predecessor of Superport. Therefore, the financial statements of Tianjin New Highland have been presented as the Predecessor Period for the year ended September 30, 2007 and Predecessor Period from October 1, 2007 to October 12, 2007, the date immediately before the acquisition. Due to the impact of the changes arising from the push-down accounting adjustments described in Note D, the fiscal year 2009 is

SUPERPORT LIMITED AND SUBSIDIARIES

Notes to the Consolidated Financial Statements (Continued)

(Expressed in U.S. dollars)

NOTE B—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

presented as the Predecessor Period from October 1, 2008 through May 5, 2009 and the Successor Period from May 6, 2009 through September 30, 2009.

2.
Principles of Consolidation

        The consolidated financial statements include the financial statements of Superport, International Petroleum and Tianjin New Highland. All significant intercompany balances and transactions have been eliminated in consolidation.

3.
Use of Estimates

        The preparation of financial statements in conformity with US GAAP requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses and disclosure of contingent assets and liabilities. Management makes its best estimate of the ultimate outcome for these items based on historical experience, current and expected conditions and various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results could differ from those estimates.

4.
Cash and Cash Equivalents

        The Company considers all highly liquid instruments purchased with an original maturity of three months or less to be cash equivalents. Cash balances with banks at September 30, 2008 and 2009 exceed insured limits by approximately $9.2 million and $26.2 million, respectively.

5.
Accounts Receivable

        Accounts receivable are recorded at the invoice price in the period in which the related revenues are earned and do not bear interest. No specific customer allowance for bad debt expense was provided based upon the Company's review of customer historical write-off experience, evaluation of customer credit condition and the general economic status of the customer. Past due or delinquency is considered based on the contractual payment terms.

6.
Revenue Recognition

        The Company recognizes revenue at the time of delivery, based on a mutually executed contract where the contract price is fixed and determinable and collectability of the amount is reasonably assured.

        The Company's sales represent services rendered in respect of oil recovery and are measured at the fair value of the consideration received or receivable, net of sales related taxes. Before finalizing the terms of a MDF contract, the Company has carried out feasibility study and test runs to make ensure that the oil extraction target, if any, can be met over the life of the contract and will not incur any penalty or termination of the contract when the production target cannot be met. The Company either provides services directly to the oil and gas producer or provides sub-contracting services to oil recovery companies. Due to shortage of capital or other reasons, the Company may assign the service contracts with oil and gas producer to other oil recovery companies and acts as subcontractor to these oil recovery companies. In both cases, revenue is recognized when services are provided, which is evidenced by documents such as oil delivery confirmation sheet and daily production sheet of the oil and gas producer. However, in respect of fixed-price sub-contracts, the Company recognizes revenue on

SUPERPORT LIMITED AND SUBSIDIARIES

Notes to the Consolidated Financial Statements (Continued)

(Expressed in U.S. dollars)

NOTE B—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

a straight-line basis (rateably) over the life of the sub-contracts. For services directly provided to the oil and gas producer, the Company records the revenue on a gross basis with the related direct costs recorded as cost of sales. For fixed-price and non fixed-price sub-contracts, the Company records the fixed income as revenue on a net basis.

7.
Inventories

        Inventory, consisting of different types of solvents for injection into the reservoir system either for the purpose of improvement of the extraction of crude oil and/or stopping leakage and small tools for field work purpose, is stated at the lower of cost or market with costs determined using the weighted average cost method.

8.
Equipment

        Equipment, consisting of machinery and equipment, are stated at cost less accumulated depreciation. Equipment acquired in a purchase business combination are initially recorded based on fair value of the acquired interest. Expenditures for betterments, renewals and additions are capitalized. Repairs and maintenance are expensed as incurred. In addition, as a result of the application of push-down accounting (Note D), the Company's equipment has been adjusted to a new cost basis, which reflects the fair value of equipment as of May 6, 2009.

        The Company uses straight-line method of depreciation over the estimated useful life of the assets:

Automobile	15 years
Production equipment	15 - 20 years
Office equipment	5 years
Computer equipment	5 years
Computer software	2 years
9.
Long-Lived Assets

        Long-lived assets of the Company consisting of equipment and intangible assets subject to amortization are reviewed for impairment when changes in circumstances indicate their carrying value has become impaired, pursuant to guidance established in the Accounting Standard Codification ("ASC") Topic 360-10, "Property, Plant and Equipment" and ASC Topic 350-30, "Intangibles—Goodwill and Other". Management considers assets to be impaired if the carrying amount of an asset exceeds the future projected cash flows, discounted at the Company's cost of capital, from related operations. If impairment is deemed to exist, the asset will be written down to fair value, and a loss is recorded as the difference between the carrying value and the fair value in the statement of income. Fair values are determined based on quoted market values, discounted cash flows or internal and external appraisals, as applicable. Assets to be disposed of are carried at the lower of carrying value or estimated net realizable value.

10.
Intangible assets

        Acquired intangible assets, other than goodwill, are recognized if it satisfies either the "contractual-legal" or "separability" criterion specified under US GAAP. Such intangible assets are initially recorded at the purchase price paid that has been allocated to a proportionate amount of the

SUPERPORT LIMITED AND SUBSIDIARIES

Notes to the Consolidated Financial Statements (Continued)

(Expressed in U.S. dollars)

NOTE B—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

fair value of the Company's underlying assets and liabilities at the date of acquisition, i.e. October 12, 2007.

        As a result of the application of push-down accounting (Note D), intangible assets have been adjusted to a new cost basis, which reflects the fair value of the intangible assets as of May 6, 2009.

        Intangible assets with determinable useful lives are amortized as follows:

Customer relationships	3 - 7 years
11.
Earnings per share

        Basic earnings per share are computed by dividing income available to common shareholders by the weighted average common shares outstanding during the period.

12.
Income Taxes

        The Company accounts for income taxes under the provisions of ASC Topic 740, "Income Taxes". Under ASC Topic 740, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred income taxes are provided using the liability method. Under this method, deferred income taxes are recognized for the tax consequences of temporary differences by applying enacted statutory rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. The tax base of an asset or liability is the amount attributed to that asset or liability for tax purposes. The effect on deferred taxes of a change in tax rates is recognized in income in the period of change. A valuation allowance is provided to reduce the amount of deferred tax assets if it is considered more likely than not that some portion of, or all of, the deferred tax assets will not be realized.

        Corporate income tax is provided on the basis of the statutory profit for financial reporting purposes, adjusted for income and expense items, which are not assessable or deductible for income tax purposes.

13.
Comprehensive Income and Foreign Currency Translation

        The Company adopted ASC Topic 220, "Comprehensive Income," which establishes standards for reporting and display of comprehensive income, its components and accumulated balances. The Company is disclosing this information on its Statement of Shareholders' Equity. Comprehensive Income is comprised of equity changes, except those resulting from investments from owners and distributions to owners.

        The Company's Other Comprehensive Income, which is reported in the statement of income and comprehensive income consists solely of net income and foreign currency translation gain or loss.

        The functional currency and reporting currency of the Company is the Chinese Renminbi ("RMB") and United States dollars respectively. The financial statements are translated in United States dollars using current rates of exchange for assets and liabilities and using average rates for the year for revenues and expenses. Gains or losses resulting from these translation adjustments are included in accumulated other comprehensive income in the equity section of the balance sheet. The cumulative foreign currency translation adjustment, which represents total Accumulated Other Comprehensive Income is included in equity.

SUPERPORT LIMITED AND SUBSIDIARIES

Notes to the Consolidated Financial Statements (Continued)

(Expressed in U.S. dollars)

NOTE B—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

14.
Recently Adopted Accounting Standards

          (i)  The Financial Accounting Standards Board ("FASB") Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles

        On July 1, 2009, the FASB launched the "FASB Accounting Standards Codification" (the "FASB ASC") as the single source of authoritative non-governmental US GAAP. The FASB ASC did not change current US GAAP, but simplified user access to all authoritative US GAAP by organizing all the authoritative literature related to a particular topic in one place. All existing accounting standard documents were superseded and all other accounting literature not included in the FASB ASC is now considered non-authoritative. The adoption of the FASB ASC did not have an impact on the Company's consolidated financial statements and all references within these financial statements uses the codification as adopted by FASB ASC.

         (ii)  Subsequent Events

        In February 2010, the FASB issued Accounting Standards Update No. 2010-09, Subsequent Events (Topic 855): Amendments to Certain Recognition and Disclosure Requirements. This update provides amendments to Topic 855—Subsequent Events to clarify certain recognition and disclosure requirements. The amendments in this update remove the requirement for an SEC filer to disclose a date through which subsequent events have been evaluated in both issued and revised financial statements. The topic now includes the definition of SEC filer but removed the definitions of public entity. All of the amendments in this update are effective upon the issuance of the final update. The adoption of FASB Accounting Standards Update No. 2010-09 will not have an effect on the Company's consolidated financial statements.

15.
New Accounting Pronouncements

          (i)  Disclosure about Derivative Instruments and Hedging Activities

        In March 2008, the FASB issued ASC Topic 815-10, "Derivative and Hedging". This statement is intended to improve transparency in financial reporting by requiring enhanced disclosures of an entity's derivative instruments and hedging activities and their effects on the entity's financial position, financial performance, and cash flows. ASC Topic 815-10 applies to all derivative instruments within the scope of ASC Topic 815 as well as related hedged items, bifurcated derivatives, and non-derivative instruments that are designated and qualify as hedging instruments. Entities with instruments subject to ASC Topic 815-10 must provide more robust qualitative disclosures and expanded quantitative disclosures. ASC Topic 815-10 is effective prospectively for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application permitted. We are currently evaluating the disclosure implications and impact of this statement on the Company's financial statements.

         (ii)  Determining Whether an Instrument (or an Embedded Feature) Is Indexed to an Entity's Own Stock

        In June 2008, the FASB issued ASC Topic 815-40, "Derivatives and Hedging—Contracts in Entity's Own Equity". ASC Topic 815-40 provides that an entity should use a two step approach to evaluate whether an equity-linked financial instrument (or embedded feature) is indexed to its own stock, including evaluating the instrument's contingent exercise and settlement provisions. It also clarifies on

SUPERPORT LIMITED AND SUBSIDIARIES

Notes to the Consolidated Financial Statements (Continued)

(Expressed in U.S. dollars)

NOTE B—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

the impact of foreign currency denominated strike prices and market-based employee stock option valuation instruments on the evaluation. ASC Topic 815-40 is effective for fiscal years beginning after December 15, 2008. We are currently evaluating the impact from the implementation of the ASC Topic 815-40 on the Company's financial position and results of operations.

        (iii)  Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities

        In June 2008, FASB issued the ASC Topic 260, "Earnings Per Share". The ASC Topic 260 addresses whether instruments granted in share-based payment transactions are participating securities prior to vesting and, therefore, need to be included in the earnings allocation in computing earnings per share under the two-class method. The ASC Topic 260 affects entities that accrue dividends on share-based payment awards during the awards' service period when the dividends do not need to be returned if the employees forfeit the award. The ASC Topic 260 is effective for fiscal years beginning after December 15, 2008. The implementation of this ASC Topic will not have a material impact on the Company's financial position and results of operations.

        (iv)  Accounting for an Instrument (or an Embedded Feature) with a Settlement Amount That is Based on the Stock of an Entity's Consolidated Subsidiary

        In November 2008, the FASB issued ASC Topic 815-40, "Derivatives and Hedging—Contracts in Entity's Own Equity". ASC Topic 815-40 clarifies whether a financial instrument for which the payoff to the counterparty is based, in whole or in part, on the stock of an entity's consolidated subsidiary is indexed to the reporting entity's own stock. ASC Topic 815-40 also clarifies whether or not stock should be precluded from qualifying for the scope exception of ASC Topic 815, "Derivatives and Hedging", or from being within the scope of ASC Topic 815, "Derivatives and Hedging". ASC Topic 815-40 is effective for fiscal years beginning on or after December 15, 2008, and interim periods within those fiscal years. We are currently evaluating the impact from the implementation of the ASC Topic 815-40 on the Company's financial position and results of operations.

         (v)  Accounting for Uncertainty in Income Taxes

        In December 2008, FASB issued ASC Topic 740-10, "Income Taxes". ASC Topic 740-10 clarifies the accounting for uncertainty in income taxes recognized in an enterprise's financial statements in accordance with ASC Topic 740, "Income Taxes". The effective date of ASC Topic 740-10 is effective for non-public enterprises with fiscal years beginning after December 15, 2008. The Company is currently assessing the impact of ASC Topic 740-10 on its financial position and results of operations.

        (vi)  Accounting for Assets Acquired and Liabilities Assumed in a Business Combination that Arise from Contingencies

        In April 2009, the FASB issued ASC Topic 805 "Business Combination" which addresses application issues on initial and subsequent recognition and measurement arising from contingencies in a business combination. ASC Topic 805 is effective for assets or liabilities arising from contingencies in business combinations beginning with the first annual period on or after December 15, 2008. The adoption of ASC Topic 805 will not have an impact on the Company's financial statements.

SUPERPORT LIMITED AND SUBSIDIARIES

Notes to the Consolidated Financial Statements (Continued)

(Expressed in U.S. dollars)

NOTE B—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

       (vii)  Fair Value Measurements and Disclosures

        In August 2009, the FASB issued Accounting Standards Update ("ASU") No. 2009-05 which provides additional guidance on how companies should measure liabilities at fair value and confirmed practices that have evolved when measuring fair value such as the use of quoted prices for a liability when traded as an asset. While reaffirming the existing definition of fair value, the ASU reintroduces the concept of entry value into the determination of fair value. Entry value is the amount an entity would receive to enter into an identical liability. Under the new guidance, the fair value of a liability is not adjusted to reflect the impact of contractual restrictions that prevent its transfer. The effective date of this ASU is the first reporting period (including interim periods) after August 26, 2009. Early application is permitted for financial statements for earlier periods that have not yet been issued. The adoption of this new standard is not expected to have a material impact on the consolidated financial statements.

      (viii)  Improving Disclosures About Fair Value Measurements

        In January 2010, the FASB issued ASU 2010-06, "Fair Value Measurements and Disclosures (ASC 820): Improving Disclosures about Fair Value Measurements." This update will require (1) an entity to disclose separately the amounts of significant transfers in and out of Levels 1 and 2 fair value measurements and to describe the reasons for the transfers; and (2) information about purchases, sales, issuances and settlements to be presented separately (i.e., present the activity on a gross basis rather than net) in the reconciliation for fair value measurements using significant unobservable inputs (Level 3 inputs). This guidance clarifies existing disclosure requirements for the level of disaggregation used for classes of assets and liabilities measured at fair value and requires disclosures about the valuation techniques and inputs used to measure fair value for both recurring and nonrecurring fair value measurements using Level 2 and Level 3 inputs. The new disclosures and clarifications of existing disclosure are effective for fiscal years beginning after December 15, 2009, except for the disclosure requirements related to the purchases, sales, issuances and settlements in the rollforward activity of Level 3 fair value measurements. Those disclosure requirements are effective for fiscal years ending after December 31, 2010. The Company is still assessing the impact of this guidance and do not believe the adoption of this guidance will have a material impact on the Company's consolidated financial statements.

NOTE C—ACQUISITION OF TIANJIN NEW HIGHLAND BY INTERNATIONAL PETROLEUM

        As set out in Notes A and B above, on October 12, 2007, International Petroleum acquired the 100% equity interest of Tianjin New Highland for a total consideration of RMB281,556,846 ($37,510,029). Out of the total purchase consideration, RMB35,100,000 ($4,739,721) was paid by International Petroleum and the remaining RMB246,456,846 ($32,770,308) was borne by the Sole Shareholder of International Petroleum. As a result, the portion of $32,770,308 is treated as contribution by the shareholder and has been included in additional paid-in capital since under the sales and purchase agreement, the Sole Shareholder of International Petroleum is responsible to pay the remaining purchase price of $32,770,308.

        The acquisition has been accounted for using the purchase method of accounting. The cost of the acquisition is allocated to the assets acquired, including separately identifiable intangible assets, and

SUPERPORT LIMITED AND SUBSIDIARIES

Notes to the Consolidated Financial Statements (Continued)

(Expressed in U.S. dollars)

NOTE C—ACQUISITION OF TIANJIN NEW HIGHLAND BY INTERNATIONAL PETROLEUM (Continued)

liabilities assumed based on their estimated fair values. The valuation of the assets acquired and liabilities assumed was based on a pro rata allocation of the fair values of the assets acquired and liabilities assumed and the historical financial statement carrying amounts of the assets and liabilities of Tianjin New Highland. The fair value of the assets acquired and liabilities assumed exceeded Tianjin New Highland's purchase price, resulting in negative goodwill of RMB198,895,466 ($26,488,898). The negative goodwill was allocated on a pro rata basis to reduce the fair value of certain non-current assets as described below.

        Management makes estimates and judgments in determining the fair value of the assets acquired and liabilities assumed based on its experience in valuation of similar assets and liabilities with the assistance of an independent third party valuer. The allocation of the purchase price for property and equipment, intangible assets and related deferred income taxes was based upon valuation data at the date of the acquisition. If different judgments or assumptions were used, the amounts assigned to the individual acquired assets or liabilities could be materially different.

        The following tables summarize the total purchase price and the amounts assigned to each major asset and liability caption of Tianjin New Highland as of the acquisition date:

Cash paid	$4,739,721
Contribution by shareholders	32,770,308

Total consideration	$37,510,029

Amounts assigned to each major asset and liability caption of Tianjin New Highland (after allocation of negative goodwill):
Cash	$7,312,011
Current assets excluding cash	7,270,337
Equipment	11,225,381
Intangible assets	18,335,291
Current liabilities	(3,408,883)
Non-current deferred income tax liabilities	(2,990,964)
Non-current deferred revenue	(233,144)

Net assets of Tianjin New Highland	$37,510,029

        The weighted average amortization period of the intangible assets acquired (customer relationship) is approximately 7 years.

        Negative goodwill of RMB198,895,466 ($26,488,898) was allocated to the following non-current assets:

Equipment	$10,058,905
Intangible assets	16,429,993

$26,488,898

SUPERPORT LIMITED AND SUBSIDIARIES

Notes to the Consolidated Financial Statements (Continued)

(Expressed in U.S. dollars)

NOTE D—CHANGE OF OWNERSHIP OF SUPERPORT

        As set out in Notes A and B above, on March 20, 2009, the Sole Shareholder of International Petroleum incorporated Superport to hold the 100% ownership of International Petroleum. As Superport was incorporated for the purpose of being an intermediate holding vehicle between International Petroleum and the ultimate shareholder, therefore the incorporation of Superport and the transfer of equity interests in International Petroleum to Superport is treated as a pooling of interest as the ultimate shareholder before and after the acquisition of International Petroleum by Superport is the same.

        On May 6, 2009, Superport was sold to two corporate shareholders, being independent third parties, for a total consideration of $73,839,040. The control of Superport was changed on the same date. The two corporate shareholders, Premium Sino and another corporate, hold 90% and 10% respectively in Superport. As part of the acquisition arrangement, Premium Sino agreed to assume the obligations to settle any remaining balance of the partial consideration of $32,770,308 (see Note C) in acquiring Tianjin New Highland by International Petroleum not yet settled by the Sole Shareholder of International Petroleum.

        As a result of the change of ownership of Superport on May 6, 2009, push-down accounting is applied to establish a new basis of accounting in the Superport's consolidated financial statements, effective May 6, 2009. The fair value of the assets and liabilities of Superport and its wholly owned subsidiaries have been push-downed and reflected in Superport's consolidated financial statements in connection with the acquisition of the 100% equity interest of Superport by the new shareholders on May 6, 2009, resulting in negative goodwill of $23,792,829. The negative goodwill was allocated on a pro rata basis to reduce the fair value of certain non-current assets as described below.

        Management makes estimates and judgments in determining the fair value of the assets acquired and liabilities assumed based on its experience in valuation of similar assets and liabilities with the assistance of an independent third party valuer. The allocation of the purchase price for property and equipment, intangible assets and related deferred income taxes was based upon valuation data at the date of the acquisition. If different judgments or assumptions were used, the amounts assigned to the individual acquired assets or liabilities could be materially different.

SUPERPORT LIMITED AND SUBSIDIARIES

Notes to the Consolidated Financial Statements (Continued)

(Expressed in U.S. dollars)

NOTE D—CHANGE OF OWNERSHIP OF SUPERPORT (Continued)

        Details of the fair value of the net assets of Superport and its subsidiaries on May 6, 2009 are as follows:

Total cash consideration paid by new owners for acquiring the 100% equity interests in Superport	$73,839,040

Amounts assigned to each major asset and liability caption of Superport (after allocation of negative goodwill):
Cash	$15,787,677
Current assets excluding cash	25,458,742
Equipment	13,868,714
Intangible assets	34,535,021
Current liabilities	(8,700,736)
Non-current deferred income tax liabilities	(7,032,492)
Long term liabilities	(77,886)

Fair value of net assets of Superport and its subsidiaries	$73,839,040

        The weighted average amortization period of the intangible assets acquired (customer relationship) is approximately 6 years.

        Negative goodwill of $23,792,829 was allocated to the following non-current assets:

Equipment	$6,817,159
Intangible assets	16,975,670

$23,792,829

NOTE E—EQUIPMENT, NET

        At September 30, 2008 and 2009, equipment at cost and accumulated depreciation was:

	Predecessor	Successor
	September 30, 2008	September 30, 2009
Automobile	$132,550	$137,591
Production equipment	12,144,515	13,657,333
Computer equipment	35,410	26,171
Computer software	13,336	533
Office equipment	43,787	28,530

	12,369,598	13,850,158
Less: accumulated depreciation	(809,938)	(360,350)

	$11,559,660	$13,489,808

SUPERPORT LIMITED AND SUBSIDIARIES

Notes to the Consolidated Financial Statements (Continued)

(Expressed in U.S. dollars)

NOTE E—EQUIPMENT, NET (Continued)

        During the year ended September 30, 2007, Tianjin New Highland arranged an independent valuation of the production equipment located at the Dagang and Liaohe oilfield resulting in a write down of $1,963,113 in value of the production equipment.

        During the year ended September 30, 2007, Tianjin New Highland disposed of its production equipment located at the Dagang and Liaohe oilfield to third parties resulting in a gain on disposal of $359,423 and has leased them back under two separate operating leases. The gain on disposal of equipment is amortized over the leaseback period. The amount amortized for different periods are summarized as follows:

	Predecessor					Successor
	Year ended September 30, 2007	Period from October 1, 2007 to October 12, 2007	Period from September 10, 2007 (date of incorporation) to September 30, 2007	Year ended September 30, 2008	Period from October 1, 2008 to May 5, 2009	Period from May 6, 2009 to September 30, 2009
Gain on disposal of equipment	$21,142	$3,572	$—	$113,717	$72,572	$49,079

Also see Note G.

        The depreciation expenses included in the cost of sales and general and administrative expenses for different periods are summarized as follows:

	Predecessor					Successor
	Year ended September 30, 2007	Period from October 1, 2007 to October 12, 2007	Period from September 10, 2007 (date of incorporation) to September 30, 2007	Year ended September 30, 2008	Period from October 1, 2008 to May 5, 2009	Period from May 6, 2009 to September 30, 2009
Amount included in:
Cost of sales	$1,989,148	$43,537	$—	$759,901	$484,940	$351,104
General and administrative expenses	25,103	3,047	—	23,917	17,924	9,172

NOTE F—INTANGIBLE ASSETS, NET

        At September 30, 2008 and 2009, intangible assets at cost and accumulated amortization were:

	Predecessor	Successor
	September 30, 2008	September 30, 2009
Customer relationships	$20,107,142	$34,476,160
Less: accumulated amortization	(2,779,789)	(2,399,133)

	$17,327,353	$32,077,027

SUPERPORT LIMITED AND SUBSIDIARIES

Notes to the Consolidated Financial Statements (Continued)

(Expressed in U.S. dollars)

NOTE F—INTANGIBLE ASSETS, NET (Continued)

        The amortization expenses included in the general and administrative expenses for the periods indicated below are summarized as follows:

	Predecessor					Successor
	Year ended September 30, 2007	Period from October 1, 2007 to October 12, 2007	Period from September 10, 2007 (date of incorporation) to September 30, 2007	Year ended September 30, 2008	Period from October 1, 2008 to May 5, 2009	Period from May 6, 2009 to September 30, 2009
General and administrative expenses	$—	$—	$—	$2,690,143	$1,716,785	$2,398,641

        The estimated amortization expense for the next five years is as follows:

Year ending September 30,
2010	$6,429,860
2011	6,429,860
2012	5,691,654
2013	4,658,166
2014	4,658,166
2015 and thereafter	4,209,321

$32,077,027

NOTE G—LEASE COMMITMENTS

I.
Capital Lease

        The Company entered into a capital lease for office equipment, repayable at RMB2,814 ($412) per month to December 2012. The liability includes imputed interest of 8.033% per annum.

	Predecessor	Successor
	September 30, 2008	September 30, 2009
Balance at the end of the period	$17,809	$14,165
Less: current portion	(3,680)	(3,986)

Long term portion	$14,129	$10,179

SUPERPORT LIMITED AND SUBSIDIARIES

Notes to the Consolidated Financial Statements (Continued)

(Expressed in U.S. dollars)

NOTE G—LEASE COMMITMENTS (Continued)

        The aggregate amount of payments required in each of the next four years on the above indebtedness is as follows:

Year ending September 30,
2010	$4,945
2011	4,945
2012	4,945
2013	1,236

16,071
Less: amount representing interest	1,906

$14,165

II.
Operating Leases

        The Company leases office buildings and equipment under non-cancelable operating leases expiring on December 31, 2010. At September 30, 2009, the future minimum rental payments required under these leases are as follows:

Year ending September 30,
2010	$4,102,705
2011	482,758
Thereafter	—

Total future minimum rental payments	$4,585,463

        The above future minimum rental payments are comprised of the following arrangements:

        (a)   Lease of Production Equipment at Liaohe Oil Field

        Tianjin New Highland sold the production equipment at Liaohe Oil Field under a sale and lease back agreement (Note E). The monthly rental charge payable is RMB730,000 ($106,894) until December 31, 2010.

        (b)   Lease of Production Equipment at Dagang Oil Field

        Tianjin New Highland sold the production equipment at Dagang Oil Field under a sale and lease back agreement (Note E). The monthly rental charge payable is RMB1,500,000 ($219,645) until October 19, 2010.

        (c)   Lease of Office Space

        Tianjin New Highland has two lease agreements for offices. The monthly rental charges payable are RMB62,500 ($9,152) and RMB50,820 ($7,442) until December 31, 2010 and July 31, 2010, respectively.

SUPERPORT LIMITED AND SUBSIDIARIES

Notes to the Consolidated Financial Statements (Continued)

(Expressed in U.S. dollars)

NOTE H—OTHER PAYABLES AND ACCRUED LIABILITIES

        At September 30, 2008 and 2009, other payables and accrued liabilities were comprised of the following:

	Predecessor	Successor
	September 30, 2008	September 30, 2009
Wages and benefits payable	$899,276	$1,257,747
Sales tax and personal tax payable	188,670	173,704
Other payable	326,433	326,869

	$1,414,379	$1,758,320

NOTE I—RELATED PARTY TRANSACTIONS

        The rents paid by Tianjin New Highland on the use of office space provided by an ex-principal shareholder at the periods indicated below are summarized as follows:

	Predecessor					Successor
	Year ended September 30, 2007	Period from October 1, 2007 to October 12, 2007	Period from September 10, 2007 (date of incorporation) to September 30, 2007	Year ended September 30, 2008	Period from October 1, 2008 to May 5, 2009	Period from May 6, 2009 to September 30, 2009
Rent	$82,729	$1,661	$—	$170,232	$88,752	$48,432

        The ex-principal shareholder was one of the shareholders of Tianjin New Highland who, together with the remaining shareholders of Tianjin New Highland, sold 100% equity interests in Tianjin New Highland to International Petroleum on October 12, 2007. The amount paid was an agreed amount below the market price. At September 30, 2008 and 2009, the Company had amounts of $177,998 and $82,367 due to the ex-principal shareholder respectively. The amounts are in relation to the rent payable and are repayable on demand and non-interest bearing.

        In addition to the rental payable above, during the period from May 6, 2009 to September 30, 2009, the Company's sales to an entity controlled by a principal shareholder of the Company amounted to approximately $5,457,000 (for all Predecessor Periods: $Nil).

        In addition, at September 30, 2008, the Company had amount of $5,077,886 due to the Sole Shareholder of International Petroleum and the amounts were advanced by the Sole Shareholder of International Petroleum for financing the acquisition of Tianjin New Highland by International Petroleum. Upon the transfer of the ownership of Superport on May 6, 2009, this amount was transferred to the new shareholders of Superport accordingly. The amount due at September 30, 2009 amounted to $5,088,580. The amount due is unsecured, interest-free and repayable on demand. If

SUPERPORT LIMITED AND SUBSIDIARIES

Notes to the Consolidated Financial Statements (Continued)

(Expressed in U.S. dollars)

NOTE I—RELATED PARTY TRANSACTIONS (Continued)

interest had been charged on the balance, the amount of interest incurred would have been in the amounts as disclosed as follows, assuming an imputed interest rate of 7% per annum:

	Predecessor			Successor
	Period from September 10, 2007 (date of incorporation) to September 30, 2007	Year ended September 30, 2008	Period from October 1, 2008 to May 5, 2009	Period from May 6, 2009 to September 30, 2009
Interest	$—	$374,929	$211,546	$144,432

NOTE J—RETAINED EARNINGS

        Pursuant to PRC regulations and laws, Tianjin New Highland is required to make appropriations to the reserve funds and staff welfare fund, based on after tax net income determined in accordance with generally accepted accounting principles of the People's Republic of China (the "PRC GAAP"). Appropriations to the reserve funds should be at least 10% of the after tax net income determined in accordance with the PRC GAAP until the reserve amount in such reserve funds is equal to 50% of the Tianjin New Highland's registered capital, after which the appropriation is voluntary. The reserve funds are established for covering corporate obligations in the event of business liquidation. Any additional appropriations to the reserve funds over the 10% requirement are made at the discretion of the Board of Directors. The reserve funds and staff welfare funds are recorded as part of the retained earnings but are not available for distribution to the owners of the Company other than in liquidation. Appropriations to the staff welfare fund are at a percentage, as determined by the Board of Directors, of the after tax net income determined in accordance with the PRC GAAP. The staff welfare fund is established for the purpose of providing employee facilities and other collective benefits to the employees. The appropriations are made on an annual basis. Effective from January 1, 2006, Tianjin New Highland is no longer required to set aside profit to the staff welfare funds because of the changes in legal requirements.

        The following is the summary of the reserve funds recorded as part of the retained earnings for the periods indicated below are summarized as follows:

	Reserve funds	Staff welfare funds	Total
Balance, September 30, 2006	$1,115,139	$267,523	$1,382,662
Appropriation	811,317	—	811,317

Balance, September 30, 2007	1,926,456	267,523	2,193,979
Appropriation	1,233,899	—	1,233,899

Balance, September 30, 2008	3,160,355	267,523	3,427,878
Appropriation	1,666,269	—	1,666,269

Balance, September 30, 2009	$4,826,624	$267,523	$5,094,147

NOTE K—INCOME TAXES

        Superport is registered in the British Virgin Islands. Under the current laws of the British Virgin Islands, Superport is not subject to income or capital gains taxes. In addition, dividend payments are not subject to withholding tax in the British Virgin Islands.

SUPERPORT LIMITED AND SUBSIDIARIES

Notes to the Consolidated Financial Statements (Continued)

(Expressed in U.S. dollars)

NOTE K—INCOME TAXES (Continued)

        Pursuant to the Hong Kong profits tax laws, International Petroleum is subject to profits tax at a statutory rate of 16.5% for the period from September 10, 2007 (date of incorporation) to September 30, 2008 and for the financial year ended September 30, 2009. Hong Kong profits tax has not been accrued for the period from September 10, 2007 (date of incorporation) to September 30, 2007, for the financial year ended September 30, 2008 and for the financial year ended September 30, 2009 because International Petroleum incurred losses for tax purposes during the periods.

        Pursuant to the China Income Tax Laws, Tianjin New Highland is subject to enterprise income tax at a statutory rate of 33% and 25% for the financial years ended September 30, 2007 and 2009, respectively. The Chinese statutory income tax rate has been changed from 33% to 25% effectively from January 1, 2008. An effective tax rate of 27% has been applied for financial year ended September 30, 2008 in below presentation. As of September 30, 2009, Tianjin New Highland has accrued $1,427,734 (2008: $1,302,539) for income taxes payable. In addition, the China Income Tax Laws imposes a withholding income tax at 10%, unless reduced by a tax treaty (in the case of payments to Hong Kong incorporated enterprises, the withholding tax is 5%), for dividends distributed by a PRC resident enterprise to its immediately holding company outside China for earnings accumulated beginning on January 1, 2008 and undistributed earnings generated prior to January 1, 2008 are exempt from such withholding income tax.

        Income tax expense (benefit) consists of the following:

	Predecessor					Successor
	Year ended September 30, 2007	Period from October 1, 2007 to October 12, 2007	Period from September 10, 2007 (date of incorporation) to September 30, 2007	Year ended September 30, 2008	Period from October 1, 2008 to May 5, 2009	Period from May 6, 2009 to September 30, 2009
Current tax expense	$4,849,977	$38,591	$—	$4,135,236	$3,122,780	$2,144,083
Deferred income tax expense (benefit)	—	12,289	—	(1,138,808)	(481,827)	(534,958)

	$4,849,977	$50,880	$—	$2,996,428	$2,640,953	$1,609,125

SUPERPORT LIMITED AND SUBSIDIARIES

Notes to the Consolidated Financial Statements (Continued)

(Expressed in U.S. dollars)

NOTE K—INCOME TAXES (Continued)

        The provision for income taxes differs from the amount computed by applying the statutory rates to the income before income tax provision due to the following:

	Predecessor					Successor
	Year ended September 30, 2007	Period from October 1, 2007 to October 12, 2007	Period from September 10, 2007 (date of incorporation) to September 30, 2007	Year ended September 30, 2008	Period from October 1, 2008 to May 5, 2009	Period from May 6, 2009 to September 30, 2009
Net income before provision for income taxes	$12,963,142	$140,525	$—	$14,639,532	$11,946,939	$6,829,333
Statutory income tax rate	33.00%	33.00%	16.5%	16.50%	16.50%	16.50%
Income tax at statutory rate	$4,277,837	$46,373	$—	$2,415,523	$1,971,245	$1,126,840
Difference in tax rates	—	—	—	1,537,178	1,015,499	580,519
Non deductible expenses (tax benefit items)	572,140	4,507	—	(161,121)	(345,791)	(98,234)
Effect on opening deferred tax resulting from change in tax rate	—	—	—	(795,152)	—	—

Income tax expense	$4,849,977	$50,880	$—	$2,996,428	$2,640,953	$1,609,125

        Future income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax liabilities as of September 30, 2008 and 2009 are as follows:

	Predecessor September 30, 2008	Successor September 30, 2009
Excess of accounting base over tax base relating to certain equipment and intangible assets	$2,103,235	$6,485,378

NOTE L—CONCENTRATIONS AND CREDIT RISK

        The Company operates principally in China and grants credit to its customers in this geographic region. Although China is economically stable, it is always possible that unanticipated events in foreign countries could disrupt the Company's operations.

SUPERPORT LIMITED AND SUBSIDIARIES

Notes to the Consolidated Financial Statements (Continued)

(Expressed in U.S. dollars)

NOTE L—CONCENTRATIONS AND CREDIT RISK (Continued)

        The customers that accounts for more than 10% of the total revenue of Superport and its subsidiaries for different periods are summarized as follows:

	Predecessor					Successor
	Year ended September 30, 2007	Period from October 1, 2007 to October 12, 2007	Period from September 10, 2007 (date of incorporation) to September 30, 2007	Year ended September 30, 2008	Period from October 1, 2008 to May 5, 2009	Period from May 6, 2009 to September 30, 2009
Number of customers	3	3	0	3	3	4
Percentage of total revenue from each of these customers	38%, 23%, 39%	54%, 36%, 10%	N/A	39%, 25%, 36%	34%, 21%, 40%	35%, 21%, 31%, 10%

        The net sales to customers representing at least 10% of net total sales as well as relative accounts receivable balance are as follows. For a meaningful comparison of the level of concentration of sales, the following tables present the relevant amounts for the fiscal years ended September 30, 2008 and 2009.

	Year ended September 30, 2008
	Sales $	% of Total Sales	Accounts receivable $	% of Total A/R
CNPC Changqing Oilfield Company (Note M(c))	11,428,116	35.52%	5,420,354	43.35%
Tianjin Dagang Shengkang Petroleum Technology Development Co. Ltd. ("Shengkang") (Note M(b))	12,771,442	39.70%	4,428,093	35.41%
Panjin Xinglongtai District Hanyu Petroleum Technology Development Company Ltd. ("Panjin Hanyu") (Note M(a))	7,970,144	24.78%	2,656,634	21.24%
	Year ended September 30, 2009
	Sales $	% of Total Sales	Accounts receivable $	% of Total A/R
Shengkang (Note M(b))	12,993,599	34.00%	3,297,034	38.25%
Panjin Hanyu (Note M(a))	8,113,374	21.23%	2,007,472	23.29%
Liaoning Ouya Dongdi Coalbed Gas Technology Co., Ltd. ("Liaoning Methane") (Note M(e))	6,832,396	17.88%	1,865,738	21.65%
CNPC Changqing Oilfield Company (Note M(c))	7,007,378	18.34%	—	0.00%

        The Company purchased its inventory supplies from a local supplier who produced Molecular Deposition Membrane solvents for its patent owner. The Company may have problems in fulfilling its contractual obligations (see Note M) if the local supplier cannot supply the solvents on time.

SUPERPORT LIMITED AND SUBSIDIARIES

Notes to the Consolidated Financial Statements (Continued)

(Expressed in U.S. dollars)

NOTE M—COMMITMENTS

(a)   Sub-contract with Panjin Hanyu

        On January 1, 2007, the Company signed a contract with China National Petroleum (Liaohe) Corp. ("CNPC Liaohe") to improve oil production by using the MD-1 (Molecular Deposition Membrane) flooding technology in certain oilfields at Panjin City, Liaoning Province, China. The crude oil produced belongs to CNPC Liaohe and CNPC Liaohe will pay the Company RMB680 ($99.57) per tonne for the services provided. The service contract is for four years until December 31, 2010. The Company installed the equipment necessary to carry out its obligations under contract and then sub-contracted the day-to-day operations to a China local company, Panjin Hanyu. The sub-contract calls for Panjin Hanyu to run the operations independently including collection of the aforementioned service fee from CNPC Liaohe. The Company will then receive RMB300 ($43.93) per tonne of crude oil produced from Panjin Hanyu out of the original RMB680 ($99.57). Effectively the Company assigned the service contract to Panjin Hanyu in return for a sub-contracting fee of RMB300 per tonne of crude oil produced. After June 30, 2007, the Company had no operating cost at Liaohe other than the employee cost of technical staff and rental equipment located at Liaohe.

(b)   Sub-Contract with Shengkang

        On January 1, 2006, the Company entered into a technology service contract with PetroChina Dagang Oil Field Company ("PetroChina Dagang") to improve oil production by using the Molecular Deposition Membrane flooding ("MD") technology in certain oilfields at Dagang Oilfield, Tianjin, China. The crude oil produced belongs to PetroChina Dagang and PetroChina Dagang will pay the Company RMB480 ($70.29) per tonne for the services provided. The service contract is for five years until December 31, 2010. The Company is responsible for the installation of equipment, as well as providing the technicians and materials for the carrying out its obligations under the contract. Due to a shortage of funds for the initial investment, the Company assigned the Dagang oilfield contract to the Shengkang Group which completed the necessary initial capital investments. The Company then signed an agreement with Shengkang to run the day-to-day operations of the project, with Shengkang paying the Company RMB300 ($43.93) per tonne of crude oil produced.

        The Company was subsequently notified by Shengkang Group that it proposed to assign the Dagang oilfield contract to a China local company, Hebei Daofu Oil Exploration Technology Development Ltd. ("Hebei Daofu") and a rescission agreement was entered into by the Company and Shengkang Group to terminate the assigned Dagang oilfield contract. As a result, on October 1, 2009, Tianjin New Highland, being the contracting party in the original contract with PetroChina Dagang, assigned the service contract to Hebei Daofu, in return for a consideration of RMB69,000,000 ($10,103,670), payable at RMB4,600,000 ($673,580) per month until the end of the original contract on December 31, 2010.

(c)   Service Contract with CNPC Changqing Oilfield Company

        On August 7, 2008, Tianjin New Highland entered into a technology service contract with CNPC Changqing Oil Field Company ("CNPC Changqing") to improve oil production by using the lateral hydraulic drilling technology in certain oilfields at Changqing Oilfield, Gansi, China. The crude oil produced belongs to CNPC Changqing and CNPC Changqing will pay Tianjin New Highland RMB2,500 ($366.08) per meter drilled. The service contract is for one year until August 31, 2009.

SUPERPORT LIMITED AND SUBSIDIARIES

Notes to the Consolidated Financial Statements (Continued)

(Expressed in U.S. dollars)

NOTE M—COMMITMENTS (Continued)

(d)   Service Contract with PetroChina Huabei Oilfield Company

        On July 17, 2008, Tianjin New Highland entered into a technology service contract with PetroChina Huabei Oil Field Company ("PetroChina Huabei") to improve oil production by using the MD technology at certain oilfields at Huabei Oilfield, Huabei, China. The crude oil produced belongs to PetroChina Huabei and PetroChina Huabei will pay Tianjin New Highland RMB330 ($48.32) per tonne for the services provided. The service contract is for five years until January 1, 2012. Tianjin New Highland is only responsible for the costs of labor and MD solvent.

        On April 1, 2010, Tianjin New Highland assigned the service contract to Hebei Daofu in return for a consideration of RMB25,725,000 ($3,766,912), payable at RMB1,225,000 ($179,377) per month until the end of the original contract on January 1, 2012.

(e)   Service Contract with Liaoning Ouya Dongdi Coalbed Gas Technology Co., Ltd.

        On October 28, 2008, Tianjin New Highland entered into a technology service contract with Liaoning Ouya Dongdi Coalbed Gas Technology Co., Ltd. ("Liaoning Methane") to improve methane production by using the lateral hydraulic drilling technology in certain coal fields at Liaoning, China. Liaoning Methane will pay Tianjin New Highland RMB900 ($131.79) per meter drilled. The service contract is for one year until October 28, 2009. On October 26, 2009, the contract was renewed for another 2 years until October 26, 2011.

(f)    Service Contract with CNPC Jilin Oil Field Company

        On July 28, 2009, Tianjin New Highland entered into a technology service contract with CNPC Jilin Oil Field Company ("CNPC Jilin") to improve the crude oil production by using the lateral hydraulic drilling technology at certain oil fields at Jilin, China effective from October 10, 2009. The crude oil produced belongs to CNPC Jilin and CNPC Jilin will pay Tianjin New Highland RMB2,500 ($366.08) per meter drilled. The service contract is for two years until October 9, 2012. Subsequently, the service contract was cancelled on April 15, 2010.

(g)   Service Contract with Daqing Yong Oil Extraction Technology Development Co. Ltd.

        On November 3, 2009, Tianjin New Highland entered into a technology service contract with Daqing Yong Oil Extraction Technology Development Co. Ltd. ("Daqing Rongshi") to improve the crude oil production by using the lateral hydraulic drilling technology at certain oil fields at Heilongjiang, China. Daqing Rongshi will pay Tianjin New Highland RMB2,500 ($366.08) per meter drilled. The service contract is for two years until November 3, 2011.

(h)   Purchase of Additional Lateral Hydraulic Drills

        Tianjin New Highland entered into an agreement to acquire additional lateral hydraulic drills at a total purchase price of RMB144,400,000 ($21,144,492). RMB101,080,000 ($14,801,144) was paid and recorded as prepaid expenses and deposit on the balance sheet at September 30, 2009, RMB14,440,000 ($2,114,449) is payable upon delivery of equipment and the balance RMB28,880,000 ($4,228,898) is payable upon completion of the testing of the equipment.

SUPERPORT LIMITED AND SUBSIDIARIES

Notes to the Consolidated Financial Statements (Continued)

(Expressed in U.S. dollars)

NOTE N—EARNINGS PER SHARE

        Basic earnings per share have been calculated as follows:

	Predecessor			Successor
	Period from September 10, 2007 (date of incorporation) to September 30, 2007	Year ended September 30, 2008	Period from October 1, 2008 to May 5, 2009	Period from May 6, 2009 to September 30, 2009
Numerator:
Net income attributable to shareholders	$—	$11,643,104	$9,305,986	$5,220,208

Denominator:
Weighted average number of ordinary shares outstanding	—	100	100	100

Basic earnings per share attributable to shareholders for the period presented	$—	$116,431	$93,060	$52,202

        Although Superport did not legally exist with outstanding share capital until its incorporation on March 20, 2009, the transfer for equity interests in International Petroleum to Superport (a holding company) has been treated for financial reporting purposes as if Superport had been in existence since the incorporation of International Petroleum on September 10, 2007. Since the Predecessor, Tianjin New Highland, was not a share based company, no earnings per share data for the Predecessor has been presented.

        The Company did not have any potential dilutive shares outstanding during all the periods presented.

NOTE O—FAIR VALUE OF FINANCIAL INSTRUMENTS

(a)   Fair Value of Financial Instruments

        The fair values of the financial instruments described below as of September 30, 2009 represent management's best estimates of the amounts that would be received to sell those assets or that would be paid to transfer those liabilities in an orderly transaction between market participants at that date. Those fair value measurements maximize the use of observable inputs. However, in situations where there is little, if any, market activity for the asset or liability at the measurement date, the fair value measurement reflects management's own judgments about the assumptions that market participants would use in pricing the asset or liability. Those judgments are developed by management based on the best information available in the circumstances.

        The following methods and assumptions were used to estimate the fair value of each class of financial instruments:

        Cash and cash equivalents, accounts receivable, other receivable, accounts payable, other payables and accrued liabilities and due to related parties: The carrying amounts, at face value or cost plus accrued interest, approximate fair value because of the short maturity of these instruments.

SUPERPORT LIMITED AND SUBSIDIARIES

Notes to the Consolidated Financial Statements (Continued)

(Expressed in U.S. dollars)

NOTE O—FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

(b)   Fair Value Hierarchy

        The Company adopted ASC Topic 820 on October 1, 2008 for fair value measurements of financial assets and financial liabilities and for fair value measurements of nonfinancial items that are recognized or disclosed at fair value in the financial statements on a recurring basis. ASC Topic 820 establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to measurements involving significant unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy are as follows:

  •
  Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date.

  •
  Level 2 inputs are inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly.

  •
  Level 3 inputs are unobservable inputs for the asset or liability.

        The level in the fair value hierarchy within which a fair measurement in its entirety falls is based on the lowest level input that is significant to the fair value measurement in its entirety.

        The financial statements as of and for the year ended September 30, 2009 do not include any nonrecurring fair value measurements relating to assets or liabilities for which the Company has adopted the provisions of ASC Topic 820. All nonrecurring fair value measurements for 2009 involved nonfinancial assets and the Company will not adopt the provisions of ASC Topic 820 for nonrecurring fair value measurements involving nonfinancial assets and nonfinancial liabilities until October 1, 2009.

NOTE P—SALES AND COST OF SALES

        The Company has only one reportable segment. The Company's operations include only activities related to the oil recovery in China. The Company currently deploys 3 oil recovery methods: LHD, MDF and Traditional.

        LHD provides services through LHD rigs by using high-pressure water jets to drill horizontal tunnels from the vertical wellbore to increase the number of points of contact between the wellbore and the reservoir and hence improving the flow of oil and methane gas.

        MDF provides services in respect of MDF solution which is used to disperse into the oil reservoir through the network of water injection to displace residual oil.

        Traditional refers to the traditional methods used by the industry in the PRC in recovering residual oil by acidization, de-sanding, vis-breaking, profile controlling and sand controlling and so on.

SUPERPORT LIMITED AND SUBSIDIARIES

Notes to the Consolidated Financial Statements (Continued)

(Expressed in U.S. dollars)

NOTE P—SALES AND COST OF SALES (Continued)

        The sales and cost of sales of MDF, LHD and Traditional for the periods indicated below are summarized as follows:

	Predecessor					Successor
	Year ended September 30, 2007	Period from October 1, 2007 to October 12, 2007	Period from September 10, 2007 (date of incorporation) to September 30, 2007	Year ended September 30, 2008	Period from October 1, 2008 to May 5, 2009	Period from May 6, 2009 to September 30, 2009
Sales
LHD	$—	$84,402	$—	$11,343,635	$9,073,401	$5,270,010
MDF	14,683,134	718,596	—	20,023,069	13,869,440	9,999,937
Traditional	10,217,930	—	—	—	—	—

Total sales	$24,901,064	$802,998	$—	$31,366,704	$22,942,841	$15,269,947

Cost of sales
LHD	$—	$48,223	$—	$3,533,717	$2,795,776	$1,617,882
MDF	4,730,094	263,816	—	8,215,926	5,490,905	3,925,503
Traditional	3,750,398	—	—	—	—	—

Total cost of sales	$8,480,492	$312,039	$—	$11,749,643	$8,286,681	$5,543,385

Gross profit of the period	$16,420,572	$490,959	$—	$19,617,061	$14,656,160	$9,726,562

NOTE Q—CONTINGENT LIABILITIES

        As Tianjin New Highland has an overdue balance of $1,159,464 (2008: $802,320) payable in relation to social security insurance and housing benefits (included in wages and benefits payable in Note H), the related regulatory authorities may impose penalty charge on Tianjin New Highland at their discretion ranging from $845,001 to $2,535,002 (2008: $628,377 to $1,885,132). Tianjin New Highland is not currently aware of any investigations or other circumstances that would indicate that these penalties will materialize.

NOTE R—LONG TERM INVESTMENT

        Tianjin New Highland, together with a state-owned enterprise, Tianjin City Energy Ltd. ("City Energy"), formed a joint venture company, Tianjin JingZen Energy Investment Development Co. Ltd. ("JingZen"), on March 28, 2006 with the intention to pursue an oil and gas exploration project in Nigeria. Tianjin New Highland contributed RMB22,500,000 ($2,844,450) into JingZen to earn its 45% equity interest and the agreement calls for City Energy to contribute RMB27,500,000 ($3,476,550) into JingZen for the remaining 55% equity interest in JingZen. However, City Energy was unable to raise the required funds for contribution into JingZen and thus the oil and gas exploration project in Nigeria ceased.

        Tianjin New Highland sold its interest in the joint venture to a third party at RMB22,500,000 ($2,844,450) in September 2007.

SUPERPORT LIMITED AND SUBSIDIARIES

Notes to the Consolidated Financial Statements (Continued)

(Expressed in U.S. dollars)

NOTE S—SUBSEQUENT EVENTS

(a)   Service Contract with Daqing Huajian Petroleum Technology Co., Ltd.

        As set out in Note M(g) above, Tianjin New Highland has a service contract with Daqing Rongshi. Subsequently, Daqing Rongshi notified Tianjin New Highland that it proposed to transfer the contract to Daqing Huajian Petroleum Technology Co., Ltd. ("Daqing Huajian"). Accordingly, on April 1, 2010, Tianjin New Highland entered into a technology service contract with Daqing Huajian to improve the crude oil production by using the lateral hydraulic drilling technology at certain oil fields at Daqing, China. The crude oil produced belongs to Daqing Huajian and Daqing Huajian will pay the Company RMB2,500 ($366.08) per meter drilled. The service contract is for two years until March 31, 2012.

(b)   Purchase of the patent of MD Membrance

        Tianjin New Highland purchased a patent of the MD Membrance from its inventors for RMB3,200,000 ($468,576). The patent will expire on January 4, 2019. The patent was transferred to Tianjin New Highland in May 2010 and RMB2,000,000 ($292,860) was paid up to the date of these financial statements.

(c)   Purchase of Additional Lateral Hydraulic Drills

        On January 11, 2010, Tianjin New Highland entered into an agreement to acquire additional lateral hydraulic drills at a total purchase price of RMB276,000,000 ($40,414,680). RMB220,800,000 ($32,331,744) of the total purchase price was paid, RMB27,600,000 ($4,041,468) of the total purchase price is payable in July 2010 and the balance of the total purchase price of RMB27,600,000 ($4,041,468) is payable upon completion of the testing of the equipment.

(d)   Facility Agreement

        On January 11, 2010, Tianjin New Highland entered into an Amended Facility Agreement with a group of financial institutions ("Lenders") for a loan of up to $65,000,000 of which $50,000,000 was utilized. As the securities of the loan, the Company pledges the receivables from sales and bank deposit certificates, mortgages LHD units including existing and those acquired by using this loan for financing, pledges the equity interests in the Company and its subsidiaries, and charge all of assets in respect of International Petroleum and Superport. The interest rates will be 4.5%, 6.5% and 8.5% per annum above the LIBOR for the first 12 months, the next 6 months and thereafter, respectively. The loan is repayable on January 21, 2015. The Lenders can have a put option to request the repayment of the loan on July 23, 2012. The loan facility contains covenants that require Tianjin New Highland to maintain certain financial ratios and capital expenditure not exceeding pre-approved limits.

        In consideration of the Facility Agreement, the major shareholder of Superport, Premium Sino, issued 4 series of warrants, namely Tranche A Warrants, Tranche B Warrants, Tranche C Warrants and Tranche D Warrants, to Lenders to enable them to purchase a certain percentage of Superport's diluted share capital from Premium Sino. Premium Sino is required to transfer its shares in Superport to warrant holders upon exercise of warrants. The maturity date of all the warrants issued is July 21, 2015. The warrants are exercisable before or after a qualifying initial offering transaction ("QIPO") event as described below. Upon the occurrence of certain exit events, Premium Sino is required to buy back the warrants from the warrant holders at a specified exit price calculated at time of exit. The Company is

SUPERPORT LIMITED AND SUBSIDIARIES

Notes to the Consolidated Financial Statements (Continued)

(Expressed in U.S. dollars)

NOTE S—SUBSEQUENT EVENTS (Continued)

still assessing the fair value of the loan at the issue date and the fair values of the warrants issued. The terms of each tranche are summarized as follows:

(i)    Tranche A Warrants

        1,230,769 Tranche A Warrants were issued with an aggregate entitlement of 12.30769% of the fully diluted share capital of Superport. The exercise price of Warrant A under different scenarios is summarized as follows:

        If Superport can achieve a QIPO status before January 21, 2015, the warrant holders are entitled to purchase the warrant share at the lower of 50% of the price of the shares in the QIPO and 6 times Tianjin New Highland net income of the 12 months ending December 31, 2010 divided by the fully diluted share capital on the assumption that all the stock options and other rights have been exercised.

        There is also an adjustment to the aggregate entitlement of the fully diluted share capital of Superport if Tianjin New Highland cannot meet certain performance criteria for either the years ending December 31, 2010 or 2011. If the net income of Tianjin New Highland is less than the guarantee amount of $23.08 million and $34.62 million (subject to adjustment of the utilization of facilities) for the years ending December 31, 2010 and 2011 respectively, the aggregate entitlement will be adjusted by multiplying the ratio of guarantee amount to the actual net income for 2010 and 2011 (the higher of each ratio for year ending December 31, 2011).

        If Superport cannot have a QIPO before July 23, 2012 or determine not to have a QIPO, the warrant holders can request Premium Sino to purchase the warrants back from them at $8.905 per warrant.

(ii)   Tranche B Warrants

        538,462 Tranche B Warrants were issued with an aggregate entitlement of 5.38462% of the fully diluted share capital of Superport. The exercise price of Warrant B under different scenarios is summarized as follows:

        If Superport can achieve a QIPO status before January 21, 2015, the warrant holders are entitled to purchase the warrant share at the lower of 50% of the price of the shares in the QIPO and 8 times Tianjin New Highland's net income of the 12 months ending December 31, 2010 divided by the fully diluted share capital on the assumption that all the stock options and other rights have been exercised.

        There is also an adjustment to the aggregate entitlement of the fully diluted share capital of Superport if Tianjin New Highland cannot meet certain performance criteria for either the years ending December 31, 2010 or 2011. If the net income of Tianjin New Highland is less than the guarantee amount of $23.08 million and $34.62 million (subject to adjustment of the utilization of facilities) for the years ending December 31, 2010 and 2011 respectively, the aggregate entitlement will be adjusted by multiplying the ratio of guarantee amount to the actual net income for 2010 and 2011 (the higher of each ratio for year ending December 31, 2011).

        If Superport cannot have a QIPO before July 23, 2012 or determine not to have a QIPO, the warrant holders can request Premium Sino to purchase the warrants back from them at $8.905 per warrant.

SUPERPORT LIMITED AND SUBSIDIARIES

Notes to the Consolidated Financial Statements (Continued)

(Expressed in U.S. dollars)

NOTE S—SUBSEQUENT EVENTS (Continued)

(iii)  Tranche C Warrants

        384,615 Tranche C Warrants were issued with an aggregate entitlement of 3.84615% of the fully diluted share capital of Superport.

        If Superport can achieve a QIPO status before January 21, 2015, the warrant holders are entitled to exercise the warrants for zero consideration to receive their percentage entitlement of the fully diluted share capital of Superport on the assumption that all the stock options and other rights have been exercised.

        There is also an adjustment to the aggregate entitlement of the fully diluted share capital of Superport if Tianjin New Highland cannot meet certain performance criteria for either the years ending December 31, 2010 or 2011. If the net income of Tianjin New Highland is less than the guarantee amount of $23.08 million and $34.62 million (subject to adjustment of the utilization of facilities) for years ending December 31, 2010 and 2011 respectively, the aggregate entitlement will be adjusted by multiplying the ratio of guarantee amount to the actual net income for 2010 and 2011 (the higher of each ratio for year ending December 31, 2011).

(iv)  Tranche D Warrants

        100,000 Tranche D Warrants were issued with an aggregate entitlement of 1.00% of the fully diluted share capital of Superport.

        If Superport can achieve a QIPO status before January 21, 2015, the warrant holders are entitled to exercise the warrants for zero consideration to receive their percentage entitlement of the fully diluted share capital of Superport on the assumption that all the stock options and other rights have been exercised.

        There is also an adjustment to the aggregate entitlement of the fully diluted share capital of Superport if Tianjin New Highland cannot meet certain performance criteria for either the years ending December 31, 2010 or 2011. If the net income of Tianjin New Highland is less than the guarantee amount of $23.08 million and $34.62 million (subject to adjustment of the utilization of facilities) for years ending December 31, 2010 and 2011 respectively, the aggregate entitlement will be adjusted by multiplying the ratio of guarantee amount to the actual net income for 2010 and 2011 (the higher of each ratio for year ending December 31, 2011).

 REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders of
Superport Limited

        We have audited the accompanying consolidated balance sheets of Superport Limited (a British Virgin Islands corporation) and its subsidiaries (collectively the "Company") as of June 30, 2010 and September 30, 2009 (the "Successor"), and the related consolidated statements of operations, comprehensive income, equity, and cash flows for the period from May 6, 2009 through June 30, 2009 and the nine months ended June 30, 2010 (the "Successor Periods") subsequent to the change of ownership of the Company that is reflected on the financial statements of the Company. We have also audited the consolidated statements of operations, comprehensive income, equity, and cash flows for the period from October 1, 2008 through May 5, 2009 (the "Predecessor Period"), prior to the change of ownership of the Company. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Superport Limited as of June 30, 2010 and September 30, 2009, and the results of its operations and its cash flows for the Successor and Predecessor Periods in conformity with accounting principles generally accepted in the United States of America.

/s/ Grant Thornton
Hong Kong
October 12, 2010

SUPERPORT LIMITED AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Expressed in U.S. dollars)

		Successor
	Notes	September 30, 2009	June 30, 2010
ASSETS
CURRENT
Cash and cash equivalents		$26,170,565	$47,627,511
Accounts receivable	L	8,618,646	9,840,444
Other receivable		50,080	—
Prepaid expenses and deposit	M(g)	14,808,502	32,798,738

		49,647,793	90,266,693
Equipment, net	D	13,489,808	34,234,078
Intangible assets, net	E	32,077,027	28,271,681

		$95,214,628	$152,772,452

LIABILITIES
CURRENT
Accounts payable		$1,293,701	$—
Other payables and accrued liabilities	G	1,758,320	1,986,031
Loan interest payable		—	1,257,639
Income taxes payable	K	1,427,734	1,639,674
Deferred gain on disposal of equipment—current portion		121,740	47,554
Obligation under capital lease—current portion	F	3,986	4,254
Due to related parties	I	5,170,947	8,150,184

		9,776,428	13,085,336
Bank loan	H	—	9,863,408
Deferred gain on disposal of equipment		16,787	—
Obligation under capital lease	F	10,179	7,030
Warrant liabilities	H	—	55,260,000
Deferred tax liability	K	6,485,378	5,210,817
SHAREHOLDERS' EQUITY
Common stock (50,000 shares authorized, 100 shares each $1 issued and outstanding)		100	100
Additional paid in capital		70,403,724	67,120,298
Accumulated other comprehensive income		3,301,824	4,233,238
Retained earnings (Accumulated losses)	J	5,220,208	(2,007,775)

Total equity		78,925,856	69,345,861

Commitments and contingencies	M

Total liabilites and equity		$95,214,628	$152,772,452

The accompanying notes are an integral part of these consolidated financial statements.

SUPERPORT LIMITED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS
OF OPERATIONS AND COMPREHENSIVE INCOME

(Expressed in U.S. dollars)

		Predecessor	Successor
	Notes	Period from October 1, 2008 to May 5, 2009	Period from May 6, 2009 to June 30, 2009	Nine months ended June 30, 2010
Sales		$22,942,841	$5,982,100	$25,489,651
Cost of sales		8,286,681	2,219,366	6,429,522

Gross profit		14,656,160	3,762,734	19,060,129

Expenses
Accounting and auditing fees		184,618	—	274,356
Depreciation of equipment		17,924	3,456	24,998
Amortization of intangible assets		1,716,785	911,546	4,473,230
Consulting and professional fees		144,240	46,214	2,029,756
Office and miscellaneous		133,970	—	166,684
Rent and utilities		142,577	29,594	144,935
Repair and maintenance		14,910	1,768	11,036
Salaries and benefits		318,068	89,014	463,085
Travel and business promotion		142,104	112,945	421,135

		2,815,196	1,194,537	8,009,215

Operating income		11,840,964	2,568,197	11,050,914
Other income and expenses
Gain on disposal of equipment		72,572	18,651	91,342
Interest income		33,403	31,509	176,845
Foreign exchange gain		—	—	186,533
Changes in fair value of warrant liabilities		—	—	(11,240,000)
Effective interest on bank loans (amortization of discount)		—	—	(3,883,408)
Bank loan interest		—	—	(1,257,639)

		105,975	50,160	(15,926,327)

Net income (loss) from operations before provision for income taxes		11,946,939	2,618,357	(4,875,413)
Current income tax expenses	K	3,122,780	833,859	3,664,068
Deferred income tax expenses (benefits)	K	(481,827)	(204,311)	(1,311,498)

Net income (loss) for the period		9,305,986	1,988,809	(7,227,983)
Translation adjustment		244,717	3,289,992	931,414

Comprehensive income (loss) for the period		$9,550,703	$5,278,801	$(6,296,569)

Earnings per share attributable to shareholders for the period presented
Basic	N	$93,060	$19,888	$(72,280)

The accompanying notes are an integral part of these consolidated financial statements.

SUPERPORT LIMITED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

(Expressed in U.S. dollars)

	Predecessor
	Ordinary shares
				Accumulated other comprehensive income (loss)
	Number of shares	Amount	Additional Paid-in capital		Retained earnings	Total shareholders' equity
Balance, September 30, 2008	5,000	$643	$32,770,308	$3,661,210	$11,643,104	$48,075,265
Issue of shares by Superport for acquisition of International Petroleum	(4,900)	(543)	543	—	—	—
Translation adjustment	—	—	—	244,717	—	244,717
Net income for the period	—	—	—	—	9,305,986	9,305,986

Balance, May 5, 2009	100	100	32,770,851	3,905,927	20,949,090	57,625,968

		Successor
		Ordinary shares
					Accumulated other comprehensive income (loss)	Retained earnings (Accumulated losses)
	Notes	Number of shares	Amount	Additional Paid-in capital			Total shareholders' equity
Recapitalization of the Company, May 6, 2009		100	100	70,403,724	—	—	70,403,824
Translation adjustment		—	—	—	3,289,992	—	3,289,992
Net income for the period		—	—	—	—	1,988,809	1,988,809

Balance, June 30, 2009		100	$100	$70,403,724	$3,289,992	$1,988,809	$75,682,625

Balance, September 30, 2009		100	$100	$70,403,724	$3,301,824	$5,220,208	$78,925,856
Additional payment made by International Petroleum	B	—	—	(3,283,426)	—	—	(3,283,426)
Translation adjustment		—	—	—	931,414	—	931,414
Net loss for the period		—	—	—	—	(7,227,983)	(7,227,983)

Balance, June 30, 2010		100	$100	$67,120,298	$4,233,238	$(2,007,775)	$69,345,861

The accompanying notes are an integral part of these consolidated financial statements.

SUPERPORT LIMITED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Expressed in U.S. dollars)

		Predecessor	Successor
	Notes	Period from October 1, 2008 to May 5, 2009	Period from May 6, 2009 to June 30, 2009	Nine months ended June 30, 2010
CASH FLOWS FROM (USED IN) OPERATING ACTIVITIES
Net income (loss)		$9,305,986	$1,988,809	$(7,227,983)
Adjustments to reconcile net income to cash provided by operating activities:
Amortization and depreciation		2,219,649	1,048,431	5,207,642
Gain on disposal of equipment		(72,572)	(18,651)	(91,342)
Amortization of bank loan discount		—	—	3,883,408
Changes in fair value of warrant liabilities		—	—	11,240,000
Deferred income tax expenses (benefits)		(481,827)	(204,311)	(1,311,498)
Changes in operating assets and liabilities, net of the acquisition of equity interest in Tianjin New Highland in 2007 and push down accounting adjustments in 2009:
Accounts receivable		2,240,184	519,432	(1,153,535)
Other receivable		—	—	50,100
Inventories		(281,944)	295,391	—
Prepaid expenses and deposit		(6,353,244)	15,460	(230,634)
Accounts payable		476,448	(79,073)	(1,294,231)
Other payables and accrued liabilities		304,053	(21,699)	213,927
Income taxes payable		(671,620)	833,859	200,570
Loan interest payable		—	—	1,257,639

Net cash provided by operating activities		6,685,113	4,377,648	10,744,063

CASH FLOWS USED IN INVESTING ACTIVITIES
Deposit for purchase of equipment		—	—	(17,537,783)
Purchase of equipment		(8,457)	(3,536)	(21,247,961)
Additions to intangible assets		—	—	(468,768)

Net cash used in investing activities		(8,457)	(3,536)	(39,254,512)

CASH FLOWS FROM (USED IN) FINANCING ACTIVITIES
Obligation under capital lease		(2,115)	(623)	(2,962)
Bank loan		—	—	50,000,000
Advances from (repayment to) related parties		(140,199)	18,096	3,011,537

Net cash provided by (used in) financial activities		(142,314)	17,473	53,008,575

EFFECT OF EXCHANGE RATE CHANGE		64,880	(25,128)	(3,041,180)
NET CASH INFLOW		6,599,222	4,366,457	21,456,946
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD		9,188,455	15,787,677	26,170,565

CASH AND CASH EQUIVALENTS, END OF PERIOD		$15,787,677	$20,154,134	$47,627,511

SUPPLEMENT DISCLOSURE OF CASH FLOW INFORMATION
Interest paid		$—	$—	$—

Income taxes paid		$3,794,400	$—	$3,463,498

The accompanying notes are an integral part of these consolidated financial statements.

SUPERPORT LIMITED AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

Nine Months Ended June 30, 2010

(Expressed in U.S. dollars)

NOTE A—DESCRIPTION OF THE BUSINESS

        Superport Limited ("Superport") is incorporated in the British Virgin Islands on March 20, 2009 with an authorized share capital of 50,000 shares with a par value of $1.00 each. Superport issued 100 shares with total common stock of $100. Its subsidiaries are International Petroleum Services Corporation Limited ("International Petroleum") and Tianjin New Highland Science and Technology Development Co., Limited ("Tianjin New Highland"). Superport and its subsidiaries are referred to as the "Company". The Company is a petroleum engineering and technology service provider and conducts its business through its office in Beijing, People's Republic of China ("China"). The Company mainly uses solution to disperse into oil reservoir or uses high-pressure water jets to drill horizontal tunnels from the vertical wellbore to recover residual oil in the oil field owned by the state-owned enterprises in China. Further descriptions of the Company's businesses are disclosed in Note P.

        Tianjin New Highland is a local private company incorporated on October 13, 2004 in the City of Tianjin, China and is the operating entity of the Company. According to the Chinese regulations and laws, the share capital of a corporation has to be registered with and approved by the regulatory authority. The paid in capital (equivalent to common stock) of Tianjin New Highland represents the cumulative cash contribution from the shareholders to Tianjin New Highland and each shareholder's percentage ownership interest in Tianjin New Highland is calculated by his relative cash contribution to the total paid in capital. The paid in capital can only be reduced and returned to the shareholders when all the financial obligations can be met and approved by the regulatory authority. Any additional contributions of capital above the approved paid in capital are recorded in the additional paid in capital.

        International Petroleum was incorporated in Hong Kong on September 10, 2007. Its authorized share capital is 250,000 shares with a par value of HK$1.00 each. As of September 30, 2009, International Petroleum issued 5,000 shares with total common stock of HK$5,000. During the nine months ended June 30, 2010, International Petroleum issued additional shares and as of June 30, 2010, the total outstanding shares are 250,000 shares with total common stock of HK$250,000. International Petroleum is the intermediate holding company of Tianjin New Highland and it does not have other businesses.

        Due to the size of Superport and its subsidiaries, the provision of Lateral Hydraulic Drilling ("LHD") and Molecular Deposition Film Technology ("MDF") were consolidated in one segment based on organization structure, strategies, decision making and the availability of financial information. Operating segments are components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision-maker in deciding how to allocate resources and in assessing performance. Based upon its methods of internal reporting and management structure, management believes the Company meets the criteria of having a single reporting segment.

NOTE B—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

1.
Basis of Presentation

        The consolidated financial statements are presented in accordance with accounting principles generally accepted in the United States of America ("US GAAP"). The Company prior to May 6, 2009 is referred to as the "Predecessor" and after May 5, 2009 is referred to as the "Successor". The

SUPERPORT LIMITED AND SUBSIDIARIES

Notes to the Consolidated Financial Statements (Continued)

Nine Months Ended June 30, 2010

(Expressed in U.S. dollars)

NOTE B—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

accompanying consolidated balance sheets present the Company's financial position as of September 30, 2009 and June 30, 2010. The accompanying statements of income and comprehensive income, shareholders' equity and cash flows present Predecessor Period from October 1, 2008 to May 5, 2009, Successor Period from May 6, 2009 to June 30, 2009 and Successor Period from October 1, 2009 to June 30, 2010. See further description of the successor and predecessor periods below.

        On October 12, 2007, International Petroleum acquired 100% equity interest of Tianjin New Highland for a total consideration of RMB281,556,846 ($37,510,029) and the control of Tianjin New Highland was changed on the same date. Out of the total purchase consideration, RMB35,100,000 ($4,739,721) was paid by International Petroleum and the remaining RMB246,456,846 ($32,770,308) was borne by the ultimate shareholder of International Petroleum ("Sole Shareholder of International Petroleum"). As a result, the portion of $32,770,308 is treated as contribution by the shareholder and has been included in additional paid-in capital since under the sales and purchase agreement, the Sole Shareholder of International Petroleum is responsible to pay the remaining $32,770,308. The acquisition has been accounted for using the purchase method of accounting. During the nine months ended June 30, 2010, International Petroleum paid additional RMB21,628,000 ($3,283,426) and the ultimate shareholder of International Petroleum agreed with the sellers that the remaining consideration of RMB246,456,846 ($32,770,308) as mentioned above can be reduced by the additional payment of RMB21,628,000 ($3,283,426) made by International Petroleum. Therefore the payment is included in the equity as a reduction of the additional paid-in capital.

        On March 20, 2009, the Sole Shareholder of International Petroleum incorporated Superport to hold the 100% ownership of International Petroleum. As Superport was incorporated for the purpose of being an intermediate holding vehicle between International Petroleum and the ultimate shareholder, therefore the incorporation of Superport and the transfer of equity interests in International Petroleum to Superport is treated as a pooling of interest as the ultimate shareholder before and after the acquisition of International Petroleum by Superport is the same. Accordingly, the assets and liabilities of International Petroleum have been recorded at their historical carrying amounts as if the reorganization had occurred on September 10, 2007 (date of incorporation of International Petroleum). On May 6, 2009, Superport was sold to two corporate shareholders, being independent third parties, for a total consideration of RMB503,400,563 ($73,839,040). The control of Superport was changed on the same date. The two corporate shareholders are Premium Sino Finance Limited ("Premium Sino") and another corporate entity who hold 90% and 10% respectively in Superport. As part of the acquisition arrangement, Premium Sino also agreed to assume the obligations to settle any remaining balance of the partial consideration of $32,770,308 (see above) in acquiring Tianjin New Highland by International Petroleum not yet settled by the Sole Shareholder of International Petroleum. As a result of the change of ownership of Superport on May 6, 2009, push-down accounting is applied to establish a new basis of accounting in the Superport's consolidated financial statements, effective May 6, 2009, and further details are set out in Note C.

        Due to the impact of the changes arising from the push-down accounting adjustments described in Note C, the nine-month period ended June 30, 2009 is presented as the Predecessor Period from October 1, 2008 through May 5, 2009 and the Successor Period from May 6, 2009 through June 30, 2009.

SUPERPORT LIMITED AND SUBSIDIARIES

Notes to the Consolidated Financial Statements (Continued)

Nine Months Ended June 30, 2010

(Expressed in U.S. dollars)

NOTE B—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

2.
Principles of Consolidation

        The consolidated financial statements include the financial statements of Superport, International Petroleum and Tianjin New Highland. All significant intercompany balances and transactions have been eliminated in consolidation.

3.
Use of Estimates

        The preparation of financial statements in conformity with US GAAP requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses and disclosure of contingent assets and liabilities. Management makes its best estimate of the ultimate outcome for these items based on historical experience, current and expected conditions and various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results could differ from those estimates.

4.
Cash and Cash Equivalents

        The Company considers all highly liquid instruments purchased with an original maturity of three months or less to be cash equivalents. Cash balances with banks at September 30, 2009 and June 30, 2010 exceed insured limits by approximately $26.2 million and $47.6 million, respectively.

5.
Accounts Receivable

        Accounts receivable are recorded at the invoice price in the period in which the related revenues are earned and do not bear interest. No specific customer allowance for bad debt expense was provided based upon the Company's review of customer historical write-off experience, evaluation of customer credit condition and the general economic status of the customer. Past due or delinquency is considered based on the contractual payment terms.

6.
Revenue Recognition

        The Company recognizes revenue at the time of delivery, based on a mutually executed contract where the contract price is fixed and determinable and collectability of the amount is reasonably assured.

        The Company's sales represent services rendered in respect of oil recovery and are measured at the fair value of the consideration received or receivable, net of sales related taxes. Before finalizing the terms of a MDF contract, the Company has carried out feasibility study and test runs to make ensure that the oil extraction target, if any, can be met over the life of the contract and will not incur any penalty or termination of the contract when the production target cannot be met. The Company either provides services directly to the oil and gas producer or provides sub-contracting services to oil recovery companies. Due to shortage of capital or other reasons, the Company may assign the service contracts with oil and gas producer to other oil recovery companies and acts as subcontractor to these oil recovery companies. In both cases, revenue is recognized when services are provided, which is evidenced by documents such as oil delivery confirmation sheet and daily production sheet of the oil and gas producer. However, in respect of fixed-price sub-contracts, the Company recognizes revenue on

SUPERPORT LIMITED AND SUBSIDIARIES

Notes to the Consolidated Financial Statements (Continued)

Nine Months Ended June 30, 2010

(Expressed in U.S. dollars)

NOTE B—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

a straight line basis (ratably) over the life of the sub-contracts. For services directly provided to the oil and gas producer, the Company records the revenue on a gross basis with the related direct costs recorded as cost of sales. For fixed-price and non fixed-price sub-contracts, the Company records the fixed income as revenue on a net basis.

7.
Inventories

        Inventory, consisting of different types of solvents for injection into the reservoir system either for the purpose of improvement of the extraction of crude oil and/or stopping leakage and small tools for field work purpose, is stated at the lower of cost or market with costs determined using the weighted average cost method.

8.
Equipment

        Equipment, consisting of machinery and equipment, are stated at cost less accumulated depreciation. Equipment acquired in a purchase business combination are initially recorded based on fair value of the acquired interest. Expenditures for betterments, renewals and additions are capitalized. Repairs and maintenance are expensed as incurred. In addition, as a result of the application of push-down accounting (Note C), the Company's equipment has been adjusted to a new cost basis, which reflects the fair value of equipment as of May 6, 2009.

        The Company uses straight-line method of depreciation over the estimated useful life of the assets:

Automobile	15 years
Production equipment	15 - 20 years
Office equipment	5 years
Computer equipment	5 years
Computer software	2 years
9.
Long-Lived Assets

        Long-lived assets of the Company consisting of equipment and intangible assets subject to amortization are reviewed for impairment when changes in circumstances indicate their carrying value has become impaired, pursuant to guidance established in the Accounting Standard Codification ("ASC") Topic 360-10, "Property, Plant and Equipment" and ASC Topic 350-30, "Intangibles—Goodwill and Other". Management considers assets to be impaired if the carrying amount of an asset exceeds the future projected cash flows, discounted at the Company's cost of capital, from related operations. If impairment is deemed to exist, the asset will be written down to fair value, and a loss is recorded as the difference between the carrying value and the fair value in the statement of income. Fair values are determined based on quoted market values, discounted cash flows or internal and external appraisals, as applicable. Assets to be disposed of are carried at the lower of carrying value or estimated net realizable value.

10.
Intangible assets

        Acquired intangible assets, other than goodwill, are recognized if it satisfies either the "contractual-legal" or "separability" criterion specified under US GAAP. Such intangible assets are

SUPERPORT LIMITED AND SUBSIDIARIES

Notes to the Consolidated Financial Statements (Continued)

Nine Months Ended June 30, 2010

(Expressed in U.S. dollars)

NOTE B—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

initially recorded at the purchase price paid that has been allocated to a proportionate amount of the fair value of the Company's underlying assets and liabilities at the date of acquisition, i.e. October 12, 2007.

        As a result of the application of push-down accounting (Note C), intangible assets have been adjusted to a new cost basis, which reflects the fair value of the intangible assets as of May 6, 2009.

        Intangible assets with determinable useful lives are amortized as follows:

Customer relationships	3 - 7 years
Patent of the MD Membrance	8 - 9 years
11.
Earnings per share

        Basic earnings per share are computed by dividing income available to common shareholders by the weighted average common shares outstanding during the period.

12.
Income Taxes

        The Company accounts for income taxes under the provisions of ASC Topic 740, "Income Taxes". Under ASC Topic 740, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred income taxes are provided using the liability method. Under this method, deferred income taxes are recognized for the tax consequences of temporary differences by applying enacted statutory rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. The tax base of an asset or liability is the amount attributed to that asset or liability for tax purposes. The effect on deferred taxes of a change in tax rates is recognized in income in the period of change. A valuation allowance is provided to reduce the amount of deferred tax assets if it is considered more likely than not that some portion of, or all of, the deferred tax assets will not be realized.

        Corporate income tax is provided on the basis of the statutory profit for financial reporting purposes, adjusted for income and expense items, which are not assessable or deductible for income tax purposes.

13.
Comprehensive Income and Foreign Currency Translation

        The Company adopted ASC Topic 220, "Comprehensive Income," which establishes standards for reporting and display of comprehensive income, its components and accumulated balances. The Company is disclosing this information on its Statement of Shareholders' Equity. Comprehensive Income is comprised of equity changes, except those resulting from investments from owners and distributions to owners.

        The Company's Other Comprehensive Income, which is reported in the statement of income and comprehensive income consists solely of net income and foreign currency translation gain or loss.

SUPERPORT LIMITED AND SUBSIDIARIES

Notes to the Consolidated Financial Statements (Continued)

Nine Months Ended June 30, 2010

(Expressed in U.S. dollars)

NOTE B—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        The functional currency and reporting currency of the Company is the Chinese Renminbi ("RMB") and United States dollars respectively. The financial statements are translated in United States dollars using current rates of exchange for assets and liabilities and using average rates for the year for revenues and expenses. Gains or losses resulting from these translation adjustments are included in accumulated other comprehensive income in the equity section of the balance sheet. The cumulative foreign currency translation adjustment, which represents total Accumulated Other Comprehensive Income is included in equity.

14.
Warrant liabilities

        All warrant liabilities are recognized in the financial statements in accordance with the provisions of ASC Topic 480 and measured at fair value. The changes in fair value are recorded in statement of income immediately.

15.
Recently Adopted Accounting Standards

          (i)  The Financial Accounting Standards Board ("FASB") Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles.

        On July 1, 2009, the FASB launched the "FASB Accounting Standards Codification" (the "FASB ASC") as the single source of authoritative non-governmental US GAAP. The FASB ASC did not change current US GAAP, but simplified user access to all authoritative US GAAP by organizing all the authoritative literature related to a particular topic in one place. All existing accounting standard documents were superseded and all other accounting literature not included in the FASB ASC is now considered non-authoritative. The adoption of the FASB ASC did not have an impact on the Company's consolidated financial statements and all references within these financial statements uses the codification as adopted by FASB ASC.

         (ii)  Subsequent Events

        In February 2010, the FASB issued Accounting Standards Update No. 2010-09, Subsequent Events (Topic 855): Amendments to Certain Recognition and Disclosure Requirements. This update provides amendments to Topic 855—Subsequent Events to clarify certain recognition and disclosure requirements. The amendments in this update remove the requirement for an SEC filer to disclose a date through which subsequent events have been evaluated in both issued and revised financial statements. The topic now includes the definition of SEC filer but removed the definitions of public entity. All of the amendments in this update are effective upon the issuance of the final update. The adoption of FASB Accounting Standards Update No. 2010-09 will not have an effect on the Company's consolidated financial statements.

        (iii)  Disclosure about Derivative Instruments and Hedging Activities

        In March 2008, the FASB issued ASC Topic 815-10, "Derivative and Hedging". This statement is intended to improve transparency in financial reporting by requiring enhanced disclosures of an entity's derivative instruments and hedging activities and their effects on the entity's financial position, financial performance, and cash flows. ASC Topic 815-10 applies to all derivative instruments within the scope of ASC Topic 815 as well as related hedged items, bifurcated derivatives, and non-derivative instruments that are designated and qualify as hedging instruments. Entities with instruments subject to ASC

SUPERPORT LIMITED AND SUBSIDIARIES

Notes to the Consolidated Financial Statements (Continued)

Nine Months Ended June 30, 2010

(Expressed in U.S. dollars)

NOTE B—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Topic 815-10 must provide more robust qualitative disclosures and expanded quantitative disclosures. ASC Topic 815-10 is effective prospectively for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application permitted. The adoption of ASC Topic 815-10 does not have an impact on the Company's financial statements other than additional disclosures required.

        (iv)  Accounting for Uncertainty in Income Taxes

        In December 2008, FASB issued ASC Topic 740-10, "Income Taxes". ASC Topic 740-10 clarifies the accounting for uncertainty in income taxes recognized in an enterprise's financial statements in accordance with ASC Topic 740, "Income Taxes". The effective date of ASC Topic 740-10 is effective for non-public enterprises with fiscal years beginning after December 15, 2008. The adoption of ASC Topic 740-10 does not have an impact on the Company's financial statements.

         (v)  Fair Value Measurements and Disclosures

        In August 2009, the FASB issued Accounting Standards Update ("ASU") No. 2009-05 which provides additional guidance on how companies should measure liabilities at fair value and confirmed practices that have evolved when measuring fair value such as the use of quoted prices for a liability when traded as an asset. While reaffirming the existing definition of fair value, the ASU reintroduces the concept of entry value into the determination of fair value. Entry value is the amount an entity would receive to enter into an identical liability. Under the new guidance, the fair value of a liability is not adjusted to reflect the impact of contractual restrictions that prevent its transfer. The effective date of this ASU is the first reporting period (including interim periods) after August 26, 2009. Early application is permitted for financial statements for earlier periods that have not yet been issued. The adoption of ASC Topic 740-10 does not have an impact on the Company's financial statements.

16.
New Accounting Pronouncements

          (i)  Improving Disclosures About Fair Value Measurements

        In January 2010, the FASB issued ASU 2010-06, "Fair Value Measurements and Disclosures (ASC 820): Improving Disclosures about Fair Value Measurements". This update will require (1) an entity to disclose separately the amounts of significant transfers in and out of Levels 1 and 2 fair value measurements and to describe the reasons for the transfers; and (2) information about purchases, sales, issuances and settlements to be presented separately (i.e., present the activity on a gross basis rather than net) in the reconciliation for fair value measurements using significant unobservable inputs (Level 3 inputs). This guidance clarifies existing disclosure requirements for the level of disaggregation used for classes of assets and liabilities measured at fair value and requires disclosures about the valuation techniques and inputs used to measure fair value for both recurring and nonrecurring fair value measurements using Level 2 and Level 3 inputs. The new disclosures and clarifications of existing disclosure are effective for fiscal years beginning after December 15, 2009, except for the disclosure requirements related to the purchases, sales, issuances and settlements in the rollforward activity of Level 3 fair value measurements. Those disclosure requirements are effective for fiscal years ending after December 31, 2010. The Company is still assessing the impact of this guidance and do not believe the adoption of this guidance will have a material impact on the consolidated financial statements.

SUPERPORT LIMITED AND SUBSIDIARIES

Notes to the Consolidated Financial Statements (Continued)

Nine Months Ended June 30, 2010

(Expressed in U.S. dollars)

NOTE B—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

         (ii)  Revenue Recognition—Milestone Method

        In April 2010, the FASB issued Update No. 2010-17, or ASU 2010-17, "Revenue Recognition—Milestone Method", which updates the guidance currently included under topic 605, Revenue Recognition. ASU 2010-17 provides guidance on defining the milestone and determining when the use of the milestone method of revenue recognition for research or development transactions is appropriate. It provides criteria for evaluating if the milestone is substantive and clarifies that a vendor can recognize consideration that is contingent upon achievement of a milestone as revenue in the period in which the milestone is achieved, if the milestone meets all the criteria to be considered substantive. ASU 2010-17 is effective for milestones achieved in fiscal years, and interim periods within those years, beginning after June 15, 2010 and should be applied prospectively. Early adoption is permitted. The Company is still assessing the impact of this guidance and do not believe the adoption of this guidance will have a material impact on our consolidated financial statements.

NOTE C—CHANGE OF OWNERSHIP OF SUPERPORT

        As set out in Notes A and B above, on March 20, 2009, the Sole Shareholder of International Petroleum incorporated Superport to hold the 100% ownership of International Petroleum. As Superport was incorporated for the purpose of being an intermediate holding vehicle between International Petroleum and the ultimate shareholder, therefore the incorporation of Superport and the transfer of equity interests in International Petroleum to Superport is treated as a pooling of interest as the ultimate shareholder before and after the acquisition of International Petroleum by Superport is the same.

        On May 6, 2009, Superport was sold to two corporate shareholders, being independent third parties, for a total consideration of $73,839,040. The control of Superport was changed on the same date. The two corporate shareholders, Premium Sino and another corporate entity, hold 90% and 10% respectively in Superport. As part of the acquisition arrangement, Premium Sino agreed to assume the obligations to settle any remaining balance of the partial consideration of $32,770,308 in acquiring Tianjin New Highland by International Petroleum not yet settled by the Sole Shareholder of International Petroleum.

        As a result of the change of ownership of Superport on May 6, 2009, push-down accounting is applied to establish a new basis of accounting in the Superport's consolidated financial statements, effective May 6, 2009. The fair value of the assets and liabilities of Superport and its wholly owned subsidiaries have been push-downed and reflected in Superport's consolidated financial statements in connection with the acquisition of the 100% equity interest of Superport by the new shareholders on May 6, 2009, resulting in negative goodwill of $23,792,829. The negative goodwill was allocated on a pro rata basis to reduce the fair value of certain non-current assets as described below.

        Management makes estimates and judgments in determining the fair value of the assets acquired and liabilities assumed based on its experience in valuation of similar assets and liabilities with the assistance of an independent third party valuer. The allocation of the purchase price for property and equipment, intangible assets and related deferred income taxes was based upon valuation data at the date of the acquisition. If different judgments or assumptions were used, the amounts assigned to the individual acquired assets or liabilities could be materially different.

SUPERPORT LIMITED AND SUBSIDIARIES

Notes to the Consolidated Financial Statements (Continued)

Nine Months Ended June 30, 2010

(Expressed in U.S. dollars)

NOTE C—CHANGE OF OWNERSHIP OF SUPERPORT (Continued)

        Details of the fair value of the net assets of Superport and its subsidiaries on May 6, 2009 are as follows:

Total cash consideration paid by new owners for acquiring the 100% equity interests in Superport	$73,839,040

Amounts assigned to each major asset and liability caption of Superport (after allocation of negative goodwill):
Cash	$15,787,677
Current assets excluding cash	25,458,742
Equipment	13,868,714
Intangible assets	34,535,021
Current liabilities	(8,700,736)
Non-current deferred income tax liabilities	(7,032,492)
Long term liabilities	(77,886)

Fair value of net assets of Superport and its subsidiaries	$73,839,040

        The weighted average amortization period of the intangible assets acquired (customer relationship) is approximately 6 years.

        Negative goodwill of $23,792,829 was allocated to the following non-current assets:

Equipment	$6,817,159
Intangible assets	16,975,670

$23,792,829

NOTE D—EQUIPMENT, NET

        At September 30, 2009 and June 30, 2010, equipment at cost and accumulated depreciation was:

	September 30, 2009	June 30, 2010
Automobile	$137,591	$215,191
Production equipment	13,657,333	35,046,623
Computer equipment	26,171	40,444
Computer software	533	537
Office equipment	28,530	29,081

	13,850,158	35,331,876
Less: accumulated depreciation	(360,350)	(1,097,798)

	$13,489,808	$34,234,078

        During the year ended September 30, 2007, Tianjin New Highland disposed of its production equipment located at the Dagang and Liaohe oilfield to third parties resulting in a gain on disposal of $359,423 and has leased them back under two separate operating leases. The gain on disposal of

SUPERPORT LIMITED AND SUBSIDIARIES

Notes to the Consolidated Financial Statements (Continued)

Nine Months Ended June 30, 2010

(Expressed in U.S. dollars)

NOTE D—EQUIPMENT, NET (Continued)

equipment is amortized over the leaseback period. The amount amortized for different periods are summarized as follows:

	Predecessor	Successor
	Period from October 1, 2008 to May 5, 2009	Period from May 6, 2009 to June 30, 2009	Period from October 1, 2009 to June 30, 2010
Gain on disposal of equipment	$72,572	$18,651	$91,342

        Also see Note F.

        The depreciation expenses included in the cost of sales and general and administrative expenses for different periods are summarized as follows:

	Predecessor	Successor
	Period from October 1, 2008 to May 5, 2009	Period from May 6, 2009 to June 30, 2009	Period from October 1, 2009 to June 30, 2010
Amount included in:
Cost of sales	$484,940	$133,429	$709,414
General and administrative expenses	17,924	3,456	24,998

NOTE E—INTANGIBLE ASSETS, NET

        At September 30, 2009 and June 30, 2010, intangible assets at cost and accumulated amortization were:

	September 30, 2009	June 30, 2010
Customer relationships	$34,476,160	$34,718,668
Patent of the MD Membrance	—	471,872

	$34,476,160	$35,190,540
Less: accumulated amortization	(2,399,133)	(6,918,859)

	$32,077,027	$28,271,681

        Tianjin New Highland purchased a patent of the MD Membrance from its inventors for RMB3,200,000 ($471,872). The patent will expire on January 4, 2019. The patent was transferred to Tianjin New Highland in May 2010.

SUPERPORT LIMITED AND SUBSIDIARIES

Notes to the Consolidated Financial Statements (Continued)

Nine Months Ended June 30, 2010

(Expressed in U.S. dollars)

NOTE E—INTANGIBLE ASSETS, NET (Continued)

        The amortization expenses included in the general and administrative expenses for the periods indicated below is summarized as follows:

	Predecessor	Successor
	Period from October 1, 2008 to May 5, 2009	Period from May 6, 2009 to June 30, 2009	Period from October 1, 2009 to June 30, 2010
General and administrative expenses	$1,716,785	$911,546	$4,473,230

        The estimated amortization expense for the next five years is as follows:

Period from July 1, 2010 to September 30, 2010	$1,866,050
Year ending September 30,
2011	7,464,199
2012	6,541,210
2013	5,249,024
2014	5,249,024
2015 and thereafter	1,902,174

$28,271,681

NOTE F—LEASE COMMITMENTS

I.
Capital Lease

        The Company entered into a capital lease for office equipment, repayable at RMB2,814 ($415) per month to December 2012. The liability includes imputed interest of 8.033% per annum.

	September 30, 2009	June 30, 2010
Balance at the end of the period	$14,165	$11,284
Less: current portion	(3,986)	(4,254)

Long term portion	$10,179	$7,030

SUPERPORT LIMITED AND SUBSIDIARIES

Notes to the Consolidated Financial Statements (Continued)

Nine Months Ended June 30, 2010

(Expressed in U.S. dollars)

NOTE F—LEASE COMMITMENTS (Continued)

        The aggregate amount of payments required in each of the next four years on the above indebtedness is as follows:

Period from July 1, 2010 to September 30, 2010	$1,245
Year ending September 30,
2011	4,979
2012	4,979
2013	1,245

12,448
Less: amount representing interest	1,164

$11,284

II.
Operating Leases

        The Company leases office buildings and equipment under non-cancelable operating leases expiring on July 9, 2013. At June 30, 2010, the future minimum rental payments required under these leases are as follows:

Period from July 1, 2010 to September 30, 2010	$414,807
Year ending September 30,
2011	584,570
2012	233,984
2013	177,257
Thereafter	—

Total future minimum rental payments	$1,410,618

        The above future minimum rental payments are comprised of the following arrangements:

        (a)   Lease of Production Equipment at Liaohe Oil Field

        Tianjin New Highland sold the production equipment at Liaohe Oil Field under a sale and lease back agreement (Note D). The monthly rental charge payable is RMB730,000 ($107,646) until December 31, 2010.

        (b)   Lease of Office Space

        Tianjin New Highland has four lease agreements for offices. The monthly rental charges payable are RMB50,820 ($7,494), RMB62,500 ($9,216), RMB90,913 ($13,406) and RMB41,318 ($6,093) until July 31, 2010, December 31, 2010, June 30, 2013 and July 9, 2013 respectively.

SUPERPORT LIMITED AND SUBSIDIARIES

Notes to the Consolidated Financial Statements (Continued)

Nine Months Ended June 30, 2010

(Expressed in U.S. dollars)

NOTE G—OTHER PAYABLES AND ACCRUED LIABILITIES

        At September 30, 2009 and June 30, 2010, other payables and accrued liabilities were comprised of the following:

	September 30, 2009	June 30, 2010
Wages and benefits payable	$1,257,747	$1,571,105
Sales tax and personal tax payable	173,704	227,751
Other payable	326,869	187,175

	$1,758,320	$1,986,031

NOTE H—LONG TERM BANK LOAN

        On January 11, 2010, Tianjin New Highland entered into an Amended Facility Agreement with a group of financial institutions ("Lenders") for a loan of up to $65,000,000 of which $50,000,000 was utilized. As the securities of the loan, the Company pledges the receivables from sales and bank deposit certificates, mortgages LHD units including existing and those acquired by using this loan for financing, pledges the equity interests in the Company and its subsidiaries, and charges all of assets in respect of International Petroleum and Superport. The interest rates will be 4.5%, 6.5% and 8.5% per annum above the LIBOR for the first 12 months, the next 6 months and thereafter, respectively. The loan is repayable on January 21, 2015. The Lenders can have a put option to request the repayment of the loan on July 23, 2012. The loan facility contains covenants that require Tianjin New Highland to maintain certain financial ratios and capital expenditure not exceeding pre-approved limits.

        In consideration of the Facility Agreement, the major shareholder of Superport, Premium Sino, issued 4 series of warrants, namely Tranche A Warrants, Tranche B Warrants, Tranche C Warrants and Tranche D Warrants, to Lenders to enable them to purchase a certain percentage of Superport's diluted share capital from Premium Sino. Premium Sino is required to transfer its shares in Superport to warrant holders upon exercise of warrants. The maturity date of all the warrants issued is July 21, 2015. The warrants are exercisable before or after a qualifying initial offering transaction ("QIPO") event as described below. Upon the occurrence of certain exit events, Premium Sino is required to buy back the warrants from the warrant holders at a specified exit price calculated at time of exit. The terms of each tranche are summarized as follows:

          (i)  Tranche A Warrants

        1,230,769 Tranche A Warrants were issued with an aggregate entitlement of 12.30769% of the fully diluted share capital of Superport. The exercise price of Warrant A under different scenarios is summarized as follows:

        If Superport can achieve a QIPO status before January 21, 2015, the warrant holders are entitled to purchase the warrant share at the lower of 50% of the price of the shares in the QIPO and 6 times Tianjin New Highland's net income of the 12 months ending December 31, 2010 divided by the fully diluted share capital on the assumption that all the stock options and other rights have been exercised.

SUPERPORT LIMITED AND SUBSIDIARIES

Notes to the Consolidated Financial Statements (Continued)

Nine Months Ended June 30, 2010

(Expressed in U.S. dollars)

NOTE H—LONG TERM BANK LOAN (Continued)

        There is also an adjustment to the aggregate entitlement of the fully diluted share capital of Superport if Tianjin New Highland cannot meet certain performance criteria for either the years ending December 31, 2010 or 2011. If the net income of Tianjin New Highland is less than the guarantee amount of $23.08 million and $34.62 million (subject to adjustment of the utilization of facilities) for the years ending December 31, 2010 and 2011 respectively, the aggregate entitlement will be adjusted by multiplying the ratio of guarantee amount to the actual net income for 2010 and 2011 (the higher of each ratio for year ending December 31, 2011).

        If Superport cannot have a QIPO before July 23, 2012 or determine not to have a QIPO, the warrant holders can request Premium Sino to purchase the warrants back from them at $8.905 per warrant.

         (ii)  Tranche B Warrants

        538,462 Tranche B Warrants were issued with an aggregate entitlement of 5.38462% of the fully diluted share capital of Superport. The exercise price of Warrant B under different scenarios is summarized as follows:

        If Superport can achieve a QIPO status before January 21, 2015, the warrant holders are entitled to purchase the warrant share at the lower of 50% of the price of the shares in the QIPO and 8 times Tianjin New Highland's net income of the 12 months ending December 31, 2010 divided by the fully diluted share capital on the assumption that all the stock options and other rights have been exercised.

        There is also an adjustment to the aggregate entitlement of the fully diluted share capital of Superport if Tianjin New Highland cannot meet certain performance criteria for either the years ending December 31, 2010 or 2011. If the net income of Tianjin New Highland is less than the guarantee amount of $23.08 million and $34.62 million (subject to adjustment of the utilization of facilities) for the years ending December 31, 2010 and 2011 respectively, the aggregate entitlement will be adjusted by multiplying the ratio of guarantee amount to the actual net income for 2010 and 2011 (the higher of each ratio for year ending December 31, 2011).

        If Superport cannot have a QIPO before July 23, 2012 or determine not to have a QIPO, the warrant holders can request Premium Sino to purchase the warrants back from them at $8.905 per warrant.

        (iii)  Tranche C Warrants

        384,615 Tranche C Warrants were issued with an aggregate entitlement of 3.84615% of the fully diluted share capital of Superport.

        If Superport can achieve a QIPO status before January 21, 2015, the warrant holders are entitled to exercise the warrants for zero consideration to receive their percentage entitlement of the fully diluted share capital of Superport on the assumption that all the stock options and other rights have been exercised.

        There is also an adjustment to the aggregate entitlement of the fully diluted share capital of Superport if Tianjin New Highland cannot meet certain performance criteria for either the years ending

SUPERPORT LIMITED AND SUBSIDIARIES

Notes to the Consolidated Financial Statements (Continued)

Nine Months Ended June 30, 2010

(Expressed in U.S. dollars)

NOTE H—LONG TERM BANK LOAN (Continued)

December 31, 2010 or 2011. If the net income of Tianjin New Highland is less than the guarantee amount of $23.08 million and $34.62 million (subject to adjustment of the utilization of facilities) for years ending December 31, 2010 and 2011 respectively, the aggregate entitlement will be adjusted by multiplying the ratio of guarantee amount to the actual net income for 2010 and 2011 (the higher of each ratio for year ending December 31, 2011).

        (iv)  Tranche D Warrants

        100,000 Tranche D Warrants were issued with an aggregate entitlement of 1.00% of the fully diluted share capital of Superport.

        If Superport can achieve a QIPO status before January 21, 2015, the warrant holders are entitled to exercise the warrants for zero consideration to receive their percentage entitlement of the fully diluted share capital of Superport on the assumption that all the stock options and other rights have been exercised.

        There is also an adjustment to the aggregate entitlement of the fully diluted share capital of Superport if Tianjin New Highland cannot meet certain performance criteria for either the years ending December 31, 2010 or 2011. If the net income of Tianjin New Highland is less than the guarantee amount of $23.08 million and $34.62 million (subject to adjustment of the utilization of facilities) for years ending December 31, 2010 and 2011 respectively, the aggregate entitlement will be adjusted by multiplying the ratio of guarantee amount to the actual net income for 2010 and 2011 (the higher of each ratio for year ending December 31, 2011).

        Since the warrants issued by Premium Sino are for the purpose of obtaining the bank loan by the Company, the fair value of the warrants has been recognized as warrant liabilities in the Company's financial statements with the corresponding amount recognized as the discount to the bank loan. Management makes estimates and judgments in determining the fair value of the warrants based on its experience in valuation of similar financial instruments with the assistance of an independent third party valuer. If different judgments or assumptions were used, the amount of fair value of warrants could be materially different. Further details of assumptions and basis applied have been set out in Note O.

        The fair value of warrants at issue date has been estimated as $44,020,000 and therefore warrant liabilities and discount to bank loan of $44,020,000 have been recognized on issue date. The discount is to be amortized over the life of the bank loan. As a result, the amount of bank loan net of discount was $5,980,000 and $9,863,408 at issue date and at June 30, 2010 respectively. The warrants have been re-valued at June 30, 2010 and therefore its fair value at June 30, 2010 amounts to $55,260,000.

SUPERPORT LIMITED AND SUBSIDIARIES

Notes to the Consolidated Financial Statements (Continued)

Nine Months Ended June 30, 2010

(Expressed in U.S. dollars)

NOTE I—RELATED PARTY TRANSACTIONS

        The rents paid by Tianjin New Highland on the use of office space provided by an ex-principal shareholder at the periods indicated below are summarized as follows:

	Predecessor	Successor
	Period from October 1, 2008 to May 5, 2009	Period from May 6, 2009 to June 30, 2009	Period from October 1, 2009 to June 30, 2010
Rent	$88,752	$20,976	$82,401

        The ex-principal shareholder was one of the shareholders of Tianjin New Highland who, together with the remaining shareholders of Tianjin New Highland, sold 100% equity interests in Tianjin New Highland to International Petroleum on October 12, 2007. The amount paid was an agreed amount below the market price. At September 30, 2009 and June 30, 2010, the Company had amounts of $82,367 and $55,298 due to the ex-principal shareholder respectively. The amounts are in relation to the rent payable and are repayable on demand and non-interest bearing.

        In addition to the rental payable above, during the period from May 6, 2009 to June 30, 2009, the Company's sales to an entity controlled by a principal shareholder of the Company amounted to approximately $2,162,000.

        Prior to May 6, 2009, the Company had amount due to the Sole Shareholder of International Petroleum and the amounts were advanced by the Sole Shareholder of International Petroleum for financing the acquisition of Tianjin New Highland by International Petroleum. Upon the transfer of the ownership of Superport on May 6, 2009, this amount was transferred to the new shareholders of Superport accordingly. The amount due at June 30, 2010 and September 30, 2009 amounted to $8,094,886 and $5,088,580 respectively. The amount due is unsecured, interest-free and repayable on demand. If interest had been charged on the balance, the amount of interest incurred would have been in the amounts as disclosed as follows, assuming an imputed interest rate of 7% per annum:

	Predecessor	Successor
	Period from October 1, 2008 to May 5, 2009	Period from May 6, 2009 to June 30, 2009	Period from October 1, 2009 to June 30, 2010
Interest	$211,546	$54,650	$266,419

NOTE J—RETAINED EARNINGS

        Pursuant to PRC regulations and laws, Tianjin New Highland is required to make appropriations to the reserve funds and staff welfare fund, based on after tax net income determined in accordance with generally accepted accounting principles of the People's Republic of China (the "PRC GAAP"). Appropriations to the reserve funds should be at least 10% of the after tax net income determined in accordance with the PRC GAAP until the reserve amount in such reserve funds is equal to 50% of the Tianjin New Highland's registered capital, after which the appropriation is voluntary. The reserve funds are established for covering corporate obligations in the event of business liquidation. Any additional appropriations to the reserve funds over the 10% requirement are made at the discretion of the Board

SUPERPORT LIMITED AND SUBSIDIARIES

Notes to the Consolidated Financial Statements (Continued)

Nine Months Ended June 30, 2010

(Expressed in U.S. dollars)

NOTE J—RETAINED EARNINGS (Continued)

of Directors. The reserve funds and staff welfare funds are recorded as part of the retained earnings but are not available for distribution to the owners of the Company other than in liquidation. Appropriations to the staff welfare fund are at a percentage, as determined by the Board of Directors, of the after tax net income determined in accordance with the PRC GAAP. The staff welfare fund is established for the purpose of providing employee facilities and other collective benefits to the employees. The appropriations are made on an annual basis. Effective from January 1, 2006, Tianjin New Highland is no longer required to set aside profit to the staff welfare funds because of the changes in legal requirements.

        The following is the summary of the reserve funds of Tianjin New Highland recorded as part of the retained earnings for the periods indicated below are summarized as follows:

	Reserve funds	Staff welfare funds	Total
Balance, September 30, 2008	$3,160,355	$267,523	$3,427,878
Appropriation	1,666,269	—	1,666,269

Balance, September 30, 2009	4,826,624	267,523	5,094,147
Appropriation	958,848	—	958,848

Balance, June 30, 2010	$5,785,472	$267,523	$6,052,995

        Because of the push-down accounting applied as set out in Note C, the retained earnings of the Company on a consolidated basis have been eliminated as of May 6, 2009. Therefore the above table sets out the information of reserve funds of Tianjin New Highland only and is not comparable to the Company's consolidated retained earnings or accumulated losses.

NOTE K—INCOME TAXES

        Superport is registered in the British Virgin Islands. Under the current laws of the British Virgin Islands, Superport is not subject to income or capital gains taxes. In addition, dividend payments are not subject to withholding tax in the British Virgin Islands.

        Pursuant to the Hong Kong profits tax laws, International Petroleum is subject to profits tax at a statutory rate of 16.5% for the period from October 1, 2008 to June 30, 2009 and for the period from October 1, 2009 to June 30, 2010. Hong Kong profits tax has not been accrued for the period from October 1, 2008 to June 30, 2009 and for the period from October 1, 2009 to June 30, 2010 because International Petroleum incurred losses for tax purposes during the periods.

        Pursuant to the China Income Tax Laws, Tianjin New Highland is subject to enterprise income tax at a statutory rate of 25% for the nine months ended June 30, 2009 and 2010, respectively. As of June 30, 2010, Tianjin New Highland has accrued $1,639,674 (September 30, 2009: $1,427,734) for income taxes payable. In addition, the China Income Tax Laws imposes a withholding income tax at 10%, unless reduced by a tax treaty (in the case of payments to Hong Kong incorporated enterprises, the withholding tax is 5%), for dividends distributed by a PRC resident enterprise to its immediately holding company outside China for earnings accumulated beginning on January 1, 2008 and

SUPERPORT LIMITED AND SUBSIDIARIES

Notes to the Consolidated Financial Statements (Continued)

Nine Months Ended June 30, 2010

(Expressed in U.S. dollars)

NOTE K—INCOME TAXES (Continued)

undistributed earnings generated prior to January 1, 2008 are exempt from such withholding income tax.

        Income tax expense (benefit) consists of the following:

	Predecessor	Successor
	Period from October 1, 2008 to May 5, 2009	Period from May 6, 2009 to June 30, 2009	Period from October 1, 2009 to June 30, 2010
Current tax expense	$3,122,780	$833,859	$3,664,068
Deferred income tax expense (benefit)	(481,827)	(204,311)	(1,311,498)

	$2,640,953	$629,548	$2,352,570

        As Superport is not required to pay income tax in British Virgin Island, the provision for income taxes differs from the amount computed by applying the statutory rates of International Petroleum to the income before income tax provision due to the following:

	Predecessor	Successor
	Period from October 1, 2008 to May 5, 2009	Period from May 6, 2009 to June 30, 2009	Period from October 1, 2009 to June 30, 2010
Net income (loss) before provision for income taxes	$11,946,939	$2,618,357	$(4,875,413)
Statutory income tax rate	16.50%	16.50%	16.50%
Income tax at statutory rate	$1,971,245	$432,029	$(804,443)
Difference in tax rates	1,015,499	222,581	(414,325)
Non deductible expenses (tax benefit items)	(345,791)	(25,062)	3,571,338

Income tax expense	$2,640,953	$629,548	$2,352,570

        Future income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax

SUPERPORT LIMITED AND SUBSIDIARIES

Notes to the Consolidated Financial Statements (Continued)

Nine Months Ended June 30, 2010

(Expressed in U.S. dollars)

NOTE K—INCOME TAXES (Continued)

purposes. Significant components of the Company's net deferred tax liabilities as of September 30, 2009 and June 30, 2010 are as follows:

	September 30, 2009	June 30, 2010
Deferred tax liabilities:
Excess of accounting base over tax base relating to certain equipment and intangible assets	$6,485,378	$5,527,306
Deferred tax assets:
Accrued expenses	—	(316,489)

	$6,485,378	$5,210,817

NOTE L—CONCENTRATIONS AND CREDIT RISK

        The Company operates principally in China and grants credit to its customers in this geographic region. Although China is economically stable, it is always possible that unanticipated events in foreign countries could disrupt the Company's operations.

        The customers that accounts for more than 10% of the total revenue of Superport and its subsidiaries for different periods are summarized as follows:

	Predecessor	Successor
	Period from October 1, 2008 to May 5, 2009	Period from May 6, 2009 to June 30, 2009	Period from October 1, 2009 to June 30, 2010
Number of customers	3	4	4
Percentage of total revenue from each of these customers	40%, 34%, 21%	34%, 22%, 21%, 17%	26%, 24%, 24%, 19%

        The net sales to customers representing at least 10% of net total sales as well as relative accounts receivable balance are as follows. For a meaningful comparison of the level of concentration of sales,

SUPERPORT LIMITED AND SUBSIDIARIES

Notes to the Consolidated Financial Statements (Continued)

Nine Months Ended June 30, 2010

(Expressed in U.S. dollars)

NOTE L—CONCENTRATIONS AND CREDIT RISK (Continued)

the following tables present the relevant amounts for the nine-month periods ended June 30, 2009 and 2010.

	Nine months ended June 30, 2010
	Sales $	% of Total Sales	Accounts receivable $	% of Total A/R
Hebei Daofu Oil Exploration Technology development Ltd. (Note M(b & d))	6,603,037	25.90%	2,576,864	26.19%
Daqing Huajian Petroleum Technology Co., Ltd. (Note M(f))	6,192,865	24.30%	3,266,239	33.19%
Panjin Xinglongtai District Hanyu Petroleum Technology Development Company Ltd. ("Panjin Hanyu") (Note M(a))	6,110,272	23.97%	2,070,334	21.04%
Liaoning Ouya Dongdi Coalbed Gas Technology Co., Ltd. ("Liaoning Methane") (Note M(e))	4,744,298	18.61%	1,927,007	19.58%
	Nine months ended June 30, 2009
	Sales $	% of Total Sales	Accounts receivable $	% of Total A/R
Tianjin Dagang Shengkang Petroleum Technology Development Co. Ltd. ("Shengkang") (Note M(b))	9,696,757	33.52%	3,253,702	33.29%
CNPC Changqing Oilfield Company (Note M(c))	6,351,202	21.96%	1,866,728	19.10%
Panjin Hanyu (Note M(a))	6,059,325	20.95%	1,921,499	19.66%
Liaoning Methane (Note M(e))	4,988,237	17.25%	1,830,271	18.73%

        The Company purchased its inventory supplies from a local supplier who produced Molecular Deposition Membrane solvents for its patent owner. The Company may have problems in fulfilling its contractual obligations (see Note M) if the local supplier cannot supply the solvents on time.

NOTE M—COMMITMENTS

(a)   Sub-contract with Panjin Hanyu

        On January 1, 2007, the Company signed a contract with China National Petroleum (Liaohe) Corp. ("CNPC Liaohe") to improve oil production by using the MD-1 (Molecular Deposition Membrane) flooding technology in certain oilfields at Panjin City, Liaoning Province, China. The crude oil produced belongs to CNPC Liaohe and CNPC Liaohe will pay the Company RMB680 ($100.27) per tonne for the services provided. The service contract is for four years until December 31, 2010. The Company installed the equipment necessary to carry out the its obligations under contract and then sub-contracted the day-to-day operations to a China local company, Panjin Hanyu. The sub-contract calls for Panjin Hanyu to run the operations independently including collection of the aforementioned service fee from CNPC Liaohe. The Company will then receive RMB300 ($44.24) per tonne of crude oil produced from Panjin Hanyu out of the original RMB680 ($100.27). Effectively the Company

SUPERPORT LIMITED AND SUBSIDIARIES

Notes to the Consolidated Financial Statements (Continued)

Nine Months Ended June 30, 2010

(Expressed in U.S. dollars)

NOTE M—COMMITMENTS (Continued)

assigned the service contract to Panjin Hanyu in return for a sub-contracting fee of RMB300 ($44.24) per tonne of crude oil produced. After June 30, 2007, the Company had no operating cost at Liaohe other than the employee cost of technical staff located and rental equipment located at Liaohe.

(b)   Sub-Contract with Shengkang

        On January 1, 2006, the Company entered into a technology service contract with PetroChina Dagang Oil Field Company ("PetroChina Dagang") to improve oil production by using the Molecular Deposition Membrane flooding ("MD") technology in certain oilfields at Dagang Oilfield, Tianjin, China. The crude oil produced belongs to PetroChina Dagang and PetroChina Dagang will pay the Company RMB480 ($70.78) per tonne for the services provided. The service contract is for five years until December 31, 2010. The Company is responsible for the installation of equipment, as well as providing the technicians and materials for the carrying out its obligations under the contract. Due to a shortage of funds for the initial investment, the Company assigned the Dagang oilfield contract to the Shengkang Group which completed the necessary initial capital investments. The Company then signed an agreement with Shengkang to run the day-to-day operations of the project, with Shengkang paying the Company RMB300 ($44.24) per tonne of crude oil produced.

        The Company was subsequently notified by Shengkang Group that it proposed to assign the Dagang oilfield contract to a China local company, Hebei Daofu Oil Exploration Technology Development Ltd. ("Hebei Daofu") and a rescission agreement was entered into by the Company and Shengkang Group to terminate the assigned Dagang oilfield contract. As a result, on October 1, 2009, Tianjin New Highland, being the contracting party in the original contract with PetroChina Dagang, assigned the service contract to Hebei Daofu, in return for a consideration of RMB69,000,000 ($10,174,740), payable at RMB4,600,000 ($678,316) per month until the end of the original contract on December 31, 2010.

(c)   Service Contract with CNPC Changqing Oilfield Company

        On August 7, 2008, Tianjin New Highland entered into a technology service contract with CNPC Changqing Oil Field Company ("CNPC Changqing") to improve oil production by using the lateral hydraulic drilling technology in certain oilfields at Changqing Oilfield, Gansi, China. The crude oil produced belongs to CNPC Changqing and CNPC Changqing will pay Tianjin New Highland RMB2,500 ($368.65) per meter drilled. The service contract is for one year until August 31, 2009.

(d)   Service Contract with PetroChina Huabei Oilfield Company

        On July 17, 2008, Tianjin New Highland entered into a technology service contract with PetroChina Huabei Oil Field Company ("PetroChina Huabei") to improve oil production by using the MD technology at certain oilfields at Huabei Oilfield, Huabei, China. The crude oil produced belongs to PetroChina Huabei and PetroChina Huabei will pay Tianjin New Highland RMB330 ($48.66) per tonne for the services provided. The service contract is for five years until January 1, 2012. Tianjin New Highland is only responsible for the costs of labor and MD solvent.

SUPERPORT LIMITED AND SUBSIDIARIES

Notes to the Consolidated Financial Statements (Continued)

Nine Months Ended June 30, 2010

(Expressed in U.S. dollars)

NOTE M—COMMITMENTS (Continued)

        On April 1, 2010, Tianjin New Highland assigned the service contract to Hebei Daofu in return for a consideration of RMB25,725,000 ($3,793,409), payable at RMB1,225,000 ($180,639) per month until the end of the original contract on January 1, 2012.

(e)   Service Contract with Liaoning Ouya Dongdi Coalbed Gas Technology Co., Ltd.

        On October 28, 2008, Tianjin New Highland entered into a technology service contract with Liaoning Ouya Dongdi Coalbed Gas Technology Co., Ltd. ("Liaoning Methane") to improve methane production by using the lateral hydraulic drilling technology in certain coal fields at Liaoning, China. Liaoning Methane will pay Tianjin New Highland RMB900 ($132.71) per meter drilled. The service contract is for one year until October 28, 2009. On October 26, 2009, the contract was renewed for another 2 years until October 26, 2011.

(f)    Service Contract with Daqing Huajian Petroleum Technology Co., Ltd.

        On November 3, 2009, Tianjin New Highland entered into a technology service contract with Daqing Yong Oil Extraction Technology Development Co. Ltd. ("Daqing Rongshi") to improve the crude oil production by using the lateral hydraulic drilling technology at certain oil fields at Heilongjiang, China. Daqing Rongshi will pay Tianjin New Highland RMB2,500 ($368.65) per meter drilled. The service contract is for two years until November 3, 2011. Subsequently, Daqing Rongshi notified Tianjin New Highland that it proposed to transfer the contract to Daqing Huajian Petroleum Technology Co., Ltd. ("Daqing Huajian"). Accordingly, on April 1, 2010, Tianjin New Highland entered into a technology service contract with Daqing Huajian to improve the crude oil production by using the lateral hydraulic drilling technology at certain oil fields at Daqing, China. The crude oil produced belongs to Daqing Huajian and Daqing Huajian will pay the Company RMB2,500 ($368.65) per meter drilled. The service contract is for two years until March 31, 2012.

        On May 24, 2010, Tianjin New Highland entered into another technology service contract with Daqing Huajian to improve the crude oil production by using the lateral hydraulic drilling technology at certain oil fields at Daqing, China. The crude oil produced belongs to Daqing Huajian and Daqing Huajian will pay the Company RMB2,500 ($368.65) per meter drilled. The service contract is for three years until May 24, 2013.

(g)   Purchase of Additional Lateral Hydraulic Drills

        On January 11, 2010, Tianjin New Highland entered into an agreement to acquire additional lateral hydraulic drills at a total purchase price of RMB276,000,000 ($40,698,960). RMB220,800,000 ($32,559,168) of the total purchase price was paid, RMB27,600,000 ($4,069,896) of the total purchase price is payable in July 2010 and the balance of the total purchase price of RMB27,600,000 ($4,069,896) is payable upon completion of the testing of the equipment.

SUPERPORT LIMITED AND SUBSIDIARIES

Notes to the Consolidated Financial Statements (Continued)

Nine Months Ended June 30, 2010

(Expressed in U.S. dollars)

NOTE N—EARNINGS PER SHARE

        Basic earnings per share have been calculated as follows:

	Predecessor	Successor
	Period from October 1, 2008 to May 5, 2009	Period from May 6, 2009 to June 30, 2009	Period from October 1, 2009 to June 30, 2010
Numerator:
Net income (loss) attributable to shareholder	$9,305,986	$1,988,809	$(7,227,983)

Denominator:
Weighted average number of ordinary shares outstanding	100	100	100

Basic earnings per share attributable to shareholders for the period presented	$93,060	$19,888	$(72,280)

        Although Superport did not legally exist with outstanding share capital until its incorporation on March 20, 2009, the transfer for equity interests in International Petroleum to Superport (a holding company) has been treated for financial reporting purposes as if Superport had been in existence since the incorporation of International Petroleum on September 10, 2007.

        The Company did not have any potential dilutive shares outstanding during all the periods presented.

NOTE O—FAIR VALUE OF FINANCIAL INSTRUMENTS

(a)   Fair Value of Financial Instruments

        The fair values of the financial instruments described below as of September 30, 2009 and June 30, 2010 represent management's best estimates of the amounts that would be received to sell those assets or that would be paid to transfer those liabilities in an orderly transaction between market participants at that date. Those fair value measurements maximize the use of observable inputs. However, in situations where there is little, if any, market activity for the asset or liability at the measurement date, the fair value measurement reflects management's own judgments about the assumptions that market participants would use in pricing the asset or liability. Those judgments are developed by management based on the best information available in the circumstances.

        The following methods and assumptions were used to estimate the fair value of each class of financial instruments:

        Cash and cash equivalents, accounts receivable, other receivable, accounts payable, other payables and accrued liabilities and due to related parties: The carrying amounts, at face value or cost plus accrued interest, approximate fair value because of the short maturity of these instruments.

SUPERPORT LIMITED AND SUBSIDIARIES

Notes to the Consolidated Financial Statements (Continued)

Nine Months Ended June 30, 2010

(Expressed in U.S. dollars)

NOTE O—FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

        Long-term bank loan: Uses rates currently available to the Company for debt with similar terms and remaining maturities to estimate the fair value. The estimated fair value at June 30, 2010 is approximately $49,830,000.

(b)   Fair Value Hierarchy

        The Company adopted ASC Topic 820 on October 1, 2008 for fair value measurements of financial assets and financial liabilities and for fair value measurements of nonfinancial items that are recognized or disclosed at fair value in the financial statements on a recurring basis. ASC Topic 820 establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to measurements involving significant unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy are as follows:

  •
  Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date.

  •
  Level 2 inputs are inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly.

  •
  Level 3 inputs are unobservable inputs for the asset or liability.

        The level in the fair value hierarchy within which a fair measurement in its entirety falls is based on the lowest level input that is significant to the fair value measurement in its entirety. The fair value hierarchy information at each balance sheet date is presented as follows.

	Level 1	Level 2	Level 3
At June 30, 2010
Warrant liabilities	$—	$—	$55,260,000

        Details of the warrants have been set out in Note H.

        The financial statements as of and for the predecessor periods ended September 30, 2009 do not include any nonrecurring or recurring fair value measurements relating to assets or liabilities for which the Company has adopted the provisions of ASC Topic 820.

SUPERPORT LIMITED AND SUBSIDIARIES

Notes to the Consolidated Financial Statements (Continued)

Nine Months Ended June 30, 2010

(Expressed in U.S. dollars)

NOTE O—FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

        The movement of fair value measurements using unobservable inputs (Level 3) is presented as follows.

Warrant liabilities
At October 1, 2009	$—
Issue of warrants	44,020,000
Unrealized gains or losses included in consolidated statement of income	11,240,000

At June 30, 2010	$55,260,000

        The unrealized gains or losses of $11,240,000 for the nine-month period ended June 30, 2010 has been shown as "changes in fair value of warrant liabilities" under other income and expenses in the consolidated statement of income.

        To estimate the fair value of warrants, the Company used the Monte Carlo Simulation Model which simulates stock price paths through the geometric Brownian motion formulation which incorporates a drift rate, volatility and a Weiner process based on a random process modeled by the standard normal distribution and is a function of the square root of time. The significant inputs for the valuation model include the following:

Expected price per share (Superport)	$4,000,000
Expected exit event price per share (Superport)	$500,000
Fair yield to maturity	6.4%
Volatility	61.8%
Annual drift	1.6%

NOTE P—SALES AND COST OF SALES

        The Company has only one reportable segment. The Company's operations include only activities related to the oil recovery in China. The Company currently deploys 2 oil recovery methods: LHD and MDF.

        LHD: provides services through LHD rigs by using high-pressure water jets to drill horizontal tunnels from the vertical wellbore to increase the number of points of contact between the wellbore and the reservoir and hence improving the flow of oil and methane gas.

        MDF: provides services in respect of MDF solution which is used to disperse into the oil reservoir through the network of water injection to displace residual oil.

SUPERPORT LIMITED AND SUBSIDIARIES

Notes to the Consolidated Financial Statements (Continued)

Nine Months Ended June 30, 2010

(Expressed in U.S. dollars)

NOTE P—SALES AND COST OF SALES (Continued)

        The sales and cost of sales of MDF and LHD for the periods indicated below are summarized as follows:

	Predecessor	Successor
	Period from October 1, 2008 to May 5, 2009	Period from May 6, 2009 to June 30, 2009	Period from October 1, 2009 to June 30, 2010
Sales
LHD	$9,073,401	$2,265,964	$10,937,163
MDF	13,869,440	3,716,136	14,552,488

Total sales	$22,942,841	$5,982,100	$25,489,651

Cost of sales
LHD	$2,795,776	$723,309	$3,960,004
MDF	5,490,905	1,496,057	2,469,518

Total cost of sales	$8,286,681	$2,219,366	$6,429,522

Gross profit of the period	$14,656,160	$3,762,734	$19,060,129

NOTE Q—CONTINGENT LIABILITIES

        As Tianjin New Highland has an overdue balance of $1,464,022 (September 30, 2009: $1,159,464) payable in relation to social security insurance and housing benefits (included in wages and benefits payable in Note G), the related regulatory authorities may impose penalty charge on Tianjin New Highland at their discretion ranging from $986,285 to $2,958,855 (September 30, 2009: $845,001 to $2,535,002). Tianjin New Highland is not currently aware of any investigations or other circumstances that would indicate that these penalties will materialize.

NOTE R—SUBSEQUENT EVENTS

(a)   Adoption of 2010 Equity Incentive Plan

        On October 1, 2010, the Company adopted 2010 Equity Incentive Plan ("the Plan"). The Board of Directors of the Company may grant incentive stock options up to 10 million shares for a maximum term of five years. The optionees may be granted the stock appreciation rights so that the optionees can exercise the option on a cashless basis. The Company may also grant other stock based awards, including shares of the Company.

(b)   Granting of stock options

        The Company agreed to grant incentive stock options to a director and officer to purchase shares equivalent to $2,000,000 divided by the initial public offering price per share of the Company's outstanding ordinary shares immediately upon the completion of the initial public offering (the "Grant

SUPERPORT LIMITED AND SUBSIDIARIES

Notes to the Consolidated Financial Statements (Continued)

Nine Months Ended June 30, 2010

(Expressed in U.S. dollars)

NOTE R—SUBSEQUENT EVENTS (Continued)

Date"). The exercise price shall be at 30% of the Company's public initial public offering price. 60% of such options can be exercised on the first year anniversary of the Grant Date, 20% of such options can be exercised on the second year anniversary of the Grant Date and 20% of such options can be exercised on the third year of the Grant Date.

        The Company also agreed to grant incentive stock options to a director to purchase shares equivalent to $60,000 divided by the initial public offering price per share of the Company's outstanding ordinary shares immediately upon the completion of the initial public offering (the "Grant Date"). The exercise price shall be the Company's public initial public offering price. 60% of such options can be exercised on the first year anniversary of the Grant Date, 20% of such options can be exercised on the second year anniversary of the Grant Date and 20% of such options can be exercised on the third year of the Grant Date.

(c)   Corporate Reorganisation

        On June 9, 2010, the shareholders of Superport Incorporated SinoTech Energy Limited ("SinoTech") to hold the 100% ownership of Superport. SinoTech was established in connection with the reorganization and initial public offering ("IPO") of Superport. On October 12, 2010, as part of a corporate reorganization, SinoTech had undergone a share split, and the authorized share capital and issued share capital of the company has increased to 500,000,000 shares and 10,000 ordinary shares with par value of $0.0001 each respectively, 99,990,000 new shares of par value of $0.0001 were issued to all the shareholders of Superport in exchange for all their beneficial interests in Superport. As Sinotech was incorporated for the purpose of being an intermediate holding vehicle between Superport and the ultimate shareholders, therefore the incorporation of SinoTech and the transfer of equity interests in Superport to SinoTech as a pooling of interest as the ultimate shareholders before and after the acquisition of Superport by SinoTech is the same. The terms of Tranche A to D were also transferred from Superport to SinoTech with the terms correspondingly amended. The Company did not have any operations during the period from June 9, 2010 (date of incorporation of SinoTech) to June 30, 2010, other than the initial contribution of share capital.

(d)   Ancillary Services

        On 29 September 2010, Tianjin New Highland entered into a marketing development agreement with Tianjin Botenear Petroleum Technology Co., Ltd ("Tianjin Botenear") to develop the oilfield service market within the territory of the Republic of Kazakhstan. Tianjin New Highland has agreed to procure oilfield service contracts for Tianjin Botenear for at least 40 oil wells, pursuant to which Tianjin Botenear will be responsible for implementing the services under those contracts. Tianjin Botenear has agreed to pay Tianjin New Highland a service fee in the amount of RMB32,000,000 for the market development services. In relation to the business development with Tianjin Botenear, Tianjin New Highland purchased nine units of downhole measuring equipment of RMB24,750,000 from a supplier and leased these units to Tianjin Botenear pursuant to an equipment lease agreement for a term of five years from 1 October 2010. Tianjin Botenear has agreed to pay Tianjin New Highland RMB 70,000 per month for each unit.

 REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders of
SinoTech Energy Limited

        We have audited the accompanying balance sheet of SinoTech Energy Limited (a Cayman Islands corporation) (the "Company") as of June 30, 2010, and the related statements of equity, and cash flows for the period from June 9, 2010 (the date of incorporation) through June 30, 2010. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

        We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of SinoTech Energy Limited as of June 30, 2010, and the results of its operations and its cash flows for the period from June 9, 2010 (the date of incorporation) through June 30, 2010 in conformity with accounting principles generally accepted in the United States of America.

/s/ Grant Thornton
Hong Kong
October 12, 2010

SINOTECH ENERGY LIMITED

BALANCE SHEET

(Expressed in U.S. dollars)

June 30, 2010
ASSET
CURRENT
Due from a related party	$1

$1

SHAREHOLDER'S EQUITY
Common stock (50,000 shares authorized, 1 share each $1 issued and outstanding)	$1
Additional paid in capital	—
Accumulated other comprehensive income	—
Retained earnings	—

Total equity	$1

Total liability and equity	$1

SINOTECH ENERGY LIMITED

STATEMENT OF SHAREHOLDER'S EQUITY

(Expressed in U.S. dollars)

	Ordinary shares
				Accumulated other comprehensive income
	Number of shares	Amount	Additional Paid-in capital		Retained earnings	Total shareholder's equity
Balance, June 9, 2010 (Date of incorporation)	$—	$—	$—	$—	$—	—
Issue of 1 share each $1	1	1	—	—	—	1
Net profit for the period	—	—	—	—	—	—

Balance, June 30, 2010	$1	$1	$—	$—	$—	1

SINOTECH ENERGY LIMITED

STATEMENT OF CASH FLOWS

(Expressed in U.S. dollars)

Period from June 9, 2010 (Date of incorporation) to June 30, 2010
CASH FLOWS FROM (USED IN) FINANCING ACTIVITIES
Issue of capital	$1
Repayment to a related party	(1)

Net cash provided by (used in) financial activities	$—

NET CASH INFLOW	—
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	—

CASH AND CASH EQUIVALENTS, END OF PERIOD	$—

SINOTECH ENERGY LIMITED

Notes to the Financial Statements

From the date of incorporation June 9, 2010 to June 30, 2010

(Expressed in U.S. dollars)

NOTE A—DESCRIPTION OF THE BUSINESS

        SinoTech Energy Limited was incorporated in the Cayman Islands on June 9, 2010 as a limited liability company (the "Company" or "SinoTech") with an authorized share capital of 50,000 shares with a par value of $1.00 each. At the date of incorporation, 1 share of $1.00 was issued at par to the subscriber as initial contribution. The Company was established in connection with the reorganization and initial public offering ("IPO") of Superport Limited ("Superport"). On October 12, 2010, as part of a corporate reorganization, the Company has undergone a share split, and the authorized share capital and issued share capital of the Company has increased to 500,000,000 shares and 10,000 ordinary shares with par value of $0.0001 each respectively, 99,990,000 new shares of par value of $0.0001 were issued to all the shareholders of Superport in exchange for all their beneficial interests in Superport.

        Superport is incorporated in the British Virgin Islands on March 20, 2009 with an authorized share capital of 50,000 shares with a par value of $1.00 each. Superport issued 100 shares with total common stock of $100. Its subsidiaries are International Petroleum Services Corporation Limited ("International Petroleum") and Tianjin New Highland Science and Technology Development Co., Limited ("Tianjin New Highland"). Tianjin New Highland is a petroleum engineering and technology service provider and conducts its business through its office in Beijing, People's Republic of China ("China"). It mainly uses solution to disperse into oil reservoir or uses high-pressure water jets to drill horizontal tunnels from the vertical wellbore to recover residual oil in the oil field owned by the state-owned enterprises in China.

        Tianjin New Highland is a local private company incorporated on October 13, 2004 in the City of Tianjin, China and is the operating entity of Tianjin New Highland. According to the Chinese regulations and laws, the share capital of a corporation has to be registered with and approved by the regulatory authority. The paid in capital (equivalent to common stock) of Tianjin New Highland represents the cumulative cash contribution from the shareholders to Tianjin New Highland and each shareholder's percentage ownership interest in Tianjin New Highland is calculated by his relative cash contribution to the total paid in capital. The paid in capital can only be reduced and returned to the shareholders when all the financial obligations can be met and approved by the regulatory authority. Any additional contributions of capital above the approved paid in capital are recorded in the additional paid in capital.

        International Petroleum was incorporated in Hong Kong on September 10, 2007. Its authorized share capital is 250,000 shares with a par value of HK$1.00 each. As of September 30, 2009, International Petroleum issued 5,000 shares with total common stock of HK$5,000. During the nine months ended June 30, 2010, International Petroleum issued additional shares and as of June 30, 2010, the total outstanding shares are 250,000 shares with total common stock of HK$250,000. International Petroleum is the immediate holding company of Tianjin New Highland and it does not have other businesses.

        On June 9, 2010, the shareholders of Superport incorporated SinoTech to hold the 100% ownership of Superport. As SinoTech was incorporated for the purpose of being an intermediate holding vehicle between Superport and the ultimate shareholders, therefore the incorporation of SinoTech and the transfer of equity interests in Superport to SinoTech is treated as a pooling of interest

SINOTECH ENERGY LIMITED

Notes to the Financial Statements (Continued)

From the date of incorporation June 9, 2010 to June 30, 2010

(Expressed in U.S. dollars)

NOTE A—DESCRIPTION OF THE BUSINESS (Continued)

as the ultimate shareholders before and after the acquisition of Superport by SinoTech is the same. SinoTech did not engage in any business or operations from June 9, 2010 (date of incorporation) to June 30, 2010 other than the initial contribution of share capital.

NOTE B—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

1.     Use of Estimates

        The preparation of financial statements in conformity with US GAAP requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses and disclosure of contingent assets and liabilities. Management makes its best estimate of the ultimate outcome for these items based on historical experience, current and expected conditions and various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results could differ from those estimates.

2.     Earnings per share

        Basic earnings per share are computed by dividing income available to common shareholders by the weighted average common shares outstanding during the period

3.     Income Taxes

        The Company accounts for income taxes under the provisions of ASC Topic 740, "Income Taxes". Under ASC Topic 740, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred income taxes are provided using the liability method. Under this method, deferred income taxes are recognized for the tax consequences of temporary differences by applying enacted statutory rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. The tax base of an asset or liability is the amount attributed to that asset or liability for tax purposes. The effect on deferred taxes of a change in tax rates is recognized in income in the period of change. A valuation allowance is provided to reduce the amount of deferred tax assets if it is considered more likely than not that some portion of, or all of, the deferred tax assets will not be realized.

        Corporate income tax is provided on the basis of the statutory profit for financial reporting purposes, adjusted for income and expense items, which are not assessable or deductible for income tax purposes.

4.     New Accounting Pronouncements

(i)
Improving Disclosures About Fair Value Measurements

        In January 2010, the FASB issued ASU 2010-06, "Fair Value Measurements and Disclosures (ASC 820): Improving Disclosures about Fair Value Measurements". This update will require (1) an entity to disclose separately the amounts of significant transfers in and out of Levels 1 and 2 fair value

SINOTECH ENERGY LIMITED

Notes to the Financial Statements (Continued)

From the date of incorporation June 9, 2010 to June 30, 2010

(Expressed in U.S. dollars)

NOTE B—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

measurements and to describe the reasons for the transfers; and (2) information about purchases, sales, issuances and settlements to be presented separately (i.e., present the activity on a gross basis rather than net) in the reconciliation for fair value measurements using significant unobservable inputs (Level 3 inputs). This guidance clarifies existing disclosure requirements for the level of disaggregation used for classes of assets and liabilities measured at fair value and requires disclosures about the valuation techniques and inputs used to measure fair value for both recurring and nonrecurring fair value measurements using Level 2 and Level 3 inputs. The new disclosures and clarifications of existing disclosure are effective for fiscal years beginning after December 15, 2009, except for the disclosure requirements related to the purchases, sales, issuances and settlements in the rollforward activity of Level 3 fair value measurements. Those disclosure requirements are effective for fiscal years ending after December 31, 2010. The Company is still assessing the impact of this guidance and do not believe the adoption of this guidance will have a material impact on the consolidated financial statements.

(ii)
Revenue Recognition—Milestone Method

        In April 2010, the FASB issued Update No. 2010-17, or ASU 2010-17, "Revenue Recognition—Milestone Method", which updates the guidance currently included under topic 605, Revenue Recognition. ASU 2010-17 provides guidance on defining the milestone and determining when the use of the milestone method of revenue recognition for research or development transactions is appropriate. It provides criteria for evaluating if the milestone is substantive and clarifies that a vendor can recognize consideration that is contingent upon achievement of a milestone as revenue in the period in which the milestone is achieved, if the milestone meets all the criteria to be considered substantive. ASU 2010-17 is effective for milestones achieved in fiscal years, and interim periods within those years, beginning after June 15, 2010 and should be applied prospectively. Early adoption is permitted. The Company is still assessing the impact of this guidance and do not believe the adoption of this guidance will have a material impact on our consolidated financial statements.

NOTE C—RELATED PARTY TRANSACTION

        SinoTech did not engage in any related party transaction from June 9, 2010 (date of incorporation) to June 30, 2010 other than the initial contribution of share capital.

NOTE D—INCOME TAXES

        SinoTech is registered in the Cayman Islands. Under the current laws of the Cayman Islands, SinoTech is not subject to income or capital gains taxes. In addition, dividend payments are not subject to withholding tax in the Cayman Islands.

NOTE E—SUBSEQUENT EVENTS

(a)
Corporate Reorganisation

        On June 9, 2010, the shareholders of Superport incorporated SinoTech to hold the 100% ownership of Superport. SinoTech was established in connection with the reorganization and IPO of Superport. On October 12, 2010, as part of a corporate reorganization, the Company had undergone a

SINOTECH ENERGY LIMITED

Notes to the Financial Statements (Continued)

From the date of incorporation June 9, 2010 to June 30, 2010

(Expressed in U.S. dollars)

NOTE E—SUBSEQUENT EVENTS (Continued)

share split, and the authorized share capital and issued share capital of the Company has increased to 500,000,000 shares and 10,000 ordinary shares with par value of $0.0001 each respectively, 99,990,000 new shares of par value of $0.0001 were issued to all the shareholders of Superport in exchange for all their beneficial interests in Superport. As SinoTech was incorporated for the purpose of being an intermediate holding vehicle between Superport and the ultimate shareholders, therefore the incorporation of SinoTech and the transfer of equity interests in Superport to SinoTech is treated as a pooling of interest as the ultimate shareholders before and after the acquisition of Superport by SinoTech are the same. The terms of Tranche A to D were also transferred from Superport to SinoTech with the terms correspondingly amended. SinoTech did not engage in any business or operations from June 9, 2010 (date of incorporation) to June 30, 2010 other than the initial contribution of share capital.

(b)
Adoption of 2010 Equity Incentive Plan

        On October 1, 2010, the Company adopted 2010 Equity Incentive Plan ("the Plan"). The Board of Directors of the Company may grant incentive stock options up to 10 million shares for a maximum term of five years. The optionees may be granted the stock appreciation rights so that the optionees can exercise the option on a cashless basis. The Company may also grant other stock based awards, including shares of the Company.

(c)
Granting of stock options

        The Company agreed to grant incentive stock options to a director and officer to purchase shares equivalent to $2,000,000 divided by the initial public offering price per share of the Company's outstanding ordinary shares immediately upon the completion of the initial public offering (the "Grant Date"). The exercise price shall be at 30% of the Company's initial public offering price. 60% of such options can be exercised on the first year anniversary of the Grant Date, 20% of such options can be exercised on the second year anniversary of the Grant Date and 20% of such options can be exercised on the third year anniversary of the Grant Date.

        The Company also agreed to grant incentive stock options to a director to purchase shares equivalent to $60,000 divided by the initial public offering price per share of the Company's outstanding ordinary shares immediately upon the completion of the initial public offering (the "Grant Date"). The exercise price shall be the Company's initial public offering price. 60% of such options can be exercised on the first year anniversary of the Grant Date, 20% of such options can be exercised on the second year anniversary of the Grant Date and 20% of such options can be exercised on the third year anniversary of the Grant Date.

SinoTech Energy Limited

19,736,842 American Depositary Shares
Representing
39,473,684 Ordinary Shares

UBS Investment Bank
Citi	Lazard Capital Markets

Prospectus dated                    , 2010.

        Until                    , 2010 (the 25th day after the date of this prospectus), all dealers that buy, sell, or trade ADSs, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6.    Indemnification of Directors and Officers

        Cayman Islands law does not limit the extent to which a company's articles of association may provide indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to the public interest, such as providing indemnification against civil fraud or the consequences of committing a crime. The registrant's articles of association provide that each officer or director of the registrant shall be indemnified out of the assets of the registrant against any liability incurred by him or her in defending any proceedings, whether civil or criminal, in which judgment is given in his or her favor, or the proceedings are otherwise disposed of without any finding or admission of any material breach of duty on his or her part, or in which he or she is acquitted or in connection with any application in which relief is granted to him or her by the court from liability for negligence, default, breach of duty or breach of trust in relation to the affairs of the registrant.

Item 7.    Recent Sales of Unregistered Securities

        During the past three years, we have issued and sold the securities described below without registering the securities under the Securities Act. None of these transactions involved any underwriters' underwriting discounts or commissions, or any public offering. We believe that each of the following issuances was exempt from registration under the Securities Act in reliance on Regulation S under the Securities Act or pursuant to Section 4(2) of the Securities Act regarding transactions not involving a public offering.

        On October 11, 2010, we issued 89,990,000 ordinary shares to Premium Sino Finance, 4,500,000 ordinary shares to Wise Worldwide, 4,000,000 ordinary shares to Prosperia International Limited and 1,500,000 ordinary shares to King Da Investment Fund Limited in exchange for the outstanding share capital of Superport.

Item 8.    Exhibits and Financial Statement Schedules

(a)
Exhibits

        See Exhibit Index beginning on page II-5 of this Registration Statement.

(b)
Financial Statement Schedules.

        All supplement schedules are omitted because of the absence of conditions under which they are required or because the information is shown in the financial statements or notes thereto.

Item 9.    Undertakings

        The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant under the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        The undersigned registrant hereby undertakes that:

        (1)   For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

        (2)   For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3)   For the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

        (4)   For the purpose of determining any liability under the Securities Act of 1933, that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

          (i)  Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

         (ii)  Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

        (iii)  The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

        (iv)  Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, NY on November 3, 2010.

SinoTech Energy Limited
By:	/s/ GUOQIANG XIN
	Name:	Guoqiang Xin
	Title:	Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this amendment has been signed by the following persons in the capacities indicated in New York, NY on November 3, 2010.

Signature	Capacity

/s/ GUOQIANG XIN Guoqiang Xin	Director and Chief Executive Officer (principal executive officer)
* Boxun Zhang	Director and Chief Financial Officer (principal financial and accounting officer)
* Qingzeng Liu	Director
* Xiaoxuan Bi	Director
* Heqing Yao	Independent Director
* Jing Liu	Independent Director

By:	/s/ GUOQIANG XIN
Guoqiang Xin
Attorney-in-fact

 SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

        Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of SinoTech Energy Limited has signed this registration statement or amendment thereto in Newark, DE on November 3, 2010.

By:	/s/ DONALD J. PUGLISI
	Name:	Donald J. Puglisi
	Title:	Managing Director

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
1.1	—	Form of Underwriting Agreement (including form of lock-up agreement)
3.1***	—	Memorandum and Articles of Association of the Registrant
4.1***	—	Form of Ordinary share Certificate
4.2**	—	Form of Deposit Agreement between the Registrant and The Bank of New York Mellon, as depositary
4.3**	—	Form of American depositary receipt evidencing American depositary shares (included in Exhibit 4.2)
5.1	—	Opinion of Maples & Calder regarding the issue of ordinary shares being registered
8.1***	—	Opinion of Simpson Thacher & Bartlett LLP regarding certain U.S. federal tax matters
8.2	—	Opinion of Maples & Calder regarding certain Cayman Islands tax matters (included in Exhibit 5.1)
8.3	—	Opinion of Tian Yuan Law Firm regarding certain tax matters
10.1***	—	Form of Indemnification Agreement between the Registrant and its directors
10.2***	—	Form of Employment Agreement between the Registrant and its executive officers
Contracts relating to MDF and LHD services
10.3***	—	Summary English translation of Huabei Technical Services Contract, dated July 17, 2008, between Tianjin New Highland and PetroChina Huabei
10.4***	—	Summary English translation of Transfer Contract of the Huabei Technical Services Agreement, dated April 1, 2010, between Tianjin New Highland and Hebei Daofu
10.5***	—	Summary English translation of Liaohe Technical Services Contract, dated January 1, 2007, between Tianjin New Highland and PetroChina Liaohe
10.6***	—	Summary English translation of Subcontract of Liaohe Technical Services Contract, dated January 25, 2007, between Tianjin New Highland and Panjin Hanyu
10.7***	—	Summary English translation of Equipment and Oil Displacing Technology Support Agreement, dated February 8, 2007, between Tianjin New Highland and Panjin Hanyu
10.8***	—	Summary English translation of Dagang Technical Services Contract, dated January 1, 2006, between Tianjin New Highland and PetroChina Dagang
10.9***	—	Summary English translation of Cooperation Agreement, dated September 30, 2009, between Tianjin New Highland and Hebei Daofu
10.10***	—	Summary English translation of Liaoning Methane Lateral Hydraulic Drilling Technology Services Agreement, dated October 26, 2009, between Tianjin New Highland and Liaoning Ouya Dongdi
10.11***	—	Summary English translation of Daqing Technical Services Agreement, dated April 1, 2010, between Tianjin New Highland and Daqing Huajian
10.12***	—	Summary English translation of Daqing Technical Services Agreement, dated May 24, 2010, between Tianjin New Highland and Daqing Huajian
10.13***	—	Summary English translation of Oil Production Equipment and Facilities Purchase Agreement, dated July 12, 2007, between Tianjin New Highland and Hebei Daofu
10.14***	—	Summary English translation of Oil Production Equipment and Facilities Purchase Agreement, dated July 12, 2007, between Tianjin New Highland and Hebei Daofu
10.15***	—	Summary English translation of Exclusive Product Supply Contract, dated May 8, 2008, between Tianjin New Highland and Tianjin Shanchuan
10.16†***	—	Summary English translation of Agency Appointment Contract, dated July 1, 2007, between Tianjin New Highland and Dongying Luda (with amendment)
10.17†***	—	Summary English translation of Agency Appointment Contract, dated June 2, 2008, between Tianjin New Highland and Dongying Luda (with amendment)
10.18†***	—	Summary English translation of Agency Appointment Contract, dated January 11, 2010, between Tianjin New Highland and Dongying Luda

Exhibit No.	Description of Exhibit
10.19***	—	Exclusive Sales Agreement dated August 31, 2009 between Tianjin New Highland and Power Hydraulics
10.20***	—	Affirmation Letter, dated December 2, 2009, from Trinity Energy Holdings, LLC, which wholly owns Power Hydraulics LLC, to Tianjin New Highland
Contracts relating to Corporate History
10.21***	—	Summary English translation of Supplementary Agreement, dated November 30, 2009, among Premium Sino Finance, Xin Guoqiang and Ernest Cheung
10.22***	—	Summary English translation of Equity Transfer Agreement, dated May 6, 2009, among Premium Sino Finance, Wise Worldwide and Ernest Cheung
10.23***	—	Summary English translation of Equity Assignment Contract, dated October 12, 2007, among International Petroleum Services, Xin Guoqiang, Liu Fengkai and Liu Fengshan
10.24***	—	Summary English translation of Letter of Undertaking, dated June 21, 2010, from Liu Qingzeng
Contracts relating to Related Party Transactions
10.25***	—	Summary English translation of Leasing Contract, dated October 17, 2007, between Liu Fengkai and Tianjin New Highland
10.26***	—	Summary English translation of Creditor Claims and Debt Assignment Agreement, dated June 25, 2010, among International Petroleum Services, Liu Qingzeng and Tianjin New Highland
Deutsche Bank Loan Facility, Warrant Instruments and Security Documents
10.27***	—	Second Amendment Agreement relating to a Facility Agreement dated 8 January 2010 as amended and restated pursuant to an amendment agreement dated 11 January 2010, dated October 11, 2010, among Tianjin New Highland, Deutsche Bank, AG, Hong Kong branch and DB Trustees
10.29***	—	Security Trust Deed, dated January 11, 2010, among Deutsche Bank, AG, Hong Kong branch, DB Trustees (Hong Kong) Limited, the Original Lenders as defined in the agreement and other parties
10.30***	—	Deed of Amendment Relating to Security Trust Deed, dated October 11, 2010, between DB Trustees (Hong Kong) Limited and the persons named therein as obligors
10.31***	—	First Supplemental Instrument to Instrument Constituting Tranche A Warrants, dated October 11, 2010, among Premium Sino Finance, SinoTech Energy Limited, Superport Limited, International Petroleum Services Corporation Limited and Mr. Liu
10.32***	—	Second Supplemental Instrument to Instrument Constituting Tranche A Warrants, dated October 11, 2010, among Premium Sino Finance, SinoTech Energy Limited, Superport Limited, International Petroleum Services Corporation Limited and Mr. Liu
10.34***	—	First Supplemental Instrument to Instrument Constituting Tranche B Warrants, dated October 11, 2010, among Premium Sino Finance, SinoTech Energy Limited, Superport Limited, International Petroleum Services Corporation Limited and Mr. Liu
10.35***	—	Second Supplemental Instrument to Instrument Constituting Tranche B Warrants, dated October 11, 2010, among Premium Sino Finance, SinoTech Energy Limited, Superport Limited, International Petroleum Services Corporation Limited and Mr. Liu
10.37***	—	First Supplemental Instrument to Instrument Constituting Tranche C Warrants, dated October 11, 2010, among Premium Sino Finance, SinoTech Energy Limited, Superport Limited, International Petroleum Services Corporation Limited and Mr. Liu
10.39***	—	First Supplemental Instrument to Instrument Constituting Tranche D Warrants, dated October 11, 2010, among Premium Sino Finance, SinoTech Energy Limited, Superport Limited, International Petroleum Services Corporation Limited and Mr. Liu
10.41***	—	Share Charge over SinoTech Energy Limited, dated October 11, 2010, between Premium Sino Finance and DB Trustees

Exhibit No.	Description of Exhibit
10.42***	—	Cayman Co Debenture, dated October 11, 2010, between SinoTech Energy Limited and DB Trustees
10.43***	—	Share Charge over Superport Limited, dated October 11, 2010, between SinoTech Energy Limited and DB Trustees
10.44***	—	ParentCo Debenture, dated January 12, 2010, between International Petroleum Services and DB Trustees
10.45***	—	Holdco Debenture, dated January 12, 2010, between Superport Limited and DB Trustees
10.46***	—	Summary English translation of Machine Equipment Pledge Agreement, dated January 11, 2010, between Tianjin New Highland and DB Trustees
10.47***	—	Summary English translation of Account Control Agreement, dated January 13, 2010, among Tianjin New Highland, Deutsche Bank AG, Hong Kong Branch, DB Trustees and China Construction Bank
10.48***	—	Summary English translation of Receivables Pledge, dated January 11, 2010, between Tianjin New Highland and DB Trustees
10.49***	—	Summary English translation of Certificates of Deposit Pledge Agreement, dated July 30, 2010, between Tianjin New Highland and DB Trustees
Other Agreements
10.50***	—	Summary English translation of Sale and Purchase Contract, dated August 31, 2010 between Tianjin New Highland and Dongying Luda
10.51***	—	Summary English translation of Drilling Equipment Leasing Agreement between Tianjin New Highland and Tianjin Botenear
10.52***	—	Summary English translation of Market Development Cooperation Agreement, dated September 2010, between Tianjin New Highland and Tianjin Botenear
10.53***	—	Summary English translation of Horizontal Water Jet Well Drilling Technology Service Contract, dated August 23, 2010, between Panjin Hanyu and Tianjin New Highland
10.54***	—	Summary English translation of Horizontal Water Jet Well Drilling Technology Service Contract, dated August 25, 2010, between Hebei Daofu and Tianjin New Highland
10.55***	—	Employment Agreement with Boxun Zhang
10.56***	—	Director Agreement for Independent Directors with Jing Liu
10.57***	—	Amended and Restated Technology License Agreement, dated October 11, 2010, between the Jet Drill Companies as defined therein and Tianjin New Highland.
10.58***	—	2010 Equity Incentive Plan
10.59***	—	Summary English Translation of Employment Contract dated July 24, 2006 between Tianjin New Highland and Guoqiang Xin
10.60***	—	Summary English Translation of Employment Contract dated June 23, 2010 between Tianjin New Highland and Xiaomin Yu
10.61***	—	Summary English Translation of Employment Contract dated September 11, 2006 between Tianjin New Highland and Xiaoxuan Bi
10.62***	—	Summary English Translation of Employment Contract dated August 30, 2010 between Tianjin New Highland and Zhenji Dong
10.63***	—	Summary English Translation of Employment Contract dated April 16, 2007 between Tianjin New Highland and Yanhui Guo
10.64***	—	Summary English Translation of Employment Contract dated July 2, 2007 between Tianjin New Highland and Kejiang Liu
10.65***	—	Summary English Translation of Confidentiality and Non-Competition Agreement dated July 24, 2006 between Tianjin New Highland and Guoqiang Xin
10.66***	—	Summary English Translation of Confidentiality and Non-Competition Agreement dated June 23, 2010 between Tianjin New Highland and Xiaomin Yu
10.67***	—	Summary English Translation of Confidentiality and Non-Competition Agreement dated September 1, 2010 between Tianjin New Highland and Boxun Zhang

Exhibit No.	Description of Exhibit
10.68***	—	Summary English Translation of Confidentiality and Non-Competition Agreement dated September 11, 2006 between Tianjin New Highland and Xiaoxuan Bi
10.69***	—	Summary English Translation of Confidentiality and Non-Competition Agreement dated August 30, 2010 between Tianjin New Highland and Zhenji Dong
10.70***	—	Summary English Translation of Confidentiality and Non-Competition Agreement dated April 16, 2007 between Tianjin New Highland and Yanhui Guo
10.71***	—	Summary English Translation of Confidentiality and Non-Competition Agreement dated July 2, 2007 between Tianjin New Highland and Kejiang Liu
21.1***	—	Subsidiaries of Registrant
23.1	—	Consent of Grant Thornton regarding consolidated financial statements of Superport Limited
23.2	—	Consent of Grant Thorton regarding financial statements of SinoTech Energy Limited
23.3***	—	Consent of Maples & Calder (included in Exhibit 5.1)
23.4***	—	Consent of Tian Yuan Law Firm (included in Exhibit 8.3)
23.5***	—	Consent of Simpson Thacher & Bartlett LLP (included in Exhibit 8.1)
23.6***	—	Consent of Douglas-Westwood
23.7***	—	Consent of Beijing Ji'Ao
24.1***	—	Powers of Attorney (included on the signature page in Part II of this Registration Statement)

*
To be filed by amendment.

**
Incorporated by reference to the Registration Statement on Form F-6 (File No. 333-169890) which has been filed with the Securities and Exchange Commission with respect to American depositary shares representing our ordinary shares.

***
Previously filed.

†
Confidential treatment has been requested for the omitted portions of this agreement and the omitted portions have been separately filed with the Commission.